Filed Pursuant to Rule 424(b)(4)

Registration No. 333-267401

Novo Integrated Sciences, Inc.

4,000,000 Units, each consisting of

One Share of Common Stock or One Pre-Funded

Warrant to Purchase One Share of Common Stock

One Three-Year Warrant to Purchase One Share of Common Stock

One Five-Year Warrant to Purchase One Share of Common Stock

We are offering 4,000,000 units (“Units”), each Unit consisting of (i) one share of common stock, par value $0.001 per share, (ii) one warrant with a three-year term to purchase one share of common stock at an exercise price of $0.50 per share (“Three-Year Warrant”), and (iii) one warrant with a five-year term to purchase one share of common stock at an exercise price of $0.50 per share (“Five-Year Warrant”) on a best-efforts basis. We are offering each Unit at a public offering price of $0.50 per Unit. Each Three-Year Warrant and Five-Year Warrant will be immediately exercisable for one share of common stock at an exercise price of $0.50 per share.

We are also offering to each purchaser of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase Units consisting of one pre-funded warrant to purchase one share of common stock (“Pre-Funded Warrant”) (in lieu of one share of common stock), one Three-Year Warrant and one Five-Year Warrant. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock. The purchase price of each Unit including a Pre-Funded Warrant will be equal to the price per Unit including one share of common stock, minus $0.01, and the remaining exercise price of each Pre-Funded Warrant will equal $0.01 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Unit including a Pre-Funded Warrant we sell (without regard to any limitation on exercise set forth therein), the number of Units including a share of common stock we are offering will be decreased on a one-for-one basis. The common stock and Pre-Funded Warrants, if any, can each be purchased in this offering only with the accompanying Three-Year Warrant and Five-Year Warrant as part of a Unit, but the components of the Units will immediately separate upon issuance. We are also registering the common stock issuable from time to time upon exercise of the Pre-Funded Warrants, Three-Year Warrants and Five-Year Warrants included in the Units offered hereby. See “Description of Capital Stock — Securities We Are Offering” in this prospectus for more information.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NVOS”. On October 13, 2022, the closing sale price of our common stock was $0.7501 per share, as reported by Nasdaq.

There is no established trading market for the Units, Pre-Funded Warrants, Three-Year Warrants or the Five-Year Warrants, and we do not expect an active trading market to develop. We do not intend to list the Units, Pre-Funded Warrants, Three-Year Warrants or Five-Year Warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of these securities will be limited.

There is no minimum number of Units or minimum aggregate amount of proceeds for this offering to close. We expect this offering to be completed not later than two business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by the Company. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We are a “smaller reporting company,” as defined under the U.S. federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 17 of this prospectus before investing in our securities.

	Per Unit(1)	Total
Public Offering Price(2)	$0.50	$2,000,000
Placement Agent fees(3)(4)	$0.035	$140,000
Proceeds, before expenses, to us	$0.465	$1,860,000

(1)	Each Unit consists of (i) one share of common stock and one Warrant or one Pre-Funded Warrant (in lieu of one share of common stock), (ii) one Three-Year Warrant and (iii) one Five- Year Warrant.

(2)	Calculated based on an offering price of $0.50 and assuming no Units with Pre-Funded Warrants are sold in this offering. This amount will decrease by $0.01 for each Unit including a Pre-Funded Warrant sold in this offering.

(3)	The placement agent fees shall equal 7.0% of the gross proceeds of the securities sold by us in this offering.

(4)	The Placement Agent will receive compensation in addition to the placement agent fees described above. See “Plan of Distribution” for a description of compensation payable to the Placement Agent.

We have engaged the Placement Agent as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The Placement Agent has no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the Placement Agent the placement agent fees set forth in the table above and to provide certain other compensation to the Placement Agent. See “Plan of Distribution” beginning on page 150 of this prospectus for more information regarding these arrangements.

We expect to deliver the shares of common stock, Three-Year Warrants and Five-Year Warrants, or Pre-Funded Warrants, Three-Year Warrants and Five-Year Warrants, constituting the Units against payment in New York, New York on or about October 18, 2022.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Maxim Group LLC

The date of this prospectus is October 13, 2022

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC for the offering by us of Units consisting of common stock, Three-Year Warrants and Five-Year Warrants or Pre-Funded Warrants, Three-Year Warrants and Five-Year Warrants to purchase common stock.

You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this, even though this prospectus is delivered or Units, Pre-Funded Warrants, Three-Year Warrants, Five-Year Warrants and common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find Additional Information” in this prospectus.

Neither we nor the Placement Agent has authorized anyone to provide any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the Units and the common stock underlying the Pre-Funded Warrants, Three-Year Warrants and Five-Year Warrants covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities of the Company in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Effective February 1, 2021 we effected a 1-for-10 reverse stock split of our issued and outstanding common stock (together the “Reverse Stock Split”). All references to shares of our common stock in this prospectus refer to the number of shares of common stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and in the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements contained herein, other than statements of historical fact, including statements regarding the progress and timing of our product development programs; our future opportunities; our business strategy, future operations, anticipated financial position, future revenues and projected costs; our management’s prospects, plans and objectives; and any other statements about our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. Examples of such statements are those that include words such as “may,” “assume(s),” “forecast(s),” “position(s),” “predict(s),” “strategy,” “will,” “expect(s),” “estimate(s),” “anticipate(s),” “believe(s),” “project(s),” “intend(s),” “plan(s),” “budget(s),” “potential,” “continue” and variations thereof. However, the words cited as examples in the preceding sentence are not intended to be exhaustive and any statements contained in this prospectus regarding matters that are not historical facts may also constitute forward-looking statements.

Because these statements implicate risks and uncertainties, as well as certain assumptions, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those risks identified under “Risk Factors” in our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q and from time to time in our other filings with the SEC. The information in this prospectus or any prospectus supplement speaks only as of the date of that document and the information incorporated herein by reference speaks only as of the date of the document incorporated by reference. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements include our plans and objectives for future operations, including plans and objectives relating to our products and services and our future economic performance. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions as well as future business decisions, including any acquisitions, mergers, dispositions, joint ventures, investments and any other business development transactions we may enter into in the future. The amounts of time and money required to successfully complete development and commercialization of our products and services as well as any evolution of or shift in our business plans, or to execute any future strategic options are difficult or impossible to predict accurately and may involve factors that are beyond our control. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of those assumptions could prove inaccurate and, therefore, we cannot assure you that the results contemplated in any of the forward-looking statements contained herein will be realized.

Based on the significant uncertainties inherent in the forward-looking statements described herein, the inclusion of any such statement should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Accordingly, you should not place undue reliance on these forward-looking statements.

MARKET AND INDUSTRY DATA AND FORECASTS

Certain market and industry data included in this prospectus is derived from information provided by third-party market research firms or third-party financial or analytics firms that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications and third-party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third-party information. The market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Certain data are also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, any prospectus supplement, including the section entitled “Risk Factors” and the documents incorporated by reference into this prospectus, before making an investment decision.

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Business Overview

Novo Integrated Sciences, Inc. was incorporated in Delaware on November 27, 2000, under the name Turbine Truck Engines, Inc. On February 20, 2008, the Company was re-domiciled to the State of Nevada. Effective July 12, 2017, the Company’s name was changed to Novo Integrated Sciences, Inc. When used herein, the terms the “Company,” “we,” “us” and “our” refer to Novo Integrated Sciences, Inc. and its consolidated subsidiaries.

The Company owns Canadian and U.S. subsidiaries which provide, or intend to provide, essential and differentiated solutions to the delivery of multidisciplinary primary care and related wellness products through the integration of medical technology, interconnectivity, advanced therapeutics, diagnostic solutions, unique personalized product offerings, and rehabilitative science.

We believe that “decentralizing” healthcare, through the integration of medical technology and interconnectivity, is an essential solution to the rapidly evolving fundamental transformation of how non-catastrophic healthcare is delivered now and in the future. Specific to non-critical care, ongoing advancements in both medical technology and inter-connectivity are allowing for a shift of the patient/practitioner relationship to the patient’s home and away from on-site visits to primary medical centers with mass-services. This acceleration of “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizes the degradation of non-critical health conditions to critical conditions as well as allowing for more cost-effective and efficient healthcare distribution.

The Company’s decentralized healthcare business model is centered on three primary pillars to best support the transformation of non-catastrophic healthcare delivery to patients and consumers:

●	First Pillar – Service Networks: Deliver multidisciplinary primary care services through (i) an affiliate network of clinic facilities, (ii) small and micro footprint sized clinic facilities primarily located within the footprint of box-store commercial enterprises, (iii) clinic facilities operated through a franchise relationship with the Company, and (iv) corporate operated clinic facilities.

●	Second Pillar – Technology: Develop, deploy, and integrate sophisticated interconnected technology, interfacing the patient to the healthcare practitioner thus expanding the reach and availability of the Company’s services, beyond the traditional clinic location, to geographic areas not readily providing advanced, peripheral based healthcare services, including the patient’s home.

●	Third Pillar – Products: Develop and distribute effective, personalized health and wellness product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population. The Company’s science-first approach to product innovation further emphasizes our mandate to create and provide over-the-counter preventative and maintenance care solutions.

Innovation through science, combined with the integration of sophisticated, secure technology, assures Novo Integrated of continued cutting edge advancement in patient first platforms.

For the fiscal years ended August 31, 2021 and 2020, we generated revenues of $9,305,255 and $7,860,567, respectively, and reported net losses attributed to Novo Integrated Sciences of $4,462,147 and $4,915,154, respectively, and negative cash flow from operating activities of $1,024,802 and $441,694, respectively. For the nine months ended May 31, 2022, we generated revenues of $19,883,033, reported a net loss attributed to Novo Integrated Sciences of $10,421,808, and had negative cash flow from operating activities of $6,559,907. As noted in our consolidated financial statements, as of May 31, 2022, we had an accumulated deficit of $31,391,082. We anticipate that we will continue to report losses and negative cash flow. See “Risk Factors— We have a history of operating losses and negative cash flow.”

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First Pillar – Service Networks for Hands-on Patient Care

Our clinicians and practitioners provide certain multidisciplinary primary health care services, and related products, beyond the medical doctor first level contact identified as primary care. Our clinicians and practitioners are not licensed medical doctors, physicians, specialist, nurses or nurse practitioners. Our clinicians and practitioners are not authorized to practice primary care medicine and they are not medically licensed to prescribe pharmaceutical based product solutions.

Our team of multidisciplinary primary health care clinicians and practitioners provide assessment, diagnosis, treatment, pain management, rehabilitation, education and primary prevention for a wide array of orthopedic, musculoskeletal, sports injury, and neurological conditions across various demographics including pediatric, adult, and geriatric populations through our 17 corporate-owned clinics, a contracted network of affiliate clinics, and eldercare related long-term care homes, retirement homes, and community-based locations in Canada.

Our specialized multidisciplinary primary health care services include physiotherapy, chiropractic care, manual/manipulative therapy, occupational therapy, eldercare, massage therapy (including pre- and post-partum), acupuncture and functional dry needling, chiropody, stroke and traumatic brain injury/neurological rehabilitation, kinesiology, vestibular therapy, concussion management and baseline testing, trauma sensitive yoga and meditation for concussion-acquired brain injury and occupational stress-PTSD, women’s pelvic health programs, sports medicine therapy, assistive devices, dietitian, holistic nutrition, fall prevention education, sports team conditioning programs including event and game coverage, and private personal training.

Additionally, we continue to expand our patient care philosophy of maintaining an on-going continuous connection with our current and future patient community, beyond the traditional confines of brick-and-mortar facilities, by extending oversight of patient diagnosis, care and monitoring, directly through various Medical Technology Platforms either in-use or under development.

The occupational therapists, physiotherapists, chiropractors, massage therapists, chiropodists and kinesiologists contracted, by NHL, to provide occupational therapy, physical therapy and fall prevention assessment services are registered with the College of Occupational Therapists of Ontario, the College of Physiotherapists of Ontario, College of Chiropractors of Ontario, College of Massage Therapists of Ontario, College of Chiropodists of Ontario, and the College of Kinesiologists of Ontario regulatory authorities.

Our strict adherence to public regulatory standards, as well as self-imposed standards of excellence and regulation, have allowed us to navigate the industry’s licensing and regulatory framework. Compliant treatment, data and administrative protocols are managed through a team of highly trained, certified health care and administrative professionals. We and our affiliates provide service to the Canadian property and casualty insurance industry, resulting in a regulated framework governed by the Financial Services Commission of Ontario.

Second Pillar – Interconnected Technology for Virtual Ecosystem of Services, Products and Digital Health Offerings

Decentralization through the integration of interconnected technology platforms has been adopted and is thriving in a variety of sectors and industries such as transportation (Uber, Lyft), real estate (Zillow, Redfin, Airbnb, VRBO), used car sales (Carvana, Vroom), stock and financial markets (Robinhood, Acorns, Webull) and so many other sectors. Yet decentralization of the non-critical primary care and wellness sector of healthcare is lagging significantly in capability and benefit for patient access and delivery of services and products. The COVID-19 pandemic has taught both patients and healthcare providers the viability, importance, and benefits of decentralized access to primary care simply through the rapid adoption of telehealth/telemedicine.

The Company’s focus on a holistic approach to patient-first health and wellness, through innovation and decentralization, includes maintaining an on-going continuous connection with our current and future patient community, beyond the traditional confines of brick-and-mortar facilities, by extending oversight of patient evaluation, diagnosis, treatment solutions, and monitoring, directly through various Medical Technology Platforms and periphery tools either in-use or under development. Through the integration and deployment of sophisticated and secure technology and periphery diagnostic tools, the Company is working to expand the reach of our non-critical primary care services and product offerings, beyond the traditional clinic locations, to geographic areas not readily providing advanced primary care service to date, including the patient’s home.

NovoConnect, the Company’s proprietary mobile application with a fully securitized tech stock, telemedicine/telehealth and remote patient monitoring fall under this Second Pillar. In October 2021, we announced the launch of MiTelemed+, Inc. (“MiTelemed”), a joint venture with EK-Tech Solutions Inc. (“EK-Tech”). MiTelemed will operate, support and expand access and functionality of iTelemed, EK-Tech’s enhanced proprietary telehealth platform. MiTelemed+, through the iTelemed platform, will allow us to offer the patient and the practitioner a sophisticated and enhanced telehealth interaction. Through the interface of sophisticated peripheral based diagnostic tools operated by skilled support workers in the patient’s remote location, we believe that the practitioner’s ability and comfort to provide a uniquely comprehensive evaluation, diagnosis, and treatment solution will be dramatically elevated.

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Third Pillar – Health and Wellness Products

We believe our science first approach to product offerings further emphasizes the Company’s strategic vision to innovate, evolve, and deliver over-the-counter preventative and maintenance care solutions as well as therapeutics and personalized diagnostics that enable individualized health optimization.

As the Company’s patient base grows through the expansion of its corporate owned clinics, its affiliate network, its micro-clinic facility openings, its interconnected technology platforms, and other growth initiatives, the development and distribution of high-quality wellness product solutions is integral to (i) offering effective product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population, and (ii) maintaining an on-going relationship with our patients through the customization of patient preventative and maintenance care solutions.

The Company’s product offering ecosystem is being built through strategic acquisitions and engaging in licensing agreements with partners that share our vision to provide a portfolio of products that offer an essential and differentiated solution to health and wellness globally. Our 2021 acquisitions of Acenzia, PRO-DIP and Terragenx support this Third Pillar. On March 15, 2022, PRO-DIP was issued U.S. Patent No. 11,273,965 by the U.S. Patent and Trademark Office. The ‘965 patent relates to PRO-DIP’s novel technology for manufacturing its oral supplement pouches. On April 4, 2022, NHL was granted a Natural Product Number (NPN) by Health Canada for IoNovo GO Iodine which is the Company’s fourth iodine related product to recently be granted a NPN by Health Canada following IoNovo Pure Iodine, IoNovo Iodide, and IoNovo for Kids pure iodine oral spray.

We have two reportable segments: healthcare services and product sales. During the quarter ended May 31, 2022, revenues from healthcare services and product sales 15.88% and 84.12%, respectively, of the Company’s total revenues for the quarter. We expect the percentage of revenues generated from the product sales segment to increase at a greater rate than the revenue generated from healthcare services over the coming quarters.

Business Growth Initiatives

The Company’s mission is to provide excellence in multidisciplinary primary health care evaluation, assessment, diagnosis, treatment, pain management and prevention through the integration of medical technology, advanced therapeutics and rehabilitative science. Key elements of our business growth initiatives include:

●	Increase Market Share in Canada through Organic Growth, Asset Acquisition and Contract Expansion for both our Clinic and Eldercare Operations. Specific to our clinic operations, the Company has an ongoing initiative to expand our Canadian market share through organic growth as well as strategic acquisitions and Joint Ventures of operating multidisciplinary primary health care clinics in markets we are currently located as well as new geographic markets. Specific to our Eldercare based operations, we intend to increase our Canada market share of providing contracted-occupational therapy and physiotherapy services to eldercare centric homes through network affiliation growth, new contract awards, and increased usage of telemedicine.

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●	Expand Operations into the United States through:

○	the introduction and deployment of our various interconnected technology platforms to deliver the Company’s array of primary care services and products.

○	Establish micro clinics in existing facilities through partnerships with existing U.S. based operators of healthcare related services and products such as pharmacies and big-box retail outlets.

○	The strategic acquisition of targeted U.S. operating clinics in key geographical areas.

○	The strategic acquisition of targeted U.S. operating pharmacies in key geographical areas.

○	Establishment of strategic affiliations, alliances and partnerships with existing U.S. health care provider facilities allowing us immediate access to their client base.

●	Develop and distribute effective personalized health and wellness product solutions by: allowing for the customization of patient preventative care remedies and ultimately a healthier population. The Company’s science-first approach to product innovation further emphasizes our mandate to create and provide over-the-counter preventative and maintenance care solutions.

●	Open Micro-Clinic Facilities through our U.S. and Canada LA Fitness Master Facility License Agreements. Micro-clinic facilities are reduced footprint clinics, primarily located within the footprint of box-store commercial enterprises, focused on providing both (i) multidisciplinary primary care and medical technology related services, and (ii) health and wellness products. Under the terms of our agreements with LA Fitness (U.S. and Canada), we are developing and opening micro-clinic facilities within the footprint of LA Fitness facilities throughout both the U.S. and Canada. Each micro-clinic exists through either third-party sub-license agreements or corporate sponsored arrangement. The Company’s LA Fitness based micro-clinic facilities will primarily provide outpatient physiotherapy and occupational therapy services.

●	Further Development and Usage of NovoConnect and Telemedicine/Telehealth Medical Technology Platform.

The Company’s focus on a holistic approach to patient-first health and wellness, through innovation and decentralization, includes maintaining an on-going continuous connection with our current and future patient community, beyond the traditional confines of brick-and-mortar facilities, by extending oversight of patient evaluation, diagnosis, treatment solutions, and monitoring, directly through various Medical Technology Platforms and periphery tools either in-use or under development. Through the integration and deployment of sophisticated and secure technology and periphery diagnostic tools, the Company is working to expand the reach of our non-critical primary care services and product offerings, beyond the traditional clinic locations, to geographic areas not readily providing advanced primary care service to date, including the patient’s home.

NovoConnect, the Company’s proprietary mobile application, with a fully securitized tech stack is intended as our primary tool to integrate all of the Company’s interconnected technology designed to empower the patient by providing a single platform with a robust healthcare ecosystem of services, products and digital health offerings allowing the patient to have direct control of their health and wellness. We believe the healthcare industry is in the early stages of a fundamental transformation of the patient-practitioner-health insurer relationship whereby the patient is demanding greater control and care collaboration for their health and wellness needs while the practitioner desires dramatic improved efficiency in the delivery of their expertise to the patient.

Through both internal development and partnerships, the Company is working to provide the next generation of telehealth technology capability to offer the patient and the practitioner a sophisticated and enhanced telehealth interaction through laptop, desktop or the Company’s NovoConnect mobile application. Through the interface of sophisticated peripheral based diagnostic tools, such as a blood pressure reading device, a derma scope, an ophthalmoscope otoscope, and other add-ons operated by skilled support workers in the patient’s remote location, the practitioner’s ability and comfort to provide a uniquely comprehensive evaluation, diagnosis, and treatment solution is dramatically elevated creating virtual visits that are intended to be as real and as effective as a physical visit.

Specific to our eldercare operations, prior to COVID-19 our Telemedicine Medical Technology Platform was primarily focused on providing physiotherapy related “virtual-care” services to both smaller and remote eldercare focused facilities to ensure access to service providers, when needed; and continuity of care to eldercare patients without service providers in their area. With the profound impact COVID-19 has had on the delivery on delivery of healthcare services sector wide, operating under COVID-19 related authorized governmental proclamations and directives, on April 1, 2020, we expanded our eldercare related Telemedicine Medical Technology Platform to include non-critical resident reviews, exercise related activity and additional physiotherapy sessions, ensuring continuity of service for our long-term care and retirement home clients.

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Specific to our Clinic based operations, the success of telemedicine has always depended on the adoption of virtual technology by clinicians, medically licensed providers and the patient. A basic checklist approach to results allows both multidisciplinary clinicians and medically licensed providers to remotely determine if direct medical attention is required rather than remote or virtual guidance to care. The patient friendly telemedicine platform removes the traditional barrier represented by intimidating peripherals along with necessary precision use and application of the peripherals to obtain accurate data necessary for appropriate diagnosis. A patient can now feel certain of their role in the assessment process without sophisticated and exhaustive training.

●	Develop and Launch our Remote Patient Monitoring Medical Technology Platform. Beyond the traditional confines of in-clinic visits, our Remote Patient Monitoring Medical Technology Platform (“RPM platform” or “RPM”) provides clinicians and practitioners the ability to maintain an on-going continuous connection with their patient community extending patient care directly into the patient’s home. Through our exclusive licensing agreement with Cloud DX, our RPM platform empowers a patient to have direct control of collecting and monitoring real-time vital sign information while maintaining a direct technology link from patient to clinician or medical practitioner. The transfer of vital information from home to clinic or patient to clinician allows for the delivery of high quality, non-redundant diagnostic based proactive healthcare. The implementation of in-clinic patient metrics equivalent to those derived via a remote application in the home environment is the first step in engaging patient retention to remote review.

Effective with the re-opening of NHL’s corporate clinics post COVID-19 lockdown, we have launched Phase 1 of our Remote Patient Monitoring Medical Technology Platform. Using the Cloud DX technology, at the time of our clinic staff initiating patient check-in, NHL’s staff is collecting pertinent vital sign data for on-going analysis, comparison, and observation under the RPM license application. Our clinic staff are actively working to educate our patients regarding the benefits of participating in our RPM Platform. In Canada, third party insurance coverage for RPM related devices is now being reviewed for implementation nationwide. Currently, as documented and requested by the clinician, insurance coverage is being approved on a case-by- case basis.

Additionally, the Company has implemented a marketing and sales program to sub-license the Cloud DX technology to our Canadian affiliate clinic network as well as other clinics and medically licensed providers throughout both Canada and the United States.

●	Build an Intellectual Property and Patent Portfolio. We intend to acquire or obtain licensing rights for Intellectual Property (IP) and patents related to health sciences and nano-formulation. When considering nano-formulation patent and IP assets, one specific area we intend to pursue relates to medical cannabis related medicines, beverages and foods infused with dry powder, liquid or oil with further formulation into creams and gels, allowing for oral, intravenous and/or transdermal delivery.

●	Expand our Posture, Stride, and Kinetic Body Movement Scanning Technologies and Protocols. When combined with decades of data harvesting and analysis, we believe these specialized technologies and protocols provide our clinics with the ability to deliver better healthcare, through early diagnosis and preventative health care strategies, to both our patients and patients under the care of other providers.

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●	Launch our Exclusive Medicinal Cannabidiol (“CBD”) Product Platform based in Canada. As we continue to build our health science platform of services and products through the integration of technology and rehabilitative science, one component of our lateral business growth strategy includes developing business units centered on the direct control of the cultivation, processing, and manufacturing of CBD products in Canada, and the sale and distribution of medicinal CBD products in Canada and authorized U.S. states. We expect our prospective medicinal CBD products will be specifically focused on CBD for use (i) as a treatment aid; (ii) to provide relief for a large array of neurological and musculoskeletal system disorders; and (iii) as an alternative option for health care providers in place of prescribing opioids to patients.

Offering our patients access to non-hallucinogenic and non-addictive natural remedies, under required clinical oversight policies and procedures as they relate to medicinal CBD, combined with our existing clinic-based treatment protocols, allows us to enter this market segment with a unique integration model not readily available in the marketplace.

Contracts

Certain contracts held with client homes and client companies follow standard formats and include generally accepted terms of reference. Specific clauses within the NHL contracts for services contain language intended to (1) clarify which entity is the health information custodian of the medical files (usually held by the client home or company), (2) define release of liability, (3) ensure privacy and confidentiality of proprietary information or private health information, (4) define provisions of worker’s compensation clearance or benefits for employees and/or contractors, (5) detail provisions of value-added items, services or programs, (6) set out terms and conditions of the contract (often for a set number of years with an option to a renew), (7) provide for termination conditions, and (8) detail invoicing and billing procedures.

Intellectual Property and Patents

The Company has acquired intellectual property, including patents, related to health sciences, personal diagnostics, and product applications which include:

1.	Zgraft is a multiple international jurisdiction patented personalized diagnostic technology platform which , using zebra fish, enables rapid analysis of cancer cells, offering cancer patients and their healthcare providers prediction of early metastasis and drug sensitivity thereby providing important information for diagnosis and treatment. The Zgraft platform models tumor progression and analyzes a cancer cell’s response to various treatment by transplanting human tumor tissue into a zebrafish allowing researchers to test an individual’s tumor cells under various conditions to see how they might respond to certain drug combinations and how the cancer progresses — all without exposing patients to the adverse effects of trying drug combinations that, ultimately, aren’t effective for their cases. Essentially, by taking a sample of cancer cells from a patient’s own tumors and studying them in a variety of conditions, doctors can now provide a more accurate prognosis of that individual’s case. More importantly, we believe doctors can now test a variety of possible drug combinations to see how that articular patient’s cancer will respond to them.

2.	Intellectual property for generic primary and sub-primary drug formulations (known as bioequivalence) of name brand pharmaceutical reference products related to usage as injectables, ophthalmic, and topical applications.

3.	Intellectual property for proprietary designs for a cannabis dosing device, TruDose, which provides real-time analysis for the amount of THC/CBD in the smoke/vapor stream, after the heat point, allowing that once the device has detected the medically prescribed pre-set amount of THC/CBD has been detected, the device shuts off the flow of smoke/vapor so that only the pre-determined dose can be inhaled. The TruDose device is designed and intended to create assurance to delivered doses potentially allowing for broader medical application adoption.

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Competition

In both Canada and the U.S., the primary healthcare service sector in which we operate is highly competitive. Specific to both our clinic and eldercare operations, with a finite number of patients and corporate clients, companies providing multidisciplinary primary health care services operate within an overlapping patient and client landscape.

Our principal competitors include other multidisciplinary primary healthcare providers, clinics, pharmacies, other micro clinic-oriented facilities, hospitals, and general primary care facilities. An important part of our business strategy is to continue making targeted acquisitions of other multidisciplinary primary healthcare providers. However, reduced capacity, the passage of healthcare parity legislation, and increased demand for multidisciplinary primary healthcare related services and products are likely to attract other potential buyers, including diversified healthcare companies, other pure-play multidisciplinary primary healthcare providers, companies, and private equity firms.

In addition to the competition we face for acquisitions, we must also compete for patients. Patients are referred to our multidisciplinary primary healthcare facilities through a number of different sources, including healthcare practitioners, public programs, other treatment facilities, insurance providers, legal practitioners, and word of mouth from previously treated patients and their families, among others. These referral sources may instead refer patients to other providers of services similar to ours.

There is additional competition from non-traditional healthcare providers, such as holistic and Eastern medicine-based clinics. We believe we can successfully compete based on providing high-quality specialized multidisciplinary primary health care services, products, meaningful interconnected technology applications, competitive pricing, building and maintaining a solid reputation and our caregiver’s devotion to maintaining the highest quality patient satisfaction.

Health Insurance Plans

Additionally, our ability to effectively compete for patients is impacted by commercial and managed care payor programs that influence patient choice by offering health insurance plans that restrict patient choice of provider.

Canadian Health Care System

Our competition will also be the Canadian health care system which is a government sponsored system that began in 1957, when Parliament approved the Hospital Insurance and Diagnostics Services Act. The Act provided free acute hospital care, laboratory and radiological diagnostic services to Canadians. By 1961, agreements were in place with all the provinces and 99% of Canadians had free access to the health care services covered by the legislation. The Act was followed by the Medical Care Act of 1966 that provided free access to physician services. By 1972, each province had established its own system of free access to physician services. The federal government shared in the funding. In 1984, the Government of Canada passed the Canada Health Act (CHA). The Canada Health Act created a publicly administered health care system that is comprehensive, universal and accessible. All medically necessary procedures are provided free of charge. The system provides diagnostic, treatment and preventive services regardless of income level or station in life. Access to care is not based on health status or ability to pay. Coverage is portable between provinces and territories. We can give no assurance that we will be able to effectively compete in this market.

Recent Developments

For a detailed description of recent developments of the Company, see “Description of Business—Recent Developments” on page 105 of this prospectus.

Government Regulation and Health Care Regulation

Health Care

In Canada, some health care services are public, some are private and there are a number of different entities involved in regulating and providing their delivery. While there is a perception that all health care in Canada is publicly funded, the publicly funded system is generally restricted to “medically necessary” hospital and physician services, and provincial or territorial drug plans that provide access to prescription drugs to residents over the age of 65 or those residents who rely on social assistance programs. Publicly funded services are delivered through a combination of public and private providers and funding comes from the Canadian federal government, which sets national standards, and the provincial and territorial governments, which regulates the delivery of services and determines those services that are deemed “medically necessary” (i.e., publicly funded) within the context of their own unique fiscal and political environment. In addition, there are a wide array of health products and services that are not subject to coverage under the public health insurance plans that are provided on a private payer basis. See “Risks Related to our Multidisciplinary Primary Health Care Business”.

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The United States health care industry is subject to extensive regulation by federal, state and local governments, such as, but not limited to, Medicare, Medicaid, Recovery Audit Contractors, Anti-Kick Back Statute, False Claims Act, Civil Monetary Penalties Statute, Health Insurance Portability and Accountability Act of 1996, and Health Information Technology for Economic and Clinical Health Act. Government regulation affects our businesses in several ways, including requiring licensure or certification of facilities, regulating billing and payment for certain of our services, regulating how we maintain health-related information and patient privacy, and regulating how we pay and contract with our physicians. Our ability to conduct our business and to operate profitability depends in part upon obtaining and maintaining all necessary licenses and other approvals; and complying with applicable healthcare laws and regulations. See “Risk Factors — Risks Related to Health Care Regulation.”

See “Business Description – Government Regulations and Healthcare Regulation” for more information.

Telemedicine Medical Technology Platform, Remote Patient Monitoring Medical Technology Platform and NovoConnect Medical Technology Platform (collectively, “Medical Technology Platforms”)

Both our Telemedicine Medical Technology Platform and Remote Patient Monitoring Medical Technology Platform are operational in Canada on a limited usage basis; but are primarily in development. Our NovoConnect Medical Technology Platform is under development. All of our Medical Technology Platforms, when operational, will be subject to governmental health care regulations in Canada including, but not limited to, the Canada Health Act. While our Medical Technology Platforms are not currently operational in the United States, once operational our Medical Technology Platforms’ usage will be subject to United States laws, regulations, and directives such as, but not limited to, Medicare, Medicaid, RAC, Anti-Kick Back Statute, False Claims Act, Civil Monetary Penalties Statute, HIPAA, and HITECH. In addition, we will be subject to data privacy, security and breach notification requirements of United States federal, state, and local statutes and other data privacy and security laws.

Our Medical Technology Platforms are intended to collect and transmit a patient’s personal data, vital statistics and other medical history information, and both are subject to governmental health care regulations, data privacy, security and breach notification requirements of United States federal, state, and local statutes and other data privacy and security laws.

See “Business Description – Government Regulations and Healthcare Regulation” for more information.

Medical Cannabidiol Product Offering (Future Growth Initiative)

As discussed in the Business Growth Initiative section above, we plan on expanding our business to include the cultivation, processing, and manufacturing of CBD products in Canada, and the sale and distribution of medicinal CBD products in Canada and authorized U.S. states. We expect our prospective medicinal CBD products will be specifically focused on CBD for use (i) as a treatment aid; (ii) to provide relief for a large array of neurological and musculoskeletal system disorders; and (iii) as an alternative option for health care providers in place of prescribing opioids to patients.

We believe offering our patients access to non-hallucinogenic and non-addictive natural remedies, under required clinical oversight policies and procedures as they relate to medicinal cannabis and medicinal CBD, combined with our existing clinic-based treatment protocols, will allow us to enter this market segment with a unique integration model not readily available in the marketplace.

Cannabis is legal in Canada for both recreational and medicinal purposes. Medicinal use of cannabis was legalized nationwide on July 30, 2001 under conditions outlined in the Marijuana for Medical Purposes Regulations, later superseded by the Access to Cannabis for Medical Purposes Regulations, issued by Health Canada and seed, grain, and fiber production was permitted under license by Health Canada. The federal Cannabis Act came into effect on October 17, 2018 and made Canada the second country in the world to formally legalize the cultivation, possession, acquisition and consumption of cannabis and its by-products.

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With respect to the United States, until 2014, when 7 U.S. Code §5940 became federal law as part of the Agricultural Act of 2014 (the “2014 Farm Act”), products containing oils derived from hemp, notwithstanding a minimal or non-existing THC content, were classified as Schedule I illegal drugs. The 2014 Farm Act expired on September 30, 2018, and was thereafter replaced by the Agricultural Improvement Act of 2018 on December 20, 2018 (the “2018 Farm Act “), which amended various sections of the U.S. Code, thereby removing hemp, defined as cannabis with less than 0.3% of THC, from Schedule 1 status under the Controlled Substances Act (“CSA”), and legalizing the cultivation and sale of hemp at the federal level, subject to compliance with certain federal requirements and state law, amongst other things. THC is the psychoactive component of plants in the cannabis family generally identified as marihuana or marijuana. We anticipate that our prospective medicinal CBD products will be federally legal in the United States in that they will contain less than 0.3% of THC and, we believe, will be in compliance with the 2018 Farm Bill guidelines and should have no psychoactive effects on our patients’ and customers’ bodies. Notwithstanding, there is no assurance that the 2018 Farm Act will not be repealed or amended such that our prospective products containing hemp-derived CBD would once again be deemed illegal under federal law.

See “Business Description – Government Regulations and Healthcare Regulation” for more information.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those described in “Risk Factors” immediately following this prospectus summary. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. These risks include, but are not limited to, the following:

●	We have a history of operating losses;

●	We may not be able to implement successfully our growing our multidisciplinary primary health care business by opening and acquiring new clinics and expanding the staffing of multidisciplinary primary health care clinicians to affiliate clinics and eldercare centric homes;

●	Public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19)) could adversely impact our business;

●	We may not be able to increase our market share in existing eldercare services, occupational therapy services, physiotherapy services and speech language pathology services through network affiliation growth and new contracts;

●	We may be unable to attract sufficient demand for and obtain acceptance of our multidisciplinary primary health care services and our medical cannabidiol products by both multidisciplinary primary health care clinicians and patients;

●	The clinics that we acquire or open may not meet our expectations;

●	If we open new clinics in existing markets, revenue at our existing clinics may be affected negatively;

●	The multidisciplinary primary health care market is highly competitive, including competition for patients, strategic relationships, and commercial payor contracts, each of which could adversely affect our contract and revenue base;

●	We may be unable to obtain reimbursement for our multidisciplinary primary health care services from the government or third-party health care insurers of our patients;

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●	We may not be able to successfully make acceptable financial arrangements for patients who desire treatment but cannot afford to pay in full or part, and for whom third-party insurance coverage is either limited or non-existent;

●	Prospective patients may be unwilling to pay out-of-pocket for certain of our multidisciplinary primary health care and primary care services, in the absence of reimbursement from the government or third-party health care insurers for such multidisciplinary primary health care and services;

●	The success of alternative treatments, therapies and medical products as opposed to the multidisciplinary primary health care services, therapies and prospective medical CBD products that we might offer in the future could adversely affect us;

●	We may not be able to recruit and retain qualified multidisciplinary primary health care clinicians for our multidisciplinary primary health care clinics and staffing of affiliate clinics and eldercare centric homes;

●	We may not be able to prohibit or limit our multidisciplinary primary health care clinicians from competing with us in our local markets;

●	We may be unable to enter into or maintain contracts for our multidisciplinary primary health care services on favorable terms with commercial payors in Canada and the United States;

●	Government health care programs may reduce reimbursement rates;

●	The health care industry is heavily regulated, and if we fail to comply with these laws and governmental regulations, we could incur penalties or be required to make significant changes to our operations;

●	Our multidisciplinary primary health care clinics are and will be subject to numerous statutes and regulations in the Canadian provinces in which we operate or intend to operate and states in the United States in which we intend to operate. Failure to comply with these laws and regulations could result in civil or criminal sanctions;

●	Past and future health care reform legislation and other changes in the health care industry could adversely affect our business, financial condition and results of operations;

●	We are subject to the Canada Health Act, Canada’s National Health Insurance Program and Food and Drugs Act and analogous provisions of applicable federal, provincial, state and local laws and could face substantial penalties if we fail to comply with such laws;

●	If the Company acquires one or more multidisciplinary primary health care clinics or primary care facilities in the United States, we will be subject to the Anti-Kickback Statute, FCA, Civil Monetary Penalties statute and analogous provisions of applicable state laws and could face substantial penalties if we fail to comply with such laws;

●	We will be subject to the data privacy, security and breach notification requirements of Canadian and United States federal statutes and other data privacy and security laws, and the failure to comply with these rules, or allegations that we have failed to do so, could result in civil or criminal sanctions;

●	Our Telemedicine Medical Technology Platform is currently in early-stage roll-out and we may be unsuccessful in the commercialization of the Telemedicine Medical Technology Platform;

●	Our success with the Telemedicine Medical Technology Platform will highly be dependent upon our ability to develop relationships with primary care physicians, specialists and clinicians;

●	Our Telemedicine Medical Technology Platform may not be accepted in the marketplace;

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●	Our Remote Patient Monitoring Medical Technology Platform is currently in early-stage roll-out and development and we may be unsuccessful in the commercialization of the Remote Patient Monitoring Medical Technology Platform;

●	Our success with the Remote Patient Monitoring Medical Technology Platform will highly be dependent upon our ability to develop relationships with primary care physicians and specialists;

●	Our Remote Patient Monitoring Medical Technology Platform may not be accepted in the marketplace;

●	Our Novo Connect Medical Technology Platform is currently in early-stage roll-out and development and we may be unsuccessful in the commercialization of the Novo Connect Medical Technology Platform;

●	Our success with the Novo Connect Medical Technology Platform will highly be dependent upon our ability to develop relationships with primary care physicians and specialists;

●	Our success with the Novo Connect Medical Technology Platform will highly be dependent upon our ability to develop relationships with primary care physicians and specialists;

●	Government regulation of the internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operations;

●	We may be unable to attract sufficient demand for and obtain acceptance of our medical CBD products by both multidisciplinary primary health care clinicians and patients;

●	Possible yet unanticipated changes in federal and state law could cause any products that we intend to launch, containing hemp-derived CBD oil to be illegal, or could otherwise prohibit, limit or restrict any of our products containing CBD;

●	Risks associated with the CBD products industry;

●	FDA regulation could negatively affect the hemp industry, which would directly affect our financial condition;

●	Sources of hemp-derived CBD depend upon legality of cultivation, processing, marketing and sales of products derived from those plants under state law of the United States;

●	Because our distributors may only sell and ship our products containing hemp-derived CBD in states that have adopted laws and regulations qualifying under the 2018 Farm Act, a reduction in the number of states having such qualifying laws and regulations could limit, restrict or otherwise preclude the sale of intended products containing hemp-derived CBD;

●	There may be unanticipated delays in the development and introduction of our prospective medicinal CBD products and/or our inability to control costs;

●	If needed, we may be unable to consistently retain or hire third-party manufacturers, suppliers or other service providers to produce our prospective medicinal CBD products;

●	We do not have control over all third parties involved in the manufacturing of our products and their compliance with government health and safety standards. Even if our products meet these standards, they could otherwise become contaminated;

●	The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses;

●	Confusion between legal CBD and illegal cannabis;

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●	Seasonal fluctuations in revenue;

●	Our failure to promote and maintain a strong brand;

●	Failure to achieve or sustain profitability;

●	Our failure to successfully or cost-effectively manage our marketing efforts and channels, and the failure of such efforts and channels to be effective in generating leads and business for the Company or any of its affiliated providers;

●	Significant competition;

●	Adequate protection of confidential information;

●	The business risks of United States and international operations;

●	Our vulnerability to changes in consumer preferences and economic conditions;

●	Potential litigation from competitors and health related claims from patients and customers;

●	A limited market for our common stock;

●	Our ability to adequately protect the intellectual property used to produce our prospective medicinal CBD products; and

●	Our ability to stay abreast of modified or new laws and regulations applying to our business.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a smaller reporting company, we may take advantage of certain reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure. We will remain a “smaller reporting company” until the last day of the fiscal year in which we have at least $250.0 million in outstanding voting and non-voting common equity held by our non-affiliates on the last day of the fiscal year in which we have at least $100 million in revenue and at least $700 million in outstanding voting and non-voting common equity held by our non-affiliates (in each case, with respect to common equity value, as measured as of the last business day of the second quarter of such fiscal year).

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Corporate Information

Novo Integrated Sciences, Inc. (“Novo Integrated”) was incorporated in Delaware on November 27, 2000, under the name Turbine Truck Engines, Inc. On February 20, 2008, the Company was re-domiciled to the State of Nevada. Effective July 12, 2017, the Company’s name was changed to Novo Integrated Sciences, Inc. On February 23, 2021, our shares of Common Stock began trading on the Nasdaq Capital Market under the symbol, “NVOS.” Our principal office is located at 11120 NE 2nd Street, Suite 100, Bellevue, Washington 98004 and our phone number is (206) 617-9797. Our corporate website address is www.novointegrated.com. The information contained on, or accessible through, our website is not incorporated in, and shall not be part of, this prospectus.

THE OFFERING

Issuer	Novo Integrated Sciences, Inc., a Nevada corporation

Securities offered by us

4,000,000 Units on a best-efforts basis. Each Unit consists of (i) one share of common stock, (ii) one Three-Year Warrant to purchase one share of the common stock of the Company, and (iii) one Five-Year Warrant to purchase one share of the common stock of the Company (together with the common stock underlying the Three-Year Warrants and the Five-Year Warrants).

We are also offering to each purchaser, with respect to the purchase of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase one Pre-Funded Warrant in lieu of one share of common stock. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one common stock. The purchase price per Pre-Funded Warrant will be equal to the price per common stock, minus $0.01, and the exercise price of each Pre-Funded Warrant will equal $0.01 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time in perpetuity until all of the Pre-Funded Warrants are exercised in full.

The Units will not be certificated or issued in stand-alone form. The common stock and/or Pre-Funded Warrants and the Three-Year Warrants and the Five-Year Warrants comprising the Units are immediately separable upon issuance and will be issued separately in this offering.

Description of the Three-Year Warrants, Five-Year Warrants and Pre-Funded Warrants

Each Three-Year Warrant and Five-Year Warrant will have an exercise price of $0.50 per share and will be exercisable upon issuance. The Three-Year Warrants and the Five-Year Warrants will expire three years and five years from issuance, respectively. Each Pre-Funded Warrant will have an exercise price of $0.01 per share, will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time in perpetuity.

Each Three-Year Warrant, Five-Year Warrant and Pre-Funded Warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein. Subject to certain exemptions outlined in the Three-Year Warrants and Five-Year Warrants, if the Company shall sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of common stock or Common Stock Equivalents (as defined in the Three-Year Warrants and Five-Year Warrants), at an effective price per share less than the exercise price of the Three-Year Warrants or Five-Year Warrants then in effect, the exercise price of the Three-Year Warrants and Five-Year Warrants shall be reduced to equal the effective price per share in such dilutive issuance; provided, however, in no event shall the exercise price of the Three-Year Warrants and Five-Year Warrants be reduced to an exercise price lower than $0.10. Additionally, on the date that is 60 calendar days immediately following the initial issuance date of the Three-Year Warrants and Five-Year Warrants, the exercise price will be reduced to the Reset Price, provided that the Reset Price is less than the exercise price in effect on that date. The Reset Price is equal to the greater of (a) 50% of the initial exercise price or (b) 100% of the lowest daily volume weighted average price per share of common stock (“VWAP”) occurring during the 60 calendar days following the issuance date of the Three-Year Warrants and Five-Year Warrants.

The terms of the Three-Year Warrants and Five-Year Warrants will be governed by a Warrant Agency Agreement, dated as of the closing date of this offering, that we expect to be entered into between us and Pacific Stock Transfer Company, or its affiliate (the “Warrant Agent”). This prospectus also relates to the offering of the common stock issuable upon exercise of the Three-Year Warrants, Five-Year Warrants and Pre-Funded Warrants. For more information regarding the Three-Year Warrants, Five-Year Warrants and Pre-Funded Warrants, you should carefully read the section titled “Description of Capital Stock Securities Offered in this Offering” in this prospectus.

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Common stock outstanding prior to this offering (1)	31,180,603 shares

Common stock to be outstanding after this offering (1)	35,180,603 shares

Use of proceeds	Net proceeds from this offering will be used for the repayment of debt of up to $1,543,888 and general corporate purposes, including for potential future strategic acquisitions.

Listing	Our common stock currently trades on the Nasdaq Capital Market symbol “NVOS.” We do not intend to list the Units, Three-Year Warrants, Five-Year Warrants or Pre-Funded Warrants offered hereunder on any stock exchange.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in shares of our securities.

(1)	Based on 31,180,603 shares outstanding on October 13, 2022. Except as otherwise noted, all information in this prospectus reflects and assumes (i) no sale of Pre-Funded Warrants in this offering, which, if sold, would reduce the number of common stock that we are offering on a one-for-one basis, and (ii) no exercise of the Three-Year Warrants and Five-Year Warrants issued in this offering. The number of our shares of common stock that will be outstanding immediately after this offering as shown above excludes, as of October 13, 2022, (i) 8,445,264 shares of common stock issuable upon the exercise of outstanding warrants at weighted average exercise price of $2.42 per share, (ii) 2,164,235 shares of common stock issuable upon the exercise of outstanding stock options at weighted average exercise price of $2.17 per share, (iii) 3,754,665 shares of common stock reserved for purchase under our 2021 Equity Incentive Plan, and (iv) 4,149,633 shares of common stock are reserved for exchange for NHL Exchangeable Special Shares which were issued in connection with various acquisitions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data for the years ended August 31, 2021 and 2020 and the balance sheet data as of August 31, 2021 and 2020 are derived from the audited financial statements. The summary historical financial data for the nine months ended May 31, 2022 and 2021 and the balance sheet data as of May 31, 2022 and 2021 are derived from our unaudited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

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	Year Ended		Nine Months Ended
	August 31, 2021	August 31, 2020	May 31, 2022	May 31, 2021
			(unaudited)
Statement of Operations Data
Total revenues	$9,305,255	$7,860,567	$19,883,033	$6,612,374
Cost of revenues	5,482,257	4,802,195	14,991,331	3,769,020
Gross profit	3,822,998	3,058,372	4,891,702	2,843,354
Total operating expenses	8,196,517	7,320,970	9,578,783	5,328,994
Total income (loss) from operations	(4,373,519)	(4,262,598)	(4,687,081)	(2,485,640)
Total other income	(97,416)	(661,611)	(5,741,543)	(43,325)
Loss before income taxes	$(4,470,935)	$(4,924,209)	$(10,428,624)	$(2,528,965)
Income tax expense	-	-	-	-
Net loss	(4,470,935)	(4,924,209)	(10,428,624)	$(2,528,965)
Net loss attributed to noncontrolling interest	(8,788)	(9,055)	(6,816)	(6,438)
Net loss attributed to Novo Integrated Sciences, Inc.	(4,462,147)	(4,915,154)	(10,421,808)	(2,522,527)
Basic and diluted net loss per share	$(0.18)	$(0.21)	$(0.37)	$(0.10)

Balance Sheet Data (at period end)
Cash and cash equivalents	$8,293,162	$2,067,718	$12,677,446	$8,367,045
Working capital (deficit) (1)	2,669,586	1,694,494	7,348,235	7,308,264
Total assets	61,958,281	35,390,618	71,792,814	42,227,512
Total liabilities	18,154,126	5,818,988	27,364,847	5,617,387
Stockholders’ equity	43,804,155	29,571,630	44,427,967	36,610,125

(1) Working capital (deficit) represents total current assets less total current liabilities

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares. Refer to “Cautionary Statement Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	We have a history of operating losses;

●	We may not be able to implement successfully our growing our multidisciplinary primary health care business by opening and acquiring new clinics and expanding the staffing of multidisciplinary primary health care clinicians to affiliate clinics and eldercare centric homes;

●	Public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19)) could adversely impact our business;

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●	We may not be able to increase our market share in existing eldercare services, occupational therapy services, physiotherapy services and speech language pathology services through network affiliation growth and new contracts;

●	We may be unable to attract sufficient demand for and obtain acceptance of our multidisciplinary primary health care services and our medical cannabidiol products by both multidisciplinary primary health care clinicians and patients;

●	The clinics that we acquire or open may not meet our expectations;

●	If we open new clinics in existing markets, revenue at our existing clinics may be affected negatively;

●	The multidisciplinary primary health care market is highly competitive, including competition for patients, strategic relationships, and commercial payor contracts, each of which could adversely affect our contract and revenue base;

●	We may be unable to obtain reimbursement for our multidisciplinary primary health care services from the government or third-party health care insurers of our patients;

●	We may not be able to successfully make acceptable financial arrangements for patients who desire treatment but cannot afford to pay in full or part, and for whom third-party insurance coverage is either limited or non-existent;

●	Prospective patients may be unwilling to pay out-of-pocket for certain of our multidisciplinary primary health care and primary care services, in the absence of reimbursement from the government or third-party health care insurers for such multidisciplinary primary health care and services;

●	The success of alternative treatments, therapies and medical products as opposed to the multidisciplinary primary health care services, therapies and prospective medical CBD products that we might offer in the future could adversely affect us;

●	We may not be able to recruit and retain qualified multidisciplinary primary health care clinicians for our multidisciplinary primary health care clinics and staffing of affiliate clinics and eldercare centric homes;

●	We may not be able to prohibit or limit our multidisciplinary primary health care clinicians from competing with us in our local markets;

●	We may be unable to enter into or maintain contracts for our multidisciplinary primary health care services on favorable terms with commercial payors in Canada and the United States;

●	Government health care programs may reduce reimbursement rates;

●	The health care industry is heavily regulated, and if we fail to comply with these laws and governmental regulations, we could incur penalties or be required to make significant changes to our operations;

●	Our multidisciplinary primary health care clinics are and will be subject to numerous statutes and regulations in the Canadian provinces in which we operate or intend to operate and states in the United States in which we intend to operate. Failure to comply with these laws and regulations could result in civil or criminal sanctions;

●	Past and future health care reform legislation and other changes in the health care industry could adversely affect our business, financial condition and results of operations;

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●	We are subject to the Canada Health Act, Canada’s National Health Insurance Program and Food and Drugs Act and analogous provisions of applicable federal, provincial, state and local laws and could face substantial penalties if we fail to comply with such laws;

●	If the Company acquires one or more multidisciplinary primary health care clinics or primary care facilities in the United States, we will be subject to the Anti-Kickback Statute, FCA, Civil Monetary Penalties statute and analogous provisions of applicable state laws and could face substantial penalties if we fail to comply with such laws;

●	We will be subject to the data privacy, security and breach notification requirements of Canadian and United States federal statutes and other data privacy and security laws, and the failure to comply with these rules, or allegations that we have failed to do so, could result in civil or criminal sanctions;

●	Our Telemedicine Medical Technology Platform is currently in early-stage roll-out and we may be unsuccessful in the commercialization of the Telemedicine Medical Technology Platform;

●	Our success with the Telemedicine Medical Technology Platform will highly be dependent upon our ability to develop relationships with primary care physicians, specialists and clinicians;

●	Our Telemedicine Medical Technology Platform may not be accepted in the marketplace;

●	Our Remote Patient Monitoring Medical Technology Platform is currently in early-stage roll-out and development and we may be unsuccessful in the commercialization of the Remote Patient Monitoring Medical Technology Platform;

●	Our success with the Remote Patient Monitoring Medical Technology Platform will highly be dependent upon our ability to develop relationships with primary care physicians and specialists;

●	Our Remote Patient Monitoring Medical Technology Platform may not be accepted in the marketplace;

●	Our Novo Connect Medical Technology Platform is currently in early-stage roll-out and development and we may be unsuccessful in the commercialization of the Novo Connect Medical Technology Platform;

●	Our success with the Novo Connect Medical Technology Platform will highly be dependent upon our ability to develop relationships with primary care physicians and specialists;

●	Our success with the Novo Connect Medical Technology Platform will highly be dependent upon our ability to develop relationships with primary care physicians and specialists;

●	Government regulation of the internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operations;

●	We may be unable to attract sufficient demand for and obtain acceptance of our medical CBD products by both multidisciplinary primary health care clinicians and patients;

●	Possible yet unanticipated changes in federal and state law could cause any products that we intend to launch, containing hemp-derived CBD oil to be illegal, or could otherwise prohibit, limit or restrict any of our products containing CBD;

●	Risks associated with the CBD products industry;

●	FDA regulation could negatively affect the hemp industry, which would directly affect our financial condition;

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●	Sources of hemp-derived CBD depend upon legality of cultivation, processing, marketing and sales of products derived from those plants under state law of the United States;

●	Because our distributors may only sell and ship our products containing hemp-derived CBD in states that have adopted laws and regulations qualifying under the 2018 Farm Act, a reduction in the number of states having such qualifying laws and regulations could limit, restrict or otherwise preclude the sale of intended products containing hemp-derived CBD;

●	There may be unanticipated delays in the development and introduction of our prospective medicinal CBD products and/or our inability to control costs;

●	If needed, we may be unable to consistently retain or hire third-party manufacturers, suppliers or other service providers to produce our prospective medicinal CBD products;

●	We do not have control over all third parties involved in the manufacturing of our products and their compliance with government health and safety standards. Even if our products meet these standards, they could otherwise become contaminated;

●	The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses;

●	Confusion between legal CBD and illegal cannabis;

●	Seasonal fluctuations in revenue;

●	Our failure to promote and maintain a strong brand;

●	Failure to achieve or sustain profitability;

●	Our failure to successfully or cost-effectively manage our marketing efforts and channels, and the failure of such efforts and channels to be effective in generating leads and business for the Company or any of its affiliated providers;

●	Significant competition;

●	Adequate protection of confidential information;

●	The business risks of United States and international operations;

●	Our vulnerability to changes in consumer preferences and economic conditions;

●	Potential litigation from competitors and health related claims from patients and customers;

●	A limited market for our common stock;

●	Our ability to adequately protect the intellectual property used to produce our prospective medicinal CBD products; and

●	Our ability to stay abreast of modified or new laws and regulations applying to our business.

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History of operating losses and negative cash flow.

For the fiscal years ended August 31, 2021 and 2020, we reported net losses attributed to Novo Integrated Sciences of $4,462,147 and $4,915,154, respectively, and negative cash flow from operating activities of $1,024,802 and $441,694, respectively. For the nine months ended May 31, 2022, we reported a net loss attributed to Novo Integrated Sciences of $10,421,808 and had negative cash flow from operating activities of $6,559,907. As of May 31, 2022, we had an aggregate accumulated deficit of $31,391,082. Such losses have historically required us to seek additional funding through the issuance of debt or equity securities. Our long-term success is dependent upon among other things, achieving positive cash flows from operations and if necessary, augmenting such cash flows using external resources to satisfy our cash needs. There can be no assurance that we will be able to obtain additional funding, if needed, on commercially reasonable terms, or of all.

Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, including the units issued in this offering, would be greatly impaired. Our long-term success is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including funds to be raised in this offering. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful.

Novo Integrated Sciences, Inc. is a parent company and depends upon our subsidiaries for our cash flows.

We are a parent company. All of our operations are conducted, and some of our assets are owned, by our subsidiaries. Consequently, our cash flows and our ability to meet our obligations depend upon the cash flows of our subsidiaries and the payment of funds by these subsidiaries to us in the form of dividends, distributions or otherwise. The ability of our subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities and legal restrictions. Any failure to receive dividends or distributions from our subsidiaries when needed could have a material adverse effect on our business, results of operations or financial condition.

Future acquisitions or strategic investments could disrupt our business and harm our business, results of operations or financial condition.

We may in the future explore potential acquisitions of companies or strategic investments to strengthen our business. Even if we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms or financing of the acquisition, and our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business.

Acquisitions involve numerous risks, any of which could harm our business, including:

●	straining our financial resources to acquire a company;
●	anticipated benefits may not materialize as rapidly as we expect, or at all;
●	diversion of management time and focus from operating our business to address acquisition integration challenges;
●	retention of employees from the acquired company;
●	cultural challenges associated with integrating employees from the acquired company into our organization;
●	integration of the acquired company’s accounting, management information, human resources and other administrative systems;
●	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies; and
●	litigation or other claims in connection with the acquired company, including claims from terminated employees, former stockholders or other third parties.

Failure to appropriately mitigate these risks or other issues related to such strategic investments and acquisitions could result in reducing or eliminating any anticipated benefits of transactions and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the impairment of goodwill, any of which could have a material adverse effect on business, results of operations or financial condition.

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We may require additional funding for our growth plans, and such funding may result in a dilution of your investment.

We have estimated our funding requirements in order to implement our growth plans. If the costs of implementing such plans should exceed these estimates significantly or if we come across opportunities to grow through expansion plans which cannot be predicted at this time, and our funds generated from our operations prove insufficient for such purposes, we may need to raise additional funds to meet these funding requirements.

These additional funds may be raised by issuing equity or debt securities or by borrowing from banks or other resources. We cannot assure you that we will be able to obtain any additional financing on terms that are acceptable to us, or at all. If we fail to obtain additional financing on terms that are acceptable to us, we will not be able to implement such plans fully if at all. Such financing even if obtained, may be accompanied by conditions that limit our ability to pay dividends or require us to seek lenders’ consent for payment of dividends, or restrict our freedom to operate our business by requiring lender’s consent for certain corporate actions.

Further, if we raise additional funds by way of a rights offering or through the issuance of new shares, any shareholders who are unable or unwilling to participate in such an additional round of fund raising may suffer dilution in their investment.

Most of our executive officers do not reside in the United States.

Our U.S. stockholders would face difficulty in:

●	Effecting service of process within the United States on most of our executive officers, if considered necessary.
●	Enforcing judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against the executive officers.
●	Enforcing judgments of U.S. courts based on civil liability provisions of U.S. federal securities laws in foreign courts against the executive officers.
●	Bringing an original action in foreign courts to enforce liabilities based on the U.S. federal securities laws against the executive officers.

Accordingly, persons contemplating an investment in our common stock should seriously consider these factors before making an investment decision.

Collectively, our executive officers and directors have voting control, which could limit your ability to influence the outcome of important transactions, including a change in control.

As of this filing, our executive officers and directors collectively beneficially own 19,796,286 shares of our common stock, which represents 65.7% of the voting power of our outstanding common stock. As a result, our executive officers and directors collectively control a majority voting power and therefore are able to control all matters submitted to our shareholders for approval. Our executive officers and directors may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated voting power may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our shareholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our common stock.

Our directors owe a fiduciary duty to our shareholders and must act in good faith and in a manner the director reasonably believes to be in the best interests of our shareholders. As a shareholder, each director is entitled to vote his shares in his own interest, which may not always be in the interests of our shareholders generally.

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Our future success depends on the continuing efforts of our key employees and our ability to attract, hire, retain and motivate highly skilled and creative employees in the future.

Our future success depends on the continuing efforts of our executive officers, our founders and other key employees, in particular Robert Mattacchione, our Chief Executive Officer, Christopher David, our Chief Operating Officer/President and Jim Zsebok, our Principal Financial Officer. We rely on the leadership, knowledge and experience that our executive officers, founders and key employees provide. They foster our corporate culture, which we believe has been instrumental to our ability to attract and retain new talent. Any failure to attract new or retain key creative talent could have a material adverse effect on our business, financial condition, and results of operations.

The market for talent in our key areas of operations is intensely competitive, which could increase our costs to attract and retain talented employees. As a result, we may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them.

Employee turnover, including changes in our management team, could disrupt our business. The loss of one or more of our executive officers, founders or other key employees, or our inability to attract and retain highly skilled and creative employees, could have a material adverse effect on our business, results of operations or financial condition.

We believe our corporate culture has contributed to our success and, if we are unable to maintain it as we grow, our business could be harmed.

We believe our corporate culture has been a key element of our success. However, as our organization grows, it may be difficult to maintain our culture, which could reduce our ability to attract and maintain new talent and operate effectively. The failure to maintain the key aspects of our culture as our organization grows could result in decreased employee satisfaction, increased difficulty in attracting top talent and increased turnover and could compromise the quality of our client service, all of which are important to our success and to the effective execution of our business strategy. Accordingly, if we are unable to maintain our corporate culture as we grow our business, this could have a material adverse effect on our business, results of operations or financial condition.

We are a smaller reporting company and a non-accelerated filer and we cannot be certain if the reduced disclosure requirements applicable to our filing status, as well as the exemption from the requirement to provide an auditor’s attestation report regarding the effectiveness of our internal controls, will make our common stock less attractive to investors.

We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $250 million measured as of the last business day of our most recently completed second fiscal quarter. “Smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. We are also a “non-accelerated filer,” meaning we have a public float of less than $75 million measured as of the last business day of our most recently completed second fiscal quarter. As a “non-accelerated filer,” we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” and as a “non-accelerated filer” may make it harder for investors to analyze our results of operations and financial prospects and may make our common stock a less attractive investment.

We may not have sufficient insurance coverage and an interruption of our business or loss of a significant amount of property could have a material adverse effect on our financial condition and operations.

We currently do not maintain any insurance policies against loss of key personnel. We do maintain insurance coverage for business interruption as well as product liability claims. In addition, we do maintain director and officer insurance coverage. If any event were to occur which required our insurance coverage to be applicable as well as a loss of key personnel, our business, financial performance, and financial position may be materially and adversely affected.

We could become involved in claims or litigations that may result in adverse outcomes.

From time-to-time we may be involved in a variety of claims or litigations. Such proceeding may initially be viewed as immaterial but could prove to be material. Litigations are inherently unpredictable and excessive verdicts do occur. Given the inherent uncertainties in litigation, even when we can reasonably estimate the amount of possible loss or range of loss and reasonably estimable loss contingencies, the actual outcome may change in the future due to new developments or changes in approach. In addition, such claims or litigations could involve significant expense and diversion of management’s attention and resources from other matters.

We may be unable to adequately safeguard our intellectual property or we may face claims that may be costly to resolve or that limit our ability to use such intellectual property in the future.

Where litigation is necessary to safeguard our intellectual property, or to determine the validity and scope of the proprietary rights of others, this could result in substantial costs and diversion of our resources and could have a material adverse effect on our business, financial condition, operating results or future prospects.

We are unable to assure you that third parties will not assert infringement claims against us in respect of our intellectual property or that such claims will not be successful. It may be difficult for us to establish or protect our intellectual property against such third parties and we could incur substantial costs and diversion of management resources in defending any claims relating to proprietary rights. If any party succeeds in asserting a claim against us relating to the disputed intellectual property, we may need to obtain licenses to continue to use the same. We cannot assure you that we will be able to obtain these licenses on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could cause our business results to suffer.

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We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar international anti-bribery and anti-kickback laws with respect to our activities outside the United States.

We anticipate rendering multidisciplinary primary health care services through our clinics and distributing our medical cannabidiol products to locations in Canada and United States as well as operate our business in Canada and United States. The U.S. Foreign Corrupt Practices Act, and other similar anti-bribery and anti-kickback laws and regulations, generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We cannot assure you that we will be successful in preventing our agents from taking actions in violation of these laws or regulations. Such violations, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

We are subject to a number of risks related to credit card and debit card payments we accept.

We accept payments through credit card and debit card transactions. For credit card and debit card payments, we pay interchange and other fees, which may increase over time. An increase in those fees would require us to either increase the prices we charge for our services which could cause us to lose clients or suffer an increase in our operating expenses, either of which could harm our operating results. If we or any of our processing vendors have problems with our billing software, or the billing software malfunctions, it could have an adverse effect on our customer satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software fails to work properly and, as a result, we do not automatically charge our clients’ credit cards, debit cards or bank accounts on a timely basis or at all, we could lose revenues, which would harm our operating results. If we fail to adequately control fraudulent credit card and debit card transactions, we may face civil liability, diminished public perception of our security measures and significantly higher credit card and debit card related costs, each of which could adversely affect our business, financial condition and results of operations. The termination of our ability to process payments on any major credit or debit card would significantly impair our ability to operate our business.

Security breaches of confidential customer information, in connection with our electronic processing of credit and debit card transactions, or confidential employee information may adversely affect our business.

Our business requires the collection, transmission and retention of large volumes of customer and employee data, including credit and debit card numbers and other personally identifiable information, in various information technology systems that are maintained internally and by third parties with whom we contract to provide services. The integrity and protection of that customer and employee data is critical to us. Our customers and employees have a high expectation that we and our service providers will adequately protect their personal information. The information, security and privacy requirements imposed by governmental regulation are increasingly demanding. Our systems may not be able to satisfy these changing requirements and customer and employee expectations or may require significant additional investments or time in order to do so. Efforts to hack or breach security measures, failures of systems or software to operate as designed or intended, viruses, operator error or inadvertent releases of data all threaten our information systems and records. A breach in the security of our service providers’ information technology systems could lead to an interruption in the operation of our systems, resulting in operational inefficiencies and a loss of profits. A significant theft, loss or misappropriation of, or access to, customers’ or other proprietary data or other breach of our information technology systems could result in fines, legal claims or proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, which could disrupt our operations, damage our reputation and expose us to claims from customers and employees, any of which could have a material adverse effect on our financial condition and results of operations.

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We rely on third parties to provide services in connection with our business, and any failure by these third parties to perform their obligations could have an adverse effect on our business, financial condition and results of operations.

We have entered into agreements with third parties that include, but are not limited to, information technology systems (including hosting our website, mobile application and our point-of-sale system), select marketing services, and employee benefits servicing. Services provided by third-party suppliers could be interrupted as a result of many factors, such as acts of nature or contract disputes. Accordingly, we are subject to the risks associated with the third parties’ abilities to provide these services to meet our needs. Any failure by a third party to provide services for which we have contracted on a timely basis or within expected service level and performance standards could result in a disruption of our business and have an adverse effect on our business, financial condition, and results of operations.

Our amended and rested articles of incorporation provide that state or federal court located within the state of Nevada will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or other employees.

Our amended and restated articles of incorporation provide that “[u]nless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the NRS, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the state of Nevada, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision is intended to apply to claims arising under Nevada state law and would not apply to claims brought pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”) or Securities Act of 1933, as amended (the “Securities Act”), or any other claim for which the federal courts have exclusive jurisdiction. The exclusive forum provision in our amended and restated articles of incorporation will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived compliance with these laws, rules and regulations.

This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Nevada could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Nevada. The state or federal court of the State of Nevada may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ articles of incorporation has been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in our amended and restated articles of incorporation to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

Public health epidemics or outbreaks could adversely impact our business.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. On March 17, 2020, as a result of COVID-19 pandemic having been reported throughout both Canada and the United States, certain national, provincial, state and local governmental authorities issued proclamations and/or directives aimed at minimizing the spread of COVID-19. Accordingly, on March 17, 2020, the Company closed all corporate clinics for all in-clinic non-essential services to protect the health and safety of its employees, partners, and patients.

On May 26, 2020, the Ontario Ministry of Health announced updated guidance and directives stating that physiotherapists, chiropractors, and other regulated health professionals, including services and products provided by the Company, can gradually and carefully begin providing all services, including non-essential services, once the clinician and provider are satisfied all necessary precautions and protocols are in place to protect the patients, the clinician and the clinic staff. With all corporate clinics closed due to the COVID-19 pandemic, with the exception of providing certain limited essential and emergency services, the Company had furloughed 48 full-time employees and 35 part-time employees from its pre-closure levels of 81 full-time employees and 53 part-time employees specific to on-site clinic and eldercare operations.

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Specific to our clinic-based services and products, operating under COVID-19 related authorized governmental proclamations and directives, between March 17 through June 1, 2020, the Company provided in-clinic multi-disciplinary primary healthcare services and products solely to patients with emergency and essential need while also providing certain virtual based services related to physiotherapy.

Specific to our eldercare based services and products, operating under COVID-19 related authorized governmental proclamations and directives which included certain eldercare related services being deemed essential, NHL was able to quickly expand its existing eldercare related physiotherapy service “virtual-care” platform, which pre-pandemic was primarily focused on providing “virtual-care” services to both smaller and remote eldercare homes to ensure access to service providers, when needed; and continuity of care to eldercare patients without service providers in their area. Given NHL had established “virtual care” procedures and forms, complete with video consent and assessment forms already vetted and approved by the Ontario College of Physiotherapists, NHL was well-positioned to expand the delivery of certain of its eldercare related contracted services, via “virtual-care” technology, ensuring continuity of service for our long-term care and retirement home clients.

On June 2, 2020, the Company commenced opening its corporate clinics and providing non-essential services. As of the quarter period ended August 31, 2021, all corporate clinics are open and operational while following all mandated guidelines and protocols from Health Canada, the Ontario Ministry of Health, and the respective disciplines’ regulatory Colleges to ensure a safe treatment environment for our staff and clients. As of August 31, 2021, the Company has 73 full-time employees and 56 part-time employees specific to on-site clinic and eldercare operations.

Canadian federal and provincial COVID-19 governmental proclamations and directives, including interprovincial travel restrictions, have presented unprecedented challenges to launching our Harvest Gold Farms and Kainai Cooperative joint ventures during the fiscal year ended August 31, 2021. Accordingly, the Company has decided to delay commencing the projects until the 2022 grow season. These joint ventures relate to the development, management, and arrangement of medicinal farming projects involving industrial hemp for medicinal Cannabidiol (CBD) applications.

Specific to PRO-DIP and Acenzia, both companies are open and fully operational while following all local, state, provincial, and national guidelines and protocols related to minimizing the spread of the COVID-19 pandemic.

For fiscal year 2022 and beyond, based on no additional “lockdowns” or new material directives being implemented which may limit the Company’s ability to provide its services and products in Canada and the U.S., the Company projects a steady quarter-to-quarter increase of revenue.

While all of the Company’s business units are operational at the time of this filing, any future impact of the COVID-19 pandemic on the Company’s operations remains unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced patient traffic and reduced operations.

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Risks Related to our Multidisciplinary Primary Health Care Business

We may not be able to successfully implement our business growth initiatives for our multidisciplinary primary health care business on a timely basis or at all, which could harm our business, financial performance, financial position, and results of operations.

The growth of our multidisciplinary primary health care business depends on our ability to open and acquire new clinics and expand our roster of clinicians and staff to best service our multidisciplinary primary health care clinics and eldercare centric homes.

A component of our growth strategy is to increase the number of our multidisciplinary primary health care clinics through both the acquisition of existing clinics and the opening of new clinics while also engaging new contracts with new affiliate clinics and elder centric homes. Our ability to acquire and open profitable clinics and expand our clinician and staffing requirements depends on many factors, including our ability to:

●	access capital to fund future acquisitions and preopening expenses;

●	achieve brand awareness in new and existing markets;

●	manage costs, which could give rise to delays or cost overruns;

●	recruit, train, and retain qualified multidisciplinary primary health care clinicians and other staff in our local markets;

●	obtain favorable reimbursement rates for services rendered at the clinics;

●	successfully staff and operate new clinics and affiliated clinics and elder centric homes;

●	obtain all required governmental approvals, certificates, licenses and permits on a timely basis;

●	manage delays in the acquisition or opening of clinics;

●	compete for appropriate sites in new markets against other multidisciplinary primary health care competitors and clinics; and

●	maintain adequate information systems and other operational system capabilities.

Further, additional federal or state legislative or regulatory restrictions or licensure requirements could negatively impact our ability to operate both new and existing clinics.

Accordingly, we may not be able to achieve our planned growth or, even if we are able to grow our clinic base as planned, any new clinics may not be profitable or otherwise perform as planned. Failure to implement successfully our growth strategy would likely have an adverse impact on our business, financial condition or results of operations.

The long-term success of our multidisciplinary primary health care business is highly dependent on our ability to successfully identify and acquire target clinics and identify and secure staffing opportunities.

To achieve our business growth initiative, we will need to acquire and open new clinics and operate them on a profitable basis. We expect this to be the case for the foreseeable future. In addition, we will need to identify and secure staffing opportunities as well. We consider numerous factors in identifying target markets where we can enter or expand and staffing opportunities that we can secure.

The number and timing of new clinics acquired and opened during any given period may be negatively impacted by a number of factors including, without limitation:

●	the identification and availability of attractive sites for new clinics and the ability to negotiate suitable lease terms;

●	our ability to successfully identify and address pertinent risks during acquisition due diligence;

●	the preparation of target clinics’ financial statements on methods of accounting other than generally accepted accounting principles, or GAAP;

●	the proximity of potential sites to one of our or our competitors’ existing clinics;

●	our ability to obtain required governmental licenses, permits and authorizations on a timely basis; and

●	our ability to recruit qualified clinicians and other personnel to staff our clinics.

If we are unable to find and secure attractive target clinics to expand in existing markets or enter new markets, our revenues and profitability may be harmed, we may not be able to implement our business growth initiatives and our financial results may be negatively affected.

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Our intended acquisition and opening of clinics and increase in staffing in new markets exposes us to various risks and may require us to develop new business models.

Our growth and profitability depend on our ability to implement our business growth initiatives by expanding the number of clinics we operate and the amount of staffing in both new and existing markets. We cannot assure you our efforts to expand into new markets, particularly where we do not currently operate, will succeed. To operate in new markets, we may be required to modify our existing business model and cost structure to comply with local regulatory or other requirements, which may expose us to new operational, regulatory or legal risks.

We may be unable to acquire target clinics within our current price ranges. This may reduce the pace of our growth and increase the need for additional debt and equity capital. The patient population of clinics we acquire may be loyal to existing ownership, making it difficult to maintain pre-closing revenue and profit levels. The re-branding of acquired clinics may have an adverse market effect in local communities, and our brand may not be received as favorably in the local communities as we anticipate.

The process of integration of an acquired clinic may subject us to a number of risks, including:

●	Failure to successfully manage relationships with multidisciplinary primary health care clinicians and other staff of the acquired clinic;

●	Demands on management related to the increase in size of our Company after the acquisition;

●	Diversion of management attention;

●	Potential difficulties integrating and harmonizing financial reporting systems;

●	Difficulties in the assimilation and retention of employees;

●	Inability to retain the multidisciplinary primary health care clinicians and other staff of the acquired clinic;

●	Inability to establish uniform standards, controls, systems, procedures and policies;

●	Inability to retain the patients of the acquired clinic;

●	Exposure to legal claims for activities of the acquired clinic prior to acquisition; and

●	Incurrence of additional expenses in connection with the integration process.

If the acquired clinic is not successfully integrated into our Company, our business, financial condition and results of operations could be materially adversely affected, as well as our reputation. Furthermore, if we are unable to successfully integrate the acquired clinic or if there are delays in combining the businesses, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected.

Growing our business through acquisitions will require additional personnel. There can be no assurance that these demands will not have a material adverse effect on our business, financial condition, and results of operations, nor can there be any assurance that we will be able to attract or retain competent personnel and improve our operational systems sufficiently to support the expansion of our operations.

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Also important to our success will be our ability to achieve additional economies of scale in order to improve operating margins. There can be no assurance that we will be able to achieve such economies of scale, and the failure to do so could have a material adverse effect on our business, financial condition, and results of operations.

Clinics we open in new markets may take longer to reach expected revenue and profit levels on a consistent basis. The cost of opening and operating new clinics may exceed our budget, thereby affecting our overall profitability. New markets may have competitive conditions, consumer preferences, and health care spending patterns that are more difficult to predict, identify or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets and after closing acquisitions to build brand awareness. We may find it more difficult in new markets to hire, and we may not be able to retain and motivate qualified multidisciplinary primary health care clinicians and other personnel. We may need to augment our labor model to meet regulatory requirements and the overall cost of labor may increase or be higher than anticipated.

As a result, any new or acquired clinics may be less successful and may not achieve target profit margins at the same rate or at all. If any steps taken to expand our existing business model into new markets are unsuccessful, we may not be able to achieve our growth objectives and our business, financial condition and results of operations could be adversely affected.

We will require additional capital to fund our operating and expansion costs, and our inability to obtain such capital will likely harm our business.

Although we currently operate 17 corporate owned multidisciplinary primary health care clinics, our administrative, corporate, and general organizational infrastructure is designed to support numerous additional clinics. Consequently, we expect that our monthly expenses will continue to exceed our monthly cash receipts until we significantly increase the number of our multidisciplinary primary health care clinics. Depending on the results of our planned follow-on offering and certain other factors, including the results of operations of our ancillary network business, we may need to raise additional capital to cover our operating and expansion costs.

To support our expansion strategy, we must have sufficient capital to continue making investments in new and existing clinics. Current funding sources and cash generated by our operations may not be sufficient to allow us to sustain our expansion efforts. If this is the case, we may need additional equity or debt financing to provide the funds required to operate and expand our business. If such financing is not available on satisfactory terms or at all, we may be unable to expand our business or acquire new clinics at our projected rate and our operating results may suffer. Debt financing increases expenses and must be repaid regardless of operating results and may impose restrictions on the manner in which we operate our business. Equity financing, or debt financing that is convertible into equity, could result in additional dilution to our existing stockholders. Furthermore, if we are unable to obtain adequate capital, whether in the form of equity or debt, to fund our business and growth strategies we may be required to delay, scale back or eliminate some or all of our expansion plans, which may have a material adverse effect on our business, operating results, financial condition, or prospects.

The clinics that we intend to acquire or open may not meet our expectations.

In general, our business growth initiatives involve the acquisition and opening of strategically located clinics. Clinics that we intend to acquire and open may not meet our revenue or profit targets or may take longer than anticipated to do so. If our acquired or new clinics do not perform as planned, our business and future prospects could be harmed. If we are unable to manage successfully the potential difficulties associated with acquiring and opening new clinics, we may not be able to capture the efficiencies and opportunities that we expect from our expansion strategy. Our inability to capture expected efficiencies of scale, maintain patient volumes, improve our systems and equipment, continue our cost discipline, and retain appropriate physician and overall labor levels, could have a material adverse effect on our business, financial condition and results of operations.

If we open new clinics in existing markets, revenue at our existing clinics may be affected negatively.

The catchment area of our clinics varies by location and depends on a number of factors, including population density, other available convenient medical or multidimensional primary health care services, area demographics and geography. As a result, the opening of a new clinic in or near markets in which we already have clinics could adversely affect the revenues of those existing clinics. Existing clinics could also make it more difficult to build our patient base for a new clinic in the same market. We may selectively open new clinics in and around areas of existing clinics that are operating at or near capacity to serve effectively our patients, but revenue cannibalization between our clinics may become significant in the future as competition increases and as we continue to expand our operations. This could adversely affect our revenue growth, which could, in turn, adversely affect our business, financial condition, or results of operations.

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We may be required to make capital expenditures in connection with our acquisitions to implement our growth strategy.

In order to maintain brand consistency across our multidimensional primary health care clinics, we may need to make significant capital expenditures to the interior and exterior of our clinics. This may include making real property improvements and upgrading our medical equipment to serve our patients and remain competitive. Changing competitive conditions or the emergence of significant advances in medical technology could require us to invest significant capital in additional equipment or capacity in order to remain competitive. Along these lines, if the systems and technology of our target clinics differ from those we have chosen to utilize, we may be required to invest significant capital to either convert, terminate, or integrate the varying medical technology platforms. If we are unable to fund any such investment or otherwise fail to make necessary capital expenditures, our business, financial condition, or results of operations could be materially and adversely affected.

Damage to our reputation or our brand in existing or new markets could negatively impact our business, financial condition and results of operations.

We must grow the value of our brand to be successful. We intend to further develop our reputation and brand of providing patients with high quality effective multidisciplinary primary health care services, and related products, delivered by respected clinicians and well-trained operational staff. Additionally, we place high-value on building and maintaining a patient-centered culture. If we do not make investments in areas such as marketing and advertising, as well as the day-to-day investments required for clinic operations, equipment upgrades, and personnel training, the value of our brand may not increase or may be diminished. Any incident, real or perceived, regardless of merit or outcome, that adversely affects our brand, such as, but not limited to, patient disability or death due to malpractice or allegations of malpractice, failure to comply with federal, provincial or local regulations, including allegations or perceptions of non-compliance or failure to comply with ethical and operational standards, could significantly reduce the value of our brand, expose us to negative publicity and damage our overall business and reputation.

Our marketing activities may not be successful.

We incur costs and expend other resources in our marketing efforts to attract and retain patients. Our marketing activities are principally focused on increasing brand awareness in the communities in which we provide services. As we open and acquire new clinics, we expect to undertake aggressive marketing campaigns to increase community awareness about our presence and our service capabilities. We plan to conduct our targeted marketing efforts in neighborhoods through channels such as direct mail, billboards, radio advertisements, physician open houses, community sponsorships and various social media. If we are not successful in these efforts, we will have incurred expenses without materially increasing revenue.

The multidisciplinary primary health care market is highly competitive, including competition for patients, strategic relationships, and commercial payor contracts, each of which could adversely affect our contract and revenue base.

The market for providing multidisciplinary primary health care services, and related products, is highly competitive, and all of our clinics and staffing opportunities face and will face competition, in varying degrees, from existing multidisciplinary primary health care providers, walk-in clinics, hospital emergency rooms, private doctors’ offices, freestanding emergency clinics, independent laboratories, hospital- and payor-supported urgent care facilities, and occupational medicine clinics. We compete with national, regional, and local enterprises, some of which have greater financial and other resources available to them, greater access to clinicians, medically licensed physicians and other medical professionals or greater access to potential patients. Our clinics and staffing compete on the basis of accessibility, including evening and weekend hours, walk-in care, as well as varying appointment opportunities. We also compete on the basis of our multi-provinces, regional footprint, which we believe will be of value to both employers and third-party payors. As a result of the differing competitive factors within the markets in which we operate and will operate, the individual results of our clinics may be volatile. If we are unable to compete effectively with any of these entities or groups, we may be unable to implement our business strategies successfully, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

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We may not be able to recruit and retain qualified multidisciplinary primary health care clinicians for our multidisciplinary primary health care clinics and staffing of affiliate clinics and eldercare centric homes.

Our success depends upon our ability to recruit and retain qualified multidisciplinary primary health care clinicians and other staff. There is currently a national shortage in Canada and United States of certain of these health care professionals. To the extent a significant number of multidisciplinary primary health care clinicians within an individual community or market decide to partner with competing multidisciplinary primary health care providers or hospitals and not with us, we may not be able to operate our clinics in such community. We face competition for such personnel from existing operators, hospital systems, entrepreneurial start-ups, and other organizations. This competition may require us to enhance wages and benefits to recruit and retain qualified personnel. Our inability to recruit and retain these professionals could have a material adverse effect on our ability to grow or be profitable.

We may not be able to prohibit or limit our multidisciplinary primary health care clinicians from competing with us in our local markets.

In certain provinces in Canada in which we operate or intend to operate and states in the United States in which we intend to operate, non-compete, non-solicitation, and other negative covenants applicable to employment or ownership are judicially or statutorily limited in their effectiveness or are entirely unenforceable against multidisciplinary primary health care professionals. As a result, we may not be able to protect our operational processes, procedures, and general trade secrets or limit insiders from using competitive information against us or competing with us, which could have a material adverse effect on our ability to remain competitive.

With respect to our operations in Canada, we may be unable to enter into or maintain contracts for our affiliate multidisciplinary primary health care clinics and eldercare focused facilities or services on favorable terms with commercial payors.

In Canada, a significant portion of our net patient service revenue is derived from nongovernmental, extended health insurers which provide reimbursement based on a pre-allocated amount disbursed as a cash payment for services, and related products, provided to the patient.

With respect to our anticipated expansion of our operations into the United States, we may be unable to enter into or maintain contracts for our multidisciplinary primary health care clinics and services on favorable terms with commercial payors in the United States.

With respect to our anticipated expansion of our operations into the United States, we anticipate that a significant portion of our net patient service revenue will be derived from nongovernmental, third-party payors, or commercial payors, such as managed care organizations, commercial insurance providers and employer-sponsored health care plans. These commercial payors use a variety of methods for reimbursement depending on the arrangement involved. These arrangements include fee-for-service, PPOs and health maintenance organizations, as well as prepaid and discounted medical service packages and capitated, or fixed fee, contracts. Rates for health maintenance organization benefit plans are typically lower than those for PPOs or other benefit plans that offer broader provider access.

Frequently, commercial payors classify or may reclassify our multidisciplinary primary health care services differently. Such distinctions may result in different payment and reimbursement structure. Such differences may affect costs to the patient through increased copayments, deductibles and other cost-sharing mechanisms and, accordingly, patient choice of provider.

There is often pressure to renegotiate reimbursement levels, particularly in connection with changes to Medicare. Typically, commercial payors reimburse us based upon contracted discounts to our established base rates. If managed care organizations and other commercial payors reduce their rates or we were to experience a significant shift in our revenue mix toward Medicare or Medicaid reimbursements, then our revenue and profitability would be adversely affected and our operating margins would be reduced. Commercial payors often demand discounted fee structures, and the trend toward consolidation among commercial payors tends to increase their bargaining power over fee structures. Because some commercial payors rely on all or portions of Medicare fee schedules to determine payment rates, changes to government health care programs that reduce payments under these schedules may negatively impact payments from commercial payors. Other health care providers may impact our ability to negotiate increases and other favorable terms in our reimbursement arrangements with commercial payors. For example, some of our competitors may negotiate exclusivity provisions with commercial payors or otherwise restrict the ability of commercial payors to contract with us. We may be excluded from participating in commercial payor networks, making it more expensive for certain patients to receive treatment at our clinics. Our results of operations will depend, in part, on our ability to retain and renew managed care contracts as well as enter into new managed care contracts on terms favorable to us. Our inability to maintain suitable financial arrangements with commercial payors could have a material adverse impact on our business.

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As various provisions of the Patient Protection and Affordable Care Act, or the ACA, are implemented, commercial payors may increasingly demand fee reductions. In addition, there is a growing trend for commercial payors to take steps to shift the primary cost of care to the plan participant by increasing co-payments, co-insurance and deductibles, and these actions could discourage such patients from seeking treatment at our clinics. Patient volumes could be negatively impacted if we are unable to enter into or maintain acceptable contracts with such commercial payors, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

Government health care programs may reduce reimbursement rates.

Our competition will also be the Canadian health care system which is a government sponsored system that began in 1957, when Parliament approved the Hospital Insurance and Diagnostics Services Act. The Act provided free acute hospital care, laboratory and radiological diagnostic services to Canadians. By 1961, agreements were in place with all the provinces and 99% of Canadians had free access to the health care services covered by the legislation. The Act was followed by the Medical Care Act of 1966 that provided free access to physician services. By 1972, each province had established its own system of free access to physician services. The federal government shared in the funding. In 1984, the Government of Canada passed the Canada Health Act (CHA). The Canada Health Act created a publicly administered health care system that is comprehensive, universal and accessible. All medically necessary procedures are provided free of charge. The system provides diagnostic, treatment and preventive services regardless of income level or station in life. Access to care is not based on health status or ability to pay. Coverage is portable between provinces and territories. We can give no assurance that we will be able to effectively compete in this market.

In recent years, in the United States, new legislation has been proposed and adopted at both the federal and state level that is effecting major changes in the health care system. Any change in the laws, regulations, or policies governing the health care system could adversely affect reimbursement rates and our operations and financial condition. Enacted in March 2010, the ACA seeks to expand health care coverage, while increasing quality and limiting costs. The ACA substantially changes the way health care is financed by both governmental and commercial payors. As a result of the ACA or the adoption of additional federal and state health care reforms measures there could be limits to the amounts that federal and state governments will pay for health care services, which could result in reduced demand or profitability of our services.

Furthermore, if due to an allegation of fraud or any other reason one or more of our multidisciplinary primary health care clinicians or practitioners is no longer entitled to bill and receive payment for services rendered to patients whose treatment is paid in whole or in part by a governmental payor, our revenue may be negatively impacted, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

If payments from commercial or governmental payors are significantly delayed, are reduced or eliminated, our business, prospects, results of operations and financial condition could be adversely affected.

We depend upon compensation from third-party payors for the services provided to patients by our multidisciplinary primary health care clinicians and practitioners in our clinics, affiliate clinics and eldercare centric homes serviced by our clinicians. The amount that we receive through our clinics in payment for their services may be adversely affected by factors we do not control, including federal, provincial, or local regulatory changes, cost-containment decisions, and changes in reimbursement schedules of third-party payors and legislative changes. Any reduction or elimination of these payments could have a material adverse effect on our business, prospects, results of operations and financial condition.

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Additionally, the reimbursement process is complex and can involve lengthy delays. Although we recognize revenue when multidisciplinary primary health care services are provided, there can be delays before we receive payment. In addition, third-party payors may disallow, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, or that additional supporting documentation is necessary. Retroactive adjustments by third-party payors may be difficult or cost prohibitive to appeal, and such changes could materially reduce the actual amount we receive from those payors. Delays and uncertainties in the reimbursement process may be out of our control and may adversely affect us.

Significant changes in our payor mix resulting from fluctuations in the types of patients seen at our clinics could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our results may change from period to period due to fluctuations in payor mix or other factors relating to the type of treatment performed by clinicians at our clinics. Payor mix refers to the relative amounts we receive from the mix of persons or entities that pay or reimburse us for health care services. Because we generally receive relatively higher payment rates from commercial payors than from governmental payors or self-pay patients, a significant shift in our payor mix toward a higher percentage of self-pay or patients whose treatment is paid in whole or part by a governmental payor, which could occur for reasons beyond our control, could have a material adverse effect on our business, prospects, results of operations and financial condition.

Failure to bill timely or accurately for our services could have a negative impact on our net revenues, bad debt expense and cash flow.

Billing for our services is often complex and time consuming. The practice of providing multidisciplinary primary health care services, and related products, in advance of payment or prior to assessing a patient’s ability to pay for such services may have a significant negative impact on our patient service revenue, bad debt expense and cash flow. We bill numerous and varied payors, including self-pay patients, various forms of commercial payors, government payors and insurance payors. Billing requirements that must be met prior to receiving payment for services rendered often vary by payor. Self-pay patients and third-party payors may fail to pay for services even if they have been properly billed. Reimbursement is typically dependent on our providing the proper procedure and diagnosis codes.

Additional factors that could affect our collections for the services we render include:

●	disputes among payors as to which party is responsible for payment;
●	variations in coverage among various payors for similar services;
●	the difficulty of adherence to specific compliance requirements, coding and various other procedures mandated by responsible parties;
●	the institution of new coding standards; and
●	failure to properly credential our providers to enable them to bill various payors.

The complexity associated with billing for our services causes many delays in our cash collections, resulting in increased carrying costs associated with the aging of our accounts receivable as well as the increased potential for bad debt expense.

We are dependent on our third-party revenue cycle managers for billing and collection of our claims.

We submit our claims for services rendered to commercial payors and governmental payors electronically through our third-party revenue cycle managers. We are dependent on our revenue cycle managers for the timely billing and collections of our claims. Any delay by or failure of our revenue cycle managers to timely bill and collect our claims could have a material adverse effect on our business, results of operations and financial condition.

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We may incur costs resulting from security risks in connection with the electronic data processing by our partner banks.

Because we accept electronic payment cards for payments at our facilities, we may incur costs resulting from related security risks in connection with the electronic processing of confidential information by our partner banks. Recently, several of the large national banks have experienced potential or actual breaches in which similar data has been or may have been stolen. Such occurrences could cause patient dissatisfaction resulting in decreased visits or could also distract our management team from the management of the day-to-day operations.

With respect to our Canadian operations and our anticipated expansion of our operations into the United States, a successful challenge by tax authorities to our treatment of certain multidisciplinary primary health care clinicians and practitioners as independent contractors or the elimination of an existing safe harbor could materially increase our costs relating to these multidimensional primary health care clinicians and practitioners.

With respect to our Canadian operations and our anticipated expansion of our operations into the United States, certain of our multidisciplinary primary health care clinicians and practitioners may be engaged as independent contractors by our state-level operating subsidiaries. If these personnel are treated as independent contractors rather than as employees, our state-level operating subsidiaries will not (i) withhold federal, state or local or state income or other employment related taxes from their compensation, (ii) make federal, provincial, state or local federal or state unemployment tax or Federal Insurance Contributions Act payments with respect to them, (iii) provide workers compensation insurance with respect to them (except in states where they are required to do so for independent contractors), or (iv) allow them to participate in benefits and retirement programs available to employees. Although we will have contracts with these licensed multidisciplinary primary health care clinicians obligating them to pay these taxes and other costs, if a challenge to our treatment of these licensed multidisciplinary primary health care clinicians and practitioners as independent contractors by federal, state, or local authorities were successful and they were treated as employees instead of independent contractors, we could be liable for taxes, penalties, and interest. In addition, there are currently, and have been in the past, proposals made to eliminate an existing safe harbor that would potentially protect us from the imposition of taxes in these circumstances, and similar proposals could be made in the future. If such a challenge were successful or if the safe harbor were eliminated, this could cause a material increase in our costs relating to these personnel and, have a material adverse effect on our business, financial condition, and results of operations.

Currently, our corporate owned clinics and affiliate clinics are located in the Canadian provinces of Ontario, Alberta, Nova Scotia and Newfoundland making us particularly sensitive to regulatory, economic, and other conditions in those states.

Our clinics and affiliate clinics are located in the Canadian provinces of Ontario, Alberta, Nova Scotia and Newfoundland. If there were an adverse regulatory, economic, or other development in any of those states, our patient volume could decline, our ability to operate our clinics under our existing business model could be impacted, or there could be other unanticipated adverse impacts on our business that could have a material adverse effect on our business, financial condition, and results of operations.

Our business is seasonal, which impacts our results of operations.

Our clinics’ patient and staffing volumes are sensitive to seasonal fluctuations. Typically, winter months see a higher occurrence of motor vehicle and winter weather related accidents, such as falling, however; the timing and severity of these can vary dramatically. Additionally, in the United States as consumers shift toward high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other health care spending has occurred, which may lead to lower than expected patient volume or an increase in bad debt expense during that period. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.

We could be subject to lawsuits for which we are not fully insured.

Medical professionals, including multidisciplinary primary health care clinicians and practitioners, have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision and credentialing. In Canada, our clinicians and practitioners, whether an employee or independent contractor, are responsible for their own professional liability insurance coverage. As provided in Canadian rules and regulations, our liability insurance coverage is not required to cover our clinicians and practitioners. As we expand in the United States, we anticipate procuring insurance coverage for our affiliated multidimensional primary health care clinicians, practitioners, and corporate entities. In addition, as we expand our menu of services and related products through our various Medical Technology Platforms or possible acquisition of a medical licensed primary care practice, we will be subject to lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision, and credentialing.

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We are currently insured under policies in amounts management deems appropriate, based upon the nature and risk of our business. Nevertheless, there are exclusions and exceptions to coverage under each insurance policy that may make coverage for any claim unavailable, future claims could exceed the limits of available insurance coverage, existing insurers could become insolvent and fail to meet their obligations to provide coverage for such claims, and such coverage may not always be available with sufficient limits and at reasonable cost to insure us adequately and economically in the future. One or more successful claims against us not covered by, or exceeding the coverage of, our insurance could have a material adverse effect on our business, prospects, results of operations and financial condition. Moreover, in the normal course of our business, we may be involved in other types of lawsuits, claims, audits and investigations, including those arising out of our billing and marketing practices, employment disputes, contractual claims and other business disputes for which we may have no insurance coverage. The outcome of these matters could have a material adverse effect on our financial position, results of operations, and cash flows.

Some of these lawsuits may involve large claim amounts and substantial defense costs.

Insurance coverage for some of our losses may be inadequate and may be subject to the credit risk of commercial insurance providers.

We maintain insurance coverage for specific liability for our clinic facilities through various third-party insurers. To the extent we hold policies to cover certain groups of claims or rely on insurance coverage obtained by third parties to cover such claims, we may be responsible for those losses if the insurance coverage is inadequate or the insurer rejects our claim for payment. Furthermore, for our losses that are insured or reinsured through commercial insurance providers, we are subject to the financial viability of those insurance companies. Although we believe our commercial insurance providers are currently creditworthy, they may not remain so in the future.

Risks Related to Health Care Regulation

The health care industry is heavily regulated, and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations.

The health care industry is heavily regulated and closely scrutinized by federal, state, provincial and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and products, our contractual relationships with our clinicians, vendors, patients and our marketing activities and other aspects of our operations. If we fail to comply with these laws and regulations, we could be exposed to civil and criminal penalties such as fines, damages, overpayment recoupment, loss of enrollment status and exclusion from government health care programs. Any action against us for violation of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Our clinicians and practitioners are also subject to ethical guidelines and operating standards of professional and private accreditation agencies.

The laws, regulations and standards governing the provision of health care service, and related products, may change significantly in the future, and these changes may materially and adversely affect our business. Furthermore, a review of our business by regulatory or accreditation authorities could result in determinations that could adversely affect our operations.

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Our Canadian clinics are and will be subject to numerous statutes and regulations. Additionally, given our intention to expand and begin operations in the United States, we will be subject to numerous U.S. statutes and regulations. Failure to comply with these laws and regulations could result in civil or criminal sanctions.

The operation of our clinics in Canada subjects us, and will subject us, to many provincial laws and regulations, following the projected expansion of our Company’s operations to the United States, federal and state laws in the United States. In general, whether directly or through boards, agencies, or other delegated authorities, regulating the ownership and dispensing of controlled substances, the retention and storage of medical records, patient privacy and protection of health information, the licensure of multidisciplinary primary health care providers, including clinicians, and the clinical supervision, by physicians, of nurse practitioners and physician assistants, among other aspects of our operations are regulated. All such laws and regulations, and the applicable interpretations of such laws and regulations, are subject to change.

Additional regulation of clinics such as ours has been proposed in several Canadian provinces and the United States. The adoption of any such regulations in the provinces in Canada, or states in the United States in which we operate or intend to operate, could force us to change our operational or transactional approach or lead to a finding by regulators that our primary care clinics and clinics do not meet legal requirements. We may be subject to criminal prosecution, regulatory fines, penalties, or other sanctions if our operations or clinics are found to not comply with applicable laws and regulations. In addition, we may be required to refund all funds received from patients and third-party payors during the period of noncompliance.

With respect to our anticipated expansion of our operations into the United States, state regulation of the expansion of multidisciplinary primary health care clinics could prevent us from reaching our expansion objectives.

In the United States, many states have certificate of need programs that require some level of prior approval for the development, acquisition, or expansion of health care sector related facilities. With respect to our anticipated expansion of our operations into the United States, in the event we choose to acquire or open clinics in a state that does require such approval, we may be required to obtain a certificate of need before the acquisition or opening occurs. If we are unable to obtain such approvals, we may not be able to move forward with the planned activity.

Only a few states currently require the licensure of multidisciplinary primary health care clinics such as ours. The lack of a specific licensure process for our clinics in the vast majority of states may lead state legislators or regulators to regulate aggressively the growth of our industry, potentially seeking to treat our industry in a manner similar to hospitals or freestanding emergency departments. Further, the growing number of urgent care clinics and freestanding emergency departments may lead to legislation or regulations requiring us to change substantially our operations or cease our operations in that state entirely. Any such requirements could have a material adverse effect on our prospects and growth strategy.

Our services, and related products, are subject to comprehensive laws and regulations that govern the manner in which we bill and are paid for our services by third-party payors, and the failure to comply with these requirements can result in civil or criminal sanctions, including exclusion from federal and state health care programs.

A substantial portion of our services, and related products, are paid for by commercial payors and governmental payors. These third-party payors typically have differing and complex billing and documentation requirements. If we fail to meet these requirements, we may not be paid for our services or payment may be substantially delayed or reduced.

Numerous federal, provincial and local laws also apply to our claims for payment, including but not limited to (i) “coordination of benefits” rules that dictate which payor must be billed first when a patient has coverage from multiple payors, (ii) requirements that overpayments be refunded within a specified period of time, (iii) “reassignment” rules governing the ability to bill and collect professional fees on behalf of other providers, (iv) requirements that electronic claims for payment be submitted using certain standardized transaction codes and formats, and (v) laws requiring all health and financial information of patients in a manner that complies with applicable security and privacy standards.

Third-party payors carefully monitor compliance with these and other applicable rules. Our failure to comply with these rules could result in our obligation to refund amounts previously paid for such services or non-payment for our services.

If we are found to have violated any of these or any of the other laws or regulations which govern our activities, the resulting penalties, damages, fines or other sanctions could adversely affect our ability to operate our business and our financial results.

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Changes in coverage and the rates or methods of third-party reimbursements may adversely affect our revenue and operations.

A substantial portion of our revenue is derived from direct billings to patients and third-party payors. As a result, any changes in the rates or methods of reimbursement for the services and products we provide could have a material adverse effect on our revenue and financial results. Reimbursement rates can vary depending on whether our clinic is an in-network or out-of-network provider. Each of our clinics may be out-of-network for some patients. When acting as an out-of-network provider, reimbursement rates may be lower, co-payments and deductibles may be higher and we may have difficulties complying with the billing requirements of certain third-party payors.

Past and future legislation related to the health care industry and other changes in the health care industry could adversely affect our business, financial condition, and results of operations.

The health care industry is subject to legislative and regulatory changes, as well as changes from other influences. The government may continue reviewing and assessing health care delivery and payment systems and may in the future adopt legislation making additional fundamental changes in the health care system. There is no assurance that such changes will not have a material adverse effect on our business, financial condition, or results of operations. Continued efforts to shift health care costs to the patient (through co-payments, deductibles, and other mechanisms) could adversely affect our business, financial condition, and results of operations.

We are subject to the Canada Health Act, Canada’s National Health Insurance Program and Food and Drugs Act and analogous provisions of applicable state laws and could face substantial penalties if we fail to comply with such laws.

In Canada, some health care services are public, some are private with a number of different entities involved in regulating and providing their delivery. While there is a perception that all health care in Canada is publicly funded, the publicly funded system is generally restricted to “medically necessary” hospital and physician services, and provincial or territorial drug plans that provide access to prescription drugs to residents over the age of 65 or those residents who rely on social assistance programs. Publicly funded services are delivered through a combination of public and private providers and funding comes from the Canadian federal government, which sets national standards, and the provincial and territorial governments, which regulates the delivery of services and determines those services that are deemed “medically necessary” (i.e., publicly funded) within the context of their own unique fiscal and political environment. In addition, there are a wide array of health products and services that are not subject to coverage under the public health insurance plans that are provided on a private payer basis.

Federal/Provincial Government Division of Power in Canada

As is the case for many important industries and economic sectors, neither the federal, nor the provincial/territorial level of government has exclusive jurisdiction over health. Instead, the Constitution Act, 1867, divides the legislative powers relevant to the regulation of the delivery of health products and services between the federal and provincial levels of government.

The federal government is responsible for regulating important aspects of various health industries or sectors including the regulation of selling, importing, distributing, and marketing drugs and medical devices and it maintains significant influence over health policy and national objectives through the use of its spending power.

The provincial/territorial level of government has comprehensive authority over the delivery of health care services. Other examples of provincial responsibility include the regulation of hospitals and other health facilities, administration of health insurance plans, distribution of prescription drugs and regulation of health professionals.

However, many health industry sectors are subject to at least some degree of regulation or oversight by both levels of government.

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Canada’s National Health Insurance Program

Canada’s “national” health insurance program, a publicly funded single-payer system often referred to as “Medicare,” is designed to ensure that all Canadian residents have universal access to medically necessary hospital and physician services through the provincial and territorial health care insurance plans.

The Canada Health Act

The Canada Health Act is the federal legislation that provides the foundation for the Canadian health care system. The Act is administered by Health Canada, the federal department with primary responsibility for maintaining and improving the health of Canadians. However, neither the Canada Health Act nor Health Canada have direct authority to regulate the health insurance plans that give effect to the publicly funded health insurance system that is in place across the country. Instead, the Act establishes certain values and principles and sets out criteria and conditions that each publicly funded health insurance plan is required to meet in order to qualify for federal funding through the Canada Health Transfer. As federal funding is critical to the ability to fund “medically necessary” hospital and physician services, each provincial and territorial health insurance plan must satisfy the requirements of public administration; universality; portability; comprehensiveness; and accessibility.

Notably, these requirements relate only to funding and administration and establishing broad principles rather than a prescriptive code. In addition, the Canada Health Act is silent with respect to the delivery of health services and does not prohibit or discourage the delivery of insured health services by the private sector. As a result, there is significant variation in the funding and administration of health insurance plans from one jurisdiction to another. However, most provinces permit the delivery of a broad range of publicly funded health services through a combination of both public and private providers. Indeed, many publicly funded services in Canada are privately delivered.

The requirement that publicly funded health insurance plans be comprehensive requires that “medically necessary” hospital and physician services be covered. If a service is determined to be “medically necessary” then the full cost of the service must be covered by the public plan. However, the term is not defined and the services that must be covered are intentionally and broadly defined in order to accommodate the ability of each province and territory to make its own coverage decisions within the context of its unique fiscal and political environment. Typically, such decisions are made in consultation with the relevant medical associations in the jurisdiction. However, determining whether a particular service is “medical necessary” is a determination that has both a fiscal and political dimension. Ultimately, these coverage decisions are decisions about the allocation of scarce public resources.

The products and services available to Canadians through the publicly funded health insurance system are supplemented by a wide array of health products and services that are not, as a general matter, subject to coverage under the public health insurance plans. For example, prescription drug coverage, dental services and vision care are generally provided on a private payer basis. However, many jurisdictions provide coverage for these types of services to seniors and those who face financial or other barriers to privately funded health care. There are also a growing number of providers that offer ancillary healthcare services. Examples include elective surgical or cosmetic procedures.

Regulation of Health Professionals and Health Facilities

Health professionals and health care facilities are subject to federal laws of general application, but the regulation of such matters is largely a matter of provincial jurisdiction.

Health Professionals

Through legislation, the provinces have delegated the regulation of health professionals to self-governing professional bodies (with varying degrees of discretion). Such legislation generally seeks to protect the public through a combination of “input regulations” that focus on who is entitled to provide a particular health service and “output regulations” that focus on the quality and delivery of the service being provided. Such regulations also generally include conflict of interest (or anti-kickback) provisions, as such matters are generally dealt with as part of the regulation of health professions rather than the regulation of health facilities.

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Health industry participants that offer a particular service need to understand how the service is regulated. If the service involves the performance of a regulated or controlled act (i.e., acts that can only be performed by a particular category or categories of regulated health professionals or their delegates) then the involvement of one or more duly qualified health professionals will likely be required. Also, it may be necessary to implement certain protocols and procedures in order to comply with the requirements of the regulatory colleges that govern the practices of any such professionals. Complying with such requirements can have significant commercial implications.

Health Facilities

Operating a regulated health facility can be challenging and often involves a degree of regulatory risk.

Residential health care facilities other than hospitals, such as nursing homes, long-term care facilities, pharmacies, laboratories and specimen collection clinics are, in most jurisdictions, privately owned and operated pursuant to provincial licenses and oversight. However, the degree to which such health facilities and other providers are regulated generally depends on the nature of the products and services being provided.

The operation of health facilities by private sector entities still typically involves some element of reimbursement through public funds. Where public funds are being used to acquire goods and services, additional accountability measures such as procurement requirements often apply.

Regulation of Drugs

The process of obtaining marketing authorizations and approvals of prescription drugs is administered by Health Canada’s Therapeutic Products Directorate (TPD).

The TPD applies the Food and Drugs Act and the regulations applicable to prescription drugs to ensure that drug products sold in Canada are safe and effective. No drug product can be offered for sale in Canada unless and until, after review, it is issued a marketing authorization by Health Canada.

In addition to its review of drug products, Health Canada is responsible for the ongoing monitoring of drug products being sold in Canada, as well as the regulation of good manufacturing practices and establishment licenses, which are required in connection with the import, manufacture, distribution and/or sale of drug products.

The Patented Medicines Prices Review Board

The Patented Medicines Prices Review Board (PMPRB) is an independent quasi-judicial body created in 1987 under amendments to the Patent Act. The PMPRB is responsible for regulating the prices that patentees charge for prescription and non-prescription patented drugs sold in Canada. Based on a review of the information required to be filed by a patentee, the PMPRB considers whether the price of a medicine appears excessive based on certain factors including: (i) the prices that the patented medicine is sold in the Canadian market; (ii) the prices at which other medicines in the same therapeutic class are sold in the Canadian market; and (iii) the prices at which the medicine and other medicines in the same therapeutic class have been sold in other countries other than Canada. If the PMPRB considers the price of a medicine appears excessive, revised pricing is the usual outcome.

Public Market Access

Each province has a provincial drug plan that allows certain individuals to access drugs at a reduced cost. Products that will be paid for by the provincial government (in some provinces, for all residents, while in others for certain prescribed individuals such as seniors and individuals receiving social assistance), are typically listed on provincial formularies. For innovator products, the manufacturer negotiates the pricing for inclusion on the provincial formulary with the provincial government. For generic products, the price to be paid for the generic product is determined by a sliding scale of fixed prices related to when such products enter the market and the price of the innovator product (i.e., a percent of the price of the innovator pharmaceutical product depending on whether they are first, second or third entry products). If a drug is a generic product and listed as interchangeable on the provincial formulary, a pharmacist is permitted to dispense the interchangeable product for the innovator product. Under most provincial benefit plans, interchanging a generic product for the innovator product by pharmacists is mandatory and generally most provinces will only reimburse the pharmacist for the lowest cost interchangeable product. Government drug plans account for approximately 50% of all sales of prescription drugs in Canada.

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The scope and enforcement of each of these laws is uncertain and subject to constant change. Federal and provincial enforcement entities have significantly increased their scrutiny of health care companies and providers which has led to investigations, prosecutions, convictions and large settlements. Although we conduct our business in compliance with all applicable federal and provincial fraud and abuse laws, many of these laws are broadly worded and may be interpreted or applied in ways that cannot be predicted with any certainty. Therefore, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or will be found to be in compliance with applicable fraud and abuse laws. Further, responding to investigations can be time consuming and result in significant legal fees and can potentially divert management’s attention from the Company.

We are subject to the data privacy and security laws of Canada, and the failure to comply with these rules, or allegations that we have failed to do so, could result in civil or criminal sanctions.

In Canada, under the Personal Information Protection and Electronic Documents Act and under various provincial laws, comprehensive privacy laws have been introduced to protect the privacy of individuals from the undisclosed or non-consensual sharing of sensitive information for commercial purposes. As the gathering and use of information is such an integral component of our business, we must always be alert for and respond to changes in the information regulatory environment. The failure to comply with these rules, or allegations that we have failed to do so, could result in civil or criminal sanctions against us.

Following the intended acquisition, or opening, of one or more clinics or staffing primary healthcare practitioners in the United States, our centers may participate in the federal Medicare program and, as a result, we will need to comply with a number of additional federal regulatory requirements.

Following the intended acquisition, or opening, of one or more multidisciplinary primary healthcare clinics or the staffing of multidisciplinary primary healthcare clinics, affiliate clinics or eldercare centric homes with clinicians and practitioners in the United States, our clinics and multidisciplinary primary healthcare clinicians and practitioners, including any staffing we might pursue in affiliate clinics or eldercare centric homes in the United States, might participate in the federal Medicare and/or Medicaid programs.

Since 1992, Medicare has paid for the “medically necessary” services of physicians, non-physician practitioners, clinicians and certain other suppliers under a physician fee schedule, a system that pays for covered physicians’ services furnished to a person with Medicare Part B coverage. Under the physician fee schedule, relative values are assigned to each of more than 7,000 services to reflect the amount of work, the direct and indirect (overhead) practice expenses, and the malpractice expenses typically involved in furnishing that service. Each of these three relative value components is multiplied by a geographic adjustment factor to adjust the payment for variations in the costs of furnishing services in different localities. Relative value units, or RVUs, are summed for each service and then are multiplied by a fixed-dollar conversion factor to establish the payment amount for each service. The higher the number of RVUs assigned to a service, the higher the payment. Under the Medicare fee-for-service payment system, an individual can choose any licensed physician enrolled in Medicare and use the services of any healthcare provider or facility certified by Medicare.

CMS is required to limit the growth in spending under the physician fee schedule by a predetermined sustained growth rate, or SGR. If implemented as mandated, the SGR would result in significant payment reductions under the physician fee schedule. Every year since 2003, Congress has delayed application of the SGR, but we cannot predict with certainty whether it will continue to do so. Congress most recently delayed application of the SGR in the Protecting Access to Medicare Act of 2014, or PAMA, which became effective on April 1, 2014. In March of 2014 (prior to the passage of PAMA), CMS announced that the estimated physician fee schedule update for 2014 would be reduced by 20.9% due to the SGR formula. PAMA provides for the continuation of the 0.5% reimbursement increase to the physician payment schedule through December 31, 2014 (originally provided under the Pathway for SGR Reform Act of 2013), and it also provides for no change to the physician fee schedule through March 31, 2015. Although several recent legislative proposals have sought to impose permanent or semi-permanent solutions to the SGR reductions, we cannot predict with certainty whether the SGR will be repealed or if another formula would be substituted and what form that might take. Repeal of the SGR could be offset by further reductions in Medicare payments, and any such reductions could have a material adverse effect on our business.

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Furthermore, the ACA reduces annual payment updates for certain providers and reduces Medicare payments for certain procedures, and the Budget Control Act of 2011, or BCA, requires automatic spending reductions for each fiscal year through 2021. As a result of the BCA and subsequent activity in Congress, a $1.2 trillion sequester (across-the-board spending cuts) in discretionary programs took effect in 2013. In particular, a 2% reduction in Medicare payments took effect on April 1, 2013 which has recently been extended for an additional two years beyond the original expiration date of 2021.

Following the intended acquisition, or opening, of one or more clinics or staffing primary healthcare practitioners in the United States, we will be subject to CMS’ RAC program.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003, or MMA, introduced on a trial basis the use of RACs for the purpose of identifying and recouping Medicare overpayments and underpayments. Any overpayment received from Medicare is considered a debt owed to the federal government. In October 2008, CMS made the RAC program permanent. RACs review Medicare claims to determine whether such claims were appropriately reimbursed by Medicare. RACs engage in an automated review and in a complex review of claims. Automated reviews are conducted when a review of the medical record is not required and there is certainty that the service is not covered or is coded incorrectly. Complex reviews involve the review of all underlying medical records supporting the claim; and are generally conducted where there is a high likelihood, but not certainty, that an overpayment has occurred. RACs are paid a contingency fee based on overpayments identified and collected.

A Medicare administrative contractor, or MAC, may suspend Medicare payments to a provider if it determines that an overpayment has occurred. When a Medicare claim for payment is filed, the MAC will notify the patient and the provider of its initial determination regarding reimbursement. The MAC may deny the claim for one of several reasons, including the lack of necessary information or lack of medical necessity for the services rendered. Providers may appeal any denials for claim payments.

Following the intended acquisition, or opening, of one or more clinics or staffing primary healthcare practitioners in the United States, any such reviews under the RAC program or denials by the MAC could have a material adverse effect on our results of operations.

Following the intended acquisition, or opening, of one or more clinics or staffing primary healthcare practitioners in the United States, we will be subject to the Anti-Kickback Statute, FCA, Civil Monetary Penalties statute and analogous provisions of applicable state laws and could face substantial penalties if we fail to comply with such laws.

Anti-Kickback Statute

Following the intended acquisition, or opening, of one or more clinics or staffing primary healthcare practitioners in the United States, if we are participants in the Medicare program, we will be subject to the Anti-kickback Statute. The Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. The ACA amended the intent requirement of the Anti-Kickback Statute such that a person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violation the statute. Further, the ACA now provides that claims submitted in violation of the Anti-Kickback Statute constitute false or fraudulent claims for purposes of the civil False Claims Act, or FCA, including the failure to timely return an overpayment. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to influence the purchase, lease or ordering of healthcare items and services reimbursed by a governmental health program or state Medicaid program. Some of these state prohibitions apply to remuneration for referrals of healthcare items or services reimbursed by any third-party payor, including commercial payors.

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Following the intended acquisition, or opening, of one or more clinics or staffing primary healthcare practitioners in the United States, if we accept funds from governmental health programs, we will be subject to the Anti-Kickback Statute. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, such as $25,000 per violation and up to three times the remuneration involved. If in violation, we may be required to enter into settlement agreements with the government to avoid such sanctions. Typically, such settlement agreements require substantial payments to the government in exchange for the government to release its claims, and may also require entry into a corporate integrity agreement, or CIA. Any such sanctions or obligations contained in a CIA could have a material adverse effect on our business, financial condition and results of operations.

False Claims Act

The federal civil FCA prohibits providers from, among other things, (1) knowingly presenting or causing to be presented, claims for payments from the Medicare, Medicaid or other federal healthcare programs that are false or fraudulent; (2) knowingly making, using or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the federal government; or (3) knowingly making, using or causing to be made or used, a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government. The “qui tam” or “whistleblower” provisions of the FCA allow private individuals to bring actions under the FCA on behalf of the government. These private parties are entitled to share in any amounts recovered by the government, and, as a result, the number of “whistleblower” lawsuits that have been filed against providers has increased significantly in recent years. Defendants found to be liable under the FCA may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties ranging between $5,500 and $11,000 for each separate false claim.

There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. The ACA also provides that claims submitted in connection with patient referrals that results from violations of the Anti-Kickback Statute constitute false claims for the purpose of the FCA, and some courts have held that a violation of the Stark law can result in FCA liability, as well. In addition, a number of states have adopted their own false claims and whistleblower provisions whereby a private party may file a civil lawsuit in state court. Following the acquisition of one or more clinics or staffing primary healthcare practitioners in the United States, we will be required to provide information to our employees and certain contractors about state and federal false claims laws and whistleblower provisions and protections.

Civil Monetary Penalties Statute

The federal Civil Monetary Penalties statute prohibits, among other things, the offering or giving of remuneration to a Medicare or Medicaid beneficiary that the person or entity knows or should know is likely to influence the beneficiary’s selection of a particular provider or supplier of items or services reimbursable by a federal or state healthcare program.

The scope and enforcement of each of these laws is uncertain and subject to constant change. Federal and state enforcement entities have significantly increased their scrutiny of healthcare companies and providers which has led to investigations, prosecutions, convictions and large settlements. Following the acquisition of one or more clinics or staffing primary healthcare practitioners in the United States, although we intend to conduct our business in compliance with all applicable United States federal and state fraud and abuse laws, many of these laws are broadly worded and may be interpreted or applied in ways that cannot be predicted with any certainty. Therefore, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or will be found to be in compliance with applicable fraud and abuse laws. Further, responding to investigations can be time consuming and result in significant legal fees and can potentially divert management’s attention from the Company.

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Following the intended acquisition, or opening, of one or more clinics or staffing primary healthcare practitioners in the United States, we will be subject to the data privacy, security and breach notification requirements of HIPAA, HITECH and other data privacy and security laws, and the failure to comply with these rules, or allegations that we have failed to do so, could result in civil or criminal sanctions.

Following the intended acquisition, or opening, of one or more multidisciplinary primary healthcare clinics or the staffing of multidisciplinary primary healthcare clinics, affiliate clinics or eldercare centric homes with clinicians and practitioners in the United States, numerous federal and state laws and regulations, including HIPAA and HITECH, will govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information. As required by HIPAA, HHS has adopted standards to protect the privacy and security of this health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information and the grant of certain rights to patients with respect to such information by “covered entities.” The Company and each of our clinics is considered a covered entity under HIPAA. We will take actions to comply with the HIPAA privacy regulations including the creation and implementation of policies and procedures, staff training, execution of HIPAA-compliant contractual arrangements with certain service providers and various other measures. Although we believe we will be in substantial compliance, ongoing implementation and oversight of these measures involves significant time, effort and expense.

In addition to the privacy requirements, HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health-related information received, maintained, or transmitted by covered entities or their business associates. Although, we will take actions in an effort to be in compliance with these security regulations, a security incident that bypasses our information security systems causing an information security breach, loss of PHI or other data subject to privacy laws or a material disruption of our operational systems could have a material adverse effect on our business, along with fines. Furthermore, ongoing implementation and oversight of these security measures involves significant time, effort and expense.

Further, HITECH, as implemented in part by an omnibus final rule published in the Federal Register on January 25, 2013, further requires that patients be notified of any unauthorized acquisition, access, use, or disclosure of their unsecured PHI that compromises the privacy or security of such information. HHS has established the presumption that all unauthorized uses or disclosures of unsecured PHI constitute breaches unless the covered entity or business associate establishes that there is a low probability the information has been compromised. HITECH and implementing regulations specify that such notifications must be made without unreasonable delay and in no case later than 60 calendar days after discovery of the breach. Breaches affecting 500 patients or more must be reported immediately to HHS, which will post the name of the breaching entity on its public website. Furthermore, breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS of such breaches at least annually. These breach notification requirements apply not only to unauthorized disclosures of unsecured PHI to outside third parties but also to unauthorized internal access to or use of such PHI.

The scope of the privacy and security requirements under HIPAA was substantially expanded by HITECH, which also increased penalties for violations. Penalties for violations of these laws vary. For instance, penalties for failure to comply with a requirement of HIPAA and HITECH vary significantly, and include significant civil monetary penalties and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. In addition, numerous breach incidents could lead to possible penalties in excess of $1.68 million. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one-year imprisonment. The criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer or use identifiable health information for commercial advantage, personal gain or malicious harm. The amount of penalty that may be assessed depends, in part, upon the culpability of the applicable covered entity or business associate in committing the violation. Some penalties for certain violations that were not due to “willful neglect” may be waived by the Secretary of HHS in whole or in part, to the extent that the payment of the penalty would be excessive relative to the violation. HITECH also authorized state attorneys general to file suit on behalf of residents of their states. Applicable courts may be able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. HITECH also mandates that the Secretary of HHS conduct periodic compliance audits of a cross-section of HIPAA covered entities and business associates. Every covered entity and business associate is subject to being audited, regardless of the entity’s compliance record.

State laws may impose more protective privacy restrictions related to health information and may afford individuals a private right of action with respect to the violation of such laws. Both state and federal laws are subject to modification or enhancement of privacy protection at any time. We are subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These statutes vary and could impose additional requirements on us and more severe penalties for disclosures of health information. If we fail to comply with HIPAA, similar state laws or any new laws, including laws addressing data confidentiality, security or breach notification, we could incur substantial monetary penalties and substantial damage to our reputation.

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States may also impose restrictions related to the confidentiality of personal information that is not considered PHI under HIPAA, including certain identifying information and financial information of our patients. Theses state laws may impose additional notification requirements in the event of a breach of such personal information. Failure to comply with such data confidentiality, security and breach notification laws may result in substantial monetary penalties.

HIPAA and HITECH also include standards for common healthcare electronic transactions and code sets, such as claims information, plan eligibility and payment information. Covered entities such as the Company and each of our centers will be required to conform to such transaction set standards.

Following the intended acquisition, or opening, of one or more multidisciplinary primary healthcare clinics or the staffing of multidisciplinary primary healthcare clinics, affiliate clinics or eldercare centric homes with clinicians and practitioners in the United States, if we fail to effectively and timely implement electronic health record systems, our operation could be adversely affected.

As required by the American Recovery and Reinvestment Act of 2009, the Secretary of HHS has developed and implemented an incentive payment program for eligible healthcare professionals that adopt and meaningfully use electronic health record, or EHR, technology. HHS uses the Provider Enrollment, Chain and Ownership System, or PECOS, to verify Medicare enrollment prior to making EHR incentive program payments. If our employed professionals are unable to meet the requirements for participation in the incentive payment program, including having an enrollment record in PECOS, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. Further, healthcare professionals that fail to demonstrate meaningful use of certified EHR technology are subject to reduced payments from Medicare. System conversions to comply with EHR could be time consuming and disruptive for physicians and employees. Failure to implement EHR systems effectively and in a timely manner could have a material adverse effect on our financial position and results of operations.

Following the intended acquisition, or opening, of one or more clinics or staffing primary healthcare practitioners in the United States, we will convert certain of our clinical and patient accounting information system applications to newer versions of existing applications or altogether new applications. In connection with our implementation and conversions, we will likely incur capitalized costs and additional training and implementation expenses.

If we fail to comply with laws and regulations related to the protection of the environment and human health and safety, we could incur substantial penalties and fines.

We are subject to various federal, state and local and regulations relating to the protection of the environment and human health and safety, including those governing the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. Some of our operations include the use, generation and disposal of hazardous materials. We also plan to acquire ownership in new facilities and properties, some of which may have had a history of commercial or other operations. We may, in the future, incur liability under environmental statutes and regulations with respect to contamination of sites we own or operate, including contamination caused by prior owners or operators of such sites, abutters or other persons, and the off-site disposal of hazardous substances. Violations of these laws and regulations may result in substantial civil penalties or fines.

Risks Related to our Telemedicine Medical Technology Platform, Remote Patient Monitoring Medical Technology Platform and Novo Connect Medical Technology Platform

We may be unsuccessful in the development, usage, application and commercialization of each or all of our Medical Technology Platforms

Our Telemedicine Medical Technology Platform, which is currently operating with limited usage and remains primarily under development, is intended to provide patients with real-time access to third-party primary care medically licensed physicians and specialists in various disciplines as well as multidisciplinary health care clinicians.

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Telemedicine is transforming traditional approaches to all components of the health industry by providing ease of access and reduced costs for patients, particularly in areas with limited access to primary care licensed physicians, nurses, nurse practitioners, specialists and multidisciplinary primary care clinicians. Our advanced Telemedicine Medical Technology Platform intends to integrate certain medical devices, such as a blood pressure reading device, a derma scope and an ophthalmoscope otoscope, each of which can provide the doctor with real-time diagnostic data, greatly enhancing the doctor’s ability to provide the patient with an accurate diagnosis. Our Telemedicine Medical Technology Platform is intended to allow any type of health care clinic or location to install and utilize our Telemedicine Medical Technology Platform at a relatively low-cost point of entry.

Our Remote Patient Monitoring Medical Technology Platform, which is currently operating with limited usage and remains primarily under development, is intended to empower a patient with real-time vital sign information while maintaining a direct technology link from patient to clinician or medical practitioner. The transfer of vital information from home to clinic or patient to clinician allows for the delivery of high quality, non-redundant diagnostic based proactive healthcare. We intend to expand our RPM Platform to not only our Canadian clinics and affiliate clinics but to clinics and medically licensed providers throughout Canada and the United States.

Our Novo Connect Medical Technology Platform is currently in development and build-out. Novo Connect is intended to be an app designed as a secure patient-centered portal which will allow the integration of numerous source systems for patient interface by facilitating communication between the patient and the patient’s provider. The Novo Connect app will be developed for Web, iOS and Android application to optimize communication between source systems. Novo Connect is being designed to allow patients to have direct control of their overall healthcare and wellness by providing a suite of secure, reliable engagement features

The success of our Medical Technology Platforms will highly be dependent upon our ability to develop relationships with both Canadian based and United States based medically licensed primary care providers and specialist in addition to multidisciplinary primary health care clinicians.

Our success will highly be dependent upon our ability to develop relationship with our patients, primary care medically licensed physicians, nurse practitioners, and specialists in addition to multidisciplinary primary health care clinicians and practitioners. If we cannot generate relationships with these medical professionals to translate into service contracts or licensing agreements for our Medical Technology Platforms, we may need to cease the development and commercialization of each or all Medical Technology Platform.

Our Medical Technology Platforms may not be accepted in the Canadian and United States marketplace.

Uncertainty exists as to whether our Medical Technology Platforms will be accepted by potential users; including, but not limited to third-party Canadian based and United States based primary care medically licensed physicians and specialists in various medical disciplines, multidisciplinary primary care clinicians and practitioners; as well as patients. A number of factors may limit the market acceptance of our Medical Technology Platforms including the price relative to other product offerings. There is a risk that primary care medically licensed physicians and specialists, multidisciplinary primary health care clinicians or patient acceptance will be encouraged to continue to use other products and/or methods instead of ours. We are assuming that, notwithstanding the fact that our Medical Technology Platforms will be new in the market, primary care medically licensed physicians and specialists, multidisciplinary health care clinicians, or patient acceptance will elect not to use each or all of our Medical Technology Platforms simply because it will provide ease of access and reduced costs for patients.

Primary care medically licensed physicians and specialists, multidisciplinary health care clinicians and patients need to be persuaded that our Medical Technology Platform services are justified for the anticipated benefit, but there is no assurance that sufficient numbers of patients will be convinced to enable a successful market to develop for each or all of our Medical Technology Platforms.

In the event that we are not able to market and significantly increase the number of primary care medically licensed physicians and specialists, multidisciplinary health care clinicians, or patients that use our Medical Technology Platforms, or if we are unable to charge the necessary prices, we may need to cease operating each or all of our Medical Technology Platforms.

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Defects or malfunctions in our Medical Technology Platforms could hurt our reputation, sales and profitability.

The acceptance of our Medical Technology Platforms will depend upon their effectiveness and reliability. Each of our Medical Technology Platforms will be complex and will be continually modified and improved, and as such may contain undetected defects or errors when first introduced or as new versions are released. To the extent that defects or errors cause each or all of our Medical Technology Platforms to malfunction and our customers’ use of our Medical Technology Platforms is interrupted, our reputation could suffer, and our potential revenues could decline or be delayed while such defects are remedied. We may also be subject to liability for the defects and malfunctions.

There can be no assurance that, despite our testing, errors will not be found in each or all of our Medical Technology Platforms or new releases, resulting in loss of future revenues or delay in market acceptance, diversion of development resources, damage to our reputation, adverse litigation, or increased service, any of which would have a material adverse effect upon our business, operating results and financial condition.

Software failures, breakdowns in the operations of our servers and communications systems or the failure to implement system enhancements could harm our business.

The operational success of our Medical Technology Platforms will depend on the efficient and uninterrupted operation of our servers and communications systems. A failure of our network or data gathering procedures could impede services and could result in the loss of primary care medically licensed physician and specialists, multidisciplinary primary care clinicians or patients. While all our operations will have disaster recovery plans in place, they might not adequately protect us. Despite any precautions we take, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins and similar events at our computer facilities could result in interruptions in the flow of data to our servers and from our servers to our clients. In addition, any failure by our computer environment to provide our required data communications capacity could result in interruptions in our service. In the event of a server failure, we could be required to transfer our client data collection operations to an alternative provider of server hosting services. Such a transfer could result in delays in our ability to deliver our products and services to our clients.

Additionally, significant delays in the planned delivery of system enhancements, improvements, and inadequate performance of the systems once they are completed could damage our reputation and harm our business. Long-term disruptions in the infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities and acts of terrorism, particularly involving cities in which we have offices, could adversely affect our businesses. Although, we plan to carry property and business interruption insurance for our business operations, our coverage might not be adequate to compensate us for all losses that may occur.

We face risks related to the storage of customers’ and their end users’ confidential and proprietary information.

Our Medical Technology Platforms are being designed to maintain the confidentiality and security of our patients’ confidential and proprietary data stored on our server systems, which may include sensitive personal data. However, any accidental or willful security breaches or other unauthorized access to these data could expose us to liability for the loss of such information, time-consuming and expensive litigation and other possible liabilities as well as negative publicity. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are difficult to recognize and react to. We may be unable to anticipate these techniques or implement adequate preventative or reactionary measures.

We might incur substantial expense to further develop each or all of our Medical Technology Platforms which may never become sufficiently successful.

Our business growth initiatives include the successful development, launch and operations of each and all of our Medical Technology Platforms. Although management will take every precaution to ensure that our Medical Technology Platforms will, with a high degree of likelihood, achieve commercial success, there can be no assurance that this will be the case. The causes for failure of each or all of our Medical Technology Platforms, once commercialized, can be numerous, including:

●	market demand for each or all of our Medical Technology Platforms proves to be smaller than we expect;

●	further each or all of our Medical Technology Platform’s development (i) turns out to be costlier than anticipated or takes longer; (ii) requires significant adjustment post commercialization, rendering the each or all of our Medical Technology Platforms uneconomic or extending considerably the likely investment return period; (iii) additional regulatory requirements may increase the overall costs of the development; patent conflicts or unenforceable intellectual property rights; and (iv) primary care medically licensed physicians and specialists and clients may be unwilling to adopt and/or use each or all of our Medical Technology Platforms.

●	Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

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We cannot be certain that we will obtain patents for each or all of our Medical Technology Platforms or that such patent will protect us from competitors.

We believe that our success and competitive position will depend in part on our ability to obtain and maintain patents for each or all of our Medical Technology Platforms, which is both costly and time consuming. We still are in the process to evaluate the patent potential of each and all of our Medical Technology Platforms. The Patent Office typically requires 12-24 months or more to process a patent application. There can be no assurance that any of our potential patent applications will be approved. There can be no assurance that any potential patent issued or licensed to us will provide us with protection against competitive products, protect us against changes in industry trends which we have may not have anticipated or otherwise protect the commercial viability of each or all of our Medical Technology Platforms, or that challenges will not be instituted against the validity or enforceability of any of our future patents or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and enforce it against infringement can be substantial. Even issued patents may later be modified or revoked by the Patent and Trademark Office or in legal proceedings. Patent applications in the United States and Canada are maintained in secrecy until the patent issues and, since publication of patents tends to lag behind actual discoveries, we cannot be certain that if we obtain patents for our product, we were the first creator of the inventions covered by a pending patent applications or the first to file patent applications on such inventions.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as federal, state and provincial regulations and laws specifically governing the internet and e-commerce. Existing and future laws and regulations may impede the growth of the use of the internet, availability of economic broadband access, or other online services, and increase the cost of providing our digital delivery of content and services. These regulations and laws may cover taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

Risks Related to the United States Regulatory System as to Medicinal CBD Products

Possible yet unanticipated changes in federal and state law could cause any products that we intend to launch, containing hemp-derived CBD oil to be illegal, or could otherwise prohibit, limit or restrict any of our prospective products containing CBD.

Until 2014, when 7 U.S. Code §5940 became federal law as part of the Agricultural Act of 2014 (the “2014 Farm Act”), products containing oils derived from hemp, notwithstanding a minimal or non-existing THC content, were classified as Schedule I illegal drugs. The 2014 Farm Act expired on September 30, 2018, and was thereafter replaced by the Agricultural Improvement Act of 2018 on December 20, 2018 (the “2018 Farm Act “), which amended various sections of the U.S. Code, thereby removing hemp, defined as cannabis with less than 0.3% of THC, from Schedule 1 status under the Controlled Substances Act (“CSA”), and legalizing the cultivation and sale of hemp at the federal level, subject to compliance with certain federal requirements and state law, amongst other things. THC is the psychoactive component of plants in the cannabis family generally identified as marihuana or marijuana. We anticipate our prospective medical CBD products will be federally legal in the United States in that they will contain less than 0.3% of THC and, we believe, will be in compliance with the 2018 Farm Bill guidelines and should have no psychoactive effects on our patients and customers bodies. Notwithstanding, there is no assurance that the 2018 Farm Act will not be repealed or amended such that our products containing hemp-derived CBD would once again be deemed illegal under federal law.

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The 2018 Farm Bill also shifted regulatory authority from the Drug Enforcement Administration to the Department of Agriculture. The 2018 Farm Bill did not change the United States Food and Drug Administration’s (“FDA”) oversight authority over CBD products. The 2018 Farm Act delegated the authority to the states to regulate and limit the production of hemp and hemp derived products within their territories. Although many states have adopted laws and regulations that allow for the production and sale of hemp and hemp derived products under certain circumstances, no assurance can be given that such state laws may not be repealed or amended such that our intended products containing hemp-derived CBD would once again be deemed illegal under the laws of one or more states now permitting such products, which in turn would render such intended products illegal in those states under federal law even if the federal law is unchanged. In the event of either repeal of federal or of state laws and regulations, or of amendments thereto that are adverse to our prospective medicinal CBD products, we may be restricted or limited with respect to those products that we may sell or distribute, which could adversely impact our intended business plan with respect to such intended products.

Additionally, the FDA has indicated its view that certain types of products containing CBD may not be permissible under the United States Federal Food, Drug and Cosmetic Act (“FDCA”). The FDA’s position is related to its approval of Epidiolex, a marijuana-derived prescription medicine to be available in the United States. The active ingredient in Epidiolex is CBD. On December 20, 2018, after the passage of the 2018 Farm Bill, FDA Commissioner Scott Gottlieb issued a statement in which he reiterated the FDA’s position that, among other things, the FDA requires a cannabis product (hemp-derived or otherwise) that is marketed with a claim of therapeutic benefit, or with any other disease claim, to be approved by the FDA for its intended use before it may be introduced into interstate commerce and that the FDCA prohibits introducing into interstate commerce food products containing added CBD, and marketing products containing CBD as a dietary supplement, regardless of whether the substances are hemp-derived. Although we believe that our prospective medicinal CBD product offerings will comply with applicable federal and state laws and regulations, legal proceedings alleging violations of such laws could have a material adverse effect on our business, financial condition and results of operations.

FDA regulation could negatively affect the hemp industry, which would directly affect our financial condition.

The FDA may seek expanded regulation of hemp under the FDCA. Additionally, the FDA may issue rules and regulations, including certified good manufacturing practices, or cGMP’s, related to the growth, cultivation, harvesting and processing of hemp. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where hemp is grown register with the FDA and comply with certain federally prescribed regulations. In the event some or all of these regulations are imposed, we do not know what the impact would be on the hemp industry, including what costs, requirements and possible prohibitions may be enforced. If we or our partners are unable to comply with the regulations or registration as prescribed by the FDA, we and or our partners (including C2M) may be unable to continue to operate their and our business in its current or planned form or at all.

Sources of hemp-derived CBD depend upon legality of cultivation, processing, marketing and sales of products derived from those plants under state law of the United States.

Hemp-derived CBD can only be legally produced in states that have laws and regulations that allow for such production and that comply with the 2018 Farm Act, apart from state laws legalizing and regulating medical and recreational cannabis or marijuana, which remains illegal under federal law and regulations. Initially, we intend to use hemp-derived CBD from growers and processors in Canada where such production is legal to produce our prospective medicinal CBD products. Although hemp and hemp seeds may legally be imported into the United States, the importation of products containing THC, including CBD products, into the United States may be illegal if the CBD products cause THC to enter the human body. In that case, we will be required to purchase all our hemp-derived prospective medicinal CBD products from licensed growers and processors in states in the United States where such production is legal. In addition, as described in the preceding risk factor, in the event of repeal or amendment of laws and regulations which are now favorable to the cannabis/hemp industry in such states, we would be required to locate new suppliers in states with laws and regulations that qualify under the 2018 Farm Act. If we were to be unsuccessful in arranging new sources of supply of our raw ingredients, or if our raw ingredients were to become legally unavailable, our intended business plan with respect to such products could be adversely impacted.

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Because our distributors may only sell and ship our products containing hemp-derived CBD in states that have adopted laws and regulations qualifying under the 2018 Farm Act, a reduction in the number of states having such qualifying laws and regulations could limit, restrict or otherwise preclude the sale of intended products containing hemp-derived CBD.

The interstate shipment of hemp-derived CBD from one state to another is legal only where both states have laws and regulations that allow for the production and sale of such products and that qualify under the 2018 Farm Act. Therefore, the marketing and sale of our intended products containing hemp-derived CBD is limited by such factors and is restricted to such states. Although we believe we may lawfully sell any of our finished products, including those containing CBD, in a majority of states, a repeal or adverse amendment of laws and regulations that are now favorable to the distribution, marketing and sale of finished products we intend to sell could significantly limit, restrict or prevent us from generating revenue related to our products that contain hemp-derived CBD. Any such repeal or adverse amendment of now favorable laws and regulations could have an adverse impact on our business plan with respect to such products.

Due to projected expansion into the CBD industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability.

Insurance that is otherwise readily available, such as general liability, and directors and officer’s insurance, may become more difficult for us to find, and more expensive, due to our intended launch of certain medically related products containing hemp-derived CBD. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

Our products may not meet health and safety standards or could become contaminated.

We have adopted various quality, environmental, health and safety standards. We do not have control over all the third parties involved in the manufacturing of our products and their compliance with government health and safety standards. Even if our products meet these standards, they could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our manufacturers, distributors, or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded, or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses.

We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury. Our products contain combinations of ingredients, and there is little long-term experience with the effect of these combinations. In addition, interactions of these products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences. While our third-party manufacturers perform tests in connection with the formulations of our products, these tests are not designed to evaluate the inherent safety of our products.

Any product liability claim may increase our costs and adversely affect our revenue and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject us to substantial monetary damages.

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Confusion between legal CBD and illegal Cannabis

There is the risk that confusion or uncertainty surrounding products that are offered with regulated cannabis could occur on the state or federal level and impact us. We may have difficulty with establishing banking relationships, working with investment banks and brokers who would be willing to offer and sell our securities or accept deposits from shareholders, and auditors willing to certify our financial statements if we are confused with businesses that are in the cannabis business. Any of these additional factors, should they occur, could also affect our business, prospects, assets or results of operation could have a material adverse effect on the business, prospects, results of operations or financial condition of the Company.

Risk Factors Related to Product Manufacturing

We may be unable to obtain raw materials for our current and planned products due to unexpected shortages, lack of availability, increased costs and price fluctuations, which could limit our ability to manufacture any products and could adversely affect our sales and results of operations.

We currently manufacture nutraceutical products that we sell to private label customers, and we also plan to begin manufacturing and selling our own branded nutraceutical products. The principal raw materials used in the manufacturing process in the Company’s current and planned nutraceutical business include vitamins and minerals both of natural and synthetic source, herbal ingredients and vegetable/fruit powders/extracts either natural or certified organic, other nutritional supplements such as soft-gel, capsules and tablets in bulk form, powdered proteins either regular, plant or certified organic, powdered amino acid and energy/muscle building ingredients, vegetable and gelatin capsules, processing excipients, coating materials, and the necessary components for packaging the finished products.

The raw materials are available from numerous sources within the United States, Canada and abroad as are the vegetable and gelatin capsules, coating materials and packaging materials. However, the availability of such raw materials is subject to change. For example an unexpected interruption of supply or a significant increase in the cost of raw materials we need, for any reason, such as regulatory requirements, changes in governmental trade and agricultural programs, increased global competition for resources and consumer demand, import restrictions, loss of certifications or licenses, disruption of distribution channels as a result of weather, terrorism or acts of war, fire, earthquake, or other natural or man-made disaster, a work stoppage or other labor-related disruption, failure in supply or other logistical channels, electrical outages, or other events, could result in significant cost increases and/or shortages of our current and planned products. Additionally, the prices of packaging materials and freight are subject to fluctuations which would cause the Company’s costs to increase and would also cause the Company to increase our prices. If our competitors do not also increase their prices, customers and consumers may choose to purchase competing products or may shift purchases to lower-priced private label or other value offerings which may adversely affect the Company’s results of operations. Further, we currently use, as well as plan to use pouches which are prepared by third parties in the manufacturing of our current and planned products, and such pouches may either become unavailable or may become damaged by the third parties that prepare them. Our inability to obtain adequate supplies of raw materials in a timely manner or a material increase in the price of the raw materials used in our products due to any of the foregoing, could limit our ability to manufacture any products and could have a material adverse effect on our business, financial condition and results of operations.

Our planned acquisition of raw materials from international sources subjects us to risk from currency fluctuations.

We plan in part to acquire raw materials from international sources, which subjects us to risks from currency fluctuations, such as changes in foreign exchange rates. For example, if the value of a foreign currency used to purchase from an international supplier were to increase compared to the value of the U.S. dollar, we could receive less value for purchases of raw materials when purchasing in such other country, which could force us to increase our prices, or settle for lower margins on our product sales. If either of these outcomes occur, our results of operations may be harmed.

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Our business is subject to inherent risks relating to product liability and personal injury claims, our quality control processes may fail to detect issues in the ingredients we use to make our products and our product liability insurance may be insufficient to cover possible claims against us which would adversely affect our operating results.

Our Company, like other manufacturers, wholesalers and distributors of nutraceutical products, faces an inherent risk of exposure to product liability and personal injury claims if, among other things, the use or ingestion of our products, results in sickness or injury. Our current products consist of tablets, powdered beverages, dietary supplements, pain creams, liquids, gels, minerals, herbs and other ingredients that are classified as foods or dietary supplements. If the materials that we use to create these current products or our planned products are contaminated and if our quality control processes fail to detect issues in these materials, we may be obligated to recall affected products, and if we are found liable for product liability or personal injury claims, we could be required to pay substantial monetary damages. Further, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business and harm our reputation. We currently maintain a product liability insurance policy that provides up to CAD$5 million in product liability coverage. However, there can be no assurance that our existing or future insurance coverage will be sufficient to cover any possible product liability risks or that such insurance will continue to be available to us on economically feasible terms. In the event that any of the foregoing occurs, we risk the loss of net revenues, increased administrative costs and will likely suffer an adverse effect on our operating results.

We do not have any long-term contracts with our suppliers or with our customers, and we do not have many written contracts with our customers, and if we can’t maintain these relationships or if we or our suppliers experience manufacturing problems or delays, our financial results will be negatively affected.

We do not have any long-term contracts with our suppliers or with our customers for our current or planned products. We also do not have many written contracts with our customers. There can be no assurance that these suppliers will continue to sell to us on prior or current terms, or at all and likewise there can also be no assurance that our customers will continue to purchase from us or that we can obtain customers to purchase our planned products. We may not be able to maintain our relationships with our suppliers and customers, or we may be unable to find alternate suppliers or customers in a timely fashion. Should this occur, our revenues and results of operations will be negatively affected. Additionally, we or our suppliers may encounter unforeseen delays or shortfalls in manufacturing, and our suppliers’ production processes may have to change to accommodate any significant future expansion of our manufacturing capacity, which may increase our or our suppliers’ manufacturing costs, delay production of our current and planned products, reduce our product gross margin and adversely impact our business. If we are unable to keep up with demand for our current and planned products by maintaining our relationships with our suppliers or successfully manufacturing and shipping our products in a timely manner, our revenue could be impaired, market acceptance for our current and planned products could be adversely affected and our customers might instead purchase our competitors’ products. In addition, developing manufacturing procedures for new products may require developing specific production processes for those products. Developing such processes could be time consuming and any unexpected difficulty in doing so can delay the introduction of a product.

Our revenues are highly dependent upon two private label distributor customers.

Our revenues are concentrated and highly dependent on two private label distributor customers which comprise most of our revenues from our current manufacturing operations. All sales made under a private label relationship are made on a purchase order basis and there are no long-term contracts with respect to any private label relationships. There can be no assurance that our existing private label relationships will continue in the future or that we will be able to obtain new private label relationships on an ongoing basis, if at all. Our private label customers can reduce the products they order from us or cease ordering products from us at any time without notice. There can be no assurance that these private label customers will continue to place orders with us, that orders by such customers will continue at their previous levels or that we can replace any such lost business. Should this occur, our revenues and results of operations will be negatively affected.

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Our business is subject to numerous laws and regulations and compliance with existing, as well as new laws and regulations, could increase our costs significantly and adversely affect our financial results.

The processing, formulation, manufacturing, packaging, labeling, advertising, sale and distribution of our current and planned nutraceutical products are subject to regulation by several U.S. federal agencies, including the Food and Drug Administration (“FDA”), the Federal Trade Commission (“FTC”), the Consumer Product Safety Commission, the Department of Agriculture and the Environmental Protection Agency, as well as various state, local and international laws and agencies of the localities in which our current and planned products are, and will be, manufactured and sold. For example, the FDA regulates our products to ensure that the products are not adulterated or misbranded. Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Additionally, once we begin direct sales and marketing of our planned Company branded products, our advertising will be subject to regulation by the FTC. In recent years, the FTC has initiated numerous investigations of dietary and nutrition supplement products and companies. Further some states also permit advertising and labeling laws to be enforced by attorney generals, who may seek relief for consumers, seek class action certifications, seek class wide damages and product recalls of products sold by us. Compliance with these government regulations may prevent or delay the introduction, or require the reformulation, of our current and planned products, and additionally these governmental authorities may commence regulatory or legal proceedings against us which could restrict the permissible scope of our current or planned product or the ability to sell our products in the future. Additionally, any such government actions would result in costs to us, including lost revenues from any additional products that we are required to remove from the market, which additional costs could be material. Any such government actions also could lead to liability and reduced growth prospects. Moreover, there can be no assurance that new laws or regulations imposing more stringent regulatory requirements on the nutraceutical industry will not be enacted which could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products that cannot be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. If our operations are found to be in violation of any laws or any other governmental regulations that apply to us, or if we are unable to keep up with changing laws and regulations, we may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results.

We may be involved in lawsuits or proceedings to protect or enforce our intellectual property rights or to defend against infringement claims, which could be expensive and time consuming. Additionally, our inability to protect our intellectual property rights could reduce the value or our current and planned products.

Our business is dependent in part upon our ability to use intellectual property rights to protect our current and planned products from competition and on our products not infringing on the patents and proprietary rights of other parties. To protect our current and planned products, we rely, and intend to rely on a combination of trade secrets, patent and other intellectual property laws, employment, confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements and protective contractual provisions with our partners, licensors and other third parties. These methods, however, afford us only limited protection against competition from other products. Also, we cannot ensure that our formulas and proprietary information, are not leaked to other parties by anyone that obtains access to same. To date, none of our current or planned formulas are patented, although we maintain manufacturing trade secrets, we believe that most competent manufacturers have the skillset necessary to replicate such formulas. As such, third parties could copy our products or sell similar products to our distributors and/or customers. Our competitors may have or develop equivalent or superior manufacturing and design skills and may develop an enhancement to our formulations that will be patentable or otherwise protected from duplication by others. We may also infringe on the patents of other parties. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Litigation or interference proceedings could result in substantial costs and diversion of resources and management attention. In addition, in an infringement proceeding, a court may decide that a patent of ours, if we obtain any patents in the future, is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology. An adverse determination of any litigation or defense proceedings could put one or more of our patents, if we acquire any in the future, at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing. In addition, we may be enjoined from marketing one or more of our current or planned products if a court finds that such products infringe the intellectual property rights of a third party. Further, we may be unable or unwilling to strictly enforce our intellectual property rights, including our trademarks, from infringement. Our inability to obtain and/or failure to enforce our intellectual property rights could diminish the value of our current and planned product offerings and have a material adverse effect on our business, prospects, results of operations, and financial condition.

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The commercial success of our planned products is dependent, in part, on factors outside our control.

We currently manufacture nutraceutical products that we sell to private label customers, and we also plan to begin manufacturing and selling our own branded nutraceutical products. The commercial success of our planned products is dependent upon unpredictable and volatile factors beyond our control, such as the success of our competitors’ products. Our failure to attract market acceptance and a sustainable competitive advantage over our competitors would materially harm our business.

If we fail to increase our brand recognition, we may face difficulty in obtaining customers for our planned products.

Because we have not yet started selling our own branded products, we currently do not have strong brand identity or brand loyalty. We believe that establishing and maintaining brand identity and brand loyalty is critical to attracting customers once we have commercially viable branded products. Maintaining and enhancing our brand recognition in a cost-effective manner is critical to achieving widespread acceptance of future products and is an important element in our effort to obtain and increase our customer base. Successful promotion of our brand will depend largely on our ability to maintain a sizeable and active customer base, our marketing efforts and our ability to provide reliable and useful products at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in building our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, in which case our business, operating results and financial condition, would be materially adversely affected.

If our products do not have the healthful effects intended, or if there is adverse publicity or consumer perception of our products and any similar products distributed by others, our reputation could be harmed and our business may suffer.

Many of our current and planned products contain innovative ingredients or combinations of ingredients. There is little long-term experience with human or other animal consumption of certain of these ingredients or combinations thereof in concentrated form. Our current and planned products could have certain side effects if not taken as directed or if taken by a consumer that has certain medical conditions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects. Should our current or planned products cause unwanted side effects or not have the results intended, it could have a material adverse effect on our business, financial condition, and results of operations. Additionally, we believe we are, and will be, highly dependent upon positive consumer perceptions of the safety and quality of our current and planned products as well as similar products distributed by other nutraceutical companies. Consumer perception of nutraceutical and our current and planned products, as well as the products sold by our private label customers, in particular, can be substantially influenced by scientific research or findings, national media attention and other publicity about product use. Adverse publicity from these sources regarding the safety, quality or efficacy of nutraceuticals could have a negative effect on us. The mere publication of news articles or reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such news articles or reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

The nutraceuticals industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition, and future growth.

The industry of nutraceutical and wellness-related supplements and products we produce as well as intend to produce is highly competitive with respect to price, brand and product recognition and new product introductions. Several of our competitors are larger, more established and possess greater financial, personnel, distribution and other resources. We face competition (a) from large nationally known manufacturers, private label brands and many smaller manufacturers of dietary and nutrition supplements; and (b) in the mass-market distribution channel from manufacturers, major private label manufacturers and others. Private label brands at mass-market chains represent substantial sources of income for these merchants and the mass-market merchants often support their own labels at the expense of other brands. As such, the growth of our current and planned products within the nutraceutical industry are highly competitive and uncertain. If we cannot compete effectively, we may not be profitable.

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The purchase of many of our planned and current products are discretionary and may be negatively impacted by adverse trends in the general economy and make it more difficult for us to generate revenues.

Our business is affected by general economic conditions since our current and planned products are discretionary and we depend, to a significant extent, upon a number of factors relating to discretionary consumer spending. These factors include economic conditions and perceptions of such conditions by consumers, employment rates, the level of consumers’ disposable income, business conditions, interest rates, consumer debt levels and availability of credit. Consumer spending on our current and planned products may be adversely affected by changes in general economic conditions. Our operating results are impacted by the health of the North American economies. Our business and financial performance may be adversely affected by current and future economic conditions, such as a reduction in the availability of credit, financial market volatility or recession. Additionally, we may experience difficulties in scaling our operations to react to economic pressures in the United States.

We may not be able to anticipate consumer preferences and trends within the nutraceutical industry, which could negatively affect acceptance of our planned and current products by retailers and consumers and result in a significant decrease in our revenues.

We currently manufacture nutraceutical products that we sell to private label customers, and we also plan to begin manufacturing and selling our own branded nutraceutical products. Our planned and current products must appeal to a broad range of consumers, whose preferences cannot be predicted with certainty and are subject to rapid change. Our products will need to successfully meet constantly changing consumer demands. If our products are not successfully received by our customers, our business, financial condition, results of operations and prospects may be harmed.

We may experience greater than expected product returns, which might adversely affect our sales and results of operations.

We currently manufacture nutraceutical products that we sell to private label customers, and we also plan to begin manufacturing and selling our own branded nutraceutical products. Once we start selling our own branded products, such products may be returned for various reasons, including expiration dates. Any increase in product returns could reduce our results of operations.

An unexpected interruption in our warehousing facilities or if there is a lack of capacity at our warehousing facilities, it could reduce our sales and margins.

We store products in our warehouses that we then ship to other retailers and serve as fulfilling distribution hubs to other retailers. If we run out of capacity, we won’t be able to store as many products and may not be able to maintain all products in an efficient manner. Additionally, if there is any unexpected interruption to our warehousing facilities, for any reason, such as loss of certifications or licenses, as a result of weather, terrorism or acts of war, fire, earthquake, or other national disaster, a work stoppage or other labor-related disruption, electrical outages, or other events, it could result in significant reductions to our sales and margins and could have a material adverse effect on our business, financial condition or results of operations.

Any interruption to our distribution channels for our planned products could adversely affect our sales and results of operations.

We currently manufacture nutraceutical products that we sell to private label customers, we also intend to manufacture and sell our own branded products and distribute those products through various distribution channels. Any interruption to our distribution channels for our planned products for any reason, such as disruption of distribution channels as a result of weather, terrorism or acts of war, fire, earthquake, or other national disaster, a work stoppage or other labor-related disruption, could adversely affect our sales and results of operations.

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Risks Related to our Common Stock and our Status as a Public Company

As a result of being a public company, we are subject to additional reporting and corporate governance requirements that will require additional management time, resources, and expense.

As a public company we are obligated to file with the SEC annual and quarterly information and other reports that are specified in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are also subject to other reporting and corporate governance requirements under the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, all of which impose significant compliance and reporting obligations upon us and require us to incur additional expense in order to fulfill such obligations.

We could fail to maintain compliance with any Nasdaq listing requirements, which could negatively affect the market price of our common stock, our liquidity and our ability to raise capital.

Currently, our common stock trades on the Nasdaq Capital Market. If we fail to maintain compliance with any Nasdaq listing requirements, our common stock could be delisted from the Nasdaq Capital Market. This could severely limit the liquidity of our common stock and your ability to sell the common stock on the secondary market.

The price of our common stock has been and could remain volatile, which could cause your investment to lose value.

The market price of our common stock has historically experienced and may continue to experience significant volatility. During the 12-month period ended October 12, 2022, the closing sales price of our common stock on Nasdaq ranged from a high of $3.09 on March 22, 2022 to a low of $0.6693 on October 12, 2022. The listing of our common stock on the Nasdaq Capital Market does not assure that a meaningful, consistent, and liquid trading market will exist, and in recent years the market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to this volatility in addition to volatility caused by the occurrence of industry and Company specific events. Factors that could cause fluctuations include, but are not limited to, the following:

●	our progress in developing and commercializing our services and products;

●	price and volume fluctuations in the overall stock market from time to time;

●	fluctuations in stock market prices and trading volumes of similar companies;

●	actual or anticipated changes in our earnings or fluctuations in its operating results or in the expectations of securities analysts;

●	general economic conditions and trends;

●	major catastrophic events;

●	sales of large blocks of our stock;

●	departures of key personnel;

●	status of contract and funding negotiations relating to its product candidates;

●	events affecting our collaborators;

●	events affecting our competitors;

●	announcements of new services, products or technologies, commercial relationships or other events by us or our competitors;

●	the COVID-19 pandemic;
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●	regulatory developments in the U.S. and other countries;

●	failure of our common stock to remain listed or quoted on the Nasdaq Capital Market, another national market system, or any national stock exchange;

●	changes in accounting principles; and

●	discussion of the Company or its stock price by the financial and scientific press and in online investor communities.

In addition, the stock market in general, and the stock price of companies listed on the Nasdaq, and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Units, regardless of actual operating performance. Accordingly, the value of an investment made in our Units in this Offering could decline significantly.

If our Common Stock is delisted from the Nasdaq and the price of our Common Stock remains below $5.00 per share, our Common Stock would come within the definition of  “penny stock”.

Transactions in securities that are traded in the United States that are not traded on Nasdaq or on other securities exchanges by companies, with net tangible assets of $5,000,000 or less and a market price per share of less than $5.00, may be subject to the “penny stock” rules. The market price of our common stock is currently less than $5.00 per share. If our common stock is delisted from the Nasdaq and the price of our common stock remains below $5.00 per share and our net tangible assets remain $5,000,000 or less, our common stock would come within the definition of “penny stock”.

Under these penny stock rules, broker-dealers that recommend such securities to persons other than institutional accredited investors:

●	must make a special written suitability determination for the purchaser;

●	receive the purchaser’s written agreement to a transaction prior to sale;

●	provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, if our common stock is at such time subject to the “penny stock” rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in these shares in the United States may be significantly limited. Accordingly, the market price of the shares may be depressed, and investors may find it more difficult to sell the shares.

If we fail to maintain effective internal control over financial reporting, the price of our securities may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal control over financial reporting may have an adverse impact on the price of our common stock.

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We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act and if we fail to continue to comply, our business could be harmed and the price of our securities could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of internal control over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In the event that our Chief Executive Officer or Principal Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our securities will be affected; however, we believe that there is a risk that investor confidence and the market value of our securities may be negatively affected.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the approximately 31,180,603 shares of our common stock outstanding as of October 12, 2022, approximately 8,597,918 shares are tradable without restriction. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common stock.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

The market price of shares of our common stock could decline as a result of substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, a large number of shares of our common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

If you purchase our Units (of which common stock forms a part) in this Offering, you will experience immediate and substantial dilution in the net tangible book value of your shares of common stock (if you exercise the Three-Year Warrants, Five-Year Warrants or the Pre-Funded Warrants). In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

Because the price per share of our common stock in the Unit being offered hereunder is higher than the pro forma as-adjusted net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this Offering.

Based on the Unit offering price of $0.50 for one share of common stock and the accompanying Three-Year Warrants and Five-Year Warrants, and the net tangible book value per share of our common stock of $0.03 as of May 31, 2022, if you purchase Units in this Offering you will suffer dilution of $0.475 per share with respect to the net tangible book value per share of the common stock, which will be $0.025 per share following the Offering on a pro forma as adjusted basis (attributing no value to the Three-Year Warrants and Five-Year Warrants). See the section of this prospectus entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase our Units in this Offering.

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In addition, as of October 12, 2022, we had a number of agreements or obligations that may result in dilution to investors. These include:

●	8,445,264 shares of common stock issuable upon exercise of outstanding warrants to purchase common stock issued by the Company (excluding the Three-Year Warrants, Five-Year Warrants and Pre-Funded Warrants included in the Offering);

●	2,164,235 shares of common stock issuable upon exercise of outstanding other Company options to purchase common stock;

●	3,754,665 shares of common stock reserved for purchase under our 2021 Equity Incentive Plan; and

●	4,149,633 shares of common stock are reserved for exchange for NHL Exchangeable Special Shares which were issued in connection with various acquisitions.

In addition, in order to raise additional capital, we may in the future offer additional shares of our common stock, warrants or other securities (whether or not convertible into, or exercisable or exchangeable for, our common stock) at prices that may not be the same as the price of the Units being sold in this Offering. We may not be able to sell shares or other securities in any subsequent offering at a price per share that is equal to or greater than the price per share or unit paid by investors in this Offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. Sales of a substantial number of shares of our common stock, or other securities convertible into, or exercisable or exchangeable for, our common stock) in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock, and would result in dilution of your ownership interest in the Company. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Accordingly, our shareholders and warrant holders bear the risk that our future offerings will reduce the market price of our common stock and dilute their ownership interest in the Company.

In addition, we are issuing Three-Year Warrants and Five-Year Warrants to purchase 8,000,000 shares of common stock as part of this unit Offering. The exercise of the Three-Year Warrants and Five-Year Warrants being sold in this Offering and any future sales of the underlying shares into the public market, or the perception that such sales may occur, could adversely affect the price of our common stock.

Fiduciaries investing the assets of a trust or pension or profit sharing plan must carefully assess an investment in our Company to ensure compliance with ERISA.

In considering an investment in the Company of a portion of the assets of a trust or a pension or profit-sharing plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a), a fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404 of ERISA; (ii) whether the investment is prudent, since the Shares are not freely transferable and there may not be a market created in which the Shares may be sold or otherwise disposed; and (iii) whether interests in the Company or the underlying assets owned by the Company constitute “Plan Assets” under ERISA. See “ERISA Consideration.”

Our management team may invest or spend the proceeds of this Offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this Offering. We intend to use the net proceeds from this Offering for the repayment of debt of up to $12,500,000 and general corporate purposes, including for potential future strategic acquisitions. Our management will have considerable discretion in the application of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds of this Offering may be used for corporate purposes that do not increase our operating results or enhance the value of our securities.

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We will need to raise additional capital in the future, and such funds may not be available on attractive terms, or at all.

We will need to raise additional capital in the future to support our operations. We cannot be certain that additional capital will be available as needed or on acceptable terms, or at all. If we require additional capital at a time when an investment in the Company, in pharmaceutical and biotechnology companies or the market in general is limited, we may not be able to raise additional funds at the time that we desire, or at all. If we raise additional funds through the issuance of equity or convertible securities, your ownership of our common stock could be significantly diluted. Furthermore, these newly issued securities may have rights, preferences or privileges senior to the holders of the common stock. Any debt financing that we may enter into may include covenants that restrict our operations and/or future financings. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of our assets, as well as prohibitions on our ability to create liens, pay dividends, redeem securities or make certain investments.

Provisions of our amended and restated articles of incorporation and bylaws may delay or prevent a takeover which may not be in the best interests of our stockholders.

Provisions of our amended and restated articles of incorporation and our bylaws, as amended, may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. Further, our amended and restated articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors (“Board” or “Board of Directors”) in their sole discretion. Our Board of Directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms. We cannot assure you of a positive return on investment or that you will not lose the entire amount of your investment in our common stock.

Risk Factors Related to the Three-Year Warrants, Five-Year Warrants and Pre-Funded Warrants

Holders of the Three-Year Warrants, Five-Year Warrants and Pre-Funded Warrants purchased in this Offering will have no rights as stockholders (except the right to dividends and distribution of assets by the Company) until such holders exercise their Three-Year Warrants, Five-Year Warrants or Pre-Funded Warrants and acquire shares of our common stock.

Until holders of the Three-Year Warrants, Five-Year Warrants or Pre-Funded Warrants being offered hereby acquire shares of our common stock upon exercise of such Three-Year Warrants, Five-Year Warrants or Pre-Funded Warrants, such holders will have no rights with respect to the shares of our common stock underlying such Three-Year Warrants, Five-Year Warrants or Pre-Funded Warrants, except the right to dividends and distribution of assets by Company. However, we do not currently intend to declare dividends on our common stock. Upon exercise of the Three-Year Warrants, Five-Year Warrants or the Pre-Funded Warrants, the holders thereof will be entitled to exercise the rights of common stockholders only as to matters for which the record date occurs after the exercise date.

There is no public market for the Units, Three-Year Warrants, Five-Year Warrants or Pre-Funded Warrants.

There is no established public trading market for the Units, Three-Year Warrants, Five-Year Warrants or Pre-Funded Warrants being sold in this Offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Units, Three-Year Warrants, Five-Year Warrants or Pre-Funded Warrants on any securities exchange or automated quotation system. Without an active market, investors in this Offering may be unable to readily sell their Three-Year Warrants, Five-Year Warrants or Pre-Funded Warrants.

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The Three-Year Warrants and Five-Year Warrants being offered may not have value.

The Three-Year Warrants and Five-Year Warrants being offered by us in this Offering have an initial exercise price of $0.50 per share. The Three-Year Warrants and Five-Year Warrants expire three years and five years, respectively, from the Initial Exercise Date thereof. In the event that the market price of our common stock does not exceed the exercise price of the Three-Year Warrants and Five-Year Warrants during the period when the Three-Year Warrants and Five-Year Warrants are exercisable, the Three-Year Warrants and Five-Year Warrants may never have any value.

The Three-Year Warrants, Five-Year Warrants and Pre-Funded Warrants and our other issued and outstanding warrants may be dilutive to holders of our common stock.

The ownership interest of the existing holders of our common stock will be diluted to the extent the Three-Year Warrants, Five-Year Warrants or Pre-Funded Warrants offered in this Offering and any other outstanding Company warrants are exercised. Immediately prior to this Offering, as of October 12, 2022, 8,445,264 shares of common stock were issuable upon the exercise of outstanding Company warrants with a weighted average exercise price of $2.42 per share. The shares of our common stock underlying our outstanding warrants represented approximately 27.1% of our common stock outstanding as of October 12, 2022. Exercise of such warrants, in addition to the Three-Year Warrants, Five-Year Warrants and Pre-Funded Warrants being offered hereby, may further dilute your ownership interest in the Company.

USE OF PROCEEDS

Assuming we sell all Units offered pursuant to this prospectus, we estimate that our net proceeds from the sale of Units, consisting of shares of our common stock or Pre-Funded Warrants and the Three-Year Warrants and Five-Year Warrants by us in this offering will be approximately $1,543,888, based on an offering price of $0.50 per unit, after deducting estimated Placement Agent fees of $140,000 and estimated offering expenses payable by us of $316,112. However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use no more than $1,543,888 of the net proceeds of this offering to repay $1,212,888 of estimated principal and $331,000 of estimated accrued interest outstanding on three separate Convertible Notes Payable (“Convertible Notes”). As of August 31, 2022, $12,168,056 in principal and approximately $57,000 of accrued interest is outstanding on the Convertible Notes. Two of the Convertible Notes bear interest at 5% per annum on an aggregate principal amount of $11,230,556 with a maturity date of June 14, 2023. The third Convertible Note bears interest at 1% per annum on an aggregate principal amount of $937,500 with a maturity date of November 29, 2022. All three Convertible Notes are payable as described in the Convertible Notes.

We expect to use the remaining proceeds that we receive from this offering for general corporate purposes, including for potential future strategic acquisitions. Accordingly, our management will have discretion and flexibility in applying the net proceeds of this offering. The intended use of proceeds in this section takes into account the potential impacts of COVID-19.

Pending our use of the net proceeds from this Offering, we may invest the net proceeds in a variety of capital preservation investments, including without limitation short-term, investment grade, interest bearing instruments and United States government securities and including investments in related parties.

DETERMINATION OF OFFERING PRICE

The final offering price of the securities we are offering, and the exercise price of the Three-Year Warrants and Five-Year Warrants included in the units that we are offering, were negotiated among us, the placement agent and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, as well as the exercise price of the Three-Year Warrants and Five-Year Warrants included in the units that we are offering include:

●	the information in this prospectus and otherwise available to us, including our financial information;

●	the history and the prospects for the industry in which we compete;

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●	the ability of our management;

●	the prospects for our future earnings;

●	the present state of our development and our current financial condition;

●	the general condition of the economy and the securities markets in the United States at the time of this offering;

●	the market price of our common stock listed on the Nasdaq Capital Market;

●	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

●	other factors as were deemed relevant.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not anticipate paying dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we may not pay dividends in the foreseeable future, we may have trouble raising additional funds which could affect our ability to expand our business operations.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the Nasdaq Capital Market under the symbol, “NVOS”. Prior to February 23, 2021, our common stock was quoted on the OTC Markets under the symbol, “NVOS.” The OTC Market is a computer network that provides information on current “bids” and “asks,” as well as volume information.

The following table sets forth the range of high and low closing bid quotations for our common stock for each of the periods indicated as reported by the OTC Markets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

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	Bid Prices
	Low	High
FISCAL 2020

First Quarter (September 1, 2019 through November 30, 2019)	$2.50	$7.20
Second Quarter (December 1, 2019 through February 29, 2020)	$3.01	$8.49
Third Quarter (March 1, 2020 through May 31, 2020)	$1.44	$5.50
Fourth Quarter (June 1, 2020 through August 31, 2020)	$1.16	$7.50

FISCAL 2021

First Quarter (September 1, 2020 through November 30, 2020)	$2.50	$4.68
Second Quarter (December 1, 2020 through February 29, 2021)*	$2.94	$14.98
Third Quarter (March 1, 2021 through May 31, 2021)	$1.95	$5.31
Fourth Quarter (June 1, 2021 through August 31, 2021)	$1.62	$2.99

FISCAL 2022

First Quarter (September 1, 2021 through November 30, 2021)	$1.20	$2.12
Second Quarter (December 1, 2021 through February 29, 2022)	$1.02	$1.58
Third Quarter (March 1, 2022 through May 31, 2022)	$1.34	$3.32
Fourth Quarter (June 1, 2022 through August 31, 2022)	$1.51	$2.14

FISCAL 2023

First Quarter (September 1, 2022 through October 13, 2022)	$0.61	$1.69

*Commenced trading on Nasdaq Capital Market on February 23, 2021

On October 13, 2022, the closing price of our common stock as reported on the Nasdaq Capital Market was $0.7501 per share.

As of October 13, 2022, there were approximately 31,180,603 shares of common stock issued and outstanding and 523 active record holders of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

Dividends, Common Stock, Unregistered Stock Issuances

We have not paid any cash dividends on our common or preferred stock and do not anticipate paying any such cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

We have 6,000,000 shares of common stock authorized and 5,118,315 reserved for issuance under equity compensation plans.

During the fiscal year ended August 31, 2020, the Company engaged in the following stock issuances that were not registered under the Securities Act:

●	On October 12, 2019, the Company sold 23,540 restricted shares of common stock to an accredited investor for a purchase price of $75,328. The shares were issued on October 15, 2019

●	On October 19, 2019, the Company sold 11,897 restricted shares of common stock to an accredited investor for a purchase price of $38,071. The shares were issued on October 22, 2019.

●	On December 20, 2019, the Company issued 800,000 restricted shares of common stock to 2731861 Ontario Corp. in connection with entry into an Intellectual Property Asset Purchase Agreement, dated December 17, 2019. Such shares had a value of CAD$6,908,000 (approximately $5,248,000 as of December 17, 2019).

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●	On March 13, 2020, the Company issued 96,558 restricted shares of common stock to Cloud DX in connection with entry into that certain First Amendment with Cloud DX, dated March 9, 2020 and effective March 6, 2020, to the Cloud DX Perpetual Software License Agreement, originally dated February 26, 2019. Such shares had a value of $386,231.

●	On July 21, 2020, the Company issued 15,091 restricted shares of common stock as consideration for payment in full of a related party loan debt with a value of CAD$304,321 (approximately $226,363 as of July 21, 2020) based on a per share price of $15.00. The shares were issued on July 31, 2020.

●	On July 31, 2020, the Company executed a Letter of Engagement (“LOE”) with Maxim Group LLC to retain Maxim Group LLC for general financial advisory, investment banking and digital marketing services. As provided for in the LOE, the Company issued 100,000 restricted shares of common stock as consideration for payment of Maxim Group LLC’s services. The shares were issued on August 10, 2020 with a value of $340,000 based on a per share price of $3.40 on the execution date of the LOE

During the fiscal year ended August 31, 2021, the Company engaged in the following stock issuances that were not registered under the Securities Act:

●	On September 24, 2020, the Company sold 21,905 restricted shares of common stock to an accredited investor for a purchase price of $92,000.

●	On October 22, 2020, the Company issued 15,000 restricted shares of common stock as consideration for a Statement of Work Agreement, dated October 20, 2020, with an independent contractor valued at $55,500. The fair value was determined based on the market price of the Company’s common stock on the issue date.

●	On October 26, 2020, the Company issued 50,000 restricted shares of common stock as consideration for a Consulting and Services Agreement, dated October 21, 2020, valued at $192,500. The fair value was determined based on the market price of the Company’s common stock on the issue date.

●	On December 15, 2020, the Company issued 240,000 restricted shares of common stock based on that certain Asset Purchase Agreement, dated December 11, 2020, valued at $876,000 based on the market price of the Company’s common stock of $3.65 per share on the issue date.

●	On February 1, 2021, the Company effected a 1-for-10 reverse stock split of our common stock. As a result of the reverse stock split, every 10 shares of issued and outstanding common stock were exchanged for one share of common stock, with any fractional shares being rounded up to the next higher whole share. On February 1, 2021, the Company issued to certain then-current stockholders an aggregate of 957 shares of common stock to round fractional shares that would have been issued in the reverse stock split to the next highest whole share.

●	On March 1, 2021, the Company issued 100,000 restricted shares of common stock to Maxim Partners LLC under the terms and conditions of a certain Letter of Engagement, dated July 31, 2020, as a result of the Company’s successful uplist to the Nasdaq Capital Markets.

●	On May 24, 2021, the Company issued 189,796 restricted shares of common stock as consideration for a Share Exchange Agreement, completed on May 24, 2021, with the securities exchange valued at $430,837, or $2.27 per share. The fair value was determined based on the market price of the Company’s common stock on the issue date.

During the period from September 1, 2021 through May 31, 2022, the Company engaged in the following stock issuances that were not registered under the Securities Act:

●	On September 16, 2021, the Company issued 35,000 restricted shares of common stock under the terms and conditions of a certain Contractor Agreement, dated November 16, 2020

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●	On November 23, 2021, the Company issued 2,000,000 restricted shares of common stock as collateral, to be held in escrow, pursuant to the terms and conditions provided for in two separate Securities Purchase Agreements, Pledge and Security Agreements, Secured Convertible Promissory Notes, and Escrow Agreements, each dated November 17, 2021, and to which the Company is a guarantor for each of the 2 senior secured convertible promissory notes with each having a principal amount of up to nine hundred thirty-seven thousand five hundred Dollars ($937,500.00).

●	On December 20, 2021, the Company issued 50,000 restricted shares of common stock as consideration for a Consulting Agreement, dated December 20, 2021.

●	On January 24, 2022, the Company issued 25,000 restricted shares of common stock as consideration for an Independent Contractor Agreement, dated November 16, 2020.

●	On January 24, 2022, the Company issued 65,000 restricted shares of common stock as consideration for an Independent Contractor Agreement, dated November 13, 2020.

●	On January 24, 2022, the Company issued 50,000 restricted shares of common stock as consideration for a Consulting Agreement, dated December 20, 2021.

●	On February 24, 2022, the Company issued 50,000 restricted shares of common stock as consideration for a Consulting Agreement, dated December 20, 2021.

●	On March 18, 2022, the Company issued 50,000 restricted shares of common stock as consideration for an Independent Contractor Agreement, dated November 16, 2020.

●	On March 18, 2022, the Company issued 25,000 restricted shares of common stock as consideration for an Independent Contractor Agreement, dated November 16, 2020.

●	On April 7, 2022, the Company issued 800,000 restricted shares of common stock as consideration for a Membership Interest Purchase Agreement, dated March 17, 2022 and closed on April 5, 2022

●	On May 2, 2022, the Company issued 50,000 restricted shares of common stock as consideration for a Consulting Agreement, dated April 20, 2022.

●	On May 11, 2022, the Company issued 225,000 restricted shares of common stock as consideration for a Share Exchange Agreement, dated May 28, 2021 and closed on June 24, 2021.

Except for the issuances made on March 4, 2019 and March 13, 2020, the above issuances and sales were made pursuant to an exemption from registration as set forth in Regulation S under the Securities Act. The issuances involved an offer and sale of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. The issuances on March 4, 2019 and March 13, 2020 were made pursuant to an exemption from registration as set forth in 506 of Regulation D and Section 4(2) of the Securities Act.

DILUTION

If you invest in our units (comprised of our common stock or Pre-Funded Warrants and the Three-Year Warrants and Five-Year Warrants) in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of common stock (which forms a part of a unit) and the pro forma net tangible book value per share of our common stock immediately after this offering. As of May 31, 2022, our net tangible book value was approximately $868,491, or $0.03 per share. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock.

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Net tangible book value dilution per share of common stock in each unit to new investors represents the difference between the amount per share of common stock in each unit paid by purchasers in this offering and the pro forma net tangible book value per share of our common stock immediately after the completion of this offering.

After giving effect to our issuance and sale of units (comprised of our common stock or Pre-Funded Warrants and the Three-Year Warrants and Five-Year Warrants) in this offering at the public offering price of $0.50 per unit, and after deducting estimated underwriting discounts and commissions of $140,000, estimated offering expenses of $316,112, and application of the related net proceeds towards the repayment of indebtedness of $1,543,888, our pro forma net tangible book value as of May 31, 2022 would have been $868,491 or approximately $0.025 per share. This represents an immediate decrease in net tangible book value of $0.005 per share to existing stockholders and an immediate dilution in net tangible book value of $0.475 share to purchasers of units in this offering, as illustrated in the following table:

Public offering price per unit		$0.50
Net tangible book value per share of common stock before this offering	$0.030
Decrease in net tangible book value per share attributable to new investors	$(0.005)
Pro forma net tangible book value per share after this offering		$0.025
Immediate dilution in net tangible book value per share to new investors		$0.475

The foregoing illustration also does not reflect the dilution that would result from the exercise of any of the Pre-Funded Warrants or Three-Year Warrants and Five-Year Warrants sold in the offering.

The following table sets forth, as of May 31, 2022, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and to be paid by new investors purchasing units (of which shares of common stock form a part) in this offering at the offering price of $0.50 per unit, together with the total consideration paid an average price per share paid by each of these groups, before deducting placement agent’s commission and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share
Existing stockholders as of May 31, 2022	30,659,073	88.46%	$64,651,537	97.00%	$2.11
New investors	4,000,000	11.54%	$2,000,000	3.00%	$0.50
Total	34,659,073	100.00%	$66,651,537	100.00%	$1.92

The foregoing discussion and tables above (i) reflect and assume no sale of Pre-Funded Warrants in this offering, which, if sold, would reduce the number of common stock that we are offering on a one-for-one basis (ii) assumes no exercise of the Three-Year Warrants and Five-Year Warrants issued in this offering, and (iii) do not give effect to the dilution that would result from (a) 2,164,235 shares of our common stock issuable upon the exercise of our issued and outstanding stock options at a weighted average exercise price per share of $2.17 per share, (b) 8,445,264 shares of our common stock issuable upon the exercise of our issued and outstanding warrants at a weighted average exercise price per share of $2.42 per share, and (c) 4,149,633 shares of common stock that are issuable upon exchange for NHL Exchangeable Special Shares which were issued in connection with various acquisitions.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of May 31, 2022 on an actual basis.

This table should be read in conjunction with the information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes thereto which are incorporated by reference into this prospectus.

As of May 31, 2022
Actual
(Unaudited)
Cash and cash equivalents	$12,677,446

Government loans and notes payable, current portion	5,260,056
Current convertible notes payable, net of discount of $0	1,875,000
Long term notes payable, net of current portion	158,645
Long term convertible notes payable, net of discount of $5,170,205	10,252,017

Stockholders’ equity:
Common stock, $0.001 par value; 499,000,000 shares authorized and 30,659,073 shares issued and outstanding on an actual basis	30,659
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued and outstanding on an actual basis	-
Additional paid-in capital	64,620,878
Common stock to be issued (4,308,591 shares)	10,096,332
Other comprehensive income	1,015,993
Accumulated deficit	(31,391,082)
Total Novo stockholders’ equity	44,372,780
Noncontrolling interest	55,187
Total stockholders’ equity	44,427,967
Total capitalization	$61,973,685

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of the Company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements”.

Overview of the Company

When used herein, the terms the “Company,” “we,” “us” and “our” refer to Novo Integrated Sciences, Inc. and its consolidated subsidiaries.

The Company owns Canadian and U.S. subsidiaries which provide, or intend to provide, essential and differentiated solutions to the delivery of multidisciplinary primary care and related wellness products through the integration of medical technology, interconnectivity, advanced therapeutics, diagnostic solutions, unique personalized product offerings, and rehabilitative science.

We believe that “decentralizing” healthcare, through the integration of medical technology and interconnectivity, is an essential solution to the rapidly evolving fundamental transformation of how non-catastrophic healthcare is delivered both now and in the future. Specific to non-critical care, ongoing advancements in both medical technology and inter-connectivity are allowing for a shift of the patient/practitioner relationship to the patient’s home and away from on-site visits to primary medical centers with mass-services. This acceleration of “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizes the degradation of non-critical health conditions to critical conditions as well as allowing for more cost-effective and efficient healthcare distribution.

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The Company’s decentralized healthcare business model is centered on three primary pillars to best support the transformation of non-catastrophic healthcare delivery to patients and consumers:

●	First Pillar: Service Networks. Deliver multidisciplinary primary care services through (i) an affiliate network of clinic facilities, (ii) small and micro footprint sized clinic facilities primarily located within the footprint of box-store commercial enterprises, (iii) clinic facilities operated through a franchise relationship with the Company, and (iv) corporate operated clinic facilities.

●	Second Pillar: Technology. Develop, deploy, and integrate sophisticated interconnected technology, interfacing the patient to the healthcare practitioner thus expanding the reach and availability of the Company’s services, beyond the traditional clinic location, to geographic areas not readily providing advanced, peripheral based healthcare services, including the patient’s home.

●	Third Pillar: Products. Develop and distribute effective, personalized health and wellness product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population. The Company’s science-first approach to product innovation further emphasizes our mandate to create and provide over-the-counter preventative and maintenance care solutions.

Innovation through science combined with the integration of sophisticated, secure technology assures us of continued cutting edge advancement in patient first platforms.

For the fiscal years ended August 31, 2021 and 2020, we generated revenues of $9,305,255 and $7,860,567, respectively, and reported net losses attributed to Novo Integrated Sciences of $4,462,147 and $4,915,154, respectively, and negative cash flow from operating activities of $1,024,802 and $441,694, respectively. For the nine months ended May 31, 2022, we generated revenues of $19,883,033, reported a net loss attributed to Novo Integrated Sciences of $10,421,808, and had negative cash flow from operating activities of $6,559,907. As noted in our consolidated financial statements, as of May 31, 2022, we had an accumulated deficit of $31,391,082. We anticipate that we will continue to report losses and negative cash flow. See “Risk Factors— We have a history of operating losses and negative cash flow.”

First Pillar – Service Networks for Hands-on Patient Care

Our clinicians and practitioners provide certain multidisciplinary primary health care services, and related products, beyond the medical doctor first level contact identified as primary care. Our clinicians and practitioners are not licensed medical doctors, physicians, specialist, nurses or nurse practitioners. Our clinicians and practitioners are not authorized to practice primary care medicine and they are not medically licensed to prescribe pharmaceutical based product solutions.

Our team of multidisciplinary primary health care clinicians and practitioners provide assessment, diagnosis, treatment, pain management, rehabilitation, education and primary prevention for a wide array of orthopedic, musculoskeletal, sports injury, and neurological conditions across various demographics including pediatric, adult, and geriatric populations through our 17 corporate-owned clinics, a contracted network of affiliate clinics, and eldercare related long-term care homes, retirement homes, and community-based locations in Canada.

Our specialized multidisciplinary primary health care services include physiotherapy, chiropractic care, manual/manipulative therapy, occupational therapy, eldercare, massage therapy (including pre- and post-partum), acupuncture and functional dry needling, chiropody, stroke and traumatic brain injury/neurological rehabilitation, kinesiology, vestibular therapy, concussion management and baseline testing, trauma sensitive yoga and meditation for concussion-acquired brain injury and occupational stress-PTSD, women’s pelvic health programs, sports medicine therapy, assistive devices, dietitian, holistic nutrition, fall prevention education, sports team conditioning programs including event and game coverage, and private personal training.

Additionally, we continue to expand our patient care philosophy of maintaining an on-going continuous connection with our current and future patient community, beyond the traditional confines of brick-and-mortar facilities, by extending oversight of patient diagnosis, care and monitoring, directly through various Medical Technology Platforms either in-use or under development.

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The occupational therapists, physiotherapists, chiropractors, massage therapists, chiropodists and kinesiologists contracted, by NHL, to provide occupational therapy, physical therapy and fall prevention assessment services are registered with the College of Occupational Therapists of Ontario, the College of Physiotherapists of Ontario, College of Chiropractors of Ontario, College of Massage Therapists of Ontario, College of Chiropodists of Ontario, and the College of Kinesiologists of Ontario regulatory authorities.

Our strict adherence to public regulatory standards, as well as self-imposed standards of excellence and regulation, have allowed us to navigate the industry’s licensing and regulatory framework. Compliant treatment, data and administrative protocols are managed through a team of highly trained, certified health care and administrative professionals. We and our affiliates provide service to the Canadian property and casualty insurance industry, resulting in a regulated framework governed by the Financial Services Commission of Ontario.

Second Pillar – Interconnected Technology for Virtual Ecosystem of Services, Products and Digital Health Offerings

Decentralization through the integration of interconnected technology platforms has been adopted and is thriving in a variety of sectors and industries such as transportation (Uber, Lyft), real estate (Zillow, Redfin, Airbnb, VRBO), used car sales (Carvana, Vroom), stock and financial markets (Robinhood, Acorns, Webull) and so many other sectors. Yet decentralization of the non-critical primary care and wellness sector of healthcare is lagging significantly in capability and benefit for patient access and delivery of services and products. The COVID-19 pandemic has taught both patients and healthcare providers the viability, importance, and benefits of decentralized access to primary care simply through the rapid adoption of telehealth/telemedicine.

The Company’s focus on a holistic approach to patient-first health and wellness, through innovation and decentralization, includes maintaining an on-going continuous connection with our current and future patient community, beyond the traditional confines of brick-and-mortar facilities, by extending oversight of patient evaluation, diagnosis, treatment solutions, and monitoring, directly through various Medical Technology Platforms and periphery tools either in-use or under development. Through the integration and deployment of sophisticated and secure technology and periphery diagnostic tools, the Company is working to expand the reach of our non-critical primary care services and product offerings, beyond the traditional clinic locations, to geographic areas not readily providing advanced primary care service to date, including the patient’s home.

NovoConnect, the Company’s proprietary mobile application with a fully securitized tech stock, telemedicine/telehealth and remote patient monitoring fall under this Second Pillar. In October 2021, we announced the launch of MiTelemed+, Inc. (“MiTelemed”), a joint venture with EK-Tech Solutions Inc. (“EK-Tech”). MiTelemed will operate, support and expand access and functionality of iTelemed, EK-Tech’s enhanced proprietary telehealth platform. MiTelemed+, through the iTelemed platform, will allow us to offer the patient and the practitioner a sophisticated and enhanced telehealth interaction. Through the interface of sophisticated peripheral based diagnostic tools operated by skilled support workers in the patient’s remote location, we believe that the practitioner’s ability and comfort to provide a uniquely comprehensive evaluation, diagnosis, and treatment solution will be dramatically elevated.

Third Pillar – Health and Wellness Products

We believe our science first approach to product offerings further emphasizes the Company’s strategic vision to innovate, evolve, and deliver over-the-counter preventative and maintenance care solutions as well as therapeutics and personalized diagnostics that enable individualized health optimization.

As the Company’s patient base grows through the expansion of its corporate owned clinics, its affiliate network, its micro-clinic facility openings, its interconnected technology platforms, and other growth initiatives, the development and distribution of high-quality wellness product solutions is integral to (i) offering effective product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population, and (ii) maintaining an on-going relationship with our patients through the customization of patient preventative and maintenance care solutions.

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The Company’s product offering ecosystem is being built through strategic acquisitions and engaging in licensing agreements with partners that share our vision to provide a portfolio of products that offer an essential and differentiated solution to health and wellness globally. Our 2021 acquisitions of Acenzia, PRO-DIP and Terragenx support this Third Pillar. On March 15, 2022, PRO-DIP was issued U.S. Patent No. 11,273,965 by the U.S. Patent and Trademark Office. The ‘965 patent relates to PRO-DIP’s novel technology for manufacturing its oral supplement pouches. On April 4, 2022, NHL was granted a Natural Product Number (NPN) by Health Canada for IoNovo GO Iodine which is the Company’s fourth iodine related product to recently be granted a NPN by Health Canada following IoNovo Pure Iodine, IoNovo Iodide, and IoNovo for Kids pure iodine oral spray.

We have two reportable segments: healthcare services and product sales. During the quarter ended May 31, 2022, revenues from healthcare services and product sales 15.88% and 84.12%, respectively, of the Company’s total revenues for the quarter. We expect the percentage of revenues generated from the product sales segment to increase at a greater rate than the revenue generated from healthcare services over the coming quarters.

For the three months ended May 31, 2022 compared to the three months ended May 31, 2021

Revenues for the three months ended May 31, 2022 were $13,851,883, representing an increase of $11,470,909, or 481.8%, from $2,380,974 for the same period in 2021. The increase in revenue is principally due to an increase in outsourced product sales and IoNovo Iodine which resulted in an increase in revenue of $9,730,236. Acenzia’s and Terragenx’s revenue for the three months ended May 31, 2022 was $645,588 and $1,275,690, respectively. Revenue from our healthcare services decreased by 7.6% when comparing the revenue for the three months ended May 31, 2022 to the same period in 2021 primarily due to a COVID-19 surge in Ontario province Canada and COVID-19 staffing related shortages limiting clinic and eldercare patient-practitioner direct personal interaction.

Cost of revenues for the three months ended May 31, 2022 were $11,443,001, representing an increase of $10,342,485 or 939.8%, from $1,100,516 for the same period in 2021. The increase in cost of revenues is principally due the increase in revenue as described above. Cost of revenues as a percentage of revenue for our healthcare and product sales segments was 57.3% and 87.4%, respectively, for the three months ended May 31, 2022. The cost of revenue for our healthcare segment was 46.2% for same period in 2021. The increase in cost of revenues as a percentage of revenue for our healthcare segment is principally due to COVID-19 wage subsidies received from the government in 2021.

Operating costs for the three months ended May 31, 2022 were $3,611,628, representing an increase of $1,929,198, or 114.7%, from $1,682,430 for the same period in 2021. The increase in operating costs is principally due to the increase in overhead expenses associated with the operations of Acenzia, PRO-DIP, and Terragenx which was approximately $952,000 for the three months ended May 31, 2022. In subsequent quarters, this increase in overhead expenses associated with Acenzia, PRO-DIP, and Terragenx is projected to decrease as the Company integrates and consolidates operations. In addition, common stock issued for services increased by $276,828 for the three months ended May 31, 2022 compared to the same period in 2021. Also, an increase in legal and professional fees contributed to the increase in operating expenses.

Interest expense for the three months ended May 31, 2022 was $513,398, representing an increase of $491,697, or 2,266%, from $21,701 for the same period in 2021. The increase is due to issuance of convertible notes for $1,875,000 in November 2021 and $16,666,666 in December 2021.

Amortization of debt discount for the three months ended May 31, 2022 was $2,133,890, representing an increase of $2,133,890 from $0 for the same period in 2021. The increase is due to amortization of the debt discounts associated with the convertible notes issued in November 2021 and December 2021.

Foreign currency transaction gains for the three months ended May 31, 2022 was $97,654 compared to $0 for the same period in 2021. Acenzia and Terragenx both have outstanding debt recorded on their books that is payable in US Dollars. The exchange rate between the Canadian Dollar and the US Dollar decreased during the third fiscal quarter of 2022; therefore, creating a foreign currency transaction loss as it will require more Canadian Dollars to repay the debt.

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Net loss attributed to Novo Integrated Sciences, Inc. for the three months ended May 31, 2022 was $3,810,054, representing an increase of $3,398,867, or 827%, from $411,187 for the same period in 2021. The increase in net loss is principally due to (i) an increase in overhead expenses associated with the operations of Acenzia, PRO-DIP, and Terragenx which was approximately $952,000 for the three months ended May 31, 2022, (ii) common stock issued for services of $314,000; (iii) an increase in interest expense and (iv) an increase in amortization of debt discounts.

For the nine months ended May 31, 2022 compared to the nine months ended May 31, 2021

Revenues for the nine months ended May 31, 2022 were $19,883,033, representing an increase of $13,270,659, or 200.7%, from $6,612,374 for the same period in 2021. The increase in revenue is principally due to an increase in outsourced product sales and IoNovo iodine and the acquisition of both Acenzia, Inc. in June 2021 and Terragenx in November 2021. Sales of outsourced products and IoNovo Iodine resulted in an increase in revenue of $9,730,236. Acenzia’s and Terragenx’ revenue for the nine months ended May 31, 2022 was $2,376,785 and $1,521,348, respectively. Revenue from our healthcare services decreased by 5.4% when comparing the revenue for the nine months ended May 31, 2022 to the same period in 2021.

Cost of revenues for the nine months ended May 31, 2022 were $14,991,331, representing an increase of $11,222,311 or 297.8%, from $3,769,020 for the same period in 2021. The increase in cost of revenues is principally due the increase in revenue as described above. Cost of revenues as a percentage of revenue for our healthcare and product sales segments was 60.0% and 82.4%, respectively, for the nine months ended May 31, 2022. Cost of revenue for our healthcare segment was 57.0% for the same period in 2021.

Operating costs for the nine months ended May 31, 2022 were $9,578,783, representing an increase of $4,249,789, or 79.7%, from $5,328,994 for the same period in 2021. The increase in operating costs is principally due to the increase in overhead expenses associated with the operations of Acenzia, PRO-DIP, and Terragenx which was approximately $2,438,000 for the nine months ended May 31, 2022. In subsequent quarters, this increase in overhead expenses associated with the operations of Acenzia, PRO-DIP, and Terragenx is projected to decrease as the Company integrates and consolidates operations. In addition, common stock issued for services increased by $475,578 for the nine months ended May 31, 2022 compared to the same period in 2021. Also, an increase in legal and professional fees contributed to the increase in operating expenses for the nine months ended May 31, 2022.

Interest expense for the nine months ended May 31, 2022 was $1,808,310, representing an increase of $1,739,720, or 2,536%, from $68,590 for the same period in 2021. The increase is due to issuance of convertible notes for $1,875,000 in November 2021 and $16,666,666 in December 2021, plus penalty interest paid in connection with the early repayment of a note payable of approximately $4,415,000.

Amortization of debt discount for the nine months ended May 31, 2022 was $3,654,752, representing an increase of $3,654,752 from $0 for the same period in 2021. The increase is due to amortization of the debt discounts associated with the convertible notes issued in November 2021 and December 2021.

Foreign currency transaction losses for the nine months ended May 31, 2022 was $303,714 compared to $0 for the same period in 2021. Acenzia and Terragenx both have outstanding debt recorded on their books that is payable in US Dollars. The exchange rate between the Canadian Dollar and the US Dollar has decreased since August 31, 2021; therefore, creating a foreign currency transaction loss as it will require more Canadian Dollars to repay the debt.

Net loss attributed to Novo Integrated Sciences, Inc. for the nine months ended May 31, 2022 was $10,421,808, representing an increase of $7,899,281, or 313.1%, from $2,522,527 for the same period in 2021. The increase in net loss is principally due (i) an increase in foreign currency transaction losses, (ii) an increase in overhead expenses associated with the operations of Acenzia, PRO-DIP, and Terragenx which was approximately $2,438,000 for the nine months ended May 31, 2022, (iii) an increase in interest expense and (iv) in increase in amortization of debt discounts.

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For the fiscal year ended August 31, 2021 compared to the fiscal year ended August 31, 2020

Revenues for the year ended August 31, 2021 were $9,305,255, representing an increase of $1,444,688, or 18.4%, from $7,860,567 for the same period in 2020. The increase in revenue is principally due to periodic easing of COVID pandemic related restrictions which resulted in our practitioners being able to provide more patients with additional in-person services compared to the March 17 through June 1, 2020 period in which our practitioners were limited to providing their services either remotely or in-person to patients requiring emergency and essential need treatment. In addition, the increase is due to revenue of $446,390 recorded by Acenzia from the date of acquisition (June 24, 2021) through the period ended August 31, 2021.

Cost of revenues for the year ended August 31, 2021 were $5,482,257, representing an increase of $680,062 or 14.2%, from $4,802,195 for the same period in 2020. The increase was principally due to the increase in revenues. Cost of revenues as a percentage of revenue was 58.9% for the year ended August 31, 2021 and 61.1% for same period in 2020. The decrease in cost of revenues as a percentage of revenue is principally due to the Canada Emergency Wage Subsidy (CEWS) claimed as part of Canada’s COVID-19 Economic Response Plan that offset the salary expense for clinical workers.

Operating costs for the year ended August 31, 2021 were $8,196,517, representing an increase of $875,547, or 12.0%, from $7,320,970 for the same period in 2020. The increase in operating costs is principally due to (i) additional operating costs associated with Acenzia’s operations, (ii) an increase in amortization of intangible assets, (iii) common stock issued for services including successful uplist to the Nasdaq Capital Markets, (iv) salary expense due to hiring of senior level executives, and (v) legal fees related to the Company’s Nasdaq listing and filing of the Company’s registration statement on Form S-3.

Other expense for the year ended August 31, 2021 was $97,416, representing a decrease of $564,195, or 85.3%, from other expense of $661,611 for the same period in 2020. The decrease is due to (i) a write-off of an acquisition deposit in 2020 and nil in 2021, (ii) a decrease in other expenses in 2021 compared to 2020, and (iii) an increase in interest income; offset by an increase in interest expense in 2021 due to additional debt outstanding.

Net loss attributed to Novo Integrated Sciences for the year ended August 31, 2021 was $4,462,147, representing a decrease of $453,007, or 9.2%, from $4,915,154 for the same period in 2020. The decrease in net loss is principally due to (i) an increase in revenues and gross profit offset by additional operating costs associated with the Acenzia acquisition, (ii) an increase in amortization of intangible assets, (iii) common stock issued for services including successful uplist to the Nasdaq Capital Markets, (iv) salary expense due to hiring of senior level executives, and (v) legal fees related to the Company’s Nasdaq listing and filing of the Company’s registration statement on Form S-3.

Liquidity and Capital Resources

For the Nine Months Ended May 31, 2022 Compared to May 31, 2021

As shown in the accompanying unaudited condensed consolidated financial statements, for the nine months ended May 31, 2022, the Company had a net loss of $10,428,624.

During the nine months ended May 31, 2022, the Company used cash in operating activities of $6,559,907 compared to $279,280 for the same period in 2021. The principal reason for the increase in cash used in operating activities is the net loss incurred and the changes in noncash expenses and changes in operating asset and liability accounts.

During the nine months ended May 31, 2022, the Company provided cash from investing activities of $162,654 compared to cash used from investing activities of $681,409 for the same period in 2021. The principal reason for the change is due to the payment of other receivable in 2022 compared to amounts loaned for other receivables in 2021.

During the nine months ended May 31, 2022, the Company provided cash from financing activities of $10,802,477 compared to $7,162,046 for the same period in 2021. The principal reason for the increase in cash provided by financing activities was the issuance of convertible notes payable in November 2021 and December 2021 for net proceeds of $15,270,000, offset by the repayment of notes payable of $4,430,794. In 2021, the Company received $7,327,580 from the sale of common stock.

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For the Year Ended August 31, 2021 Compared to August 31, 2020

As shown in the accompanying financial statements, for the fiscal years ended August 31, 2021 and 2020, the Company has had net losses of $4,470,935 and $4,924,209, respectively.

During the year ended August 31, 2021, the Company used cash in operating activities of $1,024,802 compared to $441,694 for the same period in 2020. The principal reason for the increase in cash used in operating activities is changes in noncash expenses and changes in operating asset and liability accounts.

During the year ended August 31, 2021, the Company cash provided by investing activities was $2,999,122 compared to $657,130 for the same period in 2020. During 2021, the Company (i) acquired cash of $3,738,171 with the acquisition of Acenzia, (ii) purchased property and equipment for $255,949, (iii) loaned amounts for other receivables of $473,100, and (iv) paid $10,000 of cash in connection with an acquisition. During the period in 2020, the Company collected other receivable of $669,240.

During the year ended August 31, 2021, the Company provided cash from financing activities of $4,316,862 compared to cash used in financing activities of $271,687 for the same period in 2020. The principal reason for the increase in cash provided by financing activities was the sale of 2,388,050 shares of the Company’s common stock in April 2021 for net proceeds of $7,235,580 and the repayment of $2,767,519 of notes payable in 2021.

Jefferson Street Capital Promissory Note

Jefferson Street Capital Stock Purchase Agreement & Secured Convertible Promissory Note

On November 17, 2021, the Company and Terra entered into that certain securities purchase agreement (the “Jefferson SPA”), dated as of November 17, 2021, by and among the Company, Terra and Jefferson Street Capital LLC (“Jefferson”). Pursuant to the terms of the Jefferson SPA, (i) the Company agreed to issue and sell to Jefferson the Jefferson Note (as hereinafter defined); (ii) the Company agreed to issue to Jefferson the Jefferson Warrant (as hereinafter defined); and (iii) the Company agreed to issue to Jefferson 1,000,000 restricted shares of Company common stock, as collateral on the Jefferson Note, which is being held by the escrow agent and subject to return to the Company upon full payment of the Jefferson Note; and (iv) Jefferson agreed to pay to the Company $750,000 (the “Jefferson Purchase Price”).

Pursuant to the terms of the Jefferson SPA, on November 17, 2021, Terra issued to Jefferson a secured convertible promissory note (the “Jefferson Note”) with a maturity date of May 17, 2022 (the “Maturity Date”), in the principal amount of $937,500. The Company acted as guarantor on the Jefferson Note. Pursuant to the terms of the Jefferson Note, Terra agreed to pay to Jefferson $937,500 (the “Principal Amount”), with a purchase price of $750,000 plus an original issue discount in the amount of $187,500 (the “OID”), and to pay interest on the Principal Amount at the rate of 1% per annum.

Any amount of principal, interest or other amount due on the Jefferson Note that is not paid when due will bear interest at the rate of the lesser of (i) 12%, or (ii) the maximum rate allowed by law.

Jefferson may, at any time, convert all or any portion of the then outstanding and unpaid principal amount and interest into shares of the Company’s common stock at a conversion price of $3.35 per share. The Jefferson Note has a 4.99% equity blocker; provided, however, that the 4.99% equity blocker may be waived (up to 9.99%) by Jefferson, at Jefferson’s election, on not less than 61 days’ prior notice to the Company.

On November 17, 2021, Jefferson paid the Jefferson Purchase Price of $750,000 in exchange for the Jefferson Note. Terra intends to use the proceeds for the acquisition of the Mullins IP and thereafter for working capital and other general purposes.

Terra may prepay the Jefferson Note at any time in accordance with the terms of the Jefferson Note.

Except as related to the next transaction after the issue date of the Jefferson Note conducted on the Company’s behalf by the Maxim Group LLC, Terra and the Company agreed to pay to Jefferson on an accelerated basis, any outstanding Principal Amount of the Jefferson Note, along with all unpaid interest, and fees and penalties, if any, from the sources of capital below, at Jefferson’s discretion, it being acknowledged and agreed by Jefferson that the Company and Terra have the right to make bona fide payments to vendors with Company common stock:

●	At Jefferson’s option, 15% of the net cash proceeds of any future financings by the Company, Terra or any subsidiary, whether debt or equity, or any other financing proceeds such as cash advances, royalties or earn-out payments.
●	All net proceeds from any sale of assets of the Company, Terra or any subsidiaries other than sales of inventory in the ordinary course of business or receipt by the Company or any subsidiaries of any tax credits or collections pursuant to any settlement or judgement.
●	Net proceeds resulting from the sale of any assets outside of the ordinary course of business or securities in any subsidiary.

The Jefferson SPA and the Jefferson Note contain customary events of default relating to, among other things, payment defaults, breach of representations and warranties, and breach of provisions of the Jefferson Note or Jefferson SPA.

The foregoing summary of the material terms of the Jefferson Warrant is not complete and is qualified in its entirety by reference to the full text of the Jefferson Warrant, a copy of which is filed herewith as Exhibit 10.5 and incorporated herein by reference.

Platinum Point Capital Stock Purchase Agreement & Secured Convertible Promissory Note

On November 17, 2021, the Company and Terra entered into that certain securities purchase agreement (the “Platinum SPA”), dated as of November 17, 2021, by and among the Company, Terra and Platinum Point Capital LLC (“Platinum”). Pursuant to the terms of the Platinum SPA, (i) the Company agreed to issue and sell to Platinum the Platinum Note (as hereinafter defined); (ii) the Company agreed to issue to Platinum the Platinum Warrant (as hereinafter defined); and (iii) the Company agreed to issue to Platinum 1,000,000 restricted shares of the Company common stock, as collateral on the Platinum Note, which is being held by the escrow agent and subject to return to the Company upon full payment of the Platinum Note; and (iv) Platinum agreed to pay to the Company $750,000 (the “Platinum Purchase Price”).

Pursuant to the terms of the Platinum SPA, on November 17, 2021, Terra issued to Platinum a secured convertible promissory note (the “Platinum Note”) with a maturity date of May 17, 2022 (the “Maturity Date”), in the principal amount of $937,500. The Company acted as guarantor on the Platinum Note. Pursuant to the terms of the Platinum Note, Terra agreed to pay to Platinum $937,500 (the “Platinum Principal Amount”), with a purchase price of $750,000 plus an original issue discount in the amount of $187,500 (the “OID”), and to pay interest on the Principal Amount at the rate of 1% per annum.

On June 1, 2022, the Company paid the balance owed on the Platinum Point Note for an aggregate payment of $948,874, including all principal and interest owed.

Registered Direct offering of Convertible Notes.

December 14, 2021, Novo Integrated issued two senior secured convertible notes payable for a total of $16,666,666 (the “$16.66m+ convertible notes”) with each note having a face amount of $8,333,333. The $16.66m+ convertible notes accrue interest at 5% per annum and are due on June 14, 2023. The $16.66m+ convertible notes are secured by all assets of the Company. The $16.66m+ convertible notes are convertible at the option of the note holders to convert into shares of the Company’s common stock at $2.00 per share.

In connection with the $16.66m+ convertible notes, the Company issued the note holders warrants to purchase a total of 5,833,334 shares of the Company’s common stock at a price of $2.00 per share. The warrants expire on December 14, 2025. The Company first determined the value of the $16.66m+ convertible notes and the fair value of the detachable warrants issued in connection with this transaction. The estimated value of the warrants of $7,680,156 was determined using the Black-Scholes option pricing model with the following assumptions:

●	Expected life of 4.0 years;
●	Volatility of 275%;
●	Dividend yield of 0%; and
●	Risk free interest rate of 1.23%

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The face amount of the $16.66m+ convertible notes of $16,666,666 was proportionately allocated to the $16.66m+ convertible notes and the warrants in the amount of $11,409,200 and $5,257,466, respectively. The amount allocated to the warrants of $5,257,466 was recorded as a discount to the convertible note and as additional paid in capital. The $16.66m+ convertible notes contained an original issue discount totaling $1,666,666 and the Company also incurred $1,140,000 in loan fees in connection with the $16.66m+ convertible notes. The combined total discount is $8,064,132 and will be amortized over the life of the $16.66m+ convertible notes. During the nine months ended May 31, 2022, the Company amortized $2,893,927 of the debt discount and as May 31, 2022, the unamortized debt discount was $5,170,205.

During the three months ended May 31, 2022, an aggregate of $1,244,444 in principal and an aggregate of $3,405 in accrued interest were converted into 623,929 shares of common stock issued to the $16.66m+ convertible note holders.

Terragenx

On November 17, 2021, Terragenx, a 91% owned subsidiary of the Company, issued two secured convertible notes payable for a total of $1,875,000 (the “$1.875m convertible notes”) with each note having a face amount of $937,500. The $1.875m convertible notes accrue interest at 1% per annum and were due on May 17, 2022. (See Note 18 in the Notes to Consolidated Financial Statements filed herewith). The $1.875m convertible notes are secured by all assets of the Company. The $1.875m convertible notes are convertible at the option of the note holders to convert into shares of the Company’s common stock at $3.35 per share.

In connection with the $1.875m convertible notes, the Company issued the note holders warrants to purchase a total of 223,880 shares of the Company’s common stock at a price of $3.35 per share. The warrants expire on November 17, 2024. The Company first determined the value of the $1.875m convertible notes and the fair value of the detachable warrants issued in connection with this transaction. The estimated value of the warrants of $351,240 and was determined using the Black-Scholes option pricing model with the following assumptions:

●	Expected life of 3.0 years;
●	Volatility of 300%;
●	Dividend yield of 0%; and
●	Risk free interest rate of 0.85%

The face amount of the $1.875m convertible notes of $1,875,000 was proportionately allocated to the $1.875m convertible notes and the warrants in the amount of $1,579,176 and $295,824, respectively. The amount allocated to the warrants of $295,824 was recorded as a discount to the $1.875m convertible notes and as additional paid in capital. The $1.875m convertible notes contained an original issue discount totaling $375,000 and the Company also incurred $90,000 in loan fees in connection with these $1.875m convertible notes. The combined total discount is $760,824 and will be amortized over the life of the $1.875m convertible notes. During the nine months ended May 31, 2022, the Company amortized $760,824 of the debt discount and as May 31, 2022, the unamortized debt discount was $0.

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Notes Payable

Notes payable at May 31, 2022 and August 31, 2021 consisted of the following:

	May 31,	August 31,
	2022	2021
Government loans issued under the Government of Canada’s Canada Emergency Business Account (“CEBA”) program (A).	94,920	63,336

Note payable to the Small Business Administration (“SBA”). The note bears interest at 3.75% per annum, requires monthly payments of $190 and is due 30 years from the date of issuance, and is secured by certain equipment of PRO-DIP.	40,320	40,320

Note payable dated December 3, 2019; accrues interest at 3% per annum; secured by land, building and personal property; due June 30, 2022. (On June 30, 2022, paid in full, see Note 18.)	5,252,749	5,069,858

Note payable dated December 3, 2018; accrues interest at 4.53% per annum; unsecured; annual payments of approximately $4,000; due December 31, 2028	30,712	30,739

Note payable dated June 24, 2021; accrues interest at 9% per annum; secured by real property of Acenzia; lender at its sole discretion may require monthly principal payments of $950,000 after December 24, 2021; any unpaid principal and interest due on June 24, 2022. This note was repaid during the nine months ended May 31, 2022.	-	4,415,000
Total government loans and notes payable	5,418,701	9,619,253
Less current portion	(5,260,056)	(4,485,649)
Long-term portion	$158,645	$5,133,604

(A)	The Government of Canada launched CEBA loan to ensure that small businesses have access to the capital that they need during the current challenges faced due to the COVID-19 virus. The Company obtained CAD$80,000 loan (US$63,280 at May 31, 2022), which is unsecured, non-interest bearing and due on or before December 31, 2023. If the loan amount is paid on or before December 31, 2023, 25% of the loan will be forgiven (“Early Payment Credit”). In the event that the Company does not repay 75% of such term debt on or before December 31, 2023, the Early Payment Credit will not apply. In addition, with acquisition of Terragenx, the Company acquired a CEBA loan in the amount of CAD$60,000 net of CAD$20,000 repayment (US$31,640 at May 31, 2022) under the same terms.

Government Subsidy

In 2020, the Government of Canada announced the Canada Emergency Wage Subsidy (“CEWS”) for Canadian employers whose businesses were affected by the COVID-19 pandemic. The CEWS provides a subsidy of up to 75% of eligible employees’ employment insurable remuneration, subject to certain criteria. Accordingly, the Company applied for the CEWS to the extent it met the requirements to receive the subsidy and during the nine months ended May 31, 2021, recorded a total of approximately $731,000 in government subsidies as a reduction to the associated wage costs recorded in cost of revenues and general and administrative expenses in the condensed consolidated statement of operations and comprehensive loss. During the nine months ended May 31, 2022, the Company did not receive any wage subsidies.

Future scheduled maturities of outstanding government loans and notes payable are as follows:

Twelve Months Ending May 31,
2023	$5,260,056
2024	99,822
2025	5,343
2026	5,790
2027	6,244
Thereafter	41,446
Total	$5,418,701

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Related Party Debt

On September 30, 2013, the Company issued five debentures totaling CAD$6,402,512 (approximately $6,225,163 on September 30, 2013) in connection with the acquisition of certain business assets. The holders of the debentures are current stockholders, officers and/or affiliates of the Company. The debentures are secured by all the assets of the Company, accrue interest at 8% per annum and were originally due on September 30, 2016. On December 2, 2017, the debenture holders agreed to extend the due date to September 30, 2019. On September 27, 2019, the debenture holders agreed to extend the due date to September 30, 2021. On November 2, 2021, the debenture holders agreed to extend the due date to December 1, 2023.

On January 31, 2018, the debenture holders converted 75% of the debenture value of $3,894,809 plus accrued interest of $414,965 into 1,047,588 shares of the Company’s common stock. The per share price used for the conversion of each debenture was $4.11 which was determined as the average price of the five (5) trading days immediately preceding the date of conversion with a 10% premium added to the calculated per share price.

On July 21, 2020, the Company made a partial repayment of a debenture due to a related party of $267,768.

At May 31, 2022 and August 31, 2021, the amount of debentures outstanding was $981,337 and $982,205, respectively

Financial Impact of COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. On March 17, 2020, as a result of COVID-19 pandemic having been reported throughout both Canada and the United States, certain national, provincial, state and local governmental authorities issued proclamations and/or directives aimed at minimizing the spread of COVID-19. Accordingly, on March 17, 2020, the Company closed all corporate clinics for all in-clinic non-essential services to protect the health and safety of its employees, partners, and patients. Commencing in May 2020, the Company was able to begin providing some services, and was fully operational again in June 2020. As of May 31, 2022, all corporate clinics were open and fully operational, with staffing shortages in some facilities due to ongoing COVID-19 residual impact, while following all mandated guidelines and protocols from Health Canada, the Ontario Ministry of Health, and the respective disciplines’ regulatory Colleges to ensure a safe treatment environment for our staff and clients, and our eldercare operations are fully operational. In addition, Acenzia, Terragenx, PRO-DIP, and CCI are open and fully operational, with staffing shortages due to ongoing COVID-19 residual impact, while following all local, state, provincial, and national guidelines and protocols related to minimizing the spread of the COVID-19 pandemic.

Canadian federal and provincial COVID-19 governmental proclamations and directives, including interprovincial travel restrictions, have presented unprecedented challenges to launching our Harvest Gold Farms and Kainai Cooperative joint ventures during the period ended May 31, 2022. Accordingly, the Company has decided to delay commencing the projects until the 2022 grow season. These joint ventures relate to the development, management, and arrangement of medicinal farming projects involving industrial hemp for medicinal Cannabidiol (CBD) applications.

For the quarter ended May 31, 2022, the Company’s total revenue from all clinic and eldercare related contracted services was $2,199,889, representing a 7.6% decrease of $181,085 compared to $2,380,974 during the same period in 2021. This decrease is primarily due to a COVID-19 surge in Ontario province Canada and COVID-19 staffing related shortages limiting clinic and eldercare patient-practitioner direct personal interaction.

While all of the Company’s business units are operational at the time of this filing, any future impact of the COVID-19 pandemic on the Company’s operations remains unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including, but not limited to, (i) the duration of the COVID-19 outbreak and additional variants that may be identified, (ii) new information which may emerge concerning the severity of the COVID-19 pandemic, and (iii) any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced patient traffic, and reduced operations.

Our capital requirements going forward will consist of financing our operations until we are able to reach a level of revenues and gross margins adequate to equal or exceed our ongoing operating expenses. We do not have any credit agreement or source of liquidity immediately available to us.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We believe that the following critical policies affect our more significant judgments and estimates used in preparation of our financial statements.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. This applies in particular to useful lives of non-current assets, impairment of non-current assets, allowance for doubtful accounts, allowance for slow moving and obsolete inventory, and valuation allowance for deferred tax assets. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Property and Equipment

Property and equipment are stated at cost less depreciation and impairment. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the declining balance method for substantially all assets with estimated lives as follows:

Building	30 years
Leasehold improvements	5 years
Clinical equipment	5 years
Computer equipment	3 years
Office equipment	5 years
Furniture and fixtures	5 years

The Company has not changed its estimate for the useful lives of its property and equipment, but would expect that a decrease in the estimated useful lives of property and equipment of 20% would result in an annual increase to depreciation expense of approximately $148,000, and an increase in the estimated useful lives of property and equipment of 20% would result in an annual decrease to depreciation expense of approximately $99,000.

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Intangible Assets

The Company’s intangible assets are being amortized over their estimated useful lives as follows:

Land use rights	50 years (the lease period)
Software license	7 years
Intellectual property	7 years
Customer relationships	5 years
Brand names	7 years

The intangible assets with finite useful lives are reviewed for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. The Company has not changed its estimate for the useful lives of its intangible assets but would expect that a decrease in the estimated useful lives of intangible assets of 20% would result in an annual increase to amortization expense of approximately $672,000, and an increase in the estimated useful lives of intangible assets of 20% would result in an annual decrease to amortization expense of approximately $448,000.

Long-Lived Assets

The Company applies the provisions of the Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Codification (“ASC”) Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets, including right-of-use assets, used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except fair values are reduced for the cost of disposal.

Right-of-use Assets

The Company’s right-of-use assets consist of leased assets recognized in accordance with ASC 842, Leases, which requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the consolidated balance sheet and are expensed on a straight-line basis over the lease term in the condensed consolidated statements of operations and comprehensive loss. The Company determines the lease term by agreement with lessor. In cases where the lease does not provide an implicit interest rate, the Company uses the Company’s incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

Goodwill

Goodwill represents the excess of purchase price over the underlying net assets of businesses acquired. Under U.S. GAAP, goodwill is not amortized but is subject to annual impairment tests. The Company recorded goodwill related to its acquisition of APKA Health, Inc. during the fiscal year ended August 31, 2017, Executive Fitness Leaders during the fiscal year ended August 31, 2018, Action Plus Physiotherapy Rockland during the fiscal year ended August 31, 2019, Acenzia, Inc. during fiscal year ended August 31, 2021, and 12858461 Canada Corp., Fairway Physiotherapy and Sports Injury Clinic, and Clinical Consultants International LLC during fiscal year ending August 31, 2022.

Accounts Receivable

Accounts Receivable are recorded, net of allowance for doubtful accounts and sales returns. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentration, customer credit worthiness, current economic trends, and changes in customer payment patterns to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable and known bad debts are written off against the allowance for doubtful accounts when identified. The Company has not changed its methodology for estimating allowance for doubtful accounts and historically the change in estimate has not been significant to the Company’s financial statements. If there is a deterioration of the Company’s customers’ ability to pay or if future write-offs of receivables differ from those currently anticipated, the Company may have to adjust its allowance for doubtful accounts, which would affect earnings in the period the adjustments are made.

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Inventory

Inventories are valued at the lower of cost (determined by the first in, first out method) and net realizable value. Management compares the cost of inventories with the net realizable value and allowance is made for writing down their inventories to net realizable value, if lower. Inventory is segregated into three areas: raw materials, work-in-process and finished goods. The Company periodically assessed its inventory for slow moving and/or obsolete items and any change in the allowance is recorded in cost of revenue in the accompanying condensed consolidated statements of operations and comprehensive loss. If any are identified an appropriate allowance for those items is made and/or the items are deemed to be impaired.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company has not changed it methodology for estimating the valuation allowance. A change in valuation allowance affect earnings in the period the adjustments are made and could be significant due to the large valuation allowance currently established.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

Revenue Recognition

The Company’s revenue recognition reflects the updated accounting policies as per the requirements of the FASB’s Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”). As sales are and have been primarily from providing healthcare services the Company has no significant post-delivery obligations.

Revenue from providing healthcare and healthcare related services and product sales are recognized under Topic 606 in a manner that reasonably reflects the delivery of its products and services to customers in return for expected consideration and includes the following elements:

●	executed contracts with the Company’s customers that it believes are legally enforceable;
●	identification of performance obligations in the respective contract;
●	determination of the transaction price for each performance obligation in the respective contract;
●	allocation the transaction price to each performance obligation; and
●	recognition of revenue only when the Company satisfies each performance obligation.

These five elements, as applied to the Company’s revenue category, are summarized below:

●	Healthcare and healthcare related services – gross service revenue is recorded in the accounting records at the time the services are provided (point-in-time) on an accrual basis at the provider’s established rates. The Company reserves a provision for contractual adjustment and discounts that are deducted from gross service revenue. The Company reports revenues net of any sales, use and value added taxes.

●	Product sales – revenue is recorded at the point of time of delivery

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Stock-Based Compensation

The Company records stock-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. FASB ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the requisite service period. The Company recognizes in the condensed consolidated statements of operations and comprehensive loss the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS assumes that all dilutive securities are converted. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Foreign Currency Transactions and Comprehensive Income

U.S. GAAP generally requires recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company’s Canadian subsidiaries is the Canadian dollar. Translation gains (losses) are classified as an item of other comprehensive income in the stockholders’ equity section of the condensed consolidated balance sheets.

New Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was issued to improve financial reporting by requiring earlier recognition of credit losses on financing receivables and other financial assets in scope. The new standard represents significant changes to accounting for credit losses. Full lifetime expected credit losses will be recognized upon initial recognition of an asset in scope. The current incurred loss impairment model that recognizes losses when a probable threshold is met will be replaced with the expected credit loss impairment method without recognition threshold. The expected credit losses estimate will be based upon historical information, current conditions, and reasonable and supportable forecasts. This ASU as amended by ASU 2019-10, is effective for fiscal years beginning after December 15, 2022. The Company is currently evaluating the effect of this ASU on the Company’s condensed consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes (ASC 740). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s condensed consolidated financial statements and related disclosures.

In May, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This update provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic. This update is effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the effect of this ASU on the Company’s condensed consolidated financial statements and related disclosures.

In August 2020, the FASB issued guidance that simplifies the accounting for debt with conversion options, revises the criteria for applying the derivative scope exception for contracts in an entity’s own equity, and improves the consistency for the calculation of earnings per share. The guidance is effective for annual reporting periods and interim periods within those annual reporting periods beginning after December 15, 2021, our fiscal 2023.

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In March 2020, the FASB issued guidance providing optional expedients and exceptions to account for the effects of reference rate reform to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued. The optional guidance, which became effective on March 12, 2020 and can be applied through December 21, 2022, has not impacted our condensed consolidated financial statements. The Company has various contracts that reference LIBOR and is assessing how this standard may be applied to specific contract modifications through December 31, 2022.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying condensed consolidated financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Recent accounting pronouncements issued by the FASB, the American Institute of Certified Public Accountants and the SEC did not or are not believed by management to have a material effect on the Company’s financial statements.

BUSINESS

Business Overview

Novo Integrated Sciences, Inc. (“Novo Integrated”) was incorporated in Delaware on November 27, 2000, under the name Turbine Truck Engines, Inc. On February 20, 2008, the Company was re-domiciled to the State of Nevada. Effective July 12, 2017, the Company’s name was changed to Novo Integrated Sciences, Inc. When used herein, the terms the “Company,” “we,” “us” and “our” refer to Novo Integrated and its consolidated subsidiaries.

The Company owns Canadian and U.S. subsidiaries which provide, or intend to provide, essential and differentiated solutions to the delivery of multidisciplinary primary care and related wellness products through the integration of medical technology, interconnectivity, advanced therapeutics, diagnostic solutions, unique personalized product offerings, and rehabilitative science.

We believe that “decentralizing” healthcare, through the integration of medical technology and interconnectivity, is an essential solution to the rapidly evolving fundamental transformation of how non-catastrophic healthcare is delivered now and in the future. Specific to non-critical care, ongoing advancements in both medical technology and inter-connectivity are allowing for a shift of the patient/practitioner relationship to the patient’s home and away from on-site visits to primary medical centers with mass-services. This acceleration of “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizes the degradation of non-critical health conditions to critical conditions as well as allowing for more cost-effective and efficient healthcare distribution.

The Company’s decentralized healthcare business model is centered on three primary pillars to best support the transformation of non-catastrophic healthcare delivery to patients and consumers:

●	First Pillar – Service Networks: Deliver multidisciplinary primary care services through (i) an affiliate network of clinic facilities, (ii) small and micro footprint sized clinic facilities primarily located within the footprint of box-store commercial enterprises, (iii) clinic facilities operated through a franchise relationship with the Company, and (iv) corporate operated clinic facilities.

●	Second Pillar – Technology: Develop, deploy, and integrate sophisticated interconnected technology, interfacing the patient to the healthcare practitioner thus expanding the reach and availability of the Company’s services, beyond the traditional clinic location, to geographic areas not readily providing advanced, peripheral based healthcare services, including the patient’s home.

●	Third Pillar – Products: Develop and distribute effective, personalized health and wellness product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population. The Company’s science-first approach to product innovation further emphasizes our mandate to create and provide over-the-counter preventative and maintenance care solutions.

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Innovation through science, combined with the integration of sophisticated, secure technology, assures Novo Integrated of continued cutting edge advancement in patient first platforms.

For the fiscal years ended August 31, 2021 and 2020, we generated revenues of $9,305,255 and $7,860,567, respectively, and reported net losses attributed to Novo Integrated Sciences of $4,462,147 and $4,915,154, respectively, and negative cash flow from operating activities of $1,024,802 and $441,694, respectively. For the nine months ended May 31, 2022, we generated revenues of $19,883,033, reported a net loss attributed to Novo Integrated Sciences of $10,421,808, and had negative cash flow from operating activities of $6,559,907. As noted in our consolidated financial statements, as of May 31, 2022, we had an accumulated deficit of $31,391,082. We anticipate that we will continue to report losses and negative cash flow. See “Risk Factors— We have a history of operating losses and negative cash flow.”

First Pillar – Service Networks for Hands-on Patient Care

Our clinicians and practitioners provide certain multidisciplinary primary health care services, and related products, beyond the medical doctor first level contact identified as primary care. Our clinicians and practitioners are not licensed medical doctors, physicians, specialist, nurses or nurse practitioners. Our clinicians and practitioners are not authorized to practice primary care medicine and they are not medically licensed to prescribe pharmaceutical based product solutions.

Our team of multidisciplinary primary health care clinicians and practitioners provide assessment, diagnosis, treatment, pain management, rehabilitation, education and primary prevention for a wide array of orthopedic, musculoskeletal, sports injury, and neurological conditions across various demographics including pediatric, adult, and geriatric populations through our 17 corporate-owned clinics, a contracted network of affiliate clinics, and eldercare related long-term care homes, retirement homes, and community-based locations in Canada.

Our specialized multidisciplinary primary health care services include physiotherapy, chiropractic care, manual/manipulative therapy, occupational therapy, eldercare, massage therapy (including pre- and post-partum), acupuncture and functional dry needling, chiropody, stroke and traumatic brain injury/neurological rehabilitation, kinesiology, vestibular therapy, concussion management and baseline testing, trauma sensitive yoga and meditation for concussion-acquired brain injury and occupational stress-PTSD, women’s pelvic health programs, sports medicine therapy, assistive devices, dietitian, holistic nutrition, fall prevention education, sports team conditioning programs including event and game coverage, and private personal training.

Additionally, we continue to expand our patient care philosophy of maintaining an on-going continuous connection with our current and future patient community, beyond the traditional confines of brick-and-mortar facilities, by extending oversight of patient diagnosis, care and monitoring, directly through various Medical Technology Platforms either in-use or under development.

The occupational therapists, physiotherapists, chiropractors, massage therapists, chiropodists and kinesiologists contracted, by NHL, to provide occupational therapy, physical therapy and fall prevention assessment services are registered with the College of Occupational Therapists of Ontario, the College of Physiotherapists of Ontario, College of Chiropractors of Ontario, College of Massage Therapists of Ontario, College of Chiropodists of Ontario, and the College of Kinesiologists of Ontario regulatory authorities.

Our strict adherence to public regulatory standards, as well as self-imposed standards of excellence and regulation, have allowed us to navigate the industry’s licensing and regulatory framework. Compliant treatment, data and administrative protocols are managed through a team of highly trained, certified health care and administrative professionals. We and our affiliates provide service to the Canadian property and casualty insurance industry, resulting in a regulated framework governed by the Financial Services Commission of Ontario.

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Eldercare

The Company’s eldercare related operations provide physiotherapy (“PT”), occupational therapy (“OT”), assessment and application assistance for assistive devices, fall prevention programs, community-based strengthening and general flexibility exercise classes, rehabilitative strategies and continuing education to eldercare clients, including caregivers and family members as applicable, in various long-term care homes, retirement homes and community-based locations across the province of Ontario, Canada.

As a result of NHL’s September 2013 asset acquisition of Peak Health LTC Inc, an Ontario corporation formed in 2006, NHL has a 15-year history of providing certain multidisciplinary related healthcare services and products to the eldercare community. In 2017, based on the philosophical overlap and synchronicity between PT and OT, NHL launched its occupational therapy sector of services for our eldercare clients. NHL’s eldercare focused OT and PT services and product are in direct competition with the top providers in this sector. We offer one of the most extensive rosters of OT and PT clinicians certified by the Ministry of Health for assistive device assessment under the Assistive Device Program which, when the individual meets the criteria, allows our eldercare clients access to significant funding subsidies to purchase varying mobility aids (such as walkers, wheelchairs, seating, and power wheelchairs/scooters).

Additionally, our proprietary Electronic Rehabilitation Record and Management Reporting software solution provides us the ability to deliver each eldercare facility with a wide-array of detailed PT and OT reports that include, among other things: (i) client specific treatment details, (ii) identifying cost and optimization possibilities, (iii) outlining a wide variety of client outcome measurements, (iv) analyzing overall contract effectiveness, and (v) producing indicators which assist the NHL team to target opportunities for improved team efficiency. This software comes with an ability to provide a graphically illustrated ‘report card’ for contribution to annual, interdisciplinary care conferences with staff and family members, as well as fall reporting capacities, which are central to many homes’ fall prevention committee meetings. Additionally, data generated by the software allows members from both the NHL team and the eldercare facility team to identify residents who fall frequently and allow for the inter-disciplinary team to put strategies in place to better reduce a resident’s “fall-risk”.

NHL has created and delivers, through online virtual technology, a variety of eldercare related educational in-service programs which include topics such as nursing restorative education, back education and other eldercare-relevant topics such as osteoporosis, fall prevention, wheelchair positioning, and least restraints. NHL has designed its virtual online education in-service programs and modules to be presented in a variety of formats to facilitate the different capacity and styles of learning common to senior-aged individuals.

Our eldercare PT services are provided as follows:

1.	Long-Term Care Homes. NHL contracts with long-term care homes to provide individualized, onsite PT and group exercise classes for its residents. Registered physiotherapists are assisted by on-site support personnel to deliver individualized care, based on assessed needs, and with a goal of assisting each resident to attain and maintain their highest level of function possible with their activities of daily living. These services are primarily funded by the Ontario Ministry of Long-Term Care (“MLTC”). The NHL team assists in providing assistive device assessments allowing residents access to funding assistance for varying mobility aids (such as walkers, wheelchairs, seating, and power wheelchairs/scooters). In addition to providing PT services, our team assists the long-term care home’s interdisciplinary team in the homes’ annual care conferences with its residents. Through the provision of education regarding nursing restorative programming, our team assists the facilities’ team in back education, fall prevention and many other subjects related to PT or physical health and wellness. The NHL team works together with the interdisciplinary team to assist with mandatory coding of Canada’s Resident Assessment Instrument Minimum Data Set (“RAI-MDS”) which is the standardized assessment tool required for the home to access payment from the MLTC for each resident. Additionally, through NHL’s proprietary software, the homes have access to abundant reporting solutions to help provide objective and quantitative measures for their continuous quality improvement program. NHL’s proprietary software provides our eldercare client locations with the unique ability to login and access multiple data points related to a multitude of therapy services provided to its residents, allowing for detailed, rapid reporting and accountability.

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2.	Retirement Homes. We contract with client retirement homes to provide individualized PT and group exercise classes to the retirement homes’ residents. Registered physiotherapists are assisted by the onsite support personnel to deliver individualized care based on assessed needs, again with a goal of assisting the residents participating in therapy to attain and maintain their level of function related to the activities of daily living. These services are partially funded by the individual and partly funded by the MLTC. Similar to the long-term care sector, our team assists with education of the nursing/interdisciplinary team, provides in depth service reports to the homes to measure desired service delivery and our proprietary software allows for the retirement home to have the same unique login capacity. In addition to the services above, some of the residents in the retirement homes, and as applicable the resident’s family members, can request and authorize receiving an increased level of physiotherapy related services available privately on a fee-for-service basis paid by the individual. In addition, access to Registered Massage Therapists is also offered on a fee-for-service basis.

3.	Community Based Home Care Physiotherapy. Throughout the province of Ontario, the MLTC operates 14 Home and Community Care Support Services organizations (“HCCSS”) which are health authorities responsible for regional administration of public health care services. The HCCSS’s serve as contact points, information clearing houses, referral resources, and assessment / care coordinators for eligible residents who need health care assistance at home or a safer place to live through aging at home strategies that can be put in place by health care providers. Through service contracts, the HCCSS’s engage “cluster providers” to provide services to clients living in the community, clients living at-home or clients living in a retirement home. These service contracts are funded by the MLTC.

NHL is a “cluster provider” sub-contractor for home care physiotherapy in the North East HCCSS which encompasses more than 565,000 people across 400,000 square kilometers and five sub-regions. Through this subcontract arrangement, we provide one-on-one physiotherapy assessment and treatment to clients who cannot easily access outpatient services due to mobility challenges. Primarily, these clients are elderly with multiple co-morbidities, although some clients are not elderly and are instead simply post-operative with mobility challenges.

4.	Community Based Group Exercise Classes & Fall Prevention Programs. NHL has contracted with 2 “cluster providers” to provide group exercise classes and fall prevention programs (consisting of an assessment accompanied by education and group exercise classes) in 3 separate HCCSS’s (Central, Toronto Central and Central East) which encompass the Greater Toronto area with an estimated aggregate population of 4.4 million people. In 2013, the MLTC introduced several initiatives designed to assist seniors in maintaining an active and healthy lifestyle while still living at home. Under the 2013 initiative, exercise instructors under contract with NHL, deliver group exercise classes over a 48-week period each year.

In addition, another component of the 2013 MLTC initiative is the delivery of fall prevention programs with entry and exit assessments completed by specialized registered providers such as kinesiologists and physiotherapists with the assistance of exercise instructors for the group class and education portion of the program. The goal of these classes is to assess seniors’ general health status, identify defined levels of risk pertaining to balance and falling, and educate seniors about fall prevention through a combination of increased knowledge and teaching exercises designed to improve strength and balance.

5.	Community-based Outpatient Clinics. NHL provides outpatient physiotherapy, chiropractic, and laser technology services through a community-based clinic in the province of Ontario. The services provided at the clinic are funded by Motor Vehicle Accident treatment plans, extended health benefits insurance coverage, or private payment. A portion of the services provided at the clinic are funded by the MLTC in the form of Episodes of Care and these services are specifically targeted to be delivered to clients who meet the following criteria:

●	Aged 65 years of age and older or aged 18 years of age and younger, and
●	Are post-operative, or
●	Have just been discharged from a hospital, or
●	Are receiving services from the Ontario Disability Services Program or Ontario Works.

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Our eldercare OT services are provided, through two separate sectors, as follows:

1.	Long-Term Care Sector. We contract with client homes to provide the following OT services:

●	Assessments and interventions to support maintenance and restoration of function related to seating, mobility, positioning for self-care, prevention of pressure ulcers, falls and use of restraints,
●	Speech language pathology services, including evaluation and treatment,
●	Swallowing and eating assessments and interventions,
●	Cognitive behavioral assessments and care planning,
●	Our occupational therapists have specialized training in mobility providing assistive device assessments when required. This service is funded primarily by the MLTC.

2.	Retirement Home & Community. We provide the following OT services through individual contracts with private payers:

●	Home safety assessments,
●	Functional assessments,
●	In-home activities of daily living assessments,
●	Assessment and completion of applications for assistive devices (mobility aids),
●	Custom seating and mobility consultations,
●	Case management services, and
●	Speech language pathology services, including evaluation and treatment.

LA Fitness U.S. and Canada Micro Clinics

In September 2019, through its U.S. subsidiary Novomerica Health Group, Inc. (“Novomerica”) and its Canadian subsidiary, Novo Healthnet Limited, the Company entered into exclusive Master Facility License Agreements to establish and operate reduced footprint clinics, or “micro-clinics”, to provide outpatient physical and/or occupational therapy services and related products within LA Fitness facilities in both the U.S. and Canada. In March 2020, as a result of guidelines issued by local, state, federal, and provincial authorities due to the COVID-19 pandemic, LA Fitness U.S. and Canada closed all facilities nationwide. As a result, all contractual terms and conditions of both our U.S. and Canada Master Facility License Agreements have been on hold through the 2021 fiscal year end period with intent to amend both the U.S. and Canada License Agreements and related timelines to launch our LA Fitness micro-clinic facilities as “normal” activity resumes in the LA Fitness U.S. and Canada facilities. We cannot guarantee that the (relevant) License Agreement will be amended to allow for an extension of its timeline. Currently, under both government and internal corporate directives, LA Fitness is cautiously opening certain facilities to limited access and services. Opening of our micro-clinic facilities may vary from state to state and province-to-province; however, our model plan to partner and sub-license with existing local clinic ownership to launch and operate each of our LA Fitness micro-clinic facilities remains intact. Due to the ever-changing conditions surrounding the re-opening and operations of both U.S. and Canada based LA Fitness facilities, we are unable to verify our schedule to commence opening our micro-clinics, but we are tentatively planning on a target of early 2023.

LA Fitness Canada Amended and Restated License Agreement & Amended and Restated Guaranty

On December 15, 2021, NHL entered into an Amended and Restated Master Facility License Agreement (the “Amended and Restated Canada License Agreement”) with LAF Canada Company (“LA Fitness Canada”). The Amended and Restated Canada License Agreement had the effect of (i) removing NHL’s obligation to develop and open a certain number of facilities within certain designated time periods; and (ii) revising the default provisions such that certain defaults will result only in termination with respect to a specific facility, rather than of the license itself. As a result of the Amended and Restated Canada License Agreement, NHL may continue to develop and open additional facilities for business.

Pursuant to the terms of the Amended and Restated Canada License Agreement, the Company entered into that certain Guaranty Agreement (the “Canada Guaranty”) dated December 15, 2021 by and between the Company, Fitness International, LLC and LA Fitness Canada, pursuant to which the Company irrevocably guaranteed the full, unconditional, and prompt payment and performance of all of NHL’s obligations and liabilities under the Amended and Restated Canada License Agreement.

Affiliate Clinics

In order to strengthen our position within the Canadian Preferred Provider Network (“PPN”), we’ve built a contracted affiliate relationship with 115 clinics across Canada with 85 affiliate clinics in Ontario province and 30 affiliate clinics located throughout Alberta, Nova Scotia and Newfoundland.

The PPN is a network of three major insurance companies and their subsidiaries, totaling 16 insurance companies. PPN member insurance companies, in need of specific multidisciplinary primary health care solutions for their patients, send referrals to specific clinics registered through the PPN. We, as one of five major providers to the PPN, receive referrals through the PPN. This subset of business is a continuous source of referrals, from the insurance company payer to the approved group of clinics meeting the insurance companies’ pre-determined set of criteria for what they believe to be an appropriate clinical setting. Affiliate clinics pay us a mix of a flat fee and a percentage-based fee upon receipt of a payment for a service referred through the PPN.

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The services provided by our affiliate clinics are consistent with the multidisciplinary primary health care services provided by our own corporate clinics. While each affiliate clinic may provide additional unique health care solutions, all affiliate clinics must meet specific criteria established under the PPN, creating a single standard of excellence across all clinics within our network.

Second Pillar – Interconnected Technology for Virtual Ecosystem of Services, Products and Digital Health Offerings

Decentralization through the integration of interconnected technology platforms has been adopted and is thriving in a variety of sectors and industries such as transportation (Uber, Lyft), real estate (Zillow, Redfin, Airbnb, VRBO), used car sales (Carvana, Vroom), stock and financial markets (Robinhood, Acorns, Webull) and so many other sectors. Yet decentralization of the non-critical primary care and wellness sector of healthcare is lagging significantly in capability and benefit for patient access and delivery of services and products. The COVID pandemic has taught both patients and healthcare providers the viability, importance, and benefits of decentralized access to primary care simply through the rapid adoption of telehealth/telemedicine.

The Company’s focus on a holistic approach to patient-first health and wellness, through innovation and decentralization, includes maintaining an on-going continuous connection with our current and future patient community, beyond the traditional confines of brick-and-mortar facilities, by extending oversight of patient evaluation, diagnosis, treatment solutions, and monitoring, directly through various Medical Technology Platforms and periphery tools either in-use or under development. Through the integration and deployment of sophisticated and secure technology and periphery diagnostic tools, the Company is working to expand the reach of our non-critical primary care services and product offerings, beyond the traditional clinic locations, to geographic areas not readily providing advanced primary care service to date, including the patient’s home.

NovoConnect, the Company’s proprietary mobile application with a fully securitized tech stock, telemedicine/telehealth and remote patient monitoring fall under this Second Pillar. In October 2021, we announced the launch of MiTelemed+, Inc. (“MiTelemed”), a joint venture with EK-Tech Solutions Inc. (“EK-Tech”). MiTelemed will operate, support and expand access and functionality of iTelemed, EK-Tech’s enhanced proprietary telehealth platform. MiTelemed+, through the iTelemed platform, will allow us to offer the patient and the practitioner a sophisticated and enhanced telehealth interaction. Through the interface of sophisticated peripheral based diagnostic tools operated by skilled support workers in the patient’s remote location, we believe that the practitioner’s ability and comfort to provide a uniquely comprehensive evaluation, diagnosis, and treatment solution will be dramatically elevated.

NovoConnect

NovoConnect, the Company’s proprietary mobile application, with a fully securitized tech stack is intended as our primary tool to integrate all of the Company’s interconnected technology designed to empower the patient by providing a single platform with a robust healthcare ecosystem of services, products and digital health offerings allowing the patient to have direct control of their health and wellness. We believe the healthcare industry is in the early stages of a fundamental transformation of the patient-practitioner-health insurer relationship whereby the patient is demanding greater control and care collaboration for their health and wellness needs while the practitioner desires dramatic improved efficiency in the delivery of their expertise to the patient.

The current system for delivery and access to primary care is fragmented, requiring patients to use multiple access points, portals, and applications to track various practitioner and health plan interactions for which each practitioner and health plan maintains separate records. Too many times, as a patient ages, the current systems make it almost impossible to have a central data set of a patients’ health history, many times losing various time periods of health history. Novo Connect is intended to empower the patient by providing a single platform that offers the care services, tracking, and secure recordkeeping to better navigate care choices.

Specific to non-critical care, the patient-practitioner relationship is shifting away from on-site visits to primary medical centers with mass-services and to the patient’s home and micro-clinics. Novo Connect is intended to provide “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizing the degradation of non-critical health conditions to critical conditions as well as allowing for more cost-effective healthcare distribution. The services and products available through NovoConnect may be provided either directly by the Company or an affiliated network of service or product providers across a variety of specialties.

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NovoConnect is intended to provide a suite of secure, reliable engagement features including, but not limited to, appointment scheduling, bi-directional interface with Electronic Health Records (EHR), e-commerce, access to forms and documents, distribute patient data from C-CDAs to the patient portal regardless of source EHR, bill pay, remote patient monitoring interface, patient-focused wellness information, and much more. As of May 31, 2022, NovoConnect is in beta testing with an intended launch date by the first quarter of 2023.

Telemedicine/Telehealth

The pandemic has taught both patients and healthcare providers the viability, importance, and benefits of telemedicine technology for non-catastrophic primary care. Telemedicine is transforming traditional approaches to healthcare by providing ease of access and reduced costs for patients, particularly in areas with limited access to both clinicians and medically licensed providers. In a post-pandemic global environment, telemedicine is rapidly being adopted by clinicians, medical licensed providers, and the patient. However, we believe to date, telehealth technology usage is one dimensional and limiting in comfort for practitioners to provide in-depth diagnosis and treatment solutions.

Through both internal development and partnerships, the Company is working to provide the next generation of telehealth technology capability to offer the patient and the practitioner a sophisticated and enhanced telehealth interaction through laptop, desktop or the Company’s NovoConnect mobile application. Through the interface of sophisticated peripheral based diagnostic tools, such as a blood pressure reading device, a derma scope, an ophthalmoscope otoscope, and other add-ons operated by skilled support workers in the patient’s remote location, the practitioner’s ability and comfort to provide a uniquely comprehensive evaluation, diagnosis, and treatment solution is dramatically elevated creating virtual visits that are intended to be as real and as effective as a physical visit.

Remote Patient Monitoring (“RPM”)

Through our exclusive licensing agreement with Cloud DX, our RPM platform empowers a patient to have direct control of collecting and monitoring real-time vital sign information while maintaining a direct technology link from patient to clinician or medical practitioner. The transfer of vital information from home to clinic or patient to clinician allows for the delivery of high quality, non-redundant diagnostic based proactive healthcare. The implementation of in-clinic patient metrics equivalent to those derived via a remote application in the home environment is the first step in engaging patient retention to remote review. The Cloud DX platform allows us to further expand on our patient-first care philosophy of maintaining an on-going connection with our patient community, beyond the traditional confines of a clinic, extending oversight of patient care and monitoring directly into the patient’s home.

Third Pillar – Health and Wellness Products

We believe our science first approach to product offerings further emphasizes the Company’s strategic vision to innovate, evolve, and deliver over-the-counter preventative and maintenance care solutions as well as therapeutics and personalized diagnostics that enable individualized health optimization.

As the Company’s patient base grows through the expansion of its corporate owned clinics, its affiliate network, its micro-clinic facility openings, its interconnected technology platforms, and other growth initiatives, the development and distribution of high-quality wellness product solutions is integral to (i) offering effective product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population, and (ii) maintaining an on-going relationship with our patients through the customization of patient preventative and maintenance care solutions.

The Company’s product offering ecosystem is being built through strategic acquisitions and engaging in licensing agreements with partners that share our vision to provide a portfolio of products that offer an essential and differentiated solution to health and wellness globally. Our 2021 acquisitions of Acenzia, PRO-DIP and Terragenx support this Third Pillar. On March 15, 2022, PRO-DIP was issued U.S. Patent No. 11,273,965 by the U.S. Patent and Trademark Office. The ‘965 patent relates to PRO-DIP’s novel technology for manufacturing its oral supplement pouches. On April 4, 2022, NHL was granted a Natural Product Number (NPN) by Health Canada for IoNovo GO Iodine which is the Company’s fourth iodine related product to recently be granted a NPN by Health Canada following IoNovo Pure Iodine, IoNovo Iodide, and IoNovo for Kids pure iodine oral spray.

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We have two reportable segments: healthcare services and product sales. During the quarter ended May 31, 2022, revenues from healthcare services and product sales 15.88% and 84.12%, respectively, of the Company’s total revenues for the quarter. We expect the percentage of revenues generated from the product sales segment to increase at a greater rate than the revenue generated from healthcare services over the coming quarters.

Acenzia Inc.

Acenzia Inc. (“Acenzia”), which was acquired by the Company in June 2021, is in the business of providing nutraceutical health solutions through advanced bio-science research and development, proprietary manufacturing, and personalized diagnostics. In addition, Acenzia has developed a multiple international jurisdiction patented technology platform, using zebra fish, which enables rapid analysis of cancer cells, offering cancer patients and their healthcare providers prediction of early metastasis and drug sensitivity thereby providing important information for diagnosis and treatment (“Zgraft”)

Acenzia, founded in 2015, is licensed by multiple international government agencies including Health Canada, the U.S. FDA and the European Union for Good Manufacturing Practices (GMP) for over-the-counter and dietary supplement manufacturing. In addition, Acenzia maintains multiple third-party licenses including from the National Sanitation Foundation International (NSF) for meeting the required public health standards for manufacturing food, nutrition, and supplements. Acenzia is dedicated to the creation of innovative therapeutics and diagnostics that enables individualized health optimization.

Acenzia’s 36,000 square foot facility is located in Windsor Ontario Canada and includes Class 100 pharmaceutical grade cleanrooms and certified laboratories from which Acenzia creates and manufactures evidenced-based dietary, nutraceutical, and food products that can be validated through personalized diagnostics.

PRO-DIP, LLC

PRO-DIP, LLC (“PRO-DIP”), founded in 2015 and based in San Jose, California, was acquired by the Company in May 2021. PRO-DIP has developed and commercialized its proprietary, patent-pending ION Energy oral pouch that delivers flavorful bursts of vitamins and natural energy supplements through small, semi-permeable sachets placed in the mouth, between the gum and cheek or lip. The initial burst of supplements is followed by extended absorption of the nutrients, providing long-lasting energy, even at high-exertion levels. With its hand-free ease of consumption, the ION energy-rich pouch is an alternative to traditional sports supplements

In addition to the ION Energy oral pouch, PRO-DIP is developing other pouch types for applications such as hydration, immunity, multi-vitamin, antioxidants, creatine, and sleep.

The PRO-DIP oral pouch delivery system offers broad market applications related to (i) nutritionally focused products and, (ii) medicinal based formulations. The dissolvable oral pouch as the delivery mechanism for certain medications, normally swallowed in pill or tablet format, between the cheek and gum for buccal absorption into the mouth’s small blood vessels.

PRO-DIP’s current distribution chain includes ADS, Inc., a leading value-added logistics and supply chain solutions provider that serves all branches of the U.S. Military, federal, state, and local government organizations, law enforcement agencies, first responders, partner nations and the defense industry.

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Intellectual Property and Patents

The Company has acquired intellectual property, including patents, related to health sciences, personal diagnostics, and product applications which include:

1.	Zgraft is a multiple international jurisdiction patented personalized diagnostic technology platform which , using zebra fish, enables rapid analysis of cancer cells, offering cancer patients and their healthcare providers prediction of early metastasis and drug sensitivity thereby providing important information for diagnosis and treatment. The Zgraft platform models tumor progression and analyzes a cancer cell’s response to various treatment by transplanting human tumor tissue into a zebrafish allowing researchers to test an individual’s tumor cells under various conditions to see how they might respond to certain drug combinations and how the cancer progresses — all without exposing patients to the adverse effects of trying drug combinations that, ultimately, aren’t effective for their cases. Essentially, by taking a sample of cancer cells from a patient’s own tumors and studying them in a variety of conditions, doctors can now provide a more accurate prognosis of that individual’s case. More importantly, we believe doctors can now test a variety of possible drug combinations to see how that articular patient’s cancer will respond to them.

2.	Intellectual property for generic primary and sub-primary drug formulations (known as bioequivalence) of name brand pharmaceutical reference products related to usage as injectables, ophthalmic, and topical applications.

3.	Intellectual property for proprietary designs for a cannabis dosing device, TruDose, which provides real-time analysis for the amount of THC/CBD in the smoke/vapor stream, after the heat point, allowing that once the device has detected the medically prescribed pre-set amount of THC/CBD has been detected, the device shuts off the flow of smoke/vapor so that only the pre-determined dose can be inhaled. The TruDose device is designed and intended to create assurance to delivered doses potentially allowing for broader medical application adoption.

Business Growth Initiatives

The Company’s mission is to provide excellence in multidisciplinary primary health care evaluation, assessment, diagnosis, treatment, pain management and prevention through the integration of medical technology, advanced therapeutics and rehabilitative science. Key elements of our business growth initiatives include:

●	Increase Market Share in Canada through Organic Growth, Asset Acquisition and Contract Expansion for both our Clinic and Eldercare Operations. Specific to our clinic operations, the Company has an ongoing initiative to expand our Canadian market share through organic growth as well as strategic acquisitions and Joint Ventures of operating multidisciplinary primary health care clinics in markets we are currently located as well as new geographic markets. Specific to our Eldercare based operations, we intend to increase our Canada market share of providing contracted-occupational therapy and physiotherapy services to eldercare centric homes through network affiliation growth, new contract awards, and increased usage of telemedicine.

●	Expand Operations into the United States through:

○	the introduction and deployment of our various interconnected technology platforms to deliver the Company’s array of primary care services and products.

○	Establish micro clinics in existing facilities through partnerships with existing U.S. based operators of healthcare related services and products such as pharmacies and big-box retail outlets.

○	The strategic acquisition of targeted U.S. operating clinics in key geographical areas.

○	The strategic acquisition of targeted U.S. operating pharmacies in key geographical areas.

○	Establishment of strategic affiliations, alliances and partnerships with existing U.S. health care provider facilities allowing us immediate access to their client base.

●	Develop and distribute effective personalized health and wellness product solutions by: allowing for the customization of patient preventative care remedies and ultimately a healthier population. The Company’s science-first approach to product innovation further emphasizes our mandate to create and provide over-the-counter preventative and maintenance care solutions.

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●	Open Micro-Clinic Facilities through our U.S. and Canada LA Fitness Master Facility License Agreements. Micro-clinic facilities are reduced footprint clinics, primarily located within the footprint of box-store commercial enterprises, focused on providing both (i) multidisciplinary primary care and medical technology related services, and (ii) health and wellness products. Under the terms of our agreements with LA Fitness (U.S. and Canada), we are developing and opening micro-clinic facilities within the footprint of LA Fitness facilities throughout both the U.S. and Canada. Each micro-clinic exists through either third-party sub-license agreements or corporate sponsored arrangement. The Company’s LA Fitness based micro-clinic facilities will primarily provide outpatient physiotherapy and occupational therapy services.

●	Further Development and Usage of NovoConnect and Telemedicine/Telehealth Medical Technology Platform.

The Company’s focus on a holistic approach to patient-first health and wellness, through innovation and decentralization, includes maintaining an on-going continuous connection with our current and future patient community, beyond the traditional confines of brick-and-mortar facilities, by extending oversight of patient evaluation, diagnosis, treatment solutions, and monitoring, directly through various Medical Technology Platforms and periphery tools either in-use or under development. Through the integration and deployment of sophisticated and secure technology and periphery diagnostic tools, the Company is working to expand the reach of our non-critical primary care services and product offerings, beyond the traditional clinic locations, to geographic areas not readily providing advanced primary care service to date, including the patient’s home.

NovoConnect, the Company’s proprietary mobile application, with a fully securitized tech stack is intended as our primary tool to integrate all of the Company’s interconnected technology designed to empower the patient by providing a single platform with a robust healthcare ecosystem of services, products and digital health offerings allowing the patient to have direct control of their health and wellness. We believe the healthcare industry is in the early stages of a fundamental transformation of the patient-practitioner-health insurer relationship whereby the patient is demanding greater control and care collaboration for their health and wellness needs while the practitioner desires dramatic improved efficiency in the delivery of their expertise to the patient.

Through both internal development and partnerships, the Company is working to provide the next generation of telehealth technology capability to offer the patient and the practitioner a sophisticated and enhanced telehealth interaction through laptop, desktop or the Company’s NovoConnect mobile application. Through the interface of sophisticated peripheral based diagnostic tools, such as a blood pressure reading device, a derma scope, an ophthalmoscope otoscope, and other add-ons operated by skilled support workers in the patient’s remote location, the practitioner’s ability and comfort to provide a uniquely comprehensive evaluation, diagnosis, and treatment solution is dramatically elevated creating virtual visits that are intended to be as real and as effective as a physical visit.

Specific to our eldercare operations, prior to COVID-19 our Telemedicine Medical Technology Platform was primarily focused on providing physiotherapy related “virtual-care” services to both smaller and remote eldercare focused facilities to ensure access to service providers, when needed; and continuity of care to eldercare patients without service providers in their area. With the profound impact COVID-19 has had on the delivery on delivery of healthcare services sector wide, operating under COVID-19 related authorized governmental proclamations and directives, on April 1, 2020, we expanded our eldercare related Telemedicine Medical Technology Platform to include non-critical resident reviews, exercise related activity and additional physiotherapy sessions, ensuring continuity of service for our long-term care and retirement home clients.

Specific to our Clinic based operations, the success of telemedicine has always depended on the adoption of virtual technology by clinicians, medically licensed providers and the patient. A basic checklist approach to results allows both multidisciplinary clinicians and medically licensed providers to remotely determine if direct medical attention is required rather than remote or virtual guidance to care. The patient friendly telemedicine platform removes the traditional barrier represented by intimidating peripherals along with necessary precision use and application of the peripherals to obtain accurate data necessary for appropriate diagnosis. A patient can now feel certain of their role in the assessment process without sophisticated and exhaustive training.

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●	Develop and Launch our Remote Patient Monitoring Medical Technology Platform. Beyond the traditional confines of in-clinic visits, our Remote Patient Monitoring Medical Technology Platform (“RPM platform” or “RPM”) provides clinicians and practitioners the ability to maintain an on-going continuous connection with their patient community extending patient care directly into the patient’s home. Through our exclusive licensing agreement with Cloud DX, our RPM platform empowers a patient to have direct control of collecting and monitoring real-time vital sign information while maintaining a direct technology link from patient to clinician or medical practitioner. The transfer of vital information from home to clinic or patient to clinician allows for the delivery of high quality, non-redundant diagnostic based proactive healthcare. The implementation of in-clinic patient metrics equivalent to those derived via a remote application in the home environment is the first step in engaging patient retention to remote review.

Effective with the re-opening of NHL’s corporate clinics post COVID-19 lockdown, we have launched Phase 1 of our Remote Patient Monitoring Medical Technology Platform. Using the Cloud DX technology, at the time of our clinic staff initiating patient check-in, NHL’s staff is collecting pertinent vital sign data for on-going analysis, comparison, and observation under the RPM license application. Our clinic staff are actively working to educate our patients regarding the benefits of participating in our RPM Platform. In Canada, third party insurance coverage for RPM related devices is now being reviewed for implementation nationwide. Currently, as documented and requested by the clinician, insurance coverage is being approved on a case-by- case basis.

Additionally, the Company has implemented a marketing and sales program to sub-license the Cloud DX technology to our Canadian affiliate clinic network as well as other clinics and medically licensed providers throughout both Canada and the United States.

●	Build an Intellectual Property and Patent Portfolio. We intend to acquire or obtain licensing rights for Intellectual Property (IP) and patents related to health sciences and nano-formulation. When considering nano-formulation patent and IP assets, one specific area we intend to pursue relates to medical cannabis related medicines, beverages and foods infused with dry powder, liquid or oil with further formulation into creams and gels, allowing for oral, intravenous and/or transdermal delivery.

●	Expand our Posture, Stride, and Kinetic Body Movement Scanning Technologies and Protocols. When combined with decades of data harvesting and analysis, we believe these specialized technologies and protocols provide our clinics with the ability to deliver better healthcare, through early diagnosis and preventative health care strategies, to both our patients and patients under the care of other providers.

●	Launch our Exclusive Medicinal Cannabidiol (“CBD”) Product Platform based in Canada. As we continue to build our health science platform of services and products through the integration of technology and rehabilitative science, one component of our lateral business growth strategy includes developing business units centered on the direct control of the cultivation, processing, and manufacturing of CBD products in Canada, and the sale and distribution of medicinal CBD products in Canada and authorized U.S. states. We expect our prospective medicinal CBD products will be specifically focused on CBD for use (i) as a treatment aid; (ii) to provide relief for a large array of neurological and musculoskeletal system disorders; and (iii) as an alternative option for health care providers in place of prescribing opioids to patients.

Offering our patients access to non-hallucinogenic and non-addictive natural remedies, under required clinical oversight policies and procedures as they relate to medicinal CBD, combined with our existing clinic-based treatment protocols, allows us to enter this market segment with a unique integration model not readily available in the marketplace.

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Contracts

Certain contracts held with client homes and client companies follow standard formats and include generally accepted terms of reference. Specific clauses within the NHL contracts for services contain language intended to (1) clarify which entity is the health information custodian of the medical files (usually held by the client home or company), (2) define release of liability, (3) ensure privacy and confidentiality of proprietary information or private health information, (4) define provisions of worker’s compensation clearance or benefits for employees and/or contractors, (5) detail provisions of value-added items, services or programs, (6) set out terms and conditions of the contract (often for a set number of years with an option to a renew), (7) provide for termination conditions, and (8) detail invoicing and billing procedures.

Competition

In both Canada and the U.S., the primary healthcare service sector in which we operate is highly competitive. Specific to both our clinic and eldercare operations, with a finite number of patients and corporate clients, companies providing multidisciplinary primary health care services operate within an overlapping patient and client landscape.

Our principal competitors include other multidisciplinary primary healthcare providers, clinics, pharmacies, other micro clinic-oriented facilities, hospitals, and general primary care facilities. An important part of our business strategy is to continue making targeted acquisitions of other multidisciplinary primary healthcare providers. However, reduced capacity, the passage of healthcare parity legislation, and increased demand for multidisciplinary primary healthcare related services and products are likely to attract other potential buyers, including diversified healthcare companies, other pure-play multidisciplinary primary healthcare providers, companies, and private equity firms.

In addition to the competition we face for acquisitions, we must also compete for patients. Patients are referred to our multidisciplinary primary healthcare facilities through a number of different sources, including healthcare practitioners, public programs, other treatment facilities, insurance providers, legal practitioners, and word of mouth from previously treated patients and their families, among others. These referral sources may instead refer patients to other providers of services similar to ours.

There is additional competition from non-traditional healthcare providers, such as holistic and Eastern medicine-based clinics. We believe we can successfully compete based on providing high-quality specialized multidisciplinary primary health care services, products, meaningful interconnected technology applications, competitive pricing, building and maintaining a solid reputation and our caregiver’s devotion to maintaining the highest quality patient satisfaction.

Health Insurance Plans

Additionally, our ability to effectively compete for patients is impacted by commercial and managed care payor programs that influence patient choice by offering health insurance plans that restrict patient choice of provider.

Canadian Health Care System

Our competition will also be the Canadian health care system which is a government sponsored system that began in 1957, when Parliament approved the Hospital Insurance and Diagnostics Services Act. The Act provided free acute hospital care, laboratory and radiological diagnostic services to Canadians. By 1961, agreements were in place with all the provinces and 99% of Canadians had free access to the health care services covered by the legislation. The Act was followed by the Medical Care Act of 1966 that provided free access to physician services. By 1972, each province had established its own system of free access to physician services. The federal government shared in the funding. In 1984, the Government of Canada passed the Canada Health Act (CHA). The Canada Health Act created a publicly administered health care system that is comprehensive, universal and accessible. All medically necessary procedures are provided free of charge. The system provides diagnostic, treatment and preventive services regardless of income level or station in life. Access to care is not based on health status or ability to pay. Coverage is portable between provinces and territories. We can give no assurance that we will be able to effectively compete in this market.

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Corporate History

Novo Integrated Sciences, Inc. was incorporated in Delaware on November 27, 2000, under the name Turbine Truck Engines, Inc. On February 20, 2008, Novo Integrated was re-domiciled to the State of Nevada. Effective July 12, 2017, the Company’s name was changed to Novo Integrated Sciences, Inc.

Since inception and through May 9, 2017, our activities and business operations were limited to raising capital, organizational matters and the implementation of our business plan related to research, development, testing and commercialization of various alternative energy technologies.

On September 5, 2013, NHL was incorporated under the laws of Ontario province Canada. On September 16, 2013, Novo Assessments Inc., Novo Community Care Inc, and Novo Healthnet Rehab Limited were formed, under the laws of Ontario province Canada, as wholly owned subsidiaries of NHL. On September 20, 2013, Novo Community Care Inc.’s name was changed to Novo Peak Health Inc. On September 30, 2013, NHL acquired substantially all the assets of the following operational Ontario Canada based entities, (i) Peak Health LTC Inc.; (ii) ICC Healthnet Canada Inc. and its related companies; and (iii) Michael Gaynor Physiotherapy Professional Corporation, operating as Back on Track. On November 18, 2014, Novo Healthnet Kemptville Centre, Inc., was formed under the laws of Ontario province Canada, with NHL owning an 80% interest. On April 1, 2017, NHL purchased substantially all of the assets of APKA Health, an occupational therapy entity operating in Ontario province Canada.

Acquisition of Novo Healthnet Limited

On April 25, 2017 (the “Effective Date”), the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) by and between (i) the Company; (ii) NHL; (iii) ALMC-ASAP Holdings Inc. (“ALMC”); (iv) Michael Gaynor Family Trust (the “MGFT”); (v) 1218814 Ontario Inc. (“1218814”); and (vi) Michael Gaynor Physiotherapy Professional Corp.; and collectively ALMC, MGFT and 1218814 herein referred to as “the NHL Shareholders”). Pursuant to the terms of the Share Exchange Agreement, the Company agreed to acquire, from the NHL Shareholders, all of the shares of both common and preferred stock of NHL, held by the NHL Shareholders, in exchange for the issuance by the Company, to the NHL Shareholders, shares of the Company’s common stock, such that following the closing of the Share Exchange Agreement, the NHL Shareholders would own 16,779,741 restricted shares of Company common stock, representing 85% of the issued and outstanding Company common stock, calculated including all granted and issued options or warrants to acquire the Company common stock as of the Effective Date, but to exclude shares of Company common stock that are subject to a then-current Regulation S Offering that was undertaking by the Company (the “Exchange”).

On May 9, 2017, the Exchange closed and, as a result, NHL became a wholly owned subsidiary of Novo Integrated Sciences, Inc.

Acquisition of Executive Fitness Leaders

On December 1, 2017, the Company, NHL and Executive Fitness Leaders, located in Ottawa Ontario Canada, entered into an Asset Purchase Agreement, pursuant to which NHL acquired substantially all of the assets of Executive Fitness Leaders in exchange for the issuance, by the Company, of 38,411 restricted shares of its common stock.

Formation of Novomerica Health Group, Inc. in U.S.

On November 3, 2017, Novomerica Health Group, Inc. was incorporated, under the laws of the state of Nevada, as a wholly owned subsidiary of Novo Integrated Sciences, Inc. for the purpose of expanding the Company’s operations into the United States.

Novo Peak Health Inc. Amalgamated with NHL

On September 25, 2018, Novo Peak Health, Inc. was amalgamated with Novo Healthnet Limited.

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Assignment of Joint Venture Agreement

On January 7, 2019, 2478659 Ontario Ltd. (“247”) and Kainai Cooperative (“Kainai”) entered into a Joint Venture Agreement (the “Joint Venture Agreement”) for the purpose of developing, managing and arranging for financing of greenhouse and farming projects involving hemp and cannabis cash crops on Kainai related lands, and developing additional infrastructure projects creating jobs and food supply to local communities. On January 8, 2019, we and 247 entered into an Agreement of Transfer and Assignment, pursuant to which 247 agreed to sell, assign and transfer to the Company all rights, contracts, contacts and any and all other assets related in any way to the Joint Venture Agreement. Pursuant to the terms of the Joint Venture Agreement, as assigned to us, the parties will work in a joint venture relationship with the Company providing the finance, development and operation of the project, including sales, and Kainai providing the land and approvals for the development of the projects.

The joint venture will distribute to the Company and Kainai all net proceeds after debt and principal servicing and repayment allocation, as well as operating capital allotment, on a ratio equal to 80% to the Company and 20% to Kainai.

The Joint Venture Agreement has an initial term of 50 years and Kainai may renew the Joint Venture Agreement within five years of the expiry of the initial term upon mutual agreement.

On January 30, 2019, pursuant to the terms of the Joint Venture Agreement, the Company issued 1,200,000 restricted common shares to 247 with a value of $21,600,000.

Cloud DX

On February 26, 2019, the Company entered into a Software License Agreement with Cloud DX, Inc., a medical device company, operating in the United States and Canada that develops both hardware and related software for Remote Patient Monitoring Medical Technology Platform and Chronic Care, that provides NHL with perpetual licensing rights to the Bundled Pulsewave PAD-1A USB Blood Pressure Device, related software and up-to-date product releases. Additionally, the License Agreement provides NHL with conditional exclusive rights, over the initial 5-year period, to sub-license and re-sell Bundled Pulsewave Devices and related software pursuant to the terms of the Software License Agreement.

The Cloud DX platform allows NHL to further expand on its patient care philosophy of maintaining an on-going continuous connection with its patient community, beyond the traditional confines of a clinic, extending oversight of patient care and monitoring directly into the patient’s home through Remote Patient Monitoring Medical Technology Platform. The Cloud DX technology empowers a patient with real-time vital sign information while maintaining a direct technology link from patient to clinician or medical practitioner. The transfer of vital information from home to clinic or patient to clinician further allows our clinicians and practitioners to deliver non-redundant diagnostic based proactive multidisciplinary primary health care.

Effective with the re-opening of NHL’s corporate clinics, post COVID-19 lockdown, we have launched Phase 1 of our Remote Patient Monitoring Medical Technology Platform. Using the Cloud DX technology, as part of our clientele’s check-in and daily screening process we are collecting pertinent vital sign data for on-going analysis, comparison, and observation under the RPM application.

Additionally, the Company has implemented a marketing and sales program to sub-license the Cloud DX technology to our Canadian affiliate clinic network as well as other clinics and medically licensed providers throughout both Canada and the United States.

Acquisition of Societe Professionnelle de Physiotherapie M Dignard, carrying on business as Action Plus Physiotherapy Rockland

On July 22, 2019, the Company and Societe Professionnelle de Physiotherapie M Dignard, carrying on business as Action Plus Physiotherapy Rockland and providing physiotherapy and related ancillary services (“APPR”), entered into an Asset Purchase Agreement (“APA”) pursuant to which APPR agreed to sell, assign and transfer to the Company, free and clear of all encumbrances, other than permitted encumbrances, and the Company agreed to purchase from APPR all of APPR’s right, title and interest in and to all of its assets, with the exception of certain limited exclusions, and the rights, privileges, claims and properties of any kind whatsoever that are related thereto, whether owned or leased, real or personal, tangible or intangible, of every kind and description and wheresoever situated.

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Pursuant to the terms of the APA, the purchase price is determined as six times APPR’s purported EBITDA, equaling CAD$300,000, of which, APPR (1) received a cash payment of CAD$175,000; and (2) was issued CAD$125,000 worth of the Company’s common stock, par value $0.001, as restricted common shares pursuant to an exemption from registration as set forth in Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of the APA, APPR was issued 8,456 restricted common shares of the Company’s common stock as consideration for the CAD$125,000 payment owed to APPR. On the business day immediately preceding the closing date of the APA, determined as July 19, 2019, the CAD-to-USD conversion rate, per x-rates.com, was 0.7644 which converts CAD$125,000 to $95,550 rounded to the nearest whole number dollar amount. Based on the determined 30-trading day closing average price per share of $11.30, the calculated number of the Company’s restricted common shares issued to APPR was 8,456, which includes rounding the calculation up to the nearest whole number of shares.

The transaction closed on July 22, 2019. The purchase of these assets was not considered significant for accounting purposes; therefore, pro forma financial statements were not presented.

LA Fitness U.S. License Agreement & Guaranty

On September 24, 2019, Novomerica, a wholly owned subsidiary of the Company, entered into a Master Facility License Agreement with Fitness International, LLC and Fitness & Sports Clubs, LLC (together with Fitness International, LLC, “LA Fitness U.S.”). The Master Facility License Agreement was amended on February 4, 2020, pursuant to the terms of that certain First Amendment to Master Facility License Agreement between Novomerica and Fitness International, LLC (“U.S. License Agreement”).

Pursuant to the terms of the U.S. License Agreement, the parties agreed that from time to time as set forth in the U.S. License Agreement or as the parties otherwise agree, Novomerica may wish to identify sublicensees to provide certain services in facilities operated by LA Fitness U.S., and LA Fitness U.S. may desire to grant to such sublicenses the right to do the same. Upon execution of applicable documentation as may be required by the U.S. License Agreement, the sublicensee (which may be Novomerica, if Novomerica desires to provide Services (as hereinafter defined) itself) shall have the right, subject to the terms of the U.S. License Agreement, to (i) occupy and use, on an exclusive basis, for the purposes of providing outpatient physical and/or occupational therapy as provided in the U.S. License Agreement (the “Services”), with the applicable LA Fitness U.S. facility, and (ii) access and use, on a non-exclusive basis, for the purpose of providing the Services, the applicable facility’s equipment and a pool lane, and (iii) use, on a non-exclusive basis, the applicable facility’s common areas solely as necessary to access the facility’s service area, equipment and a pool lane.

Pursuant to the terms of the U.S. License Agreement, five separate initial licenses in Ohio were granted. Novomerica agreed to develop and open for business (a) at least two of such facilities by June 30, 2020, (b) at least two additional facilities by September 30, 2020, and (c) the final remaining facility by December 31, 2020 (“U.S. Development Schedule”). Pursuant to the terms of the U.S. License Agreement, in the event that Novomerica fails to meet the U.S. Development Schedule, the initial licenses that Novomerica has developed and opened for business will remain unaffected; however, Novomerica will lose the right to develop the remaining licenses.

With respect to each license granted under the U.S. License Agreement, for the period beginning as of the commencement date of each such license and continuing until the expiration or earlier termination of such license, Novomerica shall pay to LA Fitness U.S. a monthly payment in an agreed upon amount.

Unless sooner terminated as provided in the U.S. License Agreement, the term of the U.S. License Agreement shall expire simultaneously with the expiration of earlier termination of the License Term (as such term is defined in the U.S. License Agreement) of the last remaining license granted under the U.S. License Agreement.

Pursuant to the terms of the U.S. License Agreement, the Company entered into that certain Guaranty Agreement (the “U.S. Guaranty”) dated September 24, 2019 by and between the Company and LA Fitness U.S. Pursuant to the terms of the U.S. Guaranty, the Company irrevocably guaranteed the full, unconditional and prompt payment and performance of all of Novomerica’s obligations and liabilities under the U.S. License Agreement.

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In March 2020, as a result of guidelines issued by local, state, and federal authorities due to the COVID-19 pandemic, LA Fitness U.S. closed all facilities nationwide. As a result, all contractual terms and conditions of our U.S. License Agreement are on hold, with intent to amend the U.S. License Agreement and its timelines once “normal” activity resumes in the LA Fitness U.S. facilities. We cannot guarantee that the (relevant) License Agreement will be amended to allow for an extension of its timeline. Currently, under both government and internal corporate directives, LA Fitness U.S. is cautiously opening certain facilities to limited access and services. Opening of our micro-clinic facilities may vary from state to state; however, our model plan to partner and sub-license with existing local clinic ownership to launch and operate each LA Fitness U.S. based micro-clinic remains intact.

Due to the ever-changing conditions surrounding the re-opening of LA Fitness U.S. facilities, we are unable to verify our schedule to commence opening our micro-clinics, but we are tentatively planning on a target of early 2023. Furthermore, in our discussions with LA Fitness U.S., all parties agree that the pandemic has created renewed awareness of health wellness as a lifestyle rather than as a treatment. LA Fitness U.S. continues to indicate the desire to continue our contractual agreements upon LA Fitness U.S. re-opening facilities post-pandemic. We believe that the addition of our micro-clinics to LA Fitness U.S. facilities further enhances the benefits available to the facilities’ membership by providing direct access to certain multidimensional primary healthcare services.

LA Fitness Canada Amended and Restated License Agreement & Amended and Restated Guaranty

On December 15, 2021, NHL entered into an Amended and Restated Master Facility License Agreement (the “Amended and Restated Canada License Agreement”) with LAF Canada Company (“LA Fitness Canada”). The Amended and Restated Canada License Agreement had the effect of (i) removing NHL’s obligation to develop and open a certain number of facilities within certain designated time periods; and (ii) revising the default provisions such that certain defaults will result only in termination with respect to a specific facility, rather than of the license itself. As a result of the Amended and Restated Canada License Agreement, NHL may continue to develop and open additional facilities for business.

Pursuant to the terms of the Amended and Restated Canada License Agreement, the Company entered into that certain Guaranty Agreement (the “Canada Guaranty”) dated December 15, 2021 by and between the Company, Fitness International, LLC and LA Fitness Canada, pursuant to which the Company irrevocably guaranteed the full, unconditional, and prompt payment and performance of all of NHL’s obligations and liabilities under the Amended and Restated Canada License Agreement.

Intellectual Property Asset Purchase Agreement

On December 17, 2019, the Company entered into that certain Intellectual Property Asset Purchase Agreement (the “APA”) by and between the Company and 2731861 Ontario Corp. (the “Seller”), pursuant to which the Company agreed to purchase, and Seller agreed to sell (the “Acquisition”), proprietary designs for an innovative cannabis dosing device, in addition to designs, plans, procedures, and all other material pertaining to the application, construction, operation, and marketing of a cannabis business under the regulations of Health Canada (the “Intellectual Property”). Pursuant to the terms of the APA, the purchase price of the Intellectual Property is 800,000 shares of restricted common stock of the Company. The Acquisition closed on December 17, 2019.

Joint Venture Agreement

On December 19, 2019, the Company entered into that certain Joint Venture Agreement (the “JV Agreement”) between the Company and Harvest Gold Farms Inc. (“HGF”) relating to the development, management and arrangement of medicinal farming projects involving hemp and cannabis cash crops (the “Project”). Pursuant to the terms of the JV Agreement, the parties agreed to work in a joint venture relationship, with the Company providing the development and operation of the Project, including sales, and HGF providing the land, farming expertise, biomass and necessary approvals for the development of the Project.

The initial term of the JV Agreement will, unless sooner terminated by consent of all parties, expire in five years from the effective date of the JV Agreement. The Company and HGF may renew the JV Agreement within two years of the expiration of the initial term upon mutual understanding.

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Each of the parties agreed to contribute to the start-up of the joint venture (the “JV”) as follows:

●	The Company:

○	Complete and finalize a business plan and layout plans, a detailed procurement project binder and an implementation and roll-out plan.

○	Make arrangements for construction and financing options of any facilities required for the profitable farming of medicinal crops or related facilities.

○	Direct project finance model and selection of engineering, procurement, construction contracts and management service providers.

○	Arrange for product purchase contracts.

●	HGF:

○	Provide the land and approvals for greenhouse (if necessary), open field farming and other facilities as required.

○	Arrange for all required titled land for greenhouses and outdoor agriculture platforms.

○	Arrange for all building permits, environmental approvals and HGF internal approvals including confirmation of tax-free JV status for the duration of the proposal (if possible).

○	Provide elite farming expertise for the purposes of maximizing potential profits, inclusive of harvesting techniques and process flow and engineering.

Pursuant to the terms of the JV Agreement, the Company agreed to maintain all financial records (in U.S. GAAP) of the JV, to provide quarterly and annual reporting to all JV stakeholders, and to assign and direct operational staff from onset to agreement termination. The Company agreed to pay HGF 30% of net JV income on an annual basis commencing 12 months after the first full 12-month revenue period, and to purchase product from the JV at a price of cost plus 5%.

In addition, the Company agreed to issue 200,000 shares of Company common stock upon achievement of $25,000,000 of net profit by the JV each fiscal year. Such common stock will be delivered to HGF via Novo Healthnet Limited exchangeable preferred shares. Any Company common stock issued to HGF will be subject to pro-rata adjustment in the event that the Company approves, prior to the issuance date, any forward stock split, reverse stock split or other capitalization restructure.

HGF agreed, among other things, to grow medicinal agriculture crop at the highest standard, subject to independent third party biomass testing, in the most profitable manner while maintaining the standards of excellence required to maintain elite status, and to provide a minimum of 7,000 acres for the Primary Project. All staffing, including but not limited to, management, specialized or general labor requirements for farming will be the sole responsibility of HGF.

Asset Purchase Agreement to Acquire Generic Primary and Sub-primary Drug Formulations

On December 11, 2020, the Company and 2794512 Ontario Ltd., an Ontario Canada corporation, entered into an Asset Purchase Agreement pursuant to which the Company acquired generic primary and sub-primary drug formulations (known as bioequivalence) of name brand pharmaceutical reference products related to usage as injectables, ophthalmic, and topical applications. In consideration, the Company issued 240,000 restricted shares of common stock that were valued at $876,000.

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Reverse Stock Split

On February 1, 2021, we effected a 1-for-10 reverse stock split of our common stock. We implemented the reverse stock split in connection with our Nasdaq application. The reverse stock split was an action intended to fulfill the stock price requirements for listing on Nasdaq. As a result of the reverse stock split, every 10 shares of issued and outstanding common stock were exchanged for one share of common stock, with any fractional shares being rounded up to the next higher whole share. The reverse stock split was approved by the Company’s Board of Directors and by stockholders holding a majority of the Company’s voting power.

Approval of Novo Integrated Sciences, Inc. 2021 Equity Incentive Plan

Our Board of Directors and shareholders adopted and approved on February 9, 2021, the Novo Integrated Sciences, Inc. 2021 Equity Incentive Plan, effective February 9, 2021 (the “Plan”), under which stock options, restricted stock, stock appreciation rights, phantom stock and performance awards may be granted to officers, directors, employees and consultants. As of the date of this prospectus, 4,500,000 of common stock are reserved for issuance under the Plan.

Shelf Registration Statement

On March 22, 2021, the SEC declared effective the Company’s shelf registration statement on Form S-3 (File No. 333-254278) (the “Form S-3”) originally filed on March 15, 2021. The Form S-3 is a shelf registration statement relating to (i) the offer from time to time of securities having a maximum aggregate offering price of $75,000,000, and (ii) the resale by certain selling stockholders of up to an aggregate of 597,352 shares of the Company’s common stock.

Completion of $8 Million Registered Direct Offering and Concurrent Private Placement for Warrants

On April 13, 2021, the Company completed the closing pursuant to a securities purchase agreement with certain accredited institutional investors to purchase approximately $8,000,000 of its common stock in a registered direct offering under the Form S-3 and warrants to purchase common stock in a concurrent private placement. The combined purchase price for one share of common stock and one warrant is $3.35.

Medical Advisory Board

In April 2021, the Company formed a Medical Advisory Board. The initial members of the Medical Advisory Board are Dr. Joseph M. Chalil, Dr. Michael G. Muhonen, and Dr. Zach P. Zachariah. The goal of the Medical Advisory Board is to provide the Company with important insight and expertise as the Company expands its personalized consumer engagement across all aspects of the patient/practitioner relationship through the integration of medical technology, advanced therapeutics, and rehabilitative sciences.

Acquisition of PRO-DIP, LLC

On May 24, 2021, the Company completed the acquisition of PRO-DIP, a New York state limited liability company in the business of providing nutritional oral energy and medicinal supplement pouches through a proprietary process, under the terms and conditions of a Share Exchange Agreement, dated May 11, 2021, resulting in PRO-DIP being a wholly owned subsidiary of the Company. The Company issued 189,796 restricted shares of common stock and $10,000 in cash as full consideration for the transaction.

Acquisition of Acenzia Inc.

On May 28, 2021, the Company and NHL entered into a Share Exchange Agreement (the “ACZ SEA”) by and among the Company and NHL, on the one hand, and Acenzia Inc., Avec8 Holdings Inc., Ambour Holdings Inc., Indrajit Sinha, Grant Bourdeau and Derrick Bourdeau, on the other hand (collectively the “ACZ Shareholders”). On June 24, 2021, pursuant to the terms of the ACZ SEA, the acquisition of Acenzia by NHL closed. The closing purchase price may be adjusted within 90 days of the closing date pending completion of an audit and working capital requirement provisions (the “Post-Closing Purchase Price Adjustment”). On October 22, 2021, the parties (i) set the final Purchase Price, as determined by the Post-Closing Purchase Price Adjustment, at a value of $14,162,795, and (ii) agreed to the issuance of that number of NHL Exchangeable Shares (as defined in the ACZ SEA) exchangeable into 3,622,199 restricted shares of Company common stock at an agreed upon price of $3.91 allotted for the ACZ Shareholders as provided for in the ACZ SEA. The price of the Company’s common stock on the closing date was $2.55; therefore the purchase price for accounting purposes was $9,236,607.

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Resale Registration Statement on Form S-3

On June 8, 2021, the Company filed a registration statement on Form S-3 (SEC File No. 333-256892) relating to the sale of an aggregate of 2,388,050 shares of the Company’s common stock by the selling stockholders identified in the prospectus that forms a part of the registration statement. The shares are issuable upon the exercise of warrants purchased by the selling stockholders in a private placement transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Securities Purchase Agreement dated April 9, 2021. The registration statement was declared effective by the SEC on June 15, 2021.

Robert Mattacchione Executive Agreement

On June 18, 2021, the Company entered into an executive agreement (the “June 2021 Mattacchione Agreement”) with GPE Global Holdings Inc., an entity controlled by Robert Mattacchione and through which Mr. Mattacchione agreed to provide services to the Company (“GPE”). See Part III, Item 11, “Executive Compensation” for additional information regarding the June 2021 Mattacchione Agreement.

Christopher David Appointment as Chief Operating Officer & Employment Agreement

On June 18, 2021, the Company entered into an employment agreement (the “June 2021 David Agreement”) with Christopher David, the Company’s then-President and a member of the Company’s Board of Directors. Pursuant to the terms of the June 2021 David Agreement, Mr. David agreed to serve as the Company’s President and Chief Operating Officer. See Part III, Item 11, “Executive Compensation” for additional information regarding the June 2021 David Agreement.

Letter of Intent to Acquire Pharmacies

On July 13, 2021, the Company entered into a non-binding letter of intent to acquire seven pharmacies in the United States. The acquisition of seven pharmacies, which collectively generated approximately $55 million in annualized revenue in 2020, would establish the Company’s footprint in the U.S. with locations in Florida, Virginia, and Arizona. The Company believes that the daily patient interaction will allow it to leverage its telehealth platform, mobile application (NovoConnect), on-site diagnostic capabilities such as Zgraft, and customized nutrition and wellness product offerings, establishing the Company as a vertically integrated, multidisciplinary health care provider. The proposed all-stock transactions contemplate the acquisition, by the Company, of a 50% interest in each pharmacy. The Company expects to negotiate and enter into definitive agreements and to close the acquisitions during the second half of 2022.

MiTelemed+

On October 8, 2021, the Company and NHL completed a Joint Venture Agreement (the “MiTelemed+ JV”) with EK-Tech Solutions Inc. (“EK-Tech”) to establish the joint venture company MiTelemed+ Inc., an Ontario province Canada corporation (“MiTelemed+”), to operate, support, and expand access and functionality of EK-Tech’s enhanced proprietary Telehealth platform. At closing, EK-Tech contributed all intellectual property, source code, and core data of the iTelemed platform, valued at CAD$1,500,000, and NHL issued to EK-Tech, non-voting NHL Exchangeable Special Shares, free and clear of all liens and encumbrances, which are issued solely for the purpose of EK-Tech to exchange, for 185,000 restricted shares of Company’s common stock solely upon EK-Tech meeting terms and conditions for exchange of the NHL Exchangeable Special Shares as defined in the MiTelemed+ JV. The net profits and net losses of the JV will be split 50/50 between NHL and EK-Tech. As of May 31, 2022, the terms and conditions for the exchange of the NHL Exchangeable Special Shares had not been met.

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Terragenx Share Exchange

On November 17, 2021, the Company and NHL entered into that certain Share Exchange Agreement (the “Terra SEA”), dated as of November 17, 2021, by and among the Company, NHL, Terragenx Inc. (“Terra”), TMS Inc. (“TMS”), Shawn Mullins, Claude Fournier, and The Coles Optimum Health and Vitality Trust (“COHV” and collectively with TMS, Mr. Mullins and Mr. Fournier, the “Terra Shareholders”). Collectively, the Terra Shareholders own 91% of the outstanding shares of Terra (the “Terra Purchased Shares”).

Pursuant to the terms of the Terra SEA, NHL agreed to purchase from the Terra Shareholders, and the Terra Shareholders agreed to sell to NHL, the Terra Purchased Shares on the closing date, in exchange for payment by NHL of the purchase price (the “Purchase Price”) of CAD$500,000 (approximately $398,050) (the “Exchange”). The Purchase Price was to be paid with the issuance, by NHL to the Terra Shareholders, of certain non-voting NHL special shares exchangeable into restricted shares of the Company’s common stock (the “NHL Exchangeable Shares”). The total shares of Company common stock allotted in favor of the Terra Shareholders was calculated at a per share price of $3.35.

The Exchange closed on November 17, 2021. At the closing of the Exchange, (i) the Terra Shareholders transferred to NHL a total of 910 shares of Terra common stock, representing 91% of Terra’s outstanding shares, and (ii) a total of 100 NHL Exchangeable Shares were issued to the Terra Shareholders, which NHL Exchangeable Shares are exchangeable into a total of 118,821 restricted shares of the Company’s common stock. As a result of the Exchange, NHL has 91% ownership of Terra and full control of the Terra business.

In addition, the Company will issue 500,000 shares of the Company’s common stock to Terry Mullins as part of an employment agreement that is considered part of the purchase price. The price of the Company’s common stock on the closing date was $1.59; therefore the purchase price for accounting purposes was $983,925. The Company acquired Terragenx to complement several of the Company’s growth initiatives including (i) to build a health science related IP portfolio, and (ii) through either acquisition, internal development, or third-party licensing distribute effective, personalized health and wellness product solutions allowing for the customization of patient preventative care remedies and over-the-counter preventative and maintenance care solutions. From the date of acquisition until May 31, 2022, Terragenx had revenues of $1,521,348 and a net loss of $115,427.

The business combination accounting is not yet complete and the amounts assigned to assets acquired and liabilities assumed are provisional. Therefore, this may result in future adjustments to the provisional amounts as information is obtained about facts and circumstances that existed at the acquisition date.

Mullins Asset Purchase Agreement

On November 17, 2021, the Company entered into that certain Asset Purchase Agreement (the “Mullins APA”), dated as of November 17, 2021, by and between the Company and Terence Mullins. Pursuant to the terms of the Mullins APA, Mr. Mullins agreed to sell, and the Company agreed to purchase, all of Mr. Mullins’ right, title and interest in and to certain assets directly and indirectly related to any and all iodine-based related products and technologies as specified in the Mullins APA (the “Mullins IP Assets”), in exchange for a purchase price of CAD$2,500,000 (approximately $1,990,250) which is to be paid as follows:

a.	CAD$2,000,000 (approximately $1,592,200) is to be issued or allotted to Mr. Mullins only after patent-pending status, in the U.S. or internationally, is designated for all Mullins IP Assets (the “Mullins IP Assets CAD$2m Shares”), as either restricted shares of Company common stock or NHL Exchangeable Shares, as determined by Mr. Mullins. Once issued or allotted, the Mullins IP Assets CAD $2m Shares will be held in escrow pending registration and approval for all Mullins IP Assets, and

b.	CAD$500,000 (approximately $398,050) is to be issued in the form of 118,821 restricted shares of Company common stock, free and clear of all liens, pledges, encumbrances, charges, or known claims of any kind, nature, or description, upon closing of the Mullins APA

All shares issued or allotted under the terms and conditions of the Mullins APA are calculated at a value of $3.35 per share. The price of the Company’s common stock on the closing date was $1.59; therefore the purchase price for assets acquired (intellectual property) by the payment of item (a) above was $755,701 and item (b) above was $188,925. The purchase price for item (a) above has been recorded as a contingent liability at fair value in the accompanying unaudited condensed consolidated balance sheets since the conditions for payment have not been met as of May 31, 2022. The amounts assigned to assets acquired are provisional. Therefore, this may result in future adjustments to the provisional amounts as information is obtained about facts and circumstances that existed at the acquisition date.

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In addition, the Company will pay a royalty equal to 10% of net revenue (net profit) of all iodine related sales reported through the Company or any of its wholly owned subsidiaries for a period equal to the commercial validity of the intellectual property.

The Mullins APA includes customary representations and warranties and closing conditions.

Jefferson Street Capital Stock Purchase Agreement & Secured Convertible Promissory Note

On November 17, 2021, the Company and Terra entered into that certain securities purchase agreement (the “Jefferson SPA”), dated as of November 17, 2021, by and among the Company, Terra and Jefferson Street Capital LLC (“Jefferson”). Pursuant to the terms of the Jefferson SPA, (i) the Company agreed to issue and sell to Jefferson the Jefferson Note (as hereinafter defined); (ii) the Company agreed to issue to Jefferson the Jefferson Warrant (as hereinafter defined); and (iii) the Company agreed to issue to Jefferson 1,000,000 restricted shares of Company common stock, as collateral on the Jefferson Note, which is being held by the escrow agent and subject to return to the Company upon full payment of the Jefferson Note; and (iv) Jefferson agreed to pay to the Company $750,000 (the “Jefferson Purchase Price”).

Pursuant to the terms of the Jefferson SPA, on November 17, 2021, Terra issued to Jefferson a secured convertible promissory note (the “Jefferson Note”) with a maturity date of May 17, 2022 (the “Maturity Date”), in the principal amount of $937,500. The Company acted as guarantor on the Jefferson Note. Pursuant to the terms of the Jefferson Note, Terra agreed to pay to Jefferson $937,500 (the “Principal Amount”), with a purchase price of $750,000 plus an original issue discount in the amount of $187,500 (the “OID”), and to pay interest on the Principal Amount at the rate of 1% per annum.

Any amount of principal, interest or other amount due on the Jefferson Note that is not paid when due will bear interest at the rate of the lesser of (i) 12%, or (ii) the maximum rate allowed by law.

Jefferson may, at any time, convert all or any portion of the then outstanding and unpaid principal amount and interest into shares of the Company’s common stock at a conversion price of $3.35 per share. The Jefferson Note has a 4.99% equity blocker; provided, however, that the 4.99% equity blocker may be waived (up to 9.99%) by Jefferson, at Jefferson’s election, on not less than 61 days’ prior notice to the Company.

On November 17, 2021, Jefferson paid the Jefferson Purchase Price of $750,000 in exchange for the Jefferson Note. Terra intends to use the proceeds for the acquisition of the Mullins IP and thereafter for working capital and other general purposes.

Terra may prepay the Jefferson Note at any time in accordance with the terms of the Jefferson Note.

Except as related to the next transaction after the issue date of the Jefferson Note conducted on the Company’s behalf by the Maxim Group LLC, Terra and the Company agreed to pay to Jefferson on an accelerated basis, any outstanding Principal Amount of the Jefferson Note, along with all unpaid interest, and fees and penalties, if any, from the sources of capital below, at Jefferson’s discretion, it being acknowledged and agreed by Jefferson that the Company and Terra have the right to make bona fide payments to vendors with Company common stock:

●	At Jefferson’s option, 15% of the net cash proceeds of any future financings by the Company, Terra or any subsidiary, whether debt or equity, or any other financing proceeds such as cash advances, royalties or earn-out payments.
●	All net proceeds from any sale of assets of the Company, Terra or any subsidiaries other than sales of inventory in the ordinary course of business or receipt by the Company or any subsidiaries of any tax credits or collections pursuant to any settlement or judgement.
●	Net proceeds resulting from the sale of any assets outside of the ordinary course of business or securities in any subsidiary.

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The Jefferson SPA and the Jefferson Note contain customary events of default relating to, among other things, payment defaults, breach of representations and warranties, and breach of provisions of the Jefferson Note or Jefferson SPA.

Jefferson Street Capital Promissory Notes Payment and Extension

On June 1, 2022, the Company made a partial payment on principal and interest owed on one of two Terragenx $1.875 million convertible notes for a payment of $192,188. On June 1, 2022, the Company and the note holder agreed to extend the maturity date to November 29, 2022 with a principal amount face value of $937,500 and interest rate that shall accrue at a rate equal to one percent per annum.

Jefferson Street Capital Common Stock Purchase Warrant

Also on November 17, 2021, pursuant to the terms of the Jefferson SPA, the Company issued to Jefferson a common stock purchase warrant (the “Jefferson Warrant”) for the purchase of 111,940 shares of the Company’s common stock. The per share exercise price under the Jefferson Warrant is, subject to adjustment as described therein, $3.35. The Jefferson Warrant is exercisable during the period commencing on November 17, 2021 and ending at 5:00 p.m., New York City time, on November 17, 2024.

The foregoing summary of the material terms of the Jefferson Warrant is not complete and is qualified in its entirety by reference to the full text of the Jefferson Warrant, a copy of which is filed herewith as Exhibit 10.5 and incorporated herein by reference.

Platinum Point Capital Stock Purchase Agreement & Secured Convertible Promissory Note

On November 17, 2021, the Company and Terra entered into that certain securities purchase agreement (the “Platinum SPA”), dated as of November 17, 2021, by and among the Company, Terra and Platinum Point Capital LLC (“Platinum”). Pursuant to the terms of the Platinum SPA, (i) the Company agreed to issue and sell to Platinum the Platinum Note (as hereinafter defined); (ii) the Company agreed to issue to Platinum the Platinum Warrant (as hereinafter defined); and (iii) the Company agreed to issue to Platinum 1,000,000 restricted shares of the Company common stock, as collateral on the Platinum Note, which is being held by the escrow agent and subject to return to the Company upon full payment of the Platinum Note; and (iv) Platinum agreed to pay to the Company $750,000 (the “Platinum Purchase Price”).

Pursuant to the terms of the Platinum SPA, on November 17, 2021, Terra issued to Platinum a secured convertible promissory note (the “Platinum Note”) with a maturity date of May 17, 2022 (the “Maturity Date”), in the principal amount of $937,500. The Company acted as guarantor on the Platinum Note. Pursuant to the terms of the Platinum Note, Terra agreed to pay to Platinum $937,500 (the “Platinum Principal Amount”), with a purchase price of $750,000 plus an original issue discount in the amount of $187,500 (the “OID”), and to pay interest on the Principal Amount at the rate of 1% per annum.

On June 1, 2022, the Company paid the balance owed on the Platinum Point Note for an aggregate payment of $948,874, including all principal and interest owed.

Platinum Point Capital Common Stock Purchase Warrant

Also on November 17, 2021, pursuant to the terms of the Platinum SPA, the Company issued to Platinum a common stock purchase warrant (the “Platinum Warrant”) for the purchase of 111,940 shares of the Company’s common stock. The per share exercise price under the Platinum Warrant is, subject to adjustment as described therein, $3.35. The Platinum Warrant is exercisable during the period commencing on November 17, 2021 and ending at 5:00 p.m., New York City time, on November 17, 2024.

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December 2021 Registered Direct Offering

On December 14, 2021, the Company entered into a Securities Purchase Agreement with an accredited institutional investor (the “Purchaser”) pursuant to which the Company agreed to issue to the Purchaser and the Purchaser agreed to purchase (the “Purchase”), in a registered direct offering, (i) $16,666,666 aggregate principal amount of the Company’s senior secured convertible notes, which notes are convertible into shares of the Company’s common stock, under certain conditions (the “Notes”); and (ii) warrants to purchase up to 5,833,334 shares of the Company’s common stock (the “Warrants”). The securities, including up to 68,557,248 shares of common stock issuable upon conversion under the Notes and up to 5,833,334 shares of common stock issuable upon exercise of the Warrants, are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-254278), which was declared effective by the SEC on March 22, 2021. The Purchase closed on December 14, 2021.

The Notes have an original issue discount of 10%, resulting in gross proceeds to the Company of $15,000,000. The Notes bear interest of 5% per annum and mature on June 14, 2023, unless earlier converted or redeemed, subject to the right of the Purchaser to extend the date under certain circumstances. The Company will make monthly payments on the first business day of each month commencing on the calendar month immediately following the sixth month anniversary of the issuance of the Notes through June 14, 2023, the maturity date, consisting of an amortizing portion of the principal of each Note equal to $1,388,888 and accrued and unpaid interest and late charges on the Notes. All amounts due under the Notes are convertible at any time, in whole or in part, at the holder’s option, into common stock at the initial conversion price of $2.00, which conversion price is subject to certain adjustments; provided, however, that the Notes have a 9.99% equity blocker. If an event of default occurs, the holder may convert all, or any part, of the principal amount of a Note and all accrued and unpaid interest and late charge at an alternate conversion price, as described in the Notes. Subject to certain conditions, the Company has the right to redeem all, but not less than all, of the remaining principal amount of the Notes and all accrued and unpaid interest and late charges in cash at a price equal to 135% of the amount being redeemed.

The Warrants are exercisable at an exercise price of $2.00 per share and expire on the fourth year anniversary of December 14, 2021, the initial issuance date of the Warrants.

Share Exchange Agreement to Acquire 50.1% of 12858461 Canada Corp.

On March 1, 2022, the Company and NHL completed a Share Exchange Agreement (the “1285 SEA”) with 12858461 Canada Corp. (“1285”), a Canada federal corporation in the business of providing clinic-based physiotherapy and related ancillary services and products, and Prashant A. Jani, a Canadian citizen and sole shareholder of 1285 (the “1285 Shareholder”), to acquire 50.1% ownership of 1285 for a purchase price of $68,000 (the “1285 Purchase Price”) paid with the issuance, by NHL to the 1285 Shareholder, of certain non-voting NHL Exchangeable Special Shares which can only be utilized for the purpose of exchange into an allotment of 17,000 restricted shares of the Company’s common stock (the “Parent 1285 SEA Shares”) at the determination of the 1285 Shareholder. The number of Parent 1285 SEA Shares was calculated by dividing the 1285 Purchase Price by $4.00 per share.

Asset Purchase Agreement with Poling Taddeo Hovius Physiotherapy Professional Corp., operating as Fairway Physiotherapy and Sports Injury Clinic

On March 1, 2022, the Company and NHL completed an Asset Purchase Agreement (the “PTHPC APA”) with Poling Taddeo Hovius Physiotherapy Professional Corp. (“PTHPC”), operating a clinic-based physiotherapy, rehabilitative, and related ancillary services and products business known as Fairway Physiotherapy and Sports Injury Clinic (“FAIR”), and Jason Taddeo, a Canadian citizen and the sole shareholder of PTHPC (the “PTHPC Shareholder”), Under the terms and conditions of the PTHPC APA, PTHPC agreed to sell, assign and transfer to NHL, free and clear of all encumbrances, other than permitted encumbrances, and NHL agreed to purchase from PTHPC all of PTHPC’s right, title and interest in and to all of its assets related to FAIR and the FAIR Business, with the exception of certain limited exclusions, and the rights, privileges, claims and properties of any kind whatsoever that are related thereto, whether owned or leased, real or personal, tangible or intangible, of every kind and description and wheresoever situated. Under the terms and conditions of the PTHPC APA, the purchase price is $627,000 (the “FAIR Purchase Price”) paid with the issuance, by NHL to the PTHPC Shareholder, of certain non-voting NHL Exchangeable Special Shares which can only be utilized for the purpose of exchange into an allotment of 156,750 restricted shares of the Company’s common stock (the “Parent PTHPC APA Shares”) at the determination of the PTHPC Shareholder. The number of Parent PTHPC APA Shares was calculated by dividing the FAIR Purchase Price by $4.00 per share.

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PRO-DIP Patent Issued

On March 15, 2022, PRO-DIP was issued U.S. Patent No. 11,273,965 by the U.S. Patent and Trademark Office. The ‘965 patent relates to PRO-DIP’s novel technology for manufacturing its oral supplement pouches.

Membership Interest Purchase Agreement with Clinical Consultants International LLC

On March 17, 2022, the Company entered into a Membership Interest Purchase Agreement (the “CCI Agreement”) by and among the Company, Clinical Consultants International LLC (“CCI”), each of the members of CCI (the “Members”), and Dr. Joseph Chalil as the representative of the Members.

Pursuant to the terms of the CCI Agreement, the parties agreed to enter into a business combination transaction (the “CCI Acquisition”), pursuant to which, among other things, the Members will sell and assign to the Company all of their membership interests of CCI, in exchange for a total of 800,000 restricted shares of the Company’s common stock (the “Exchange Shares”). The Exchange Shares will be apportioned among the Members pro rata based on their respective membership interest ownership percentage of CCI. Following the closing of the CCI Acquisition (the “Closing”), the Company will own 100% of the issued and outstanding membership interests of CCI, and the Members or their designees will collectively own 800,000 restricted shares of the Company’s common stock. The 800,000 restricted shares of common stock were issued on April 7, 2022.

Pursuant to the terms of the CCI Agreement, the Company agreed to (i) name, at the Closing, Dr. Chalil as the Chief Medical Officer of the Company and the President of Novomerica Healthcare Group, Inc., which is a wholly owned subsidiary of the Company, (ii) enter into an employment agreement with Dr. Chalil, and (iii) name Dr. Chalil to the Company’s Board of Directors.

The CCI Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including by either party if the conditions to Closing of an opposing party have not been satisfied or waived by the applicable party on or prior to April 15, 2022. The CCI Acquisition closed on April 5, 2022. See “—Closing of CCI Acquisition” below.

Restricted Stock Issuance for 2-year Independent Contractor Agreements

On March 18, 2022, the Company issued 50,000 restricted shares of common stock as consideration for an Independent Contractor Agreement.

On March 18, 2022, the Company issued 25,000 restricted shares of common stock as consideration for an Independent Contractor Agreement.

Closing of CCI Acquisition

On April 5, 2022, the CCI Acquisition closed. As a result, immediately after the Closing on April 5, 2022, the Company owned 100% of the issued and outstanding membership interests of CCI. On April 7, 2022, the Company issued an aggregate of 800,000 restricted shares of the Company’s common stock to the Members in connection with the CCI Acquisition and pursuant to the terms of the CCI Agreement.

Appointment of Dr. Chalil as the Company’s Chief Medical Officer and President of Novomerica Healthcare Group, Inc.

In connection with the closing of the CCI Acquisition and pursuant to the terms of the CCI Agreement, on April 5, 2022, the Company named Dr. Chalil as the Company’s Chief Medical Officer, and the President of Novomerica Healthcare Group, Inc., a wholly owned subsidiary of the Company formed for expansion of certain medically related business in the U.S. (“NHG”). Pursuant to the terms of the CCI Agreement, the Company expects to appoint Dr. Chalil as a member of the Company’s Board of Directors in the near future.

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Chalil Employment Agreement

In connection with Dr. Chalil’s appointment as the Company’s Chief Medical Officer and NHG’s President, the Company entered into an executive agreement (the “Chalil Agreement”) with Dr. Chalil on April 5, 2022. Pursuant to the terms of the Chalil Agreement, the Company agreed to pay Dr. Chalil an annual base salary of $400,000. In addition, the Company agreed to pay Dr. Chalil an amount equal to 10% of the net income of CCI in excess of $450,000 for each calendar year during the term of the Chalil Agreement (the “Revenue Share Payment”).

Dr. Chalil will also receive bonuses based on increases in the Company’s market cap valuation (“MCV”) from the date of the Chalil Agreement, with the following milestone bonus parameters:

(a)	For each and every $50 million Company MCV increase sustained for a period of not less than 30 days (the “50M Bonus Event”), Dr. Chalil will receive $250,000, or 0.5% of $50 million, in Company common stock. For the sake of clarity, Dr. Chalil will only be issued compensation based on $50 million MCV increments; there will be no compensation issued for anything above $50 million until the subsequent $50 million MCV milestone is achieved. This bonus will be capped at a Company MCV of $1 billion. The 50M Bonus Event stock will be issued as (i) 50% restricted shares within 30 days of the respective 50M Bonus Event or at a later date as requested by Dr. Chalil, and held as an allocation to Dr. Chalil, until the requisition date as provided in writing, by Dr. Chalil, to the Company, and (ii) 50% registered shares from the Company’s current active incentive plan within 30 days of the respective 50M Bonus Event.

(b)	Upon the Company sustaining a MCV of $2 billion for no less than 30 days (the “2B Bonus Event”), Dr. Chalil will receive $20 million, or 1% of $2 billion, in restricted shares of Company common stock. The 2B Bonus Event stock will be issued within 30 days of the 2B Bonus Event or at a later date as requested by Dr. Chalil, and held as an allocation to Dr. Chalil, until Dr. Chalil provides the Company with written instructions requesting the specific stock issuance date.

(c)	For each additional $1 billion MCV, beyond the 2B Bonus Event and commencing when the Company MCV reaches $3 billion sustained for no less than 30 days, Dr. Chalil will receive $10 million, or 1% of $1 billion, in restricted shares of the Company’s common stock. Dr. Chalil may choose to have this stock issued within 30 days of each additional $1 billion MCV event or at a later date as requested by Dr. Chalil, and held as an allocation to Dr. Chalil, until Dr. Chalil provides the Company with written instructions requesting the specific stock issuance date.

The Company may also issue to Dr. Chalil equity awards as determined by the Board of Directors.

The term of the Chalil Agreement ends on the earlier of (i) April 5, 2025, and (ii) the time of the termination of Dr. Chalil’s employment pursuant to the terms of the Chalil Agreement. The term of the Chalil Agreement will be automatically extended for one or more additional terms of one year each unless either party provided notice to the other party of their desire to not renew at least 30 days prior to expiration of the then-current term.

The Company may terminate the Chalil Agreement at any time for Cause (as defined in the Chalil Agreement) or without Cause, and Dr. Chalil may terminate the Chalil Agreement at any time with or without Good Reason (as defined in the Chalil Agreement. If the Company terminates the Chalil Agreement without Cause or Dr. Chalil terminates the Chalil Agreement with Good Reason, (i) the Company will pay to Dr. Chalil any base salary, bonuses, and benefits then owed or accrued, and any unreimbursed expenses incurred by Dr. Chalil in each case through the termination date; (ii) the Company will pay to Dr. Chalil, in one lump sum, an amount equal to the greater of (1) the base salary that would have been paid to Dr. Chalil for the remainder of the then-current term, and (2) the total base salary that would have been paid to Dr. Chalil for a one year period based on the base salary as of the date of termination, and the Revenue Share Payment for the calendar year in which such termination occurs; and (iii) anyprice allocation at fair value is below.

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Recent Developments

Coronavirus (COVID-19)

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. On March 17, 2020, as a result of COVID-19 pandemic having been reported throughout both Canada and the United States, certain national, provincial, state and local governmental authorities issued proclamations and/or directives aimed at minimizing the spread of COVID-19. Accordingly, on March 17, 2020, the Company closed all corporate clinics for all in-clinic non-essential services to protect the health and safety of its employees, partners, and patients. Commencing in May 2020, the Company was able to begin providing some services, and was fully operational again in June 2020. As of May 31, 2022, all corporate clinics were open and fully operational, with staffing shortages in some facilities due to ongoing COVID-19 residual impact, while following all mandated guidelines and protocols from Health Canada, the Ontario Ministry of Health, and the respective disciplines’ regulatory Colleges to ensure a safe treatment environment for our staff and clients, and our eldercare operations are fully operational. In addition, Acenzia, Terragenx, PRO-DIP, and CCI are open and fully operational, with staffing shortages due to ongoing COVID-19 residual impact, while following all local, state, provincial, and national guidelines and protocols related to minimizing the spread of the COVID-19 pandemic.

Canadian federal and provincial COVID-19 governmental proclamations and directives, including interprovincial travel restrictions, have presented unprecedented challenges to launching our Harvest Gold Farms and Kainai Cooperative joint ventures during the period ended May 31, 2022. The Company intends to commence pilot projects for each joint venture in the period ended August 31, 2022. These joint ventures relate to the development, management, and arrangement of medicinal farming projects involving industrial hemp for medicinal Cannabidiol (CBD) applications.

For the quarter ended May 31, 2022, the Company’s total revenue from all clinic and eldercare related contracted services was $2,199,889, representing a 7.6% decrease of $181,085 compared to $2,380,974 during the same period in 2021. This decrease is primarily due to a COVID-19 surge in Ontario province Canada and COVID-19 staffing related shortages limiting clinic and eldercare patient-practitioner direct personal interaction.

While all of the Company’s business units are operational at the time of this filing, any future impact of the COVID-19 pandemic on the Company’s operations remains unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including, but not limited to, (i) the duration of the COVID-19 outbreak and additional variants that may be identified, (ii) new information which may emerge concerning the severity of the COVID-19 pandemic, and (iii) any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced patient traffic, and reduced operations.

Our capital requirements going forward will consist of financing our operations until we are able to reach a level of revenues and gross margins adequate to equal or exceed our ongoing operating expenses. We do not have any credit agreement or source of liquidity immediately available to us.

Shelf Registration Statement

On April 28, 2022, the SEC declared effective the Company’s shelf registration statement on Form S-3 (File No. 333-264360) (the “Form S-3”) originally filed on April 18, 2022. The Form S-3 is a shelf registration statement relating to the sale of 223,880 shares of our common stock issuable to the selling stockholders upon exercise of certain warrants, currently held by the respective selling stockholders, with an exercise price of $3.35 which expire on November 17, 2024.

Restricted Stock Issuances

On May 2, 2022, the Company issued 50,000 restricted shares of common stock as consideration for a Consulting Agreement, dated April 20, 2022.

On May 11, 2022, the Company issued 225,000 restricted shares of common stock as consideration for a Share Exchange Agreement, dated May 28, 2021 and closed on June 24, 2021.

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Share Issuance Under Registered Direct Offering of Convertible Notes

During the three month period ended May 31, 2022, the Company issued 623,929 shares of common stock as consideration for payment of an aggregate principal amount of $1,244,444 and an aggregate interest amount of $3,405 on the $16.66m+ convertible notes. The shares were issued pursuant to an effective shelf registration statement on Form S-3 (File No. 333-254278), which was declared effective by the SEC on March 22, 2021.

Promissory Notes Payment

On June 1, 2022, the Company paid the balance owed on one of two Terragenx $1.875 million convertible notes for an aggregate payment of $948,874, including all principal and interest owed.

Promissory Notes Payment and Extension

On June 1, 2022, the Company made a partial payment on principal and interest owed on one of two Terragenx $1.875 million convertible notes for a payment of $192,188. On June 1, 2022, the Company and the note holder agreed to extend the maturity date to November 29, 2022 with a principal amount face value of $937,500 and interest rate that shall accrue at a rate equal to one percent per annum.

Promissory Note Amortization Payment

On June 14, 2022, the Company made a cash payment in the aggregate amount of $1,391,589 for the monthly Amortization Payment pursuant to the terms and conditions of the $16.66m+ convertible notes.

Dalcourt and Gaynor Board of Directors Compensation

On June 29, 2022, the Board granted Pierre Dalcourt 250,000 shares of common stock pursuant to the Novo Integrated Sciences, Inc. 2021 Equity Incentive Plan registered on a Form S-8 filed by the Company with the Securities and Exchange Commission on February 19, 2021 (Commission File No. 333-253289 (the “2021 Plan”) as consideration for over 5-years of service to the Board without having received compensation.

On June 29, 2022, the Board granted Michael Gaynor 50,000 shares of common stock pursuant to the 2021 Plan as consideration for over 5-years of service to the Board without having received compensation.

BOD and Committee Changes

Effective June 30, 2022, Robert Oliva, Michael Gaynor and Pierre Dalcourt resigned as members of the Board of Directors. Also, effective June 30, 2022, (i) Sarfaraz Ali was appointed as a member of the Board of Directors; (ii) the size of the Board of Directors was reduced from seven to five members. The Board of Directors has undertaken a review of Mr. Ali’s independence and determined that Mr. Ali does not have a material relationship with the Company that could compromise his ability to exercise independent judgment in carrying out his responsibilities and that Mr. Ali is “independent” as that term is defined under the listing standards of The Nasdaq Stock Market LLC. As a result, effective June 30, 2022, following the aforementioned Board changes, a majority of the Company’s Board of Directors is independent. As compensation for Mr. Ali’s services as a director, it is expected that the Board will grant to Mr. Ali common stock with a fair market value of $75,000. As of June 30, 2022, the Board consists of the following 5 members:

Robert Mattacchione

Christopher David

Alex Flesias

Michael Pope

Sarfaraz Ali

Effective June 30, 2022, the Board of Directors appointed Mr. Ali to serve as a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. As of June 30, 2022, the Board committee chairs and members are as follows:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Michael Pope	Chair	Member	Member
Sarfaraz Ali	Member	Chair	Member
Alex Flesias	Member	Member	Chair

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Promissory Note Payment

On June 30, 2022, the Company paid the balance owed on an Acenzia promissory note for an aggregate payment of $5,300,000, including all principal and interest owed.

Restricted Stock Issuance for Independent Contractor Agreement

On July 5, 2022, the Company issued 50,000 restricted shares of common stock as consideration for an Independent Contractor Agreement.

Promissory Note Conversion

On December 14, 2021, the Company issued to certain accredited institutional investors senior secured convertible notes, which notes are convertible into shares of the Company’s common stock, under certain conditions. On July 12, 2022, a note holder converted $25,000 in principal and $143 in interest of these notes resulting in the issuance, by the Company, of 12,572 shares of common stock to the noteholder. The shares were issued on July 13, 2022.

Promissory Note Amortization Payment

On July 14, 2022, the Company made a cash payment in the aggregate amount of $1,474,496 for the monthly Amortization Payment pursuant to the terms and conditions of the $16.66m+ convertible notes.

Changes in Certifying Accountant

On July 27, 2022, SRCO Professional Corporation resigned as the Company’s independent registered public accounting firm due to the rapid growth of the Company and SRCO Professional Corporation’s resource constraints. On July 27, 2022, the Company’s Board of Directors appointed Fruci & Associates II, PLLC as the Company’s new independent registered public accounting firm.

Promissory Note Amortization Payment

On August 14, 2022, the Company made a cash payment in the aggregate amount of $1,441,470 for the monthly Amortization Payment pursuant to the terms and conditions of the $16.66m+ convertible notes.

Government Regulation and Health Care Regulation

Canada

In Canada, some health care services are public, some are private and there are a number of different entities involved in regulating and providing their delivery. While there is a perception that all health care in Canada is publicly funded, the publicly funded system is generally restricted to “medically necessary” hospital and physician services, and provincial or territorial drug plans that provide access to prescription drugs to residents over the age of 65 or those residents who rely on social assistance programs. Publicly funded services are delivered through a combination of public and private providers and funding comes from the Canadian federal government, which sets national standards, and the provincial and territorial governments, which regulates the delivery of services and determines those services that are deemed “medically necessary” (i.e., publicly funded) within the context of their own unique fiscal and political environment. In addition, there are a wide array of health products and services that are not subject to coverage under the public health insurance plans that are provided on a private payer basis. See “Risks Related to our Multidisciplinary Primary Health Care Business”.

Federal/Provincial Government Division of Power

As is the case for many important industries and economic sectors, neither the federal, nor the provincial/territorial level of government has exclusive jurisdiction over health. Instead, the Constitution Act, 1867, divides the legislative powers relevant to the regulation of the delivery of health products and services between the federal and provincial levels of government.

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The federal government is responsible for regulating important aspects of various health industries or sectors including the regulation of selling, importing, distributing and marketing of drugs and medical devices and maintains significant influence over health policy and national objectives through the use of its spending power.

The provincial/territorial level of government has comprehensive authority over the delivery of health care services. Other examples of provincial responsibility include the regulation of hospitals and other health facilities, administration of health insurance plans, distribution of prescription drugs and regulation of health professionals.

However, many health industry sectors are subject to at least some degree of regulation or oversight by both levels of government.

Canada’s National Health Insurance Program

Canada’s “national” health insurance program, a publicly funded single-payer system often referred to as “Medicare,” is designed to ensure that all Canadian residents have universal access to medically necessary hospital and physician services through the provincial and territorial health care insurance plans.

The Canada Health Act

The Canada Health Act is the federal legislation that provides the foundation for the Canadian health care system. The Act is administered by Health Canada, the federal department with primary responsibility for maintaining and improving the health of Canadians. However, neither the Canada Health Act nor Health Canada have direct authority to regulate the health insurance plans that give effect to the publicly funded health insurance system that is in place across the country. Instead, the Act establishes certain values and principles and sets out criteria and conditions that each publicly funded health insurance plan is required to meet in order to qualify for federal funding through the Canada Health Transfer. As federal funding is critical to the ability to fund “medically necessary” hospital and physician services, each provincial and territorial health insurance plan must satisfy the requirements of public administration; universality; portability; comprehensiveness; and accessibility.

Notably, these requirements relate only to funding and administration and establish broad principles rather than a prescriptive code. In addition, the Canada Health Act is silent with respect to the delivery of health services and does not prohibit or discourage the delivery of insured health services by the private sector. As a result, there is significant variation in the funding and administration of health insurance plans from one jurisdiction to another. However, most provinces permit the delivery of a broad range of publicly funded health services through a combination of both public and private providers. Indeed, many publicly funded services in Canada are privately delivered.

The requirement that publicly funded health insurance plans be comprehensive requires that “medically necessary” hospital and physician services be covered. If a service is determined to be “medically necessary” then the full cost of the service must be covered by the public plan. However, the term is not defined and the services that must be covered are intentionally and broadly defined in order to accommodate the ability of each province and territory to make its own coverage decisions within the context of its unique fiscal and political environment. Typically, such decisions are made in consultation with the relevant medical associations in the jurisdiction. However, determining whether a particular service is “medical necessary” is a determination that has both a fiscal and political dimension. Ultimately, these coverage decisions are decisions about the allocation of scarce public resources.

The products and services available to Canadians through the publicly funded health insurance system are supplemented by a wide array of health products and services that are not, as a general matter, subject to coverage under the public health insurance plans. For example, prescription drug coverage, dental services and vision care are generally provided on a private payer basis. However, many jurisdictions provide coverage for these types of services to seniors and those who face financial or other barriers to privately funded health care. There are also a growing number of providers that offer non-medically necessary ancillary health services. Examples include elective surgical or cosmetic procedures.

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Regulation of Health Professionals and Health Facilities

Health professionals and health care facilities are subject to federal laws of general application, but the regulation of such matters is largely a matter of provincial jurisdiction.

Health Professionals

Through legislation, the provinces have delegated the regulation of health professionals to self-governing professional bodies (with varying degrees of discretion). Such legislation generally seeks to protect the public through a combination of “input regulations” that focus on who is entitled to provide a particular health service and “output regulations” that focus on the quality and delivery of the service being provided. Such regulations also generally include conflict of interest (or anti-kickback) provisions, as such matters are generally dealt with as part of the regulation of health professions rather than the regulation of health facilities.

Health industry participants that offer a particular service need to understand how the service is regulated. If the service involves the performance of a regulated or controlled act (i.e., acts that can only be performed by a particular category or categories of regulated health professionals or their delegates) then the involvement of one or more duly qualified health professionals will likely be required. Also, it may be necessary to implement certain protocols and procedures in order to comply with the requirements of the regulatory colleges that govern the practices of any such professionals. Complying with such requirements can have significant commercial implications.

Health Facilities

Operating a regulated health facility can be challenging and often involves a degree of regulatory risk.

Residential health care facilities other than hospitals, such as nursing homes, long-term care facilities, pharmacies, laboratories and specimen collection clinics are, in most jurisdictions, privately owned and operated pursuant to provincial licenses and oversight. However, the degree to which such health facilities and other providers are regulated generally depends on the nature of the products and services being provided.

The operation of health facilities by private sector entities still typically involves some element of reimbursement through public funds. Where public funds are being used to acquire goods and services, additional accountability measures such as procurement requirements often apply.

Regulation of Drugs

The process of obtaining marketing authorizations and approvals of prescription drugs is administered by Health Canada’s Therapeutic Products Directorate (“TPD”).

The TPD applies the Food and Drugs Act and the regulations applicable to prescription drugs to ensure that drug products sold in Canada are safe and effective. No drug product can be offered for sale in Canada unless and until, after review, it is issued a marketing authorization by Health Canada.

In addition to its review of drug products, Health Canada is responsible for the ongoing monitoring of drug products being sold in Canada, as well as the regulation of good manufacturing practices and establishment licenses, which are required in connection with the import, manufacture, distribution and/or sale of drug products.

The Patented Medicines Prices Review Board

The Patented Medicines Prices Review Board (“PMPRB”) is an independent quasi-judicial body created in 1987 under amendments to the Patent Act. The PMPRB is responsible for regulating the prices that patentees charge for prescription and non-prescription patented drugs sold in Canada. Based on a review of the information required to be filed by a patentee, the PMPRB considers whether the price of a medicine appears excessive based on certain factors including: (i) the prices that the patented medicine is sold in the Canadian market; (ii) the prices at which other medicines in the same therapeutic class are sold in the Canadian market; and (iii) the prices at which the medicine and other medicines in the same therapeutic class have been sold in other countries other than Canada. If the PMPRB considers the price of a medicine appears excessive, revised pricing is the usual outcome.

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Public Market Access

Each province has a provincial drug plan that allows certain individuals to access drugs at a reduced cost. Products that will be paid for by the provincial government (in some provinces, for all residents, while in others for certain prescribed individuals such as seniors and individuals receiving social assistance), are typically listed on provincial formularies. For innovator products, the manufacturer negotiates the pricing for inclusion on the provincial formulary with the provincial government. For generic products, the price to be paid for the generic product is determined by a sliding scale of fixed prices related to when such products enter the market and the price of the innovator product (i.e., a percent of the price of the innovator pharmaceutical product depending on whether they are first, second or third entry products). If a drug is a generic product and listed as interchangeable on the provincial formulary, a pharmacist is permitted to dispense the interchangeable product for the innovator product. Under most provincial benefit plans, interchanging a generic product for the innovator product by pharmacists is mandatory and generally most provinces will only reimburse the pharmacist for the lowest cost interchangeable product. Government drug plans account for approximately 50% of all sales of prescription drugs in Canada.

The scope and enforcement of each of these laws is uncertain and subject to constant change. Federal and provincial enforcement entities have significantly increased their scrutiny of health care companies and providers which has led to investigations, prosecutions, convictions and large settlements. Although we conduct our business in compliance with all applicable federal and provincial fraud and abuse laws, many of these laws are broadly worded and may be interpreted or applied in ways that cannot be predicted with any certainty. Therefore, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or that they will be found to be in compliance with applicable fraud and abuse laws. Further, responding to investigations can be time consuming and result in significant legal fees and can potentially divert management’s attention from the Company.

Client Information Privacy

In Canada, under the Personal Information Protection and Electronic Documents Act and under various provincial laws, comprehensive privacy laws have been introduced to protect the privacy of individuals from the undisclosed or non-consensual sharing of sensitive information for commercial purposes. As the gathering and use of information is such an integral component of our business, we must always be alert for and respond to changes in the information regulatory environment.

Protection of Environment and Human Health and Safety

We are subject to various federal, state and local and regulations relating to the protection of the environment and human health and safety, including those governing the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. Some of our operations include the use, generation and disposal of hazardous materials. We also plan to acquire ownership in new facilities and properties, some of which may have had a history of commercial or other operations. We may, in the future, incur liability under environmental statutes and regulations with respect to contamination of sites we own or operate, including contamination caused by prior owners or operators of such sites, abutters or other persons, and the off-site disposal of hazardous substances. Violations of these laws and regulations may result in substantial civil penalties or fines.

United States

The United States health care industry is subject to extensive regulation by federal, state and local governments. Government regulation affects our businesses in several ways, including requiring licensure or certification of facilities, regulating billing and payment for certain of our services, regulating how we maintain health-related information and patient privacy, and regulating how we pay and contract with our physicians. Our ability to conduct our business and to operate profitability depends in part upon obtaining and maintaining all necessary licenses and other approvals; and complying with applicable healthcare laws and regulations. See “Risk Factors — Risks Related to Health Care Regulation.”

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State Law Regulation of Construction, Acquisition or Expansion of Healthcare Facilities

Thirty-six states have certificate of need programs that require some level of prior approval for the construction of a new facility, acquisition or expansion of an existing facility, or the addition of new services at various healthcare facilities. Following the acquisition of one or more clinics or staffing primary healthcare practitioners in the United States, states where we may seek to operate may require a certificate of need to acquire or operate our clinics.

State Licensure

Only a few states may require the licensure of multidimensional primary health care clinics and clinics such as ours. This absence of a uniform licensing process leads to inconsistencies in the nature and scope of services offered at our care clinics. To effectively control both the nature of services rendered and the environment in which services are offered, state legislators or regulators may attempt to regulate the urgent care industry in a manner similar to hospitals and freestanding emergency rooms. Following the acquisition of one or more clinics or staffing primary healthcare practitioners in the United States, such regulations could have a material impact on our growth strategy and expansion plans.

Laws and Rules Regarding Billing

Following the intended acquisition, or opening, of one or more multidisciplinary primary healthcare clinics or the staffing of multidisciplinary primary healthcare clinics, affiliate clinics or eldercare centric homes with clinicians and practitioners in the United States, numerous state and federal laws may apply to our claims for payment, including but not limited to (i) “coordination of benefits” rules that dictate which payor must be billed first when a patient has coverage from multiple payors, (ii) requirements that overpayments be refunded within a specified period of time, (iii) “reassignment” rules governing the ability to bill and collect professional fees on behalf of other providers, (iv) requirements that electronic claims for payment be submitted using certain standardized transaction codes and formats, and (v) laws requiring all health and financial information of patients in a manner that complies with applicable security and privacy standards.

Additionally, on January 16, 2009, the United States Department of Health and Human Services (“HHS”), released the final rule (implemented on October 1, 2015) mandating that providers covered by the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including our clinics, comply with ICD-10. Following the acquisition of one or more clinics or staffing primary healthcare practitioners in the United States, we will incur additional compliance related costs.

Medicare and Medicaid

Following the intended acquisition, or opening, of one or more multidisciplinary primary healthcare clinics or the staffing of multidisciplinary primary healthcare clinics, affiliate clinics or eldercare centric homes with clinicians and practitioners in the United States, our clinics and multidisciplinary primary healthcare clinicians and practitioners, including any staffing we might pursue in affiliate clinics or eldercare centric homes in the United States, might participate in the federal Medicare and/or Medicaid programs.

Since 1992, Medicare has paid for the “medically necessary” services of physicians, non-physician practitioners, clinicians and certain other suppliers under a physician fee schedule, a system that pays for covered physicians’ services furnished to a person with Medicare Part B coverage. Under the physician fee schedule, relative values are assigned to each of more than 7,000 services to reflect the amount of work, the direct and indirect (overhead) practice expenses, and the malpractice expenses typically involved in furnishing that service. Each of these three relative value components is multiplied by a geographic adjustment factor to adjust the payment for variations in the costs of furnishing services in different localities. Relative value units, or RVUs, are summed for each service and then are multiplied by a fixed-dollar conversion factor to establish the payment amount for each service. The higher the number of RVUs assigned to a service, the higher the payment. Under the Medicare fee-for-service payment system, an individual can choose any licensed physician enrolled in Medicare and use the services of any healthcare provider or facility certified by Medicare.

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On November 2, 2017, the Clinics for Medicare & Medicaid Services (“CMS”) issued a final rule updating the Quality Payment Program (“QPP”) under the Medicare and CHIP Reauthorization Act of 2015 (“MACRA”). MACRA was signed into law on April 16, 2015, ending the Sustained Growth Rate (“SGR”) formula for determining Medicare spending on physician services. MACRA created two provider payment tracks—the Medicare Incentive Payment System (“MIPS”) and the Advanced Alternative Payment Models (“A-APM”) track. Under MIPS, clinicians receive an annual composite score, which drives either an upward or downward rate adjustment two years after the performance period. Under the A-APM track, participants in Medicare Alternative Payment Models that exceed specified levels of clinician risk become MIPS-exempt and receive special bonuses equivalent to 5% of their annual Part B revenue. MACRA requirements on clinicians are already in effect for calendar year 2017, with payment adjustments under the new system due to start in 2019. However, in rulemaking last year, CMS significantly scaled back MIPS requirements for Performance Year 2017 to address concerns about physician buy-in and participation. Under the Final Rule, CMS would continue this “go slow” trajectory for MIPS, notably by increasing MIPS exemptions and once again scaling back potential downside payment adjustments through design of the MIPS scoring system. Reductions in Medicare payments could have a material adverse effect on our business.

CMS’s RAC Program

The Medicare Prescription Drug Improvement and Modernization Act of 2003 (“MMA”) introduced on a trial basis the use of Recovery Audit Contractors (“RACs”) for the purpose of identifying and recouping Medicare overpayments and underpayments. Any overpayment received from Medicare is considered a debt owed to the federal government. In October 2008, CMS made the RAC program permanent. RACs review Medicare claims to determine whether such claims were appropriately reimbursed by Medicare. RACs engage in an automated review and in a complex review of claims. Automated reviews are conducted when a review of the medical record is not required and there is certainty that the service is not covered or is coded incorrectly. Complex reviews involve the review of all underlying medical records supporting the claim and are generally conducted where there is a high likelihood, but not certainty, that an overpayment has occurred. RACs are paid a contingency fee based on overpayments they identified and collected.

A Medicare administrative contractor, or MAC, may suspend Medicare payments to a provider if it determines that an overpayment has occurred. When a Medicare claim for payment is filed, the MAC will notify the patient and the provider of its initial determination regarding reimbursement. The MAC may deny the claim for one of several reasons, including the lack of necessary information or lack of medical necessity for the services rendered. Providers may appeal any denials for claim payment.

Anti-Kickback Statute

Following the intended acquisition, or opening, of one or more multidisciplinary primary healthcare clinics or the staffing of multidisciplinary primary healthcare clinics, affiliate clinics or eldercare centric homes with clinicians and practitioners in the United States, if we are participants in the Medicare program, we will be subject to the Anti-kickback Statute. The Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. The ACA amended the intent requirement of the Anti-Kickback Statute such that a person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violation the statute. Further, the ACA now provides that claims submitted in violation of the Anti-Kickback Statute constitute false or fraudulent claims for purposes of the civil False Claims Act (“FCA”) including the failure to timely return an overpayment. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to influence the purchase, lease or ordering of healthcare items and services reimbursed by a governmental health program or state Medicaid program. Some of these state prohibitions apply to remuneration for referrals of healthcare items or services reimbursed by any third-party payor, including commercial payors.

Following the intended acquisition, or opening, of one or more multidisciplinary primary healthcare clinics or the staffing of multidisciplinary primary healthcare clinics, affiliate clinics or eldercare centric homes with clinicians and practitioners in the United States, if we accept funds from governmental health programs, we will be subject to the Anti-Kickback Statute. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, such as $25,000 per violation and up to three times the remuneration involved. If in violation, we may be required to enter into settlement agreements with the government to avoid such sanctions. Typically, such settlement agreements require substantial payments to the government in exchange for the government to release its claims, and may also require entry into a corporate integrity agreement, or CIA. Any such sanctions or obligations contained in a CIA could have a material adverse effect on our business, financial condition and results of operations.

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False Claims Act

The federal civil FCA prohibits providers from, among other things, (1) knowingly presenting or causing to be presented, claims for payments from the Medicare, Medicaid or other federal healthcare programs that are false or fraudulent; (2) knowingly making, using or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the federal government; or (3) knowingly making, using or causing to be made or used, a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government. The “qui tam” or “whistleblower” provisions of the FCA allow private individuals to bring actions under the FCA on behalf of the government. These private parties are entitled to share in any amounts recovered by the government, and, as a result, the number of “whistleblower” lawsuits that have been filed against providers has increased significantly in recent years. Defendants found to be liable under the FCA may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties ranging between $5,500 and $11,000 for each separate false claim.

There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. The ACA also provides that claims submitted in connection with patient referrals that results from violations of the Anti-Kickback Statute constitute false claims for the purpose of the FCA with some courts determining that a violation of the Stark law can result in FCA liability as well. In addition, a number of states have adopted their own false claims and whistleblower provisions whereby a private party may file a civil lawsuit in state court. Following the acquisition of one or more clinics or staffing primary healthcare practitioners in the United States, we will be required to provide information to our employees and certain contractors about state and federal false claims laws and whistleblower provisions and protections.

Civil Monetary Penalties Statute

The federal Civil Monetary Penalties statute prohibits, among other things, the offering or giving of remuneration to a Medicare or Medicaid beneficiary that the person or entity knows or should know is likely to influence the beneficiary’s selection of a particular provider or supplier of items or services reimbursable by a federal or state healthcare program.

Electronic Health Records

As required by the American Recovery and Reinvestment Act of 2009, the Secretary of HHS has developed and implemented an incentive payment program for eligible healthcare professionals that adopt and meaningfully use electronic health record, or EHR, technology. HHS uses the Provider Enrollment, Chain and Ownership System, or PECOS, to verify Medicare enrollment prior to making EHR incentive program payments. If our employed professionals are unable to meet the requirements for participation in the incentive payment program, including having an enrollment record in PECOS, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. Further, healthcare professionals that fail to demonstrate meaningful use of certified EHR technology are subject to reduced payments from Medicare. System conversions to comply with EHR could be time consuming and disruptive for physicians and employees. Failure to implement EHR systems effectively and in a timely manner could have a material adverse effect on our financial position and results of operations.

Following the intended acquisition, or opening, of one or more multidisciplinary primary healthcare clinics or the staffing of multidisciplinary primary healthcare clinics, affiliate clinics or eldercare centric homes with clinicians and practitioners in the United States, we will convert certain of our clinical and patient accounting information system applications to newer versions of existing applications or altogether new applications. In connection with our implementation and conversions, we will likely incur capitalized costs and additional training and implementation expenses.

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Privacy and Security Requirements of Our Business Lines

Following the intended acquisition, or opening, of one or more multidisciplinary primary healthcare clinics or the staffing of multidisciplinary primary healthcare clinics, affiliate clinics or eldercare centric homes with clinicians and practitioners in the United States, numerous federal and state laws and regulations, including HIPAA and the Health Information Technology for Economic and Clinical Health Act, as amended (“HITECH”) will govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information. As required by HIPAA, HHS has adopted standards to protect the privacy and security of this health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information and the grant of certain rights to patients with respect to such information by “covered entities.” We believe that all or substantially all of our entities qualify as covered entities under HIPAA. We will take actions to comply with the HIPAA privacy regulations including the creation and implementation of policies and procedures, staff training, execution of HIPAA-compliant contractual arrangements with certain service providers and various other measures. Although we believe we will be in substantial compliance, ongoing implementation and oversight of these measures involves significant time, effort and expense.

In addition to the privacy requirements, HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health-related information received, maintained, or transmitted by covered entities or their business associates. Although we have taken actions in an effort to be in compliance with these security regulations, a security incident that bypasses our information security systems causing an information security breach, loss of PHI, or other data subject to privacy laws or a material disruption of our operational systems could have a material adverse effect on our business, along with fines. Furthermore, ongoing implementation and oversight of these security measures involves significant time, effort and expense.

Further, HITECH, as implemented in part by an omnibus final rule published in the Federal Register on January 25, 2013, further requires that patients be notified of any unauthorized acquisition, access, use, or disclosure of their unsecured protected health information, or PHI, that compromises the privacy or security of such information. HHS has established the presumption that all unauthorized uses or disclosures of unsecured PHI constitute breaches unless the covered entity or business associate establishes there is a low probability that the information has been compromised. HITECH and implementing regulations specify that such notifications must be made without unreasonable delay and in no case later than 60 calendar days after discovery of the breach. Breaches affecting 500 patients or more must be reported immediately to HHS, which will post the name of the breaching entity on its public website. Furthermore, breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS of such breaches at least annually. These breach notification requirements apply not only to unauthorized disclosures of unsecured PHI to outside third parties but also to unauthorized internal access to or use of such PHI.

The scope of the privacy and security requirements under HIPAA was substantially expanded by HITECH, which also increased penalties for violations. Penalties for violations of these laws vary. For instance, penalties for failure to comply with a requirement of HIPAA and HITECH vary significantly, and include significant civil monetary penalties and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. In addition, numerous breach incidents could lead to possible penalties in excess of $1.68 million. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one-year imprisonment. The criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer or use identifiable health information for commercial advantage, personal gain or malicious harm. The amount of penalty that may be assessed depends, in part, upon the culpability of the applicable covered entity or business associate in committing the violation. Some penalties for certain violations that were not due to “willful neglect” may be waived by the Secretary of HHS in whole or in part, to the extent that the payment of the penalty would be excessive relative to the violation. HITECH also authorized state attorneys general to file suit on behalf of residents of their states. Applicable courts may be able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. HITECH also mandates that the Secretary of HHS conduct periodic compliance audits of a cross-section of HIPAA covered entities and business associates. Every covered entity and business associate is subject to being audited, regardless of the entity’s compliance record.

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State laws may impose more protective privacy restrictions related to health information and may afford individuals a private right of action with respect to the violation of such laws. Both state and federal laws are subject to modification or enhancement of privacy protection at any time. We are subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These statutes vary and could impose additional requirements on us and more severe penalties for disclosures of health information. If we fail to comply with HIPAA, similar state laws or any new laws, including laws addressing data confidentiality, security or breach notification, we could incur substantial monetary penalties and substantial damage to our reputation.

States may also impose restrictions related to the confidentiality of personal information that is not considered PHI under HIPAA, including certain identifying information and financial information of our patients. Theses state laws may impose additional notification requirements in the event of a breach of such personal information. Failure to comply with such data confidentiality, security and breach notification laws may result in substantial monetary penalties.

HIPAA and HITECH also include standards for common healthcare electronic transactions and code sets, such as claims information, plan eligibility and payment information. Covered entities such as the Company and each of our clinics will be required to conform to such transaction set standards.

Telemedicine Medical Technology Platform, Remote Patient Monitoring Medical Technology Platform and NovoConnect Medical Technology Platform (collectively, “Medical Technology Platforms”)

Both our Telemedicine Medical Technology Platform and Remote Patient Monitoring Medical Technology Platform are operational in Canada on a limited usage basis; but are primarily in development. Our NovoConnect Medical Technology Platform is under development. All of our Medical Technology Platforms, when operational, will be subject to governmental health care regulations in Canada including, but not limited to, the Canada Health Act. While our Medical Technology Platforms are not currently operational in the United States, once operational our Medical Technology Platforms’ usage will be subject to United States laws, regulations, and directives such as, but not limited to, Medicare, Medicaid, RAC, Anti-Kick Back Statute, False Claims Act, Civil Monetary Penalties Statute, HIPAA, and HITECH. In addition, we will be subject to data privacy, security and breach notification requirements of United States federal, state, and local statutes and other data privacy and security laws.

Our Medical Technology Platforms are intended to collect and transmit a patient’s personal data, vital statistics and other medical history information, and both are subject to governmental health care regulations, data privacy, security and breach notification requirements of United States federal, state, and local statutes and other data privacy and security laws.

Stark Law

Our Medical Technology Platforms, once fully operational in the United States, will provide patients with real-time access to third-party primary care medically licensed physicians, specialists, nurses and nurse practitioners in various medical disciplines as well as multidisciplinary primary care clinicians. Because we will participate through our Medical Technology Platforms in the Medicare program, we will also be subject to the Stark Law. Unlike the Fraud and Abuse Law, the Stark Law is a strict liability statute. Proof of intent to violate the Stark Law is not required. Physical therapy services are among the “designated health services”. Further, the Stark Law has application to the Company’s management contracts with individual physicians, physician groups, multidisciplinary primary care clinicians, as well as any other financial relationship between us and referring physicians, specialists, nurses and nurse practitioners in various medical disciplines as well as multidisciplinary primary care clinicians, including any financial transaction resulting from a clinic acquisition. The Stark Law also prohibits billing for services rendered pursuant to a prohibited referral. Several states have enacted laws like the Stark Law. These state laws may cover all (not just Medicare and Medicaid) patients. Many federal healthcare reform proposals in the past few years have attempted to expand the Stark Law to cover all patients as well. As with the Fraud and Abuse Law, we consider the Stark Law in operating our Medical Technology Platforms and intend to operate our Medical Technology Platforms in compliance with the Stark Law. If we violate the Stark Law, our financial results and operations could be adversely affected. Penalties for violations include denial of payment for the services, significant civil monetary penalties, and exclusion from the Medicare and Medicaid programs.

E-Commerce

We are subject to general business regulations and laws as well as Federal and provincial regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the use of the Internet, availability of economic broadband access, or other online services, and increase the cost of providing our digital delivery of content and services. These regulations and laws may cover taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband internet access and the characteristics and quality of services. It is not clear how existing laws which govern issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

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Medical Cannabidiol Product Offering (Future Growth Initiative)

As discussed in the Business Growth Initiative section above, we plan on expanding our business to include the cultivation, processing, and manufacturing of CBD products in Canada, and the sale and distribution of medicinal CBD products in Canada and authorized U.S. states. We expect our prospective medicinal CBD products will be specifically focused on CBD for use (i) as a treatment aid; (ii) to provide relief for a large array of neurological and musculoskeletal system disorders; and (iii) as an alternative option for health care providers in place of prescribing opioids to patients.

Offering our patients access to non-hallucinogenic and non-addictive natural remedies, under required clinical oversight policies and procedures as they relate to medicinal cannabis and medicinal CBD, combined with our existing clinic-based treatment protocols, allows us to enter this market segment with a unique integration model not readily available in the marketplace.

Cannabis Versus Hemp

While hemp and cannabis are both derived from the same species (Cannabis sativa), there are major differences in the characteristics of the respective plant strains that produce industrial hemp on the one hand, and cannabis products on the other. In short, hemp is a strain of the Cannabis sativa plant that is grown primarily for use in industrial applications. It has been specifically cultivated to produce a low tetrahydrocannabinol (“THC”) content and a high cannabidiol content. THC is the psychoactive constituent of cannabis and is responsible for producing the effects of the drug. CBD is another active ingredient present in Cannabis sativa plants, and it largely acts to neutralize the psychoactive effects of THC. Since hemp strains have extremely low levels of THC and high levels of CBD, they do not produce psychoactive effects when ingested.

Canada

Cannabis is legal in Canada for both recreational and medicinal purposes. Medicinal use of cannabis was legalized nationwide on July 30, 2001 under conditions outlined in the Marijuana for Medical Purposes Regulations, later superseded by the Access to Cannabis for Medical Purposes Regulations, issued by Health Canada and seed, grain, and fiber production was permitted under license by Health Canada. The federal Cannabis Act came into effect on October 17, 2018 and made Canada the second country in the world to formally legalize the cultivation, possession, acquisition and consumption of cannabis and its by-products.

As set out in the Cannabis Regulations:

●	Licenses are required for:

○	cultivating and processing cannabis,

○	sale of cannabis for medical purposes or recreational purposes, and

○	analytical testing of and research with cannabis.

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●	Permits are required to import or export:

○	cannabis for scientific or medical purposes, and

○	industrial hemp.

●	License holders are subject to strict physical and personnel security requirements.

●	Plain packaging is required for cannabis products.

○	The regulations set out strict requirements for logos, colors and branding.

○	Cannabis products must also be labeled with mandatory health warnings, a standardized cannabis symbol, and specific information about the product.

●	Access to cannabis for medical purposes continues to be provided for patients who need it.

●	Manufacturers of prescription drugs containing cannabis, while primarily subject to the Food and Drugs Act and its Regulations, are also subject to certain regulatory requirements set out in the Cannabis Regulations.

Patients authorized by their health care provider are still able to access cannabis for medical purposes by:

●	buying directly from a federally licensed seller,

●	registering with Health Canada to produce a limited amount of cannabis for their own medical purposes, or

●	designating someone to produce it for them.

Under the new regulations, there are improvements for patients accessing cannabis for medical purposes from federally licensed sellers. These improvements include:

●	the ability to request the return of their medical document from a federally licensed seller,

●	the ability to request the transfer of their medical document to a different federally licensed seller,

●	that the effective date on the registration document will be the day it is issued, rather than the day the medical document was signed by the health care provider,

●	removal of the 30-day limitation period for buying cannabis from a federally licensed seller (to ensure no break in a patient’s supply),

●	a broader range of permitted products, and

●	access to an increasing number of licensed producers and sellers (Health Canada has licensed more producers in the last year than in the four previous years combined), which enables:

○	competitive prices,

○	more supply of cannabis, and

○	an increased availability of a range of products.

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United States

Until 2014, when 7 U.S. Code §5940 became federal law as part of the Agricultural Act of 2014 (the “2014 Farm Act”), products containing oils derived from hemp, notwithstanding a minimal or non-existing THC content, were classified as Schedule I illegal drugs. The 2014 Farm Act expired on September 30, 2018, and was thereafter replaced by the Agricultural Improvement Act of 2018 on December 20, 2018 (the “2018 Farm Act “), which amended various sections of the U.S. Code, thereby removing hemp, defined as cannabis with less than 0.3% of THC, from Schedule 1 status under the Controlled Substances Act (“CSA”), and legalizing the cultivation and sale of hemp at the federal level, subject to compliance with certain federal requirements and state law, amongst other things. THC is the psychoactive component of plants in the cannabis family generally identified as marihuana or marijuana. We anticipate that our prospective medicinal CBD products will be federally legal in the United States in that they will contain less than 0.3% of THC and, we believe, will be in compliance with the 2018 Farm Bill guidelines and should have no psychoactive effects on our patients’ and customers’ bodies. Notwithstanding, there is no assurance that the 2018 Farm Act will not be repealed or amended such that our prospective products containing hemp-derived CBD would once again be deemed illegal under federal law.

The 2018 Farm Bill also shifted regulatory authority from the Drug Enforcement Administration to the Department of Agriculture. The 2018 Farm Bill did not change the United States Food and Drug Administration’s (“FDA”) oversight authority over CBD products. The 2018 Farm Act delegated the authority to the states to regulate and limit the production of hemp and hemp derived products within their territories. Although many states have adopted laws and regulations that allow for the production and sale of hemp and hemp derived products under certain circumstances, no assurance can be given that such state laws may not be repealed or amended such that our intended products containing hemp-derived CBD would once again be deemed illegal under the laws of one or more states now permitting such products, which in turn would render such intended products illegal in those states under federal law even if the federal law is unchanged. In the event of either repeal of federal or of state laws and regulations, or of amendments thereto that are adverse to our prospective medical CBD products, we may be restricted or limited with respect to those products that we may sell or distribute, which could adversely impact our intended business plan with respect to such intended products.

Additionally, the FDA has indicated its view that certain types of products containing CBD may not be permissible under the United States Federal Food, Drug and Cosmetic Act (“FDCA”). The FDA’s position is related to its approval of Epidiolex, a marijuana-derived prescription medicine to be available in the United States. The active ingredient in Epidiolex is CBD. On December 20, 2018, after the passage of the 2018 Farm Bill, FDA Commissioner Scott Gottlieb issued a statement in which he reiterated the FDA’s position that, among other things, the FDA requires a cannabis product (hemp-derived or otherwise) that is marketed with a claim of therapeutic benefit, or with any other disease claim, to be approved by the FDA for its intended use before it may be introduced into interstate commerce and that the FDCA prohibits introducing into interstate commerce food products containing added CBD, and marketing products containing CBD as a dietary supplement, regardless of whether the substances are hemp-derived. Although we believe our prospective medicinal CBD product offering will comply with applicable federal and state laws and regulations, legal proceedings alleging violations of such laws could have a material adverse effect on our business, financial condition and results of operations.

We do not intend to offer and we do not intend to compete with companies that offer cannabis products containing high levels of psychoactive THC. Although legal in some states, and in Canada, we do not intend to enter into this market. We may offer prospective medicinal CBD (hemp-based) products to patients and customers but will not compete with any medical or recreational marijuana sellers of products for high THC content sales due to legal and regulatory restrictions and uncertainty in the United States. Because of regulatory challenges facing marijuana companies in the United States, the vast majority of the companies focused on THC are Canadian and foreign, although several have begun to pursue domestic activities in states that permit marijuana sales. Federal law does not generally recognize marijuana (or hemp that exceeds 0.3% THC) as lawful, although that may change in the future.

Employees

As of August 31, 2022, we employ 115 full-time employees and 91 part-time employees across all Company subsidiaries. Specific to our clinic and eldercare services, approximately 90% of our clinicians and practitioners are contracted as independent contractors. We believe that a diverse workforce is important to our success. We will continue to focus on the hiring, retention and advancement of women and underrepresented populations, and to cultivate an inclusive and diverse corporate culture. In the future, we intend to continue to evaluate our use of human capital measures or objectives in managing our business such as the factors we employ or seek to employ in the development, attraction and retention of personnel and maintenance of diversity in our workforce.

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The success of our business is fundamentally connected to the well-being of our people. Accordingly, we are committed to the health, safety and wellness of our employees. We provide our employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs, including benefits that provide protection and security so they can have peace of mind concerning events that may require time away from work or that impact their financial well-being; that support their physical and mental health by providing tools and resources to help them improve or maintain their health status and encourage engagement in healthy behaviors; and that offer choice where possible so they can customize their benefits to meet their needs and the needs of their families.

We also provide robust compensation and benefits programs to help meet the needs of our employees. We believe that we maintain a satisfactory working relationship with our employees and have not experienced any labor disputes.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Set forth below is certain information concerning the directors and executive officers of the Company. Our officers are elected by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate.

Name	Age	Position

Robert Mattacchione	54	Chairman of the Board and Chief Executive Officer of Novo Integrated Sciences, Inc.

Christopher David	63	Chief Operating Officer, President, and Director of Novo Integrated Sciences, Inc.

James Zsebok	55	Principal Financial Officer of Novo Integrated Sciences, Inc.

Alex Flesias	47	Director of Novo Integrated Sciences, Inc.

Michael Pope	42	Director of Novo Integrated Sciences, Inc.

Sarfaraz Ali	40	Director of Novo Integrated Sciences, Inc.

Biographies

Mr. Robert Mattacchione. Mr. Mattacchione has served as the Company’s Chairman of the Board and Chief Executive Officer since October 2018. He is a co-founder and the Chairman of Novo Healthnet Limited, which was founded in September 2013 and acquired by the Company in May 2017.

Mr. Mattacchione brings knowledge and experience leading the development of operational business interests worldwide, including mining exploration and production of natural resources in Europe and South America, pharmaceutical product development and manufacturing in Africa and Europe, and renewable energy development and production in South America. Mr. Mattacchione provides the Company with deep experience in formulating adaptive strategies, analyzing processes and engaging highly qualified personnel. Mr. Mattacchione does not hold, and has not previously held, any directorships in any reporting companies.

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On June 1, 2012, the Financial Services Commission of Ontario entered a cease-and-desist order against Mr. Mattacchione and a company with which Mr. Mattacchione was affiliated. Pursuant to the order, Mr. Mattacchione was required to cease and desist from making and/or publishing any statements to the effect that an affiliate of Mr. Mattacchione can arrange for, secure or facilitate insurance coverage until a contract or insurance providing for such coverage has been put in place in compliance with applicable laws and regulations. The order does not prohibit Mr. Mattacchione or his affiliate from conducting business, or continuing in business or other operations, but requires that a specific contract be put in place prior to proceeding with certain marketing. Following a hearing, the Superintendent did not impose penalties or make any findings of wrongdoing against Mr. Mattacchione. Mr. Mattacchione asserted that he had not approved any marketing for release and when he saw that the same had been distributed, immediately required that it cease, even prior to the Superintendent’s action.

Mr. Christopher M. David. In August 2014, Mr. David was appointed as the Company’s Secretary, Treasurer and Board Director. In May 2015, Mr. David was appointed as the Company’s President and resigned as the Company’s Secretary and Treasurer. In June 2021, Mr. David was appointed as the Company’s Chief Operating Officer.

Mr. David brings knowledge and experience based on his past 25 years as a private investor in both private and public companies. In addition, Mr. David has been an advisor on operational, internal control, marketing and finance matters to numerous small and medium size businesses in the pharmaceutical, biotech, television-movie media, real-estate, technology and industrial commodity industries. Mr. David had been a shareholder of the Company for over 6 years prior to assuming his duties as the Company’s Secretary, Treasurer and Board Director in August 2014.

Mr. David does not hold, and has not previously held, any directorships in any reporting companies. Prior to Mr. David professional business career, he retired from the U S Navy officer ranks in 1994. Mr. David is a 1989 graduate of University of Washington with a B.A. degree in Political Science.

Mr. James Zsebok. Mr. Zsebok has served as the Company’s Principal Financial Officer since June 2021 managing all accounting and finance functions. In addition, Mr. Zsebok serves as NHL’s Vice-President, Finance. Mr. Zsebok brings over 29 years of corporate finance and operational experience, including a 16-year tenure, from 1998 to 2014, holding the position of CFO, Director of Mergers and Acquisitions, and Treasurer at Flex-N-Gate, a provider of parts and systems for the automotive industry. From 1988 to 1998, Mr. Zsebok held various accounting and finance related positions at Imperial Chemical Industries, Siemens Automotive, Cardon, PLC, and TRIAM Automotive, Inc. In 2014, Mr. Zsebok founded RTZ Consulting Group, which provides fractional CFO services, as well as M&A and debt-equity advisory services.

Mr. Zsebok does not hold, and has not previously held, any directorships in any reporting companies. In 1988, Mr. Zsebok graduated with a B.A., Economics (Honors) from Trent University in Peterborough, Canada.

Alex Flesias, B.A., LLB has been a partner at Hammond Flesias Law Firm in Toronto, Canada since 2007. Mr. Flesias manages a general commercial litigation practice with a strong focus on construction and real estate related matters. He has extensive experience litigating complex disputes involving financial institutions, as well as landlord-tenant matters. In 1997, Mr. Flesias graduated with an Honours Bachelor of Arts Degree in Political Science and History from the University of Toronto, followed by earning his Master of Arts degree in Political Science at York University in 1998. Mr. Flesias obtained his LLB from Osgoode Hall Law School in 2000. As a lawyer with vast exposure to the business world, Mr. Flesias provides the Company with a unique diversity of thought and background integral to making well informed decisions and judgments.

Michael Pope serves as the CEO and Chairman at Boxlight Corporation (Nasdaq: BOXL), a global provider of interactive technology solutions, where he has been an executive since July 2015 and director since September 2014. Mr. Pope has led Boxlight through nine acquisitions from 2016 to 2020, a Nasdaq IPO in November 2017, and over $100 million in debt and equity fundraising. He previously served as Managing Director at Vert Capital, a private equity and advisory firm from October 2011 to October 2016, managing portfolio holdings in the education, consumer products, technology and digital media sectors. Prior to joining Vert Capital, from May 2008 to October 2011, Mr. Pope was Chief Financial Officer and Chief Operating Officer for the Taylor Family in Salt Lake City, managing family investment holdings in consumer products, professional services, real estate and education. Mr. Pope also held positions including senior SEC reporting at Omniture (previously listed on Nasdaq and acquired by Adobe (Nasdaq:ADBE) in 2009) and Assurance Associate at Grant Thornton. He holds an active CPA license and serves on the boards of various organizations. Mr. Pope has served as a member of the board of directors of Focus Universal, Inc. (OTCQB: FCUV) (“Focus Universal”) since June 2018. Focus Universal is a universal smart instrument developer and manufacturer specializing in the development and commercialization of novel and proprietary universal smart technologies and instruments. In addition, Mr. Pope served as a director of DS Healthcare Group, Inc. (“DS Healthcare”), a developer of proprietary technologies and products for hair care and personal care needs, from April 2015 to April 2016. DS Healthcare was previously registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Mr. Pope earned his undergraduate and graduate degrees in accounting from Brigham Young University with academic honors. Our Board believes Mr. Pope’s broad and extensive finance and operations experience uniquely position him to provide a wide array of insight and knowledge as the Company pursues its next phase of growth and expansion.

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Sarfaraz Ali has served as the CEO and Executive Director of Khulshi Mart which operates supermarket stores and other private enterprises in Bangladesh since 2006. Since 2010, Mr. Ali has served as the CEO and Executive Director of K Bakery Outlets, a chain of fresh food stores operating in Bangladesh. In addition, since 2010, Mr. Ali has been a board member of Grameen Solutions, Ltd, the flagship technology company of the Grameen family of organizations founded in 1999 by Dr. Muhammad Yunus, a recipient of the Nobel Peace Prize in 2006, the U.S. Presidential Medal of Freedom in 2009, and the Congressional Gold Medal in 2010 for pioneering the concepts of microcredit and microfinance. In addition, Mr. Ali holds board of director positions in private companies located in the Middle East and South Asia. In 2002, Mr. Ali earned his B.S. degree in finance and accounting from Indiana University of Pennsylvania. Mr. Ali holds dual citizenship of both Bangladesh and Canada. Mr. Ali does not hold, and has not previously held, any directorships in any reporting companies.

Family Relationships

There are no family relationships among any of the Company’s directors or executive officers.

Qualifications

Our officers and directors are well qualified as leaders. In their prior positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Our officers and directors also have experience serving on boards of directors and board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies.

Involvement in Certain Legal Proceedings

Except as otherwise provided above as to Robert Mattacchione, no director, executive officer, significant employee or control person of the Company has been involved in any legal or regulatory proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Corporate Governance

Director Independence

Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board of Directors has determined that (i) Messrs. Pope, Flesias and Ali do not have a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq, and (ii) Messrs. Mattacchione and David are not independent directors.

In order to be considered independent for purposes of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

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Our Board of Directors and its Committees

Our business and affairs are managed under the direction of our Board of Directors. The number of directors is fixed by our Board of Directors, subject to our articles of incorporation and our bylaws. Currently, our Board of Directors consists of five directors.

During the fiscal year ended August 31, 2021, the Board held two meetings. Each of our directors attended at least 75% of all the meetings of the Board and those committees on which he or she served during the fiscal year ended August 31, 2021, either in person or telephonically. The Board of Directors encourages all members to attend stockholder meetings, but has not adopted a formal policy regarding attendance.

Our Board of Directors has established three standing committees—the audit committee, compensation committee, and nominating and corporate governance committee—each of which operates under a charter that has been approved by our Board of Directors. We have appointed persons to the Board of Directors and committees of the Board as required meeting the corporate governance requirements of the Nasdaq Listing Rules.

Audit Committee

Each of Messrs. Pope, Flesias and Ali are members of the Audit Committee. Each of our Audit Committee members is an independent director under the Nasdaq listing rules, as members of the Audit Committee. Mr. Pope serves as Chairman of the Audit Committee. Mr. Pope satisfies the definition of “audit committee financial expert” within the meaning of SEC regulations and the Nasdaq listing rules. In making a determination on which member will qualify as a financial expert, our Board of Directors considered the formal education and nature and scope of such members’ previous experience. The Audit Committee held three meetings during the fiscal year ended August 31, 2021.

Our Audit Committee is responsible for, among other things:

●	To oversee our accounting and financial reporting and disclosure processes and the audit of our financial statements.
●	To select and retain an independent registered public accounting firm to act as our independent auditors.
●	To review with management, the internal audit department and our independent auditors the adequacy and effectiveness of our financial reporting processes, internal control over financial reporting and disclosure controls and procedures, including any significant deficiencies or material weaknesses.
●	To review and discuss with our independent auditors and management our annual audited financial statements (including the related notes), the form of audit opinion to be issued by the auditors on the financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in our annual report on Form 10-K.
●	To review and approve the functions of our accounting department and approve the hiring or dismissal of the Chief Financial Officer, or such person as may, from time to time, be delegated such internal audit function by the Board.
●	To review and discuss with management policies and guidelines to govern the process by which management assesses and manages our risks.
●	To establish and oversee procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.
●	To review, approve and oversee any transaction between us and any related person and any other potential conflict of interest situations.
●	To meet at least four times a year to fulfill its responsibilities.
●	To review the audit committee charter at least annually and recommend any proposed changes to the Board for approval.

Compensation Committee

Each of Messrs. Pope, Flesias and Ali serve as members of the Compensation Committee. Mr. Ali serves as Chair of the Compensation Committee. The Compensation Committee held one meeting during the fiscal year ended August 31, 2021.

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Our Compensation Committee assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our executive officers. Our Compensation Committee is responsible for, among other things:

●	To review and approve the compensation of the Chief Executive Officer and to approve the compensation of all other executive officers.
●	To review, and approve and, when appropriate, recommend to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans.
●	To review our incentive compensation arrangements.
●	To review and recommend to the Board for approval the frequency with which we will conduct Say on Pay Votes.
●	To review director compensation for service on the Board and Board committees at least once a year and to recommend any changes to the Board.
●	To meet at least two times a year.
●	To review the compensation committee charter at least annually and recommend any proposed changes to the Board for approval.

Nominating and Corporate Governance Committee

Each of Messrs. Pope, Flesias and Ali serve as members of the Nominating and Corporate Governance Committee. Mr. Flesias serves as Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held one meeting during the fiscal year ended August 31, 2021.

Our Nominating and Corporate Governance Committee is responsible for, among other things:

●	To determine the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director.
●	To select and approve the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders.
●	To review the Board’s committee structure and composition and to appoint directors to serve as members of each committee and committee chairmen.
●	To develop and recommend to the Board for approval standards for determining whether a director has a relationship with us that would impair its independence.
●	To review and discuss with management the disclosure regarding the operations of the nominating and corporate governance committee and director independence, and to recommend that this disclosure be included in our proxy statement or annual report on Form 10-K, as applicable.
●	To monitor compliance with our Code of Ethics and Business Conduct (the “Code of Ethics”), to investigate any alleged breach or violation of the Code of Ethics and to enforce the provisions of the Code of Ethics.
●	To meet at least two times a year.
●	To review the nominating and corporate governance committee charter at least annually and recommend any proposed changes to the Board for approval.

Procedures for Recommending, Nominating and Evaluating Director Candidates

Recommending Director Candidates for Nomination by the Board

The Board will consider director candidates recommended by stockholders. A stockholder who wishes to recommend a director candidate for nomination by the Board at an annual meeting of stockholders or for vacancies of the Board that arise between annual meetings must provide the Board with sufficient written documentation to permit a determination by the Board whether such candidate meets the required and desired director selection criteria set forth in our bylaws. Such documentation and the name of the director candidate should be sent by U.S. mail to:

Novo Integrated Sciences, Inc. Board of Directors

c/o Novo Integrated Sciences, Inc.

Attention: Corporate Secretary

11120 NE 2nd Street, Suite 100

Bellevue, WA 98004

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Nominating Director Candidates

For director nominations to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must give timely notice in proper written form to the Secretary, consistent with the Company’s bylaw.

Evaluating Director Candidates

The Board has no formal guidelines or policy with regard to the consideration of any director candidates recommended by shareholders. The nominating and corporate governance committee will consider several factors when evaluating the appropriate characteristics of candidates for service as a director. The nominating and corporate governance committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the committee. At a minimum, director candidates must demonstrate high standards of ethics, integrity, independence, sound judgment, strength of character, and meaningful experience and skills in business or other appropriate endeavors. In addition to these minimum qualifications, the nominating and corporate governance committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and professional experience that is relevant to the Board’s needs, including, but not limited to, Board diversity. A member of the nominating and corporate governance committee will contact, for further review, those candidates who the committee believes are qualified, who may fulfill a specific Board need and who would otherwise best make a contribution to the Board. The nominating and corporate governance committee is responsible for conducting, with the assistance of the Corporate Secretary, and subject to applicable law, any inquiries into the background and qualifications of the candidate. Based on the information the committee learns during this process, it determines which nominee(s) to submit for election. The committee uses a comparable process for evaluating all director candidates, regardless of the source of the recommendation.

The nominating and corporate governance committee is authorized to use, as it deems appropriate or necessary, an outside consultant to identify and screen potential director candidates. No outside consultants were used during the fiscal year ended August 31, 2021 to identify or screen potential director candidates. The nominating and corporate governance committee will reassess the qualifications of a current director, including the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection.

Code of Ethics

We have adopted a code of ethics meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of violations; and provide accountability for adherence to the provisions of the code of ethics.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Board of Directors has a Chairman, Mr. Mattacchione. The Chairman has authority, among other things, to preside over Board meetings and set the agenda for Board meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board of Directors. We believe that separation of the roles of Chairman and Chief Executive Officer is not necessary at this time to ensure appropriate oversight by the Board of Directors of our business and affairs. However, no single leadership model is right for all companies and at all times. The Board of Directors recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board of Directors may periodically review its leadership structure. In addition, the Board of Directors will hold executive sessions in which only independent directors are present.

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Our Board of Directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Our principal source of risk falls into two categories, financial and product commercialization. The audit committee will oversee management of financial risks; our Board of Directors regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. The Board of Directors regularly reviews plans, results and potential risks related to our product development and commercialization efforts. Our compensation committee is expected to oversee risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.

Procedures for Contacting the Board

The Board has established a process for stockholders and other interested parties to send written communications to the Board, the non-management directors, a particular committee or to individual directors, as applicable. Such communications should be sent by U.S. mail addressed to:

Novo Integrated Sciences, Inc. Board of Directors

c/o Novo Integrated Sciences, Inc.

Attention: Corporate Secretary

11120 NE 2nd Street, Suite 100

Bellevue, WA 98004

The Board has instructed the Corporate Secretary to promptly forward all communications so received to the full Board, the non-management directors or the individual Board member(s) specifically addressed in the communication. Comments or questions regarding our accounting, internal controls or auditing matters, our compensation and benefit programs, or the nomination of directors and other corporate governance matters will remain with the full Board.

Depending on the subject matter, the Company’s Corporate Secretary will:

●	Forward the communication to the director or directors to whom it is addressed;
●	Attempt to handle the inquiry directly, for example, where it is a request for information about our Company or if it is a stock-related matter; or
●	Not forward the communication if it is primarily commercial in nature or if it relates to a topic that is not relevant to the Board or a particular committee or is otherwise improper.

Director Compensation

During the fiscal year ended August 31, 2021, our non-employee directors received options to purchase shares of our common stock as compensation for serving on the Board. During the fiscal year ended August 31, 2021, Mr. Pope received an option to purchase 33,000 shares of common stock, and each of Messrs. Flesias and Oliva received an option to purchase 19,800 shares of common stock. Mr. Oliva ceased to be a member of our Board of Directors on June 30, 2022. Mr. Ali was appointed as a director on June 30, 2022 and therefore, did not serve as a member of our Board of Directors during the fiscal year ended August 31, 2021.

During the fiscal year ending August 31, 2022, each of Messrs. Pope, Flesias and Oliva received an option to purchase 93,995 shares of our common stock as compensation for serving on the Board. In addition, we paid Mr. Pope $15,000 in cash for his services as chair of the Audit Committee. During the fiscal year ending August 31, 2022, Mr. Ali, who was appointed as a director on June 30, 2022, received an option to purchase 39,480 shares of common stock.

In addition, during the fiscal year ending August 31, 2022, our Board granted to Mr. Dalcourt and Mr. Gaynor 250,000 and 50,000, respectively, shares of common stock as compensation for services on the Board, for which Messrs. Dalcourt and Gaynor were uncompensated since their appointment in 2017.

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EXECUTIVE COMPENSATION

The following table summarizes all compensation earned by Messrs. Mattacchione and David (together, our “Named Executive Officers”).

2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		All Other Compensation ($)	Total ($)
Robert Mattacchione,	8/31/2021	$46,500	$-	$-	$-		$-	$46,500
Chief Executive Officer	8/31/2020	$-	$-	$-	$-		$-	$-

Christopher David,	8/31/2021	$114,750	$-	$-	$-		$-	$114,750
Chief Operating Officer-President	8/31/2020	$96,000	$-	$-	$1,680,640	(1)	$-	$1,776,640

(1)	Represents the aggregate grant date fair value of an option to purchase 575,000 shares of common stock. The option was fully vested at grant, has a 5-year term and has an exercise price of $3.00 per share. See Note 13 to our audited financial statements included herein for assumptions used to determine the aggregate grant date fair value of the stock option.

On December 29, 2017, the Company granted Mr. David a 5-year option to purchase 200,000 restricted shares of the Company’s common stock at an exercise price of $4.20 per share. On April 30, 2020, the exercise price for Mr. David’s options was re-priced to $1.60 and the expiration date of Mr. David’s 200,000 options was extended to December 29, 2024.

Robert Mattacchione

On June 18, 2021, the Company entered into an executive agreement (the “June 2021 Mattacchione Agreement”) with GPE Global Holdings Inc., an entity controlled by Robert Mattacchione and through which Mr. Mattacchione will provide services to the Company (“GPE”). Mr. Mattacchione serves as the Company’s Chairman of the Board and Chief Executive Officer, and is the Company’s majority stockholder. Pursuant to the terms of the June 2021 Mattacchione Agreement, Mr. Mattacchione will continue to serve as the Company’s Chief Executive Officer. Mr. Mattacchione also continues to serve as Chairman of the Board. In consideration thereof, the Company agreed to (i) pay Mr. Mattacchione an annual base salary of $186,000, (ii) pay Mr. Mattacchione a monthly bonus reconciled quarterly and paid as follows: (a) quarterly cash bonuses equal to 10% of positive net income (“PNI”), and (b) PNI will be reconciled within 30 days after the close of the quarter with payments to Mr. Mattacchione made within 45 days of the close of the quarter, and (iii) pay Mr. Mattacchione bonuses based on increases in the Company’s market cap valuation (“MCV”) from the date of the June 2021 Mattacchione Agreement, with the following milestone bonus parameters:

(a)	For each and every $50,000,000 Company MCV increase sustained for a period of not less than 30 days (the “50M Bonus Event”), Mr. Mattacchione will receive $1,000,000, or 2% of $50,000,000, in Company common stock. For the sake of clarity, Mr. Mattacchione will only be issued compensation based on $50,000,000 MCV increments; there will be no compensation issued for anything above $50,000,000 until the subsequent $50,000,000 MCV milestone is achieved. This bonus will be capped at a Company MCV of $1 billion. The 50M Bonus Event stock will be issued as (i) 50% restricted shares within 30 days of the respective 50M Bonus Event or at a later date as requested by Mr. Mattacchione, and held as an allocation to Mr. Mattacchione, until the requisition date as provided in writing, by Mr. Mattacchione, to the Company, and (ii) 50% registered shares from the Company’s current active incentive plan within 30 days of the respective 50M Bonus Event.

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(b)	Upon the Company reaching and sustaining a MCV of $1 billion for no less than 30 days (the “1B Bonus Event”), Mr. Mattacchione will receive $50,000,000, or 5% of $1 billion, in restricted shares of Company common stock. The 1B Bonus Event stock will be issued within 30 days of the 1B Bonus Event or at a later date as requested by Mr. Mattacchione, and held as an allocation to Mr. Mattacchione, until the requisition date as provided in writing, by Mr. Mattacchione, to the Company.

(c)	For each additional $1 billion MCV, beyond the initial 1B Bonus Event, sustained for a period of no less than 30 days, Mr. Mattacchione will receive $50,000,000, or 5% of $1 billion, in restricted shares of the Company’s common stock. This additional 1B Bonus Event Stock, commencing with a $2 billion MCV and each additional 1B MCV increase, beyond $2 billion, will be issued within 30 days of the Bonus Event, or at a later date as requested by Mr. Mattacchione, and held as an allocation to Mr. Mattacchione, until the requisition date as provided in writing, by Mr. Mattacchione, to the Company.

The June 2021 Mattacchione Agreement supersedes all prior compensation arrangements between the Company and Mr. Mattacchione.

The Company will be deemed to be in default under the June 2021 Mattacchione Agreement upon the occurrence of any of the following events:

(a)	if the Company shall become insolvent, or bankrupt, or subject to the provisions of the U.S. Bankruptcy Code, or shall go into liquidation, either voluntarily or under an order of a Court of competent jurisdiction, or shall make a general assignment for the benefit of its creditors, or otherwise acknowledge its insolvency; or

(b)	if a liquidator or liquidators or receiver or receivers or a trustee or trustees in bankruptcy, be appointed to the Company, or if its secured creditors take possession of the property of the Company or any substantial or essential part thereof in the sole determination of Mr. Mattacchione; or

(c)	if the Company fails, refuses or neglects to promptly pay any monies owing to Mr. Mattacchione when due under the June 2021 Mattacchione Agreement.

Mr. Mattacchione will be deemed to be in default under the June 2021 Mattacchione Agreement upon the occurrence of any of the following events:

(a)	if Mr. Mattacchione fails, refuses or neglects to promptly perform any material obligations owing to the Company when due under the June 2021 Mattacchione Agreement, and such failure in performance shall continue for 10 business days following notice from the Company unless Mr. Mattacchione shall have commenced within the 10 days following notice and is continuing acceptable measures to remedy the said failure in performance.

(b)	If the performance of Mr. Mattacchione is not to minimum standards as expected by the Board of Directors of the Company.

The term of the June 2021 Mattacchione Agreement will run for an initial term of 36 months. The term may be extended at the end of the initial term if the Company and Mr. Mattacchione mutually agree.

Mr. Mattacchione may terminate the June 2021 Mattacchione Agreement at any time, upon 90 days’ written notice to the Company, and receive (i) additional compensation equal to $1,500,000 in restricted shares of the Company’s common stock as consideration for the previous tenure of unpaid service filling the roles and responsibilities as the Company’s Chief Executive Officer since October 17, 2018, and (ii) any other compensation earned within the June 2021 Mattacchione Agreement.

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Notwithstanding anything in the June 2021 Mattacchione Agreement to the contrary, the Company may terminate Mr. Mattacchione’s service for cause for any one of the following reasons: (i) conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, (ii) commission of any act of theft, fraud, dishonesty, or falsification of any Company records, (iii) improper disclosure of the Company’s confidential or proprietary information, (iv) any action by Mr. Mattacchione which has a detrimental effect on the Company’s reputation or business, (v) Mr. Mattacchione’s failure or inability to perform any reasonable assigned duties after written notice from the Company thereof, and a reasonable opportunity to cure, such failure or inability, (vi) any breach of the June 2021 Mattacchione Agreement, which breach is not cured within 15 days following written notice of such breach, (vii) a course of conduct amounting to gross incompetence, (viii) chronic and unexcused absenteeism, (ix) unlawful appropriation of a corporate opportunity, or (x) misconduct in connection with the performance of any of Mr. Mattacchione’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject. Upon termination of Mr. Mattacchione’s services with the Company for cause, the Company shall be under no further obligation to Mr. Mattacchione, except to pay all accrued but unpaid renumeration.

The Company may terminate Mr. Mattacchione’s services at any time without cause; provided, however, that Mr. Mattacchione will be entitled to severance pay in the amount of three years renumeration and certain additional compensation as identified in the June 2021 Mattacchione Agreement, but if, and only if, Mr. Mattacchione executes a valid and comprehensive release of any and all claims that Mr. Mattacchione may have against the Company in a form provided by the Company and Mr. Mattacchione executes such form within 30 days of tender.

Christopher David

On November 30, 2018, the Company entered into an employment agreement (the “November 2018 Agreement”) with Mr. David, effective December 1, 2018. Pursuant to the terms of the November 2018 Agreement, Mr. David agreed to serve as the Company’s President. In consideration thereof, the Company agreed to pay Mr. David a monthly salary of $8,000. The November 2018 Agreement terminated on July 31, 2019 pursuant to its terms; however, the parties continued to perform pursuant to the same terms until August 6, 2020.

On August 6, 2020, the Company entered into an employment agreement (the “August 2020 Agreement”) with Mr. David, effective August 5, 2020. Pursuant to the terms of the August 2020 Agreement, Mr. David agreed to serve as the Company’s President. In consideration thereof, the Company agreed to (i) pay Mr. David a monthly salary of $8,000, and (ii) grant Mr. David a 5-year option to purchase 575,000 shares of the Company’s restricted common stock at an exercise price of $3.00 per share. The option fully vested on the date of grant and expires on August 6, 2025.

On June 18, 2021, the Company entered into an employment agreement (the “June 2021 David Agreement”) with Mr. David, the Company’s President and a member of the Company’s Board of Directors. Pursuant to the terms of the June 2021 David Agreement, Mr. David agreed to serve as the Company’s President and Chief Operating Officer. In consideration thereof, the Company agreed to (i) pay Mr. David an annual base salary of $171,000, (ii) pay Mr. David a monthly bonus reconciled quarterly and paid as follows: (a) quarterly cash bonuses equal to 10% of PNI, and (b) PNI will be reconciled within 30 days after the close of the quarter with payments to Mr. David made within 45 days of the close of the quarter, and (iii) pay Mr. David bonuses based on increases in the Company’s MCV from the date of the June 2021 David Agreement, with the following milestone bonus parameters:

(a)	For each and every $50,000,000 Company MCV increase sustained for a period of not less than 30 days (the “50M Bonus Event”), Mr. David will receive $500,000, or 1% of $50,000,000, in Company common stock. For the sake of clarity, Mr. David will only be issued compensation based on $50,000,000 MCV increments; there will be no compensation issued for anything above $50,000,000 until the subsequent $50,000,000 MCV milestone is achieved. This bonus will be capped at a Company MCV of $1 billion. The 50M Bonus Event stock will be issued as (i) 50% restricted shares within 30 days of the respective 50M Bonus Event or at a later date as requested by Mr. David, and held as an allocation to Mr. David, until the requisition date as provided in writing, by Mr. David, to the Company, and (ii) 50% registered shares from the Company’s current active incentive plan within 30 days of the respective 50M Bonus Event.

(b)	Upon the Company reaching and sustaining a MCV of $1 billion for no less than 30 days (the “1B Bonus Event”), Mr. David will receive $20,000,000, or 2% of $1 billion, in restricted shares of Company common stock. The 1B Bonus Event stock will be issued within 30 days of the 1B Bonus Event or at a later date as requested by Mr. David, and held as an allocation to Mr. David, until the requisition date as provided in writing, by Mr. David, to the Company.

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(c)	For each additional $1 billion MCV, beyond the initial 1B Bonus Event, sustained for a period of no less than 30 days, Mr. David will receive $20,000,000, or 2% of $1 billion, in restricted shares of the Company’s common stock. This additional 1B Bonus Event Stock, commencing with a $2 billion MCV and each additional 1B MCV increase, beyond $2 billion, will be issued within 30 days of the Bonus Event, or at a later date as requested by Mr. David, and held as an allocation to Mr. David, until the requisition date as provided in writing, by Mr. David, to the Company.

The June 2021 David Agreement supersedes the employment agreement dated August 6, 2020 between the Company and Mr. David.

The Company will be deemed to be in default under the June 2021 David Agreement upon the occurrence of any of the following events:

(a)	if the Company shall become insolvent, or bankrupt, or subject to the provisions of the U.S. Bankruptcy Code, or shall go into liquidation, either voluntarily or under an order of a Court of competent jurisdiction, or shall make a general assignment for the benefit of its creditors, or otherwise acknowledge its insolvency; or

(b)	if a liquidator or liquidators or receiver or receivers or a trustee or trustees in bankruptcy, be appointed to the Company, or if its secured creditors take possession of the property of the Company or any substantial or essential part thereof in the sole determination of Mr. David; or

(c)	if the Company fails, refuses or neglects promptly pay any monies owing to Mr. David when due under the June 2021 David Agreement.

Mr. David will be deemed to be in default under the June 2021 David Agreement upon the occurrence of any of the following events:

(a)	if Mr. David fails, refuses or neglects to promptly perform any material obligations owing to the Company when due under the June 2021 David Agreement, and such failure in performance shall continue for 10 business days following notice from the Company unless Mr. David shall have commenced within the 10 days following notice and is continuing acceptable measures to remedy the said failure in performance.

(b)	If the performance of Mr. David is not to minimum standards as expected by the Board of Directors of the Company.

The term of the June 2021 David Agreement will run for an initial term of 36 months. The term may be extended at the end of the initial term if the Company and Mr. David mutually agree.

Mr. David may terminate the June 2021 David Agreement at any time, upon 90 days’ written notice to the Company, and receive (i) additional compensation equal to $300,000 in restricted shares of the Company’s common stock as consideration for the discount to market salary Mr. David was paid, from July 12, 2017 through May 31, 2021, filling the roles and responsibilities as the Company’s President, and (ii) any other compensation earned within the June 2021 David Agreement.

Notwithstanding anything in the June 2021 David Agreement to the contrary, the Company may terminate Mr. David’s employment for cause for any one of the following reasons: (i) conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, (ii) commission of any act of theft, fraud, dishonesty, or falsification of any Company records, (iii) improper disclosure of the Company’s confidential or proprietary information, (iv) any action by Mr. David which has a detrimental effect on the Company’s reputation or business, (v) Mr. David’s failure or inability to perform any reasonable assigned duties after written notice from the Company thereof, and a reasonable opportunity to cure, such failure or inability, (vi) any breach of the June 2021 David Agreement, which breach is not cured within 15 days following written notice of such breach, (vii) a course of conduct amounting to gross incompetence, (viii) chronic and unexcused absenteeism, (ix) unlawful appropriation of a corporate opportunity, or (x) misconduct in connection with the performance of any of Mr. David’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject. Upon termination of Mr. David’s employment with the Company for cause, the Company shall be under no further obligation to Mr. David, except to pay all accrued but unpaid renumeration.

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The Company may terminate Mr. David’s employment at any time without cause; provided, however, that Mr. David will be entitled to severance pay in the amount of three years renumeration and certain additional compensation as identified in the June 2021 David Agreement, but if, and only if, Mr. David executes a valid and comprehensive release of any and all claims that Mr. David may have against the Company in a form provided by the Company and Mr. David executes such form within 30 days of tender.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of and percent of the Company’s common stock beneficially owned as of October 12, 2022, by all directors, our named executive officers, our directors and executive officers as a group, and persons or groups known by us to own beneficially 5% or more of our common stock, immediately prior to this Offering, and immediately after the closing of this offering, as adjusted to reflect the sale of 4,000,000 units (which includes shares of our common stock or Pre-Funded Warrants and immediately exercisable warrants to purchase shares of our common stock) in this Offering, but assumes no Pre-Funded Warrants were acquired and the warrants forming part of the units are not exercised.

The business address of each of the beneficial owners listed below is c/o Novo Integrated Sciences, Inc., 11120 NE 2nd Street, Suite 100, Bellevue, WA 98004.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Pre- Closing Percentage of Class (1)	Post- Closing Amount and Nature of Beneficial Ownership	Post- Closing Percentage of Class (1)
Directors and Named Executive Officers:
Robert Mattacchione	12,933,562	(2)	41.5%	12,933,562	36.7%
Christopher David	1,281,950	(3)	4.1%	1,281,950	3.5%
Alex Flesias	113,795	(4)	* %	113,795	* %
Michael Pope	126,995	(5)	* %	126,995	* %
Sarfaraz Ali	39,480	(6)	* %	39,480	* %
All directors and executive officers as a group (6 persons)	14,495,782	(7)	46.5%	14,495,782	39.5%

Principal Shareholders (more than 5%):
ALMC-ASAP Holdings, Inc. (8)	12,908,562	(9)	41.4%	12,908,562	36.7%
Hudson Bay Capital Management LP (10)	3,179,257	(11)	10.2%	3,179,257	8.3%
Pierre Dalcourt (12)	3,637,794	(13)	11.7%	3,637,794	10.3%
Michael Gaynor (14)	1,793,713	(15)	5.8%	1,793,713	5.1%

*	less than 1%.

(1)	The pre-closing percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on October 12, 2022. The post-closing percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on October 12, 2022, plus the sale of 4,000,000 units (which includes shares of our common stock or Pre-Funded Warrants and immediately exercisable warrants to purchase shares of our common stock) in this Offering, but assumes no Pre-Funded Warrants were acquired and that the 3-Year Warrants and 5-Year Warrants forming part of the units are not exercised. On October 12, 2022, there were 31,180,603 shares of our common stock outstanding. To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the common stock outstanding and all shares of our common stock issuable to that person in the event of the exercise of outstanding warrants and other derivative securities owned by that person which are exercisable within 60 days of October 12, 2022. Common stock warrants and derivative securities held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

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(2)	Represents (i) 12,908,562 shares owned by ALMC-ASAP Holdings, Inc. (“ALMC”), and (ii) 25,000 shares that may be acquired upon exercise of vested options held by Ms. Emily Mattacchione, Mr. Mattacchione’s spouse. ALMC is wholly owned by the Mattacchione Family Trust. Mr. Mattacchione is the trustee of the Mattacchione Family Trust, with voting and depository power over these shares.

(3)	Includes 1,200,000 shares that may be acquired upon exercise of vested options.

(4)	Represents shares that may be acquired upon exercise of vested options.

(5)	Represents shares that may be acquired upon exercise of vested options.

(6)	Represents shares that may be acquired upon exercise of vested options.

(7)	Includes shares beneficially owned by Messrs. Mattacchione, David, Zsebok, Flesias, Pope and Ali and 1,505,270 shares that may be acquired by such persons upon exercise of vested options.

(8)	ALMC-ASAP Holdings, Inc.’s address is 119 Westcreek Drive, Suite 1, Woodbridge Ontario Canada L4L 9N6.

(9)	ALMC-ASAP Holdings, Inc.’s shares are held by the Mattacchione Family Trust. See footnote 1 above.

(10)	Hudson Bay Capital Management LP’s address is 28 Havemeyer Place, 2nd Floor, Greenwich, Connecticut 06830. Hudson Bay Capital Management LP serves as the investment manager to Hudson Bay Master Fund Ltd., in whose name the securities are held. As such, Hudson Bay Capital Management LP may be deemed to be the beneficial owner of these shares, subject to a 9.99% blocker, if any, underlying the securities held by HT Investments MA LLC. Sander Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Mr. Gerber disclaims beneficial ownership of these securities.

(11)	Represents shares of common stock issuable upon exercise of warrants and/or conversion of convertible notes.

(12)	Mr. Dalcourt ceased to be a member of the Company’s Board of Directors on June 30, 2022.

(13)	Represents shares owned by 1218814 Ontario Inc., which is 50% owned by Dr. Pierre Dalcourt, a member of the Company’s Board, and 50% owned by Ms. Amanda Dalcourt, Dr. Dalcourt’s spouse. 1218814 Ontario Inc.’s shares are held by the Dalcourt Family Trust. Dr. Dalcourt and Ms. Dalcourt are co-trustees of the Dalcourt Family Trust and share voting and depository power over these shares.

(14)	Mr. Gaynor ceased to be a member of the Company’s Board of Directors on June 30, 2022.

(15)	Represents shares owned by Michael Gaynor Family Trust. Mr. Gaynor is trustee of Michael Gaynor Family Trust and has voting and depository power over these shares.

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Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth information on outstanding options and stock awards held by the named executive officers as of August 31, 2021.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Christopher David	150,000	-	$1.60	6/29/23
	100,000	-	$1.60	2/19/24
	75,000	-	$1.60	4/28/24
	100,000	-	$1.60	7/12/24
	200,000	-	$1.60	12/29/24
	575,000	-	$3.00	8/6/25

Equity Compensation Plan Information

The table below shows information with respect to all our equity compensation plans as of August 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-	-	5,732,950
Equity compensation plans not approved by security holders	-	-	-
Total	-	-	-

(1) This represents the 498,750 shares of common stock issuable pursuant to the Company’s 2015 Incentive Compensation Plan (the “2015 Plan”), 864,900 shares of common stock issuable pursuant to the Novo Integrated Sciences, Inc. 2018 Incentive Plan (the 2018 Plan”) and 4,369,300 shares of common stock issuable pursuant to the Novo Integrated Sciences, Inc. 2021 Equity Incentive Plan (the 2021 Plan”). The Company does not intend to award any additional grants under the 2015 Plan or the 2018 Plan.

On September 8, 2015, the Company’s Board of Directors and stockholders holding a majority of the Company’s outstanding common stock approved the Novo Integrated Sciences, Inc. the 2015 Plan, which authorizes the issuance of up to 500,000 shares of common stock to employees, officers, directors or independent consultants of the Company, provided that no person can be granted shares under the 2015 Plan for services related to raising capital or promotional activities. As of August 31, 2021, the 2015 Plan has 498,750 shares available for award; however, the Company does not intend to issue any additional grants under the 2015 Plan.

On January 16, 2018, the Company’s Board of Directors and stockholders holding a majority of the Company’s outstanding common stock approved the Novo Integrated Sciences, Inc. 2018 Plan. Under the 2018 Plan, 1,000,000 shares of common stock are authorized for the grant of stock options and the issuance of restricted stock, stock appreciation rights, phantom stock and performance awards to officers, directors, employees and eligible consultants to the Company or its subsidiaries. As of August 31, 2021, the 2018 Plan has 864,900 shares available for award; however, the Company does not intend to issue any additional grants under the 2018 Plan.

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On February 9, 2021, the Company’s Board of Directors and stockholders holding a majority of the Company’s outstanding common stock approved the Novo Integrated Sciences, Inc. 2021 Plan. Under the 2021 Plan, a total of 4,500,000 shares of common stock are authorized for issuance pursuant to the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares or other cash- or stock-based awards to officers, directors, employees and eligible consultants to the Company or its subsidiaries. Subject to adjustment as provided in the 2021 Plan, the maximum aggregate number of shares that may be issued under the 2021 Plan will be cumulatively increased on January 1, 2022 and on each subsequent January 1 through and including January 1, 2023, by a number of shares equal to the smaller of (i) 3% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) an amount determined by our Board of Directors. As of October 12, 2022, the 2021 Plan has 3,754,665 shares are available for award.

Novo Integrated Sciences, Inc.’s 2021 Equity Incentive Plan

On February 9, 2021, the Board of Directors of Novo Integrated Sciences, Inc. (the “Company”) and stockholders holding a majority of the Company’s outstanding common stock approved the 2021 Equity Incentive Plan (the “2021 Plan”).

Authorized Shares

A total of 4,500,000 shares of the Company’s common stock are authorized for issuance pursuant to the 2021 Plan. Subject to adjustment as provided in the 2021 Plan, the maximum aggregate number of shares that may be issued under the 2021 Plan will be cumulatively increased on January 1, 2022 and on each subsequent January 1 through and including January 1, 2023, by a number of shares equal to the smaller of (i) 3% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) an amount determined by the Board.

Additionally, if any award issued pursuant to the 2021 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, as provided in the 2021 Plan, or, with respect to restricted stock, restricted stock units (“RSUs”), performance units or performance shares, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the 2021 Plan; all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). Shares that have actually been issued under the 2021 Plan under any award will not be returned to the 2021 Plan and will not become available for future distribution under the 2021 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholdings related to an award will become available for future grant or sale under the 2021 Plan. To the extent an award under the 2021 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2021 Plan.

Notwithstanding the foregoing and, subject to adjustment as provided in the 2021 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate share number stated above, plus, to the extent allowable under Section 422 of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, any shares that become available for issuance under the 2021 Plan in accordance with the foregoing.

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Plan Administration

The Board or one or more committees appointed by the Board will administer the 2021 Plan. In addition, if the Company determines it is desirable to qualify transactions under the 2021 Plan as exempt under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2021 Plan, the administrator has the power to administer the 2021 Plan and make all determinations deemed necessary or advisable for administering the 2021 Plan, including the power to determine the fair market value of the Company’s common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2021 Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2021 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2021 Plan, including creating sub-plans and modify or amend each award, including the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or stock appreciation right will be extended past its original maximum term), and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants.

Eligibility

Awards under the 2021 Plan, other than incentive stock options, may be granted to employees (including officers) of the Company or a subsidiary, members of the Company’s Board, or consultants engaged to render bona fide services to the Company or a subsidiary. Incentive stock options may be granted only to employees of the Company or a subsidiary.

Stock Options

Stock options may be granted under the 2021 Plan. The exercise price of options granted under the 2021 Plan generally must at least be equal to the fair market value of the Company’s common stock on the date of grant. The term of each option will be as stated in the applicable award agreement; provided, however, that the term may be no more than 10 years from the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, they may exercise their option for the period of time stated in their option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Company’s common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years. After the termination of service of an employee, director or consultant, they may exercise their stock appreciation right for the period of time stated in their stock appreciation right agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of the Company’s common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

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Restricted Stock

Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares of the Company’s common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2021 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to the Company); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to the Company’s right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under the 2021 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of the Company’s common stock. Subject to the provisions of the 2021 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares of the Company’s common stock or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied.

Performance Units and Performance Shares

Performance units and performance shares may be granted under the 2021 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based on the achievement of Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of the Company’s common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Non-Employee Directors

The 2021 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2021 Plan. The 2021 Plan includes a maximum limit of $750,000 of equity awards that may be granted to a non-employee director in any fiscal year, increased to $1,500,000 in connection with his or her initial service. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with accounting principles generally accepted in the United States). Any equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to the Company’s non-employee directors.

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Non-transferability of Awards

Unless the administrator provides otherwise, the 2021 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during their lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in the Company’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2021 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2021 Plan or the number, and price of shares covered by each outstanding award and the numerical share limits set forth in the 2021 Plan.

Dissolution or Liquidation

In the event of the Company’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control

The 2021 Plan provides that in the event of the Company’s merger with or into another corporation or entity or a “change in control” (as defined in the 2021 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by the Company without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds, or all awards of the same type, similarly. In the event that awards (or portion thereof) are not assumed or substituted for in the event of a merger or change in control, the participant will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and RSUs will lapse and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and the Company or any of the Company’s subsidiaries or parents, as applicable. If an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the vested option or stock appreciation right will terminate upon the expiration of such period.

For awards granted to an outside director, the outside director will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, all restrictions on restricted stock and RSUs will lapse and, for awards with performance-based vesting, unless specifically provided for in the award agreement, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

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Clawback

Awards will be subject to any Company clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments or benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events. The Board may require a participant to forfeit, return or reimburse the Company all or a portion of the award or shares issued under the award, any amounts paid under the award and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed in the sections titled “Directors, Executive Officers and Corporate Governance” and “Executive Compensation,” the following is a description of each transaction since September 1, 2019 and each currently proposed transaction in which:

●	We and any subsidiaries thereof have been or will be a participant;

●	The amount involved exceeds the lesser of $120,000 or 1% of the average of the smaller reporting company’s total assets at year-end for the last two completed fiscal years; and

●	Any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

At August 31, 2021, the Company had outstanding advances totaling $478,920 due to related parties. These related parties are stockholders, officers and/or affiliates of the Company, as well as owners, officers and/or shareholders of the companies that provided the advances to the Company. These amounts, owed by the Company, are payable upon demand.

At August 31, 2021, the Company had debentures totaling $1,221,764 including principal and interest, due to the following related parties:

●	$324,794 due to Peak Health LTC Inc., a company whose owner (Pierre Dalcourt) was a director until June 30, 2022 and is greater than 5% shareholder of the Company, and

●	$110,009 due to Michael Gaynor Physiotherapy PC, a company whose owner (Michael Gaynor) was an officer and director until June 30, 2022, and is greater than 5% shareholder of the Company, and

●	$323,110 due to ICC Healthnet Canada, Inc., a company whose owner (Robert Mattacchione) is a greater than 5% shareholder of the Company, and

●	$463,851 due to Healthnet Assessment Inc., a company whose owner (Robert Mattacchione) is a greater than 5% shareholder of the Company.

On September 30, 2013, the Company issued five debentures totaling CAD$6,402,512 in connection with the acquisition of certain business assets. The holders of the debentures are current stockholders, officers and/or affiliates of the Company. The debentures are secured by all the assets of the Company, accrue interest at 8% per annum and were originally due on September 30, 2016. On December 2, 2017, the debenture holders agreed to extend the due date to September 30, 2019. On September 27, 2019, the debenture holders agreed to extend the due date to September 30, 2021. On November 2, 2021, the debenture holders agreed to extend the due date to December 1, 2023.

On January 31, 2018, the debenture holders converted 75% of the debenture value of $3,894,809 plus accrued interest of $414,965 into 1,047,588 shares of the Company’s common stock. The per share price used for the conversion of each debenture was $4.11 which was determined based on the average price of the five trading days immediately preceding the date of conversion with a 10% premium added to the calculated per share price. At August 31, 2021, the amount of debentures outstanding was $982,205.

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Amounts loaned to the Company by stockholders and officers of the Company are payable upon demand. At August 31, 2021 and 2020, the amount due to related parties was $478,920 and $528,213, respectively.

The Company leased office space from a related party on a month-to-month basis with monthly lease payments of $1,487. The lease was terminated on May 31, 2020.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our amended and restated articles of incorporation and our bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation, and our bylaws, copies of which are filed with the SEC as exhibits to this prospectus.

Pursuant to our amended and restated articles of incorporation filed with the Nevada Secretary of State on March 8, 2017, as amended on April 7, 2017, our authorized capital stock consists of 500,000,000 shares of capital stock, consisting of 499,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of October 13, 2022, we had 31,180,603 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. We had 523 active holders of record of our common stock as of October 13, 2022.

The Board may from time to time authorize by resolution the issuance of any or all shares of the common stock and the preferred stock authorized in accordance with the terms and conditions set forth in the amended and restated articles of incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the Preferred Stock, in one or more series, all as the Board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

Holders of the Company’s common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Preferred Stock

The total number of authorized shares of Preferred Stock shall be one million (1,000,000) shares with par value of $0.001 per share. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion, authority to do so being hereby expressly vested in the Board. As of the date hereof there are no classes of Preferred Stock designated, authorized, issued or outstanding. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(i)	The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

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(ii)	the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;

(iii)	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(iv)	whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;

(v)	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(vi)	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(vii)	the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(viii)	the provisions, if any, of a sinking fund applicable to such series; and

(ix)	any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such series.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, the general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Securities Offered in this Offering

We are offering Units, each Unit consisting of (i) one share of common stock, (ii) one warrant with a three year term to purchase one share of common stock (“Three-Year Warrant”), and (iii) one warrant with a five year term to purchase one share of common stock (“Five-Year Warrant”). We are also offering to each purchaser whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Units containing Pre-Funded Warrants in lieu of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock. For each Pre-Funded Warrant we sell (without regard to any limitation on exercise set forth therein), the number of shares of common stock we are offering will be decreased on a one-for-one basis. Because one Three-Year Warrant and one Five-Year Warrant are being sold together in this offering with each common share or, in the alternative, each Pre-Funded Warrant to purchase one common share, the number of Three-Year Warrants and Five-Year Warrants sold in this offering will not change as a result of a change in the mix of the common stock and Pre-Funded Warrants sold.

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We are also registering the common stock included in the Units and the common stock issuable from time to time upon exercise of the Pre-Funded Warrants, Three-Year Warrants and Five-Year Warrants included in the Units offered hereby. Our Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The common stock (or Pre-Funded Warrants) and the Three-Year Warrants and Five-Year Warrants comprising our Units are immediately separable and will be issued separately in this offering.

The following summary of certain terms and provisions of the Pre-Funded Warrants and the Three-Year Warrants and Five-Year Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of Pre-Funded Warrant, and the form of Warrant (applicable to the Three-Year Warrants and Five-Year Warrants), which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of Pre-Funded Warrant and the form of Warrant.

Exercisability. The Pre-Funded Warrants are exercisable at any time after their original issuance until they are exercised in full. The Three-Year Warrants are exercisable at any time after their original issuance up to the date that is three years after their original issuance. The Five-Year Warrants are exercisable at any time after their original issuance up to the date that is five years after their original issuance. Each of the Three-Year Warrants, Five-Year Warrants and the Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common stock underlying the Three-Year Warrants, Five-Year Warrants, or Pre-Funded Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of common stock purchased upon such exercise. If a registration statement registering the issuance of the common stock underlying the Three-Year Warrants, Five-Year Warrants, or Pre-Funded Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Three-Year Warrants, Five-Year Warrants, or Pre-Funded Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common stock determined according to the formula set forth in the Three-Year Warrants, Five-Year Warrants, or Pre-Funded Warrant. No fractional common stock will be issued in connection with the exercise of a Three-Year Warrants, Five-Year Warrants, or Pre-Funded Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the Pre-Funded Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Pre-Funded Warrants, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price for the Pre-Funded Warrants is $0.01 per share. The exercise price per whole common share purchasable upon exercise of the Three-Year Warrants or Five-Year Warrants, is $0.50 per share.

The exercise price and number of common stock issuable upon exercise will proportionally adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock. Furthermore, if any of these events were to cause the Event Market Price to be less than the exercise price of the Three-Year Warrants and Five-Year Warrants, on the 16th trading day after the applicable event, the exercise price of the Three-Year Warrants and Five-Year Warrants would be reduced to the Event Market Price. In this context, “Event Market Price” is calculated by dividing the sum of the five lowest VWAPs of the common stock from four trading days prior to the applicable event and extending through the 16th trading day after the applicable event, divided by five.

Subject to certain exemptions outlined in the Three-Year Warrants and Five-Year Warrants, if the Company shall sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of common stock or Common Stock Equivalents (as defined in the Three-Year Warrants and Five-Year Warrants), at an effective price per share less than the exercise price of the Three-Year Warrants or Five-Year Warrants then in effect, the exercise price of the Three-Year Warrants and Five-Year Warrants shall be reduced to equal the effective price per share in such dilutive issuance; provided, however, in no event shall the exercise price of the Three-Year Warrants and Five-Year Warrants be reduced to an exercise price lower than $0.10.

On the date that is 60 calendar days immediately following the initial issuance date of the Three-Year Warrants and Five-Year Warrants, the exercise price will be reduced to the Reset Price, provided that the Reset Price is less than the exercise price in effect on that date. The Reset Price is equal to the greater of (a) 50% of the initial exercise price or (b) 100% of the lowest VWAP occurring during the 60 calendar days following the issuance date of the Three-Year Warrants and Five-Year Warrants.

Transferability. Subject to applicable laws, the Three-Year Warrants, Five-Year Warrants, and the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Units, Three-Year Warrants, Five-Year Warrants, or Pre-Funded Warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Three-Year Warrants, Five-Year Warrants, and the Pre-Funded Warrants will be limited.

Rights as a Shareholder. Except as otherwise provided in the Three-Year Warrants, Five-Year Warrants, or the Pre-Funded Warrants or by virtue of such holder’s ownership of our common stock, the holder of a Three-Year Warrant, Five-Year Warrant, or Pre-Funded Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

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Fundamental Transactions. In the event of a fundamental transaction, as described in the Three-Year Warrants, Five-Year Warrants, and the Pre-Funded Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Three-Year Warrants, Five-Year Warrants, and the Pre-Funded Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Governing Law. The Pre-Funded Warrants, the Three-Year Warrants, Five-Year Warrants, and Warrant Agency Agreement are governed by New York law.

Exclusive Forum Provision

Section 22(a) of our amended and restated articles of incorporation provide that “[u]nless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the NRS, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the state of Nevada, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.”

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our amended and restated articles of incorporation to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Provisions of our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Removal of Directors. Our amended and restated articles of incorporation provide that any director may be removed from office only by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote.

Vacancies on the Board. Our amended and restated articles of incorporation provide that newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board resulting from death, resignation, removal, or other causes, shall be filled solely by the quorum of the Board.

Bylaws. Our bylaws authorize the Board of Directors to amend the bylaws by a majority vote of the Board. Our stockholders may amend the bylaws by a majority vote of all issued and outstanding shares of our stock and, from time to time, may specify particular provisions of the bylaws which shall not be amended by the Board of Directors.

Calling of Special Meetings of Stockholders. Our amended and restated articles of incorporation provides that a special meeting of the stockholders of the Company for any purpose or purposes may be called at any time by the President or the Secretary of the Company by resolution of the Board of Directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock issued and outstanding and entitled to vote.

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Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our Board of Directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our amended and restated article of incorporation grants our Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our Company.

Cumulative Voting. Our amended and restated articles of incorporation do not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Indemnification of Directors and Officers

The Company’s amended and restated articles of incorporation provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer of for any act or omission of any such director or officer; however such indemnification shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. The Company’s Bylaws (the “Bylaws”) provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be indemnified and held harmless by the Company to the fullest extent permitted by Nevada law against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

The Bylaws also provide that the Company must indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against costs incurred by such person in connection with the defense or settlement of such action or suit. Such indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Bylaws provide that the Company must pay the costs incurred by any person entitled to indemnification in defending a proceeding as such costs are incurred and in advance of the final disposition of a proceeding; provided however, that the Company must pay such costs only upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company.

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The Bylaws provide that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in accordance with Section 78.752 of the Nevada Revised Statutes.

Nevada Revised Statutes 78.751 and 78.7502 have provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, the Nevada Revised Statues provide that he must be indemnified by the Company against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statues also provides that any discretionary indemnification, unless ordered by a court or advanced by the Company, may be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

●	By the stockholders;

●	By the Company’s Board of Directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

●	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

●	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our Transfer Agent and Warrant Agent

The transfer agent and registrar for our Common Stock and warrant agent for our Three-Year Warrants and Five-Year Warrants is Pacific Stock Transfer Company. The transfer agent and registrar’s address is 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119. The transfer agent’s telephone (702) 361-3033.

We have agreed to indemnify Pacific Stock Transfer Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

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MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR HOLDERS OF OUR COMMON STOCK, WARRANTS AND PRE-FUNDED WARRANTS

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Units, consisting of our Common Stock or Pre-Funded Warrants and Warrants acquired in this offering. The Three-Year Warrants, Five-Year Warrants and Pre-Funded Warrants are collectively referred to in this section as the “Warrants.” This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our Common Stock, or Warrants, or that any such contrary position would not be sustained by a court.

We assume in this discussion that the shares of our Common Stock or Warrants will be held as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the Medicare contribution tax, the alternative minimum tax and does not deal with state or local taxes, U.S. federal gift and estate tax laws, except as specifically provided below with respect to non-U.S. holders, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the special tax rules applicable to particular holders, such as:

●	financial institutions;

●	brokers or dealers in securities;

●	tax-exempt organizations;

●	pension plans;

●	regulated investment companies;

●	owners that hold our Common Stock or Warrants as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

●	insurance companies;

●	controlled foreign corporations, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax; and

●	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold our Common Stock or Warrants through partnerships or other entities which are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our Common Stock or Warrants should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock or Warrants through a partnership or other pass-through entity, as applicable.

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This discussion of U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our Common Stock and Warrants.

For the purposes of this discussion, a “U.S. Holder” means a beneficial owner of our Common Stock or Warrants that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of Common Stock or Warrants that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

Tax Cuts and Jobs Act

Under tax legislation signed into law in December 2017 commonly known as the Tax Cuts and Jobs Act of 2017, U.S. Holders that use an accrual method of accounting for tax purposes and have certain financial statements generally will be required to include certain amounts in income no later than the time such amounts are taken into account as revenue in such financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of this rule is unclear at this time. This rule is effective for taxable years beginning after December 31, 2017. U.S. Holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Allocation of Purchase Price of the Unit

For U.S. federal income tax purposes, each unit will be treated as an “investment unit” consisting of one share of Common Stock and a warrant to acquire one share of our Common Stock. The purchase price for each investment unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price for each Unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of Common Stock and the Warrant included in each Unit. The separation of the share of Common Stock and the Warrant included in each Unit should not be a taxable event for U.S. federal income tax purposes. Each holder should consult his, her or its own tax advisor regarding the allocation of the purchase price for a Unit.

Tax Considerations Applicable to U.S. Holders

Exercise and Expiration of Warrants

In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon exercise of a Warrant. The U.S. Holder will take a tax basis in the shares acquired on the exercise of a Warrant equal to the exercise price of the Warrant, increased by the U.S. Holder’s adjusted tax basis in the Warrant exercised (as determined pursuant to the rules discussed above). The U.S. Holder’s holding period in the shares of our Common Stock acquired on exercise of the Warrant will begin on the date of exercise of the Warrant, and will not include any period for which the U.S. Holder held the Warrant.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Warrants into our Common Stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our Common Stock is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

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The lapse or expiration of a Warrant will be treated as if the U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Warrant. The deductibility of capital losses is subject to limitations.

Certain Adjustments to and Distributions on Warrants

Under Section 305 of the Code, an adjustment to the number of shares of Common Stock issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). An adjustment made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property to the holders of Warrants. In certain circumstances, if we were to make a distribution in cash or other property with respect to our Common Stock after the issuance of the Warrants, then we may make a corresponding distribution to a Warrant holder. The taxation of a distribution received with respect to a Warrant Is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. For more information regarding the tax considerations related to distributions, see the discussion below regarding “Distributions.” U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the Warrants and any distributions with respect to the Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a U.S. Holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or exchange of our Common Stock as described below under the section titled “ – Disposition of Our Common Stock or Warrants.”

Disposition of Our Common Stock or Warrants

Upon a sale or other taxable disposition of our Common Stock or Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Common Stock or Warrants. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or Warrants exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders who recognize losses with respect to a disposition of our Common Stock or Warrants should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Reporting

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the Common Stock and Warrants and to the proceeds of a sale or other disposition of Common Stock and Warrants paid by us to a U.S. Holder unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

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Tax Considerations Applicable To Non-U.S. Holders

Exercise and Expiration of Warrants

In general, a Non-U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Warrants into shares of Common Stock. The U.S. federal income tax treatment of a cashless exercise of Warrants into our Common Stock is unclear. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal income tax consequences of a cashless exercise of Warrants. The expiration of a Warrant will be treated as if the Non-U.S. Holder sold or exchanged the Warrant and recognized a capital loss equal to the Non-U.S. Holder’s tax basis in the Warrant. However, a Non-U.S. Holder will not be able to utilize a loss recognized upon expiration of a Warrant against the Non-U.S. Holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-U.S. Holder is present 183 days or more in the taxable year of disposition and certain other conditions are met.

Certain Adjustments to and Distributions on Warrants

As described under “ – U.S. Holders – Certain Adjustments to and Distributions on Warrants,” an adjustment to the Warrants could result in a constructive distribution to a Non-U.S. Holder, which would be treated as described under “Distributions” below, and the tax treatment of distributions on the Warrants is unclear. Any resulting withholding tax attributable to deemed dividends would be collected from other amounts payable or distributable to the Non-U.S. Holder. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the Warrants.

Distributions

As discussed above, we currently anticipate that we will retain future earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends in respect of our Common Stock in the foreseeable future. In the event that we do make distributions on our Common Stock to a Non-U.S. Holder, those distributions generally will constitute dividends for U.S. federal income tax purposes as described in “ – U.S. Holders – Distributions”.

Any distribution (including constructive distributions) on our Common Stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

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We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the sections below titled “ – Backup Withholding and Information Reporting” and “ – Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Disposition of Our Common Stock or Warrants

Subject to the discussions below under the sections titled “ – Backup Withholding and Information Reporting” and “ – Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our Common Stock or Warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and if the Non-U.S. Holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

●	the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder, if any; or

●	our Common Stock constitutes a U.S. real property interest because we are, or have been at any time during the five-year period preceding such disposition (or the Non-U.S. Holder’s holding period of the Common Stock or Warrants, if shorter), a “U.S. real property holding corporation,” unless our Common Stock is regularly traded on an established securities market and the Non-U.S. Holder held no more than 5% of our outstanding Common Stock, directly or indirectly, during the shorter of the five-year period ending on the date of the disposition or the period that the Non-U.S. Holder held our Common Stock. Special rules may apply to the determination of the 5% threshold in the case of a holder of a Warrant. Non-U.S. Holders are urged to consult their own tax advisors regarding the effect of holding our Warrants on the calculation of such 5% threshold. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (as defined in the Code and applicable regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a “U.S. real property holding corporation”.

See the sections titled “ – Backup Withholding and Information Reporting” and “ – Foreign Accounts” for additional information regarding withholding rules that may apply to proceeds of a disposition of our Common Stock or Warrants paid to foreign financial institutions or non-financial foreign entities.

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Federal Estate Tax

Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. The foregoing may also apply to Warrants. A Non-U.S. Holder should consult his, her, or its own tax advisor regarding the U.S. federal estate tax consequences of the ownership or disposition of shares of our Common Stock and Warrants.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions (including constructive distributions) on our Common Stock or Warrants paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. Holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 24%, with respect to dividends (or constructive dividends) on our Common Stock or Warrants. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. Dividends paid to Non-U.S. Holders subject to withholding of U.S. federal income tax, as described above under the heading “Dividends,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our Common Stock or Warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Accounts

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a 30% withholding tax on dividends (including constructive dividends) on, and gross proceeds from the sale or other disposition of, our Common Stock and Warrants if paid to a non-U.S. entity unless (i) if the non-U.S. entity is a “foreign financial institution,” the non-U.S. entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the non-U.S. entity is not a “foreign financial institution,” the non-U.S. entity identifies certain of its U.S. investors, if any, or (iii) the non-U.S. entity is otherwise exempt under FATCA.

Withholding under FATCA generally applies to payments of dividends (including constructive dividends) on our Common Stock. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Under certain circumstances, a holder may be eligible for refunds or credits of the tax. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Common Stock or Warrants.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our Common Stock or Warrants, including the consequences of any proposed changes in applicable laws.

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PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, we have engaged Maxim Group LLC to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The Placement Agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our securities in this offering. The Placement Agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement provides that the Placement Agent’s obligations are subject to conditions contained in the placement agency agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about October 18, 2022.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the Placement Agent a cash transaction fee equal to 7.0% of the aggregate gross cash proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the Placement Agent for its out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the Placement Agent, up to $100,000.

The following table shows the public offering price, Placement Agent fees and proceeds, before expenses, to us.

	Per Unit consisting of common stock, Three-Year Warrant and Five-Year Warrant	Per Unit consisting of Pre-Funded Warrant, Three-Year Warrant and Five-Year Warrant
Public Offering Price per Unit	$0.50	$0.49
Placement Agent fees	$0.035	$0.035
Proceeds, before expenses, to us	$0.465	$0.465

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Placement Agent commission, will be approximately $316,112, all of which are payable by us. This figure includes, among other things, the Placement Agent’s fees and expenses (including the legal fees, costs and expenses for Placement Agent’s legal counsel) up to $100,000.

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Lock-Up Agreements

We, each of our officers and directors, and holder(s) of ten percent (10%) or more of the outstanding common stock as of the date of this prospectus have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our common stock or other securities convertible into or exercisable or exchangeable for our common stock for a period of three (3) months after this offering is completed without the prior written consent of the Placement Agent.

The Placement Agent may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Placement Agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Right of First Refusal

Upon the closing of this Offering, for a period of twelve (12) months following the closing, we grant the Placement Agent the right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which we retain the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering by us, or any successor to us or any subsidiary of ours, during such twelve (12) month period. We will not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which we offer to retain the Placement Agent. Notwithstanding anything herein to the contrary, this right of first refusal shall not apply to self-directed offerings in which we do not employ the services of an investment banker, finder or financial advisor to which we pay commissions.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Placement Agent may be required to make for these liabilities.

Other Compensation

If within twelve months following the consummation of this offering, we complete any equity, equity-linked, convertible or debt or other capital-raising activity of the Company for which the Placement Agent is not acting as underwriter or placement agent (other than the exercise by any person or entity of any options, warrants or other convertible securities) with any of the investors that were contacted, introduced or participated in this offering (excluding any investors that either held securities of the Company prior to the Closing or that were introduced by the Company to the Placement Agent), then the Company shall pay to the Placement Agent a commission as described in this section, in each case only with respect to the portion of such financing received from such investors.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

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Determination of Offering Price and Warrant Exercise Price

The actual offering price of the securities we are offering, and the exercise price of the warrants included in the units and pre-funded units that we are offering, were negotiated between us, the Placement Agent and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, as well as the exercise price of the warrants included in the units and pre-funded units that we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent. In connection with the offering, the Placement Agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The Placement Agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions. The Placement Agent acted as the sole underwriter in connection with our public offering that we consummated in January 2022, for which it received compensation.

Selling Restrictions

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

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LEGAL MATTERS

The validity of the issuance of the Units, common stock, Three-Year Warrants, Five-Year Warrants and Pre-Funded Warrants offered in this prospectus will be passed upon for us by Anthony L.G., PLLC, West Palm Beach, Florida. Harter Secrest & Emery LLP, Rochester, New York, is representing the Placement Agent in this offering.

EXPERTS

Our consolidated balance sheets as of August 31, 2021 and 2020 and the related statements of operations, stockholders’ equity and cash flows for the fiscal years ended August 31, 2021 and 2020 included in this prospectus and registration statement have been audited by SRCO Professional Corporation, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

APPOINTMENT OF AUDITOR

On July 27, 2022, SRCO Professional Corporation (“SRCO”) resigned as the Company’s independent registered accounting firm due to the rapid growth of the Company and SRCO’s resource constraints.

On July 27, 2022, the Company’s Board of Directors appointed Fruci & Associates II, PLLC (“Fruci”) as the Company’s new independent registered accounting firm. During the Company’s two most recent fiscal years and through July 27, 2022, neither the Company nor anyone acting on the Company’s behalf consulted Fruci with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement of which this prospectus is a part for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

●	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2021 filed with the SEC on December 14, 2021;

●	Our Quarterly Report on Form 10-Q for the fiscal quarters ended November 30, 2021, February 28, 2022 and May 31, 2022 filed with the SEC on January 18, 2022, April 13, 2022 and July 14, 2022;

●	Our Current Reports on Form 8-K filed with the SEC on December 15, 2021, February 24, 2022, March 16, 2022, March 23, 2022, April 7, 2022, July 7, 2022, July 29, 2022, August 4, 2022, August 19, 2022, and October 14, 2022.

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 8, 2022 and August 4, 2022.

This prospectus forms part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities that we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information incorporated by reference or provided in this prospectus and registration statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than the respective dates thereof.

153

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this prospectus including but limited to financial statement information and exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Novo Integrated Sciences, Inc., Attention: Christopher David, COO/President, 11120 NE 2nd Street, Suite 100, Bellevue, Washington 98004, chris.david@novointegrated.com or (206) 617-9797. You may access this information www.novointegrated.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding the issuers that file electronically with the SEC, including the Company, and can be accessed free of charge on the SEC’s website, http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is located at http://www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.novointegrated.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

154

NOVO INTEGRATED SCIENCES, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Novo Integrated Sciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Novo Integrated Sciences, Inc. and its subsidiaries (the Company) as of August 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended August 31, 2021, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended August 31, 2021, in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

(Continues)

F-2

Report of Independent Registered Public Accounting Firm to the Stockholders and Board of Directors of Novo Integrated Sciences, Inc. (Continued)

Business acquisitions

Description of the Critical Audit Matter

As discussed in Note 15 to the financial statements, the Company acquired certain businesses during the year ended August 31, 2021.

Auditing business combinations were complex and highly judgmental due to the justification of business and significant estimation required to determine the fair value of assets acquired / liabilities assumed, the purchase consideration conveyed and the resulting intangible assets and goodwill recognized, and the significant judgment by management when estimating the fair value of the acquisition related contingent consideration liability.

How the Critical Audit Matter was Addressed in the Audit

To audit the accounting of the business combination transactions, we evaluated the justification of business acquisition from management to ensure the compliance with U.S. GAAP; and we reviewed the fair value calculation of assets acquired / liabilities assumed, the purchase consideration conveyed and the resulting intangible assets and goodwill recognized and valuation expert’s report that included methodology and assumptions used and assessed those inputs to be reasonable, testing management’s process for determining the fair value of the acquisition related contingent consideration liability, and testing the completeness and accuracy of the underlying data used in the fair value calculation.

Impairment of Intangible Assets and Goodwill

Description of the Critical Audit Matter

As discussed in Note 2 to the financial statements, the Company recorded impairment charges on goodwill during the year ended August 31, 2021.

Auditing management’s goodwill and intangible assets impairment test was complex and highly judgmental due to the significant estimation required to determine the fair value of the intangible assets and goodwill and underlying reporting unit. In particular, the fair value estimate was sensitive to significant assumptions, such as the Company’s financial forecast, discount rate, and operating costs, which are impacted by expectations about future market and economic conditions.

How the Critical Audit Matter Was Addressed in the Audit

To test the estimated fair value of the Company’s intangible assets and goodwill and underlying reporting unit, we performed audit procedures that included, among other things, assessing methodologies and testing the significant assumptions discussed above and the underlying data used by the Company in its analysis. In addition, we assessed the current financial forecast in light of management’s current plans, and we assessed the historical basis of management’s estimates based on its current operating results that would result from changes in the assumptions.

/s/ SRCO Professional Corporation

We have served as the Company’s auditor since 2020 Richmond Hill, Ontario, Canada December 14, 2021	CHARTERED PROFESSIONAL ACCOUNTANTS Authorized to practice public accounting by the Chartered Professional Accountants of Ontario

F-3

NOVO INTEGRATED SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

As of August 31, 2021 and 2020

	August 31,	August 31,
	2021	2020

ASSETS

Current Assets:
Cash and cash equivalents	$8,293,162	$2,067,718
Accounts receivable, net	1,468,429	1,732,432
Inventory	339,385	-
Other receivables, current portion	814,157	302,664
Prepaid expenses and other current assets	218,376	191,723
Total current assets	11,133,509	4,294,537

Property and equipment, net	6,070,291	353,660
Intangible assets, net	32,436,468	26,623,448
Right-of-use assets, net	2,543,396	2,810,556
Other receivables, net of current portion	692,738	287,775
Acquisition deposits	-	383,700
Goodwill	9,081,879	636,942
TOTAL ASSETS	$61,958,281	$35,390,618

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,449,784	$883,773
Accrued expenses	1,129,309	194,708
Accrued interest (principally to related parties)	366,280	346,264
Government loans and notes payable, current portion	4,485,649	83,292
Due to related parties	478,920	528,213
Finance lease liability, current portion	23,184	-
Operating lease liability, current portion	530,797	563,793
Total current liabilities	8,463,923	2,600,043

Debentures, related parties	982,205	952,058
Notes payable, net of current portion	5,133,604	-
Finance lease liability, net of current portion	16,217	-
Operating lease liability, net of current portion	2,057,805	2,266,887
Deferred tax liability	1,500,372	-
TOTAL LIABILITIES	18,154,126	5,818,988

Commitments and contingencies	-	-

STOCKHOLDERS’ EQUITY
Novo Integrated Sciences, Inc.
Convertible preferred stock; $0.001 par value; 1,000,000 shares authorized; 0 and 0 shares issued and outstanding at August 31, 2021 and 2020, respectively	-	-
Common stock; $0.001 par value; 499,000,000 shares authorized; 26,610,144 and 23,466,236 shares issued and outstanding at August 31, 2021 and 2020, respectively	26,610	23,466
Additional paid-in capital	54,579,396	44,905,454
Common stock to be issued (3,622,199 shares)	9,236,607	-
Other comprehensive income	991,077	1,199,696
Accumulated deficit	(20,969,274)	(16,507,127)
Total Novo Integrated Sciences, Inc. stockholders’ equity	43,864,416	29,621,489
Noncontrolling interest	(60,261)	(49,859)
Total stockholders’ equity	43,804,155	29,571,630
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$61,958,281	$35,390,618

The accompanying footnotes are an integral part of these consolidated financial statements.

F-4

NOVO INTEGRATED SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Years Ended August 31, 2021 and 2020

	Years Ended
	August 31,	August 31,
	2021	2020

Revenues	$9,305,255	$7,860,567

Cost of revenues	5,482,257	4,802,195

Gross profit	3,822,998	3,058,372

Operating expenses:
Selling expenses	7,525	4,921
General and administrative expenses	8,089,641	7,286,305
Write down of assets	99,351	29,744
Total operating expenses	8,196,517	7,320,970

Loss from operations	(4,373,519)	(4,262,598)

Non operating income (expense)
Interest income	45,687	33,627
Interest expense	(165,003)	(156,662)
Other income (expense)	21,900	(194,055)
Write off of acquisition deposit	-	(344,521)
Total other income (expense)	(97,416)	(661,611)

Loss before income taxes	(4,470,935)	(4,924,209)

Income tax expense	-	-

Net loss	$(4,470,935)	$(4,924,209)

Net loss attributed to noncontrolling interest	(8,788)	(9,055)

Net loss attributed to Novo Integrated Sciences, Inc.	$(4,462,147)	$(4,915,154)

Comprehensive loss:
Net loss	(4,470,935)	(4,924,209)
Foreign currency translation (loss) gain	(208,619)	60,777
Comprehensive loss:	$(4,679,554)	$(4,863,432)

Weighted average common shares outstanding - basic and diluted	24,774,454	23,034,081

Net loss per common share - basic and diluted	$(0.18)	$(0.21)

The accompanying footnotes are an integral part of these consolidated financial statements.

F-5

NOVO INTEGRATED SCIENCES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended August 31, 2021 and 2020

							Total
			Additional	Common	Other		Novo
	Common Stock		Paid-in	Stock To	Comprehensive	Accumulated	Stockholders’	Noncontrolling	Total
	Shares	Amount	Capital	Be Issued	Income	Deficit	Equity	Interest	Equity

Balance, August 31, 2019	22,369,150	$22,369	$36,014,525	$-	$1,138,919	$(11,591,973)	$25,583,840	$(39,632)	25,544,208

Common stock issued for cash	35,437	35	113,364	-	-	-	113,399	-	113,399
Common stock issued for licensing agreement	800,000	800	5,247,200	-	-	-	5,248,000	-	5,248,000
Common stock issued for software license	96,558	97	386,134	-	-	-	386,231	-	386,231
Common stock issued for conversion of related party debt	15,091	15	226,348	-	-	-	226,363	-	226,363
Common stock issued for services	150,000	150	589,850	-	-	-	590,000	-	590,000
Fair value of modification of stock option terms	-	-	62,822	-	-	-	62,822	-	62,822
Fair value of stock options	-	-	2,265,211	-	-	-	2,265,211	-	2,265,211
Foreign currency translation gain	-	-	-	-	60,777		60,777	(1,172)	59,605
Net loss	-	-	-	-	-	(4,915,154)	(4,915,154)	(9,055)	(4,924,209)

Balance, August 31, 2020	23,466,236	23,466	44,905,454	-	1,199,696	(16,507,127)	29,621,489	(49,859)	29,571,630

Common stock issued for cash, net of offering costs	2,409,955	2,410	7,325,170	-	-	-	7,327,580	-	7,327,580
Common stock for services	295,700	295	874,878	-	-	-	875,173	-	875,173
Common stock issued for acquisition	189,796	190	430,647	-	-	-	430,837	-	430,837
Common stock issued for intellectual property	240,000	240	875,760	-	-	-	876,000	-	876,000
Common stock to be issued for purchase of Acenzia, Inc.	-	-	-	9,236,607	-	-	9,236,607	-	9,236,607
Exercise of stock options	7,500	8	11,992	-	-	-	12,000	-	12,000
Fair value of stock options	-	-	155,496	-	-	-	155,496	-	155,496
Rounding due to stock split	957	1	(1)	-	-	-	-	-	-
Foreign currency translation loss	-	-	-	-	(208,619)	-	(208,619)	(1,614)	(210,233)
Net loss	-	-	-	-	-	(4,462,147)	(4,462,147)	(8,788)	(4,470,935)

Balance, August 31, 2021	26,610,144	$26,610	$54,579,396	$9,236,607	$991,077	$(20,969,274)	$43,864,416	$(60,261)	$43,804,155

The accompanying footnotes are an integral part of these consolidated financial statements.

F-6

NOVO INTEGRATED SCIENCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended August 31, 2021 and 2020

	Years Ended
	August 31,	August 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,470,935)	$(4,924,209)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,724,122	1,445,076
Fair value of vested stock options	155,496	2,265,211
Expense associated with modified stock option terms	-	62,822
Common stock issued for services	875,173	590,000
Operating lease expense	642,991	541,530
Gain on forgiveness of debt	(21,900)	-
Write down of assets	99,351	29,744
Loss on settlement of other receivable	-	74,360
Write off of acquisition deposit	-	344,521
Changes in operating assets and liabilities:
Accounts receivable	1,103,800	(229,015)
Inventory	(147,814)	-
Prepaid expenses and other current assets	(43,194)	61,218
Accounts payable	(45,228)	(275,895)
Accrued expenses	(287,034)	(15,591)
Accrued interest	9,015	114,815
Operating lease liability	(618,645)	(526,281)
Net cash used in operating activities	(1,024,802)	(441,694)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(255,949)	(12,110)
Cash paid for acquisition	(10,000)	-
Cash acquired with acquisition	3,738,171	-
Amounts loaned for other receivables	(473,100)	-
Payment for acquisition deposit	-	(636,985)
Return of acquisition deposit	-	636,985
Collection of other receivable	-	669,240
Net cash provided by investing activities	2,999,122	657,130

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments to related parties	(246,327)	(198,778)
Repayments of debenture, related party	-	(267,696)
Repayments of notes payable	(2,767,519)	-
Repayments of finance leases	(8,872)	-
Proceeds from government loans and note payable	-	81,388
Proceeds from the sale of common stock, net of offering costs	7,327,580	113,399
Proceeds from exercise of stock options	12,000	-
Net cash provided by (used in) financing activities	4,316,862	(271,687)

Effect of exchange rate changes on cash and cash equivalents	(65,738)	40,303

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,225,444	(15,948)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	2,067,718	2,083,666

CASH AND CASH EQUIVALENTS, END OF YEAR	$8,293,162	$2,067,718

CASH PAID FOR:
Interest	$144,987	$95,219
Income taxes	$-	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for intangible assets	$876,000	$5,634,231
Common stock issued for debt	$-	$226,363
Common stock issued for acquisition	$430,837	$-

The accompanying footnotes are an integral part of these consolidated financial statements.

F-7

NOVO INTEGRATED SCIENCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended August 31, 2021 and 2020

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

Novo Integrated Sciences, Inc. (“Novo Integrated”) was incorporated in Delaware on November 27, 2000, under the name Turbine Truck Engines, Inc. On February 20, 2008, the Company was re-domiciled to the State of Nevada. Effective July 12, 2017, the Company’s name was changed to Novo Integrated Sciences, Inc. When used herein, the terms the “Company,” “we,” “us” and “our” refer to Novo Integrated and its consolidated subsidiaries.

The Company owns Canadian and U.S. subsidiaries which provide, or intend to provide, essential and differentiated solutions to the delivery of multidisciplinary primary care and related wellness products through the integration of medical technology, interconnectivity, advanced therapeutics, unique personalized product offerings, and rehabilitative science. For the period ended August 31, 2021, the Company’s revenue was generated primarily through its wholly owned Canadian subsidiary, Novo Healthnet Limited (“NHL”), which provides our services and products through both clinic and eldercare related operations.

We believe that “decentralizing” healthcare, through the integration of medical technology and interconnectivity, is an essential solution to the rapidly evolving fundamental transformation of how non-catastrophic healthcare is delivered both now and in the future. Specific to non-critical care, ongoing advancements in both medical technology and inter-connectivity are allowing for a shift of the patient/practitioner relationship to the patient’s home and away from on-site visits to primary medical centers with mass-services. This acceleration of “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizes the degradation of non-critical health conditions to critical conditions as well as allowing for more cost-effective and efficient healthcare distribution.

The Company’s decentralized healthcare business model is centered on three primary pillars to best support the transformation of non-catastrophic healthcare delivery to patients and consumers:

●	First Pillar: Service Networks. Deliver multidisciplinary primary care services through (i) an affiliate network of clinic facilities, (ii) small and micro footprint sized clinic facilities primarily located within the footprint of box-store commercial enterprises, (iii) clinic facilities operated through a franchise relationship with the Company, and (iv) corporate operated clinic facilities.

●	Second Pillar: Technology. Develop, deploy, and integrate sophisticated interconnected technology, interfacing the patient to the healthcare practitioner thus expanding the reach and availability of the Company’s services, beyond the traditional clinic location, to geographic areas not readily providing advanced, peripheral based healthcare services, including the patient’s home.

●	Third Pillar: Products. Develop and distribute effective, personalized health and wellness product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population. The Company’s science-first approach to product innovation further emphasizes our mandate to create and provide over-the-counter preventative and maintenance care solutions.

Innovation through science combined with the integration of sophisticated, secure technology assures Novo Integrated Sciences of continued cutting edge advancement in patient first platforms.

On April 25, 2017 (the “Effective Date”), we entered into a Share Exchange Agreement (the “Share Exchange Agreement”) by and between (i) Novo Integrated; (ii) NHL, (iii) ALMC-ASAP Holdings Inc. (“ALMC”); (iv) Michael Gaynor Family Trust (the “MGFT”); (v) 1218814 Ontario Inc. (“1218814”) and (vi) Michael Gaynor Physiotherapy Professional Corp. (“MGPP,” and together with ALMC, MGFT and 1218814, the “NHL Shareholders”). Pursuant to the terms of the Share Exchange Agreement, Novo Integrated agreed to acquire, from the NHL Shareholders, all of the shares of both common and preferred stock of NHL held by the NHL Shareholders in exchange for the issuance, by Novo Integrated to the NHL Shareholders, of shares of Novo Integrated’s common stock such that following the closing of the Share Exchange Agreement, the NHL Shareholders would own 16,779,741 restricted shares of Novo Integrated common stock, representing 85% of the issued and outstanding Novo Integrated common stock, calculated including all granted and issued options or warrants to acquire Novo Integrated common stock as of the Effective Date, but to exclude shares of Novo Integrated common stock that are subject to a then-current Regulation S offering that was undertaken by Novo Integrated (the “Exchange”).

F-8

On May 9, 2017, the Exchange closed and, as a result, NHL became a wholly owned subsidiary of Novo Integrated.

The Exchange was accounted for as a reverse acquisition under the purchase method of accounting since NHL obtained control of Novo Integrated Sciences, Inc. Accordingly, the Exchange was recorded as a recapitalization of NHL, with NHL being treated as the continuing entity. The historical financial statements presented are the financial statements of NHL. The Share Exchange Agreement was treated as a recapitalization and not as a business combination; therefore, no pro forma information is disclosed. At the closing date of the Exchange, the net assets of the legal acquirer, Novo Integrated Sciences, Inc., were $6,904.

On November 3, 2017, Novomerica Health Group, Inc. (“Novomerica”) was incorporated, under the laws of the state of Nevada, as a wholly owned subsidiary of the Company for the purpose of expanding the Company’s operations into the United States.

On January 7, 2019, 2478659 Ontario Ltd. (“247”) and Kainai Cooperative (“Kainai”) entered into a Joint Venture Agreement (the “Joint Venture Agreement”) for the purpose of developing, managing and arranging for financing of greenhouse and farming projects involving hemp and cannabis cash crops on Kainai related lands, and developing additional infrastructure projects creating jobs and food supply to local communities. On January 8, 2019, we and 247 entered into an Agreement of Transfer and Assignment, pursuant to which 247 agreed to sell, assign and transfer to the Company all rights, contracts, contacts and any and all other assets related in any way to the Joint Venture Agreement. Pursuant to the terms of the Joint Venture Agreement, as assigned to us, the parties will work in a joint venture relationship (“JV”) with the Company providing the finance, development and operation of the project, including sales, and Kainai providing the land and approvals for the development of the projects. Pursuant to the terms of the Joint Venture Agreement, (i) the Company has an 80% controlling interest and Kainai has a 20% interest in the JV; and (ii) the Company has sole discretion to identify the name and entity under which the JV will operate. The legal entity in which the JV will operate has not yet been identified or formed. The JV operations will primarily involve the production – including processing, packaging and sales of natural supplements derived from hemp derived cannabis oils. The joint venture will distribute to the Company and Kainai all net proceeds after debt and principal servicing and repayment allocation, as well as operating capital allotment, on a ratio equal to 80% to the Company and 20% to Kainai. The Joint Venture Agreement has an initial term of 50 years and Kainai may renew the Joint Venture Agreement within five years of the expiry of the initial term upon mutual agreement. On January 30, 2019, pursuant to the terms of the Joint Venture Agreement, the Company issued 1,200,000 restricted common shares to 247 with a value of $21,600,000.

On February 26, 2019, the Company entered into a Software License Agreement (the “Cloud DX License”) with Cloud DX Inc. (“Cloud DX”) pursuant to which Cloud DX agreed to sell, and NHL agreed to purchase, a fully paid up, perpetual license, with 5-year conditional exclusivity, for the Cloud DX Bundled Pulsewave PAD-1A USB Blood Pressure Device, up-to-date product releases and Licensed Software Products (the “Licensed Software”) to include the:

●	Cloud DX Connected Health web portal for clinical users,

●	Cloud DX Connected Health mobile app,

●	Cloud DX Connected Health Windows app, and

●	Cloud DX Connected Health MacOS app.

On July 22, 2019, the Company, through NHL, acquired substantially all the assets of Societe Professionnelle de Physiotherapie M Dignard, doing business as Action Plus Physiotherapy Rockland, to expand our corporate owned clinic footprint in the province of Ontario Canada.

F-9

On September 24, 2019, Novomerica, a wholly owned U.S. based subsidiary of the Company, entered into a Master Facility License Agreement with Fitness International, LLC and Fitness & Sports Clubs, LLC (together with Fitness International, LLC, “LA Fitness U.S.”). On February 24, 2020, this Master Facility License Agreement (the “LA Fitness U.S. Agreement”) was amended pursuant to the terms of that certain First Amendment to the LA Fitness U.S. Agreement.

On September 24, 2019, NHL entered into a Master Facility License Agreement with LAF Canada Company (“LA Fitness Canada”). On February 24, 2020, this Master Facility License Agreement (the “LA Fitness Canada Agreement”) was amended pursuant to the terms of that certain First Amendment to the LA Fitness Canada Agreement.

On December 17, 2019, the Company entered into that certain Intellectual Property Asset Purchase Agreement (the “APA”) by and between the Company and 2731861 Ontario Corp. (the “Seller”), pursuant to which the Company agreed to purchase, and Seller agreed to sell, proprietary designs for an innovative cannabis dosing device, in addition to designs, plans, procedures, and all other material pertaining to the application, construction, operation, and marketing of a cannabis business under the regulations of Health Canada. Pursuant to the terms of the APA, the purchase price of the Intellectual Property is 800,000 shares of restricted common stock of the Company.

On December 19, 2019, the Company entered into that certain Joint Venture Agreement (the “HGF JV Agreement”) between the Company and Harvest Gold Farms Inc. (“HGF”) relating to the development, management and arrangement of medicinal farming projects involving hemp and cannabis cash crops (the “Project”). Pursuant to the terms of the HGF JV Agreement, the parties agreed to work in a joint venture relationship, with the Company providing the development and operation of the Project, including sales, and HGF providing the land, farming expertise, biomass and necessary approvals for the development of the Project. Pursuant to the terms of the HGF JV Agreement, a corporation, namely, Novo Earth Therapeutics Inc. was formed where we have a 70% controlling interest.

The initial term of the HGF JV Agreement will, unless sooner terminated by consent of all parties, expire in five years from the effective date of the HGF JV Agreement. The Company and HGF may renew the HGF JV Agreement within two years of the expiration of the initial term upon mutual understanding.

Reverse Stock Split

On February 1, 2021, the Company effected a 1-for-10 reverse stock split of our common stock. As a result of the reverse stock split, every 10 shares of issued and outstanding common stock were exchanged for one share of common stock, with any fractional shares being rounded up to the next higher whole share. Unless otherwise noted, the share and per share information in this report have been retroactively adjusted to give effect to the 1-for-10 reverse stock split.

Impact of COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. On March 17, 2020, as a result of COVID-19 pandemic having been reported throughout both Canada and the United States, certain national, provincial, state and local governmental authorities issued proclamations and/or directives aimed at minimizing the spread of COVID-19. Accordingly, on March 17, 2020, the Company closed all corporate clinics for all in-clinic non-essential services to protect the health and safety of its employees, partners, and patients.

On May 26, 2020, the Ontario Ministry of Health announced updated guidance and directives stating that physiotherapists, chiropractors, and other regulated health professionals, including services and products provided by the Company, can gradually and carefully begin providing all services, including non-essential services, once the clinician and provider are satisfied all necessary precautions and protocols are in place to protect the patients, the clinician and the clinic staff. With all corporate clinics closed due to the COVID-19 pandemic, with the exception of providing certain limited essential and emergency services, the Company had furloughed 48 full-time employees and 35 part-time employees from its pre-closure levels of 81 full-time employees and 53 part-time employees specific to on-site clinic and eldercare operations.

F-10

Specific to our clinic-based services and products, operating under COVID-19 related authorized governmental proclamations and directives, between March 17 through June 1, 2020, the Company provided in-clinic multi-disciplinary primary healthcare services and products solely to patients with emergency and essential need while also providing certain virtual based services related to physiotherapy.

Specific to our eldercare based services and products, operating under COVID-19 related authorized governmental proclamations and directives which included certain eldercare related services being deemed essential, NHL was able to quickly expand its existing eldercare related physiotherapy service “virtual-care” platform, which pre-pandemic was primarily focused on providing “virtual-care” services to both smaller and remote eldercare homes to ensure access to service providers, when needed; and continuity of care to eldercare patients without service providers in their area. Given NHL had established “virtual care” procedures and forms, complete with video consent and assessment forms already vetted and approved by the Ontario College of Physiotherapists, NHL was well-positioned to expand the delivery of certain of its eldercare related contracted services, via “virtual-care” technology, ensuring continuity of service for our long-term care and retirement home clients.

On June 2, 2020, the Company commenced opening its corporate clinics and providing non-essential services. As of the year ended August 31, 2021, all corporate clinics are open and operational while following all mandated guidelines and protocols from Health Canada, the Ontario Ministry of Health, and the respective disciplines’ regulatory Colleges to ensure a safe treatment environment for our staff and clients.

Canadian federal and provincial COVID-19 governmental proclamations and directives, including interprovincial travel restrictions, have presented unprecedented challenges to launching our Harvest Gold Farms and Kainai Cooperative joint ventures during the fiscal year ended August 31, 2021. Accordingly, the Company has decided to delay commencing the projects until the 2022 grow season. These joint ventures relate to the development, management, and arrangement of medicinal farming projects involving industrial hemp for medicinal Cannabidiol (CBD) applications.

As of August 31, 2021, the Company has 73 full-time employees and 56 part-time employees specific to on-site clinic and eldercare operations.

Specific to PRO-DIP, LLC (“PRO-DIP”) and Acenzia, Inc. (“Acenzia”), both companies are open and fully operational while following all local, state, provincial, and national guidelines and protocols related to minimizing the spread of the COVID-19 pandemic.

While all of the Company’s business units are operational at the time of this filing, any future impact of the COVID-19 pandemic on the Company’s operations remains unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced patient traffic and reduced operations.

F-11

Basis of Presentation

The accompanying consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s Canadian subsidiaries’ functional currency is the Canadian Dollar (“CAD”); however, the accompanying consolidated financial statements were translated and presented in United States Dollars (“$” or “USD”).

Foreign Currency Translation

The accounts of the Company’s Canadian subsidiaries are maintained in CAD. The accounts of these subsidiaries are translated into USD in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) Topic 830, Foreign Currency Transaction, with the CAD as the functional currency. According to Topic 830, all assets and liabilities are translated at the exchange rate on the balance sheet date, stockholders’ equity is translated at historical rates and statement of operations items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with ASC Topic 220, Comprehensive Income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the consolidated statement of operations and comprehensive loss. The following table details the exchange rates used for the respective periods:

	August 31,	August 31,
	2021	2020

Period end: CAD to USD exchange rate	$0.7917	$0.7674
Average period: CAD to USD exchange rate	$0.7885	$0.7435

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. This applies in particular to useful lives of non-current assets, impairment of non-current assets, allowance for doubtful receivables, allowance for slow moving and obsolete inventory, and valuation allowance for deferred tax assets. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and entities it controls including its wholly owned subsidiaries, NHL, Novomerica Health Group, Inc., Novo Healthnet Rehab Limited, Novo Assessments Inc., PRO-DIP, LLC, Acenzia, Inc., an 80% controlling interest in Novo Healthnet Kemptville Centre, Inc., a Back on Track Physiotherapy and Health Centre clinic operated by NHL, and a 70% controlling interest in Novo Earth Therapeutics Inc. (currently inactive). PRO-DIP is a New York state LLC while all other Company subsidiaries are incorporated in Canada. All intercompany transactions have been eliminated.

F-12

An entity is controlled when the Company has the ability to direct the relevant activities of the entity, has exposure or rights to variable returns from its involvement with the entity, and is able to use its power over the entity to affect its returns from the entity.

Income or loss and each component of OCI are attributed to the shareholders of the Company and to the noncontrolling interests. Total comprehensive income is attributed to the shareholders of the Company and to the noncontrolling interests even if this results in the non-controlling interests having a deficit balance on consolidation.

Noncontrolling Interest

The Company follows FASB ASC Topic 810, Consolidation, which governs the accounting for and reporting of non-controlling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs be treated as a separate component of equity, not as a liability, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance.

The net income (loss) attributed to the NCI is separately designated in the accompanying consolidated statements of operations and comprehensive loss.

Cash Equivalents

For the purpose of the consolidated statements of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

Accounts receivable are recorded, net of allowance for doubtful accounts and sales returns. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentration, customer credit worthiness, current economic trends and changes in customer payment patterns to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable and known bad debts are written off against the allowance for doubtful accounts when identified. As of August 31, 2021 and 2020, the allowance for uncollectible accounts receivable was $1,097,628 and $518,031, respectively.

Inventory

Inventories are valued at the lower of cost (determined by the first in, first out method) and net realizable value. Management compares the cost of inventories with the net realizable value and allowance is made for writing down their inventories to net realizable value, if lower. Inventory is segregated into three areas: raw materials, work-in-process and finished goods. The Company periodically assessed its inventory for slow moving and/or obsolete items and any change in the allowance is recorded in cost of revenue in the accompanying consolidated statements of operations and comprehensive loss. If any are identified an appropriate allowance for those items is made and/or the items are deemed to be impaired. As of August 31, 2021, the Company’s allowance for slow moving or obsolete inventory was $1,066,721.

Other Receivables

Other receivables are recorded at cost and presented as current or long-term based on the terms of the agreements. Management reviews the collectability of other receivables and writes off the portion that is deemed to be uncollectible. During the years ended August 31, 2021 and 2020, the Company wrote off $0 and $29,744 of other receivables that were not expected to be collected.

F-13

Property and Equipment

Property and equipment are stated at cost less depreciation and impairment. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the declining balance method for substantially all assets with estimated lives as follows:

Building	30 years
Leasehold improvements	5 years
Clinical equipment	5 years
Computer equipment	3 years
Office equipment	5 years
Furniture and fixtures	5 years

Leases

The Company applies the provisions of ASC Topic 842, Leases which requires lessees to recognize lease assets and lease liabilities on the balance sheet. The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company must discount lease payments based on an estimate of its incremental borrowing rate.

Long-Lived Assets

The Company applies the provisions of ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets, including right-of-use assets, used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review at August 31, 2021 and 2020, the Company believes there was no impairment of its long-lived assets.

Intangible Assets

The Company’s intangible assets are being amortized over their estimated useful lives as follows:

Land use rights	50 years (the lease period)
Software license	7 years
Intellectual property	7 years
Customer relationships	5 years
Brand names	7 years
Workforce	5 years

The intangible assets with finite useful lives are reviewed for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Based on its reviews at August 31, 2021 and 2020, the Company believes there was no impairment of its intangible assets.

F-14

Right-of-use Assets

The Company’s right-of-use assets consist of leased assets recognized in accordance with ASC 842, Leases, which requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the consolidated balance sheet and are expensed on a straight-line basis over the lease term in the consolidated statements of operations and comprehensive loss. The Company determines the lease term by agreement with lessor. In cases where the lease does not provide an implicit interest rate, the Company uses the Company’s incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

Goodwill

Goodwill represents the excess of purchase price over the underlying net assets of businesses acquired. Under U.S. GAAP, goodwill is not amortized but is subject to annual impairment tests. The Company recorded goodwill related to its acquisition of APKA Health, Inc. during the fiscal year ended August 31, 2017, Executive Fitness Leaders during the fiscal year ended August 31, 2018, Action Plus Physiotherapy Rockland during the fiscal year ended August 31, 2019 and Acenzia, Inc. during fiscal year ended August 31, 2021. Based on its review at August 31, 2020, the Company believes there was no impairment of its goodwill. As of August 31, 2021, the Company performed the required impairment reviews and determined that an impairment charge of $99,593 related to the goodwill for Executive Fitness Leaders was necessary. The impairment was determined based on the fair value of the acquired business, which was estimated based on a discounted cash flow valuation model and the projected future cash flows of the underlying business.

Summary of changes in goodwill by acquired businesses is as follows:

	APKA	EFL	Rockland	Acenzia	Total
Balance, August 31, 2019	$187,675	$217,703	$217,703	$-	$623,081
Foreign currency translation adjustment	4,175	4,843	4,843	-	13,861
Balance, August 31, 2020	191,850	222,546	222,546	-	636,942
Goodwill acquired with purchase of business	-	-	-	8,726,949	8,726,949
Impairment of goodwill	-	(99,593)	-	-	(99,593)
Foreign currency translation adjustment	6,075	6,886	7,047	(202,427)	(182,419)
Balance, August 31, 2021	$197,925	$129,839	$229,593	$8,524,522	$9,081,879

Acquisition Deposits

The Company has signed letters of understanding with a potential acquisition candidate which includes refundable acquisition deposits totaling $383,700 as of August 31, 2020. During the year ended August 31, 2021, this acquisition deposit was converted into a receivable that bears interest at 10% and is due on September 1, 2022.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, accounts receivable, other receivables, accounts payable, government loans and notes payable, and due to related parties, the carrying amounts approximate their fair values due to their short-term maturities.

FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization, low risk of counterparty default and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic 480, Distinguishing Liabilities from Equity, and FASB ASC Topic 815, Derivatives and Hedging.

F-15

For certain financial instruments, the carrying amounts reported in the balance sheets for cash, accounts receivable, current portion of other receivables, and current liabilities, including accounts payable, short-term notes payable, due to related parties and finance lease obligations, each qualify as a financial instrument, and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The carrying value of notes payable approximates their fair values due to current market rate on such debt.

As of August 31, 2021 and 2020, respectively, the Company did not identify any financial assets and liabilities required to be presented on the balance sheet at fair value, except for cash and cash equivalents which are carried at fair value using Level 1 inputs.

Revenue Recognition

The Company’s revenue recognition reflects the updated accounting policies as per the requirements of ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”). As sales are and have been primarily from providing healthcare services the Company has no significant post-delivery obligations.

Revenue from providing healthcare and healthcare related services and product sales are recognized under Topic 606 in a manner that reasonably reflects the delivery of its products and services to customers in return for expected consideration and includes the following elements:

●	executed contracts with the Company’s customers that it believes are legally enforceable;
●	identification of performance obligations in the respective contract;
●	determination of the transaction price for each performance obligation in the respective contract;
●	allocation the transaction price to each performance obligation; and
●	recognition of revenue only when the Company satisfies each performance obligation.

These five elements, as applied to the Company’s revenue category, are summarized below:

●	Healthcare and healthcare related services – gross service revenue is recorded in the accounting records at the time the services are provided (point-in-time) on an accrual basis at the provider’s established rates. The Company reserves a provision for contractual adjustment and discounts that are deducted from gross service revenue. The Company reports revenues net of any sales, use and value added taxes.
●	Product sales – revenue is recorded at the point of time of delivery

Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Unearned revenue is included with accrued expenses in the accompanying consolidated balance sheets.

Sales returns and allowances were insignificant for the years ended August 31, 2021 and 2020. The Company does not provide unconditional right of return, price protection or any other concessions to its customers.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

Stock-Based Compensation

The Company records stock-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. FASB ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the requisite service period. The Company recognizes in the consolidated statements of operations and comprehensive loss the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

F-16

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. The calculations reflect the effects of the 1-for-10 reverse stock split that took place on February 1, 2021. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS assumes that all dilutive securities are converted. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were 4,237,650 and 1,784,500 options/warrants outstanding as of August 31, 2021 and 2020, respectively. Due to the net loss incurred potentially dilutive instruments would be anti-dilutive. Accordingly, diluted loss per share is the same as basic loss for all periods presented.

Foreign Currency Transactions and Comprehensive Income

U.S. GAAP generally requires recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company’s Canadian subsidiaries is the CAD. Translation gains of $991,077 and $1,199,696 at August 31, 2021 and 2020, respectively, are classified as an item of other comprehensive income in the stockholders’ equity section of the consolidated balance sheet.

Statement of Cash Flows

Cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Segment Reporting

ASC Topic 280, Segment Reporting, requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company determined it has two reportable segments. See Note 17.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was issued to improve financial reporting by requiring earlier recognition of credit losses on financing receivables and other financial assets in scope. The new standard represents significant changes to accounting for credit losses. Full lifetime expected credit losses will be recognized upon initial recognition of an asset in scope. The current incurred loss impairment model that recognizes losses when a probable threshold is met will be replaced with the expected credit loss impairment method without recognition threshold. The expected credit losses estimate will be based upon historical information, current conditions, and reasonable and supportable forecasts. This ASU as amended by ASU 2019-10, is effective for fiscal years beginning after December 15, 2023. The Company is currently evaluating the effect of this ASU on the Company’s consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes (ASC 740). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s consolidated financial statements and related disclosures.

F-17

In May, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40):Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This update provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic. This update is effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the effect of this ASU on the Company’s consolidated financial statements and related disclosures.

In August 2020, the FASB issued guidance that simplifies the accounting for debt with conversion options, revises the criteria for applying the derivative scope exception for contracts in an entity’s own equity, and improves the consistency for the calculation of earnings per share. The guidance is effective for annual reporting periods and interim periods within those annual reporting periods beginning after December 15, 2021.

In March 2020, the FASB issued guidance providing optional expedients and exceptions to account for the effects of reference rate reform to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued. The optional guidance, which became effective on March 12, 2020 and can be applied through December 21, 2022, has not impacted our consolidated financial statements. The Company has various contracts that reference LIBOR and is assessing how this standard may be applied to specific contract modifications through December 31, 2022.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 3 – Related Party Transactions

Due to related parties

Amounts loaned to the Company by stockholders and officers of the Company are payable upon demand and unsecured. At August 31, 2021 and 2020, the amount due to related parties was $478,920 and $528,213, respectively. At August 31, 2021 $407,052 was non-interest bearing, $22,783 bears interest at 6% per annum, and $49,085 bears interest at 13.75% per annum. At August 31, 2020, $458,550 was non-interest bearing, $22,084 bears interest at 6% per annum, and $47,579 bears interest at 13.75% per annum.

The Company leased office space from a related party on a month-to-month basis with monthly lease payments of $1,487. The lease was terminated on May 31, 2020.

On July 21, 2020, a related party converted $226,363 of outstanding principal and accrued interest into 15,091 shares of the Company’s common stock. The per share price used for the conversion of this debt was $15.00.

On July 21, 2020, the Company made a partial repayment of a debenture due to a related party of $267,768. The remaining principal balance of debentures due to related parties at August 31, 2021 and 2020 was $982,205 and $952,058, respectively.

Note 4 – Inventory

Inventory at August 31, 2021 and 2020 consisted of the following:

	2021	2020
Raw materials	$1,017,566	$-
Work in process	144,628	-
Finished Goods	243,912	-
	1,406,106	-
Allowance for slow moving and obsolete inventory	(1,066,721)	-
Inventory, net	$339,385	$-

F-18

Note 5 – Accounts Receivables, net

Accounts receivables, net at August 31, 2021 and 2020 consisted of the following:

	2021	2020
Trade receivables	$2,411,499	$1,948,520
Amounts earned but not billed	154,558	301,943
	2,566,057	2,250,463
Allowance for doubtful accounts	(1,097,628)	(518,031)
Accounts receivable, net	$1,468,429	$1,732,432

Note 6 – Other Receivables

Other receivables at August 31, 2021 and 2020 consisted of the following:

	2021	2020
Notes receivable dated April 1, 2015 and amended on May 23, 2017; accrued interest at 8% per annum; secured by certain assets; due March 1, 2019. (currently in default; if the receivable is not repaid, the Company plans to foreclose on the clinic that secures this receivable)	$296,888	$287,775

Advance to corporation; accrues interest at 12% per annum; unsecured; due December 31, 2021, as amended	79,170	76,740

Advance to corporation; accrues interest at 10% per annum after the first 60 days; unsecured; due March 1, 2022, as amended	225,924	225,924

Advance to corporation; accrues interest at 12% per annum; secured by property and other assets of debtor; due February 1, 2022, as amended	509,063	-

Advance to corporation; accrues interest at 10% per annum; secured by assets of debtor; due September 1, 2022, as amended	395,850	-
Total other receivables	1,506,895	590,439
Current portion	(814,157)	(302,664)
Long-term portion	$692,738	$287,775

During the year ended August 31, 2020, the Company settled other receivable for less than the amount due and recognized a loss on settlement of $74,360. During the year ended August 31, 2020, the Company wrote off a receivable for $29,744.

Note 7 – Property and Equipment

Property and equipment at August 31, 2021 and 2020 consisted of the following:

	2021	2020
Land	$475,020	$-
Building	3,562,650	-
Leasehold improvements	691,318	465,857
Clinical equipment	1,875,537	301,337
Computer equipment	24,679	23,921
Office equipment	46,510	29,229
Furniture and fixtures	41,019	39,760
	6,716,733	860,104
Accumulated depreciation	(646,442)	(506,444)
Total	$6,070,291	$353,660

F-19

Depreciation expense for the years ended August 31, 2021 and 2020 was $123,461 and $75,726, respectively.

Certain property and equipment has been used to secure notes payable (See Note 10).

Note 8 – Intangible Assets

Intangible assets at August 31, 2021 and 2020 consisted of the following:

	2021	2020
Land use rights	$21,600,000	$21,600,000
Software license	1,144,798	1,144,798
Intellectual property	9,388,065	5,248,000
Customer relationships	787,304	-
Brand names	2,065,941	-
Assembled workforce	421,003	-
	35,407,111	27,992,798
Accumulated amortization	(2,970,643)	(1,369,350)
Total	$32,436,468	$26,623,448

Amortization expense for the years ended August 31, 2021 and 2020 was $1,600,661 and $1,369,350, respectively.

Expected amortization expense of intangible assets over the next 5 years and thereafter is as follows:

Years Ending August 31,
2022	$2,473,490
2023	2,473,490
2024	2,473,490
2025	2,473,490
2026	2,379,029
Thereafter	20,163,479
Total	$32,436,468

On December 17, 2019, the Company entered into that certain Intellectual Property Asset Purchase Agreement (the “APA”) by and between the Company and 2731861 Ontario Corp. (the “Seller”), pursuant to which the Company agreed to purchase, and Seller agreed to sell (the “Acquisition”), proprietary designs for an innovative cannabis dosing device, in addition to designs, plans, procedures, and all other material pertaining to the application, construction, operation, and marketing of a cannabis business under the regulations of Health Canada (the “Intellectual Property”). Pursuant to the terms of the APA, the purchase price of the Intellectual Property is 800,000 shares of restricted common stock of the Company valued at $5,248,000.

On February 26, 2019, the Company and NHL entered into a Software License Agreement (the “Cloud DX License”) with Cloud DX Inc. (“Cloud DX”), pursuant to which Cloud DX agreed to sell, and NHL agreed to purchase, a fully paid up, perpetual license, with 5-year conditional exclusivity, for the Cloud DX Bundled Pulsewave PAD-1A USB Blood Pressure Device, up-to-date product releases and Licensed Software Products (the “Licensed Software”). Pursuant to the terms of the Cloud DX License, Cloud DX also agreed to sell, and NHL agreed to purchase, 4,000 fully functional Pulsewave PAD 1A USB blood pressure monitor devices bundled with the perpetual license discussed above (the “Bundled Devices”).

F-20

The Cloud DX License granted to NHL and its majority-owned subsidiaries, holding companies, divisions and affiliates, other than physiotherapy clinics owned and operated by Closing The Gap Healthcare Inc., the right to use and sub-license the Licensed Software and re-sell the Bundled Devices pursuant to the terms of the Cloud DX License in the physical therapy clinic marketplace in North America in exchange for the purchase price as set forth below:

●	Upon the closing, the Company issued 45,835 restricted shares of its common stock having a value (as calculated as set forth in the Cloud DX License) of CAD$1,000,000 (approximately $758,567 as of February 26, 2019), and

●	Cloud DX agreed to invoice CAD$250,000 (approximately $189,642 as of February 26, 2019) to NHL based on the following deliverables, and paid on the following schedule:

Cloud DX deliverable	Novo payment (terms: Net 15)
Heart Friendly Program launches in Clinic #1	CAD$50,000 (approximately $37,929 as of February 26, 2019)
Novo-branded Android app delivered as APK file	CAD$35,000 (approximately $26,550 as of February 26, 2019)
Novo-branded Clinical portal website delivered	CAD$35,000 (approximately $26,550 as of February 26, 2019)
Pulsewave PAD-1A devices – 1st delivery	CAD$20,000 (approximately $15,171 as of February 26, 2019)
Marketing services / materials delivered	CAD$25,000 (approximately $18,964 as of February 26, 2019)
Cloud DX hires dedicated Novo support FTE	CAD$85,000 (approximately $64,478 as of February 26, 2019)

On March 9, 2020, the Company and NHL entered into that certain First Amendment to Cloud DX Perpetual Software License Agreement (the “Cloud DX Amendment”) with Cloud DX, effective March 6, 2020, pursuant to which the parties thereto agreed that the CAD$250,000 (approximately $186,231 as of March 6, 2020) that was to be paid by NHL based on the above deliverables would be paid as a one-time payment of 46,558 restricted shares of Company common stock. In addition, pursuant to the terms of the Cloud DX Amendment, the parties agreed to settle a $200,000 fee owed by NHL to Cloud DX through payment of 50,000 restricted shares of Company common stock.

Except as set forth in the Cloud DX Amendment, the remaining terms and conditions of the Cloud DX License remain in full force and effect.

In connection with the acquisition of PRO-DIP (see Note 15) the Company acquired intellectual property valued at $455,752.

In connection with the acquisition of Acenzia (See Note 15) the Company acquired the following intangible assets: intellectual property valued at $2,875,000; customer relationships valued at $806,000; brand names valued at $2,115,000; and assembled workforce valued at $431,000.

Note 9 – Accrued Expenses

Accrued expenses at August 31, 2021 and 2020 consisted of the following:

	2021	2020
Accrued liabilities	$811,660	$37,457
Accrued payroll	279,018	117,823
Unearned revenue	38,631	39,428
	$1,129,309	$194,708

F-21

Note 10 – Government Loans and Note Payable and Government Subsidy

Governmental loans and note payable at August 31, 2021 and 2020 consisted of the following:

	2021	2020
Note payable issued under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The loan has terms of 24 months and accrues interest at 1% per annum. The full note balance was forgiven in fiscal year 2021.	$-	$21,900

Government loans issued under the Government of Canada’s Canada Emergency Business Account (“CEBA”) program (A).	63,336	61,392

Note payable to the Small Business Administration (“SBA”). The note bears interest at 3.75% per annum, requires monthly payments of $190 after 12 months from funding and is due 30 years from the date of issuance and is secured by certain equipment of PRO-DIP.	40,320	-

Note payable dated December 3, 2019; accrues interest at 3% per annum; secured by land, building and personal property; due June 30, 2022.	5,069,858	-

Note payable dated December 3, 2018; accrues interest at 4.53% per annum; unsecured; annual payments of approximately $4,000; due December 2, 2028.	30,739	-

Note payable dated June 24, 2021; accrues interest at 9% per annum; secured by real property of Acenzia; lender at its sole discretion may require monthly principal payments of $950,000 after December 24, 2021; any unpaid principal and interest due on June 24, 2022.	4,415,000	-
Total government loans and notes payable	9,619,253	83,292
Less current portion	(4,485,649)	(83,292)
Long-term portion	$5,133,604	$-

(A)	The Government of Canada launched the Canada Emergency Business Account loan to ensure that small businesses have access to the capital that they need during the current challenges faced due to the COVID-19 virus. The Company obtained CAD$80,000 loan (US$63,336 at August 31, 2021), which is unsecured, non-interest bearing and due on or before December 31, 2022. If the loan amount is paid on or before December 31, 2022, 25% of the loan will be forgiven (“Early Payment Credit”). In the event that the Company does not repay 75% of such term debt on or before December 31, 2022, the Early Payment Credit will not apply and the lender will automatically extend the term of the loan by three years until December 31, 2025 and will accrue on the outstanding amount of the CEBA Loan at a fixed rate of 5% per year, calculated daily and compounded monthly.

Government Subsidy

In 2020, the Government of Canada announced the Canada Emergency Wage Subsidy (“CEWS”) for Canadian employers whose businesses were affected by the COVID-19 pandemic. The CEWS provides a subsidy of up to 75% of eligible employees’ employment insurable remuneration, subject to certain criteria. Accordingly, the Company applied for the CEWS to the extent it met the requirements to receive the subsidy and during the year ended August 31, 2021, recorded a total of approximately $731,000 in government subsidies as a reduction to the associated wage costs recorded in cost of revenues and general and administrative expenses in the consolidated statement of operations and comprehensive loss.

F-22

Future scheduled maturities of outstanding government loans and notes payable are as follows:

Years Ending August 31,
2022	$4,485,649
2023	5,074,763
2024	5,346
2025	5,793
2026	6,247
Thereafter	41,455
Total	$9,619,253

Note 11 – Debentures, related parties

On September 30, 2013, the Company issued five debentures totaling CAD$6,402,512 (approximately $6,225,163 on September 30, 2013) in connection with the acquisition of certain business assets. The holders of the debentures are current stockholders, officers and/or affiliates of the Company. The debentures are secured by all the assets of the Company, accrue interest at 8% per annum and were originally due on September 30, 2016. On December 2, 2017, the debenture holders agreed to extend the due date to September 30, 2019. On September 27, 2019, the debenture holders agreed to extend the due date to September 30, 2021. On November 2, 2021, the debenture holders agreed to extend the due date to December 1, 2023.

On January 31, 2018, the debenture holders converted 75% of the debenture value of $3,894,809 plus accrued interest of $414,965 into 1,047,588 shares of the Company’s common stock. The per share price used for the conversion of each debenture was $4.11 which was determined as the average price of the five (5) trading days immediately preceding the date of conversion with a 10% premium added to the calculated per share price.

On July 21, 2020, the Company made a partial repayment of a debenture due to a related party of $267,768.

At August 31, 2021 and 2020, the amount of debentures outstanding was $982,205 and $952,058, respectively.

Note 12 – Leases

Operating leases

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company discounts lease payments based on an estimate of its incremental borrowing rate.

The Company leases its corporate office space and certain facilities under long-term operating leases expiring through fiscal year 2028.

The table below presents the lease related assets and liabilities recorded on the Company’s consolidated balance sheets as of August 31, 2021 and 2020:

		2021	2020
	Classification on Balance Sheet
Assets
Operating lease assets	Operating lease right of use assets	$2,543,396	$2,810,556
Total lease assets		$2,543,396	$2,810,556

Liabilities
Current liabilities
Operating lease liability	Current operating lease liability	$530,797	$563,793
Noncurrent liabilities
Operating lease liability	Long-term operating lease liability	2,057,805	2,266,887
Total lease liability		$2,588,602	$2,830,680

F-23

Lease obligations at August 31, 2021 consisted of the following:

Years Ending August 31,
2022	$717,772
2023	649,974
2024	444,301
2025	366,620
2026	351,434
Thereafter	728,841
Total payments	3,258,942
Amount representing interest	(670,340)
Lease obligation, net	2,588,602
Less lease obligation, current portion	(530,797)
Lease obligation, long-term portion	$2,057,805

During the year ended August 31, 2021, the Company entered into new lease obligation of $296,317.

The lease expense for the years ended August 31, 2021 and 2020 was $858,847 and $788,272, respectively. The cash paid under operating leases during the years ended August 31, 2021 and 2020 was $834,502 and $772,798, respectively.

At August 31, 2021, the weighted average remaining lease terms were 5.98 years and the weighted average discount rate was 8%.

Finance leases

The Company leases certain equipment under lease contracts that are accounted for as finance leases. If the contracts meet the criteria for a finance lease, the related equipment underlying the lease contract is capitalized and amortized over its estimated useful life. If the cost of the equipment is not available, the Company calculates the cost by taking the present value of the lease payments using an implicit borrowing rate of 5%.

The net book value of equipment under finance leases included in property and equipment on the accompanying balance sheet at August 31, 2021 is as follows:

Cost	$209,457
Accumulated amortization	(136,491)
Net book value	$72,966

Future minimum finance lease payments are as follows:

Years Ending August 31,
2022	$25,153
2023	9,719
2024	5,669
Total payments	40,541
Amount representing interest	(1,140)
Lease obligation, net	39,401
Less lease obligation, current portion	(23,184)
Lease obligation, long-term portion	$16,217

F-24

Note 13 – Stockholders’ Equity

Convertible preferred stock

The Company has authorized 1,000,000 shares of $0.001 par value convertible preferred stock. As of August 31, 2021 and 2020 there were 0 and 0 convertible preferred shares issued and outstanding, respectively.

Common Stock

The Company has authorized 499,000,000 shares of $0.001 par value common stock. On February 1, 2021, the Company effected a 1-for-10 reverse stock split of our common stock. As a result of the reverse stock split, every 10 shares of issued and outstanding common stock were exchanged for one share of common stock, with any fractional shares being rounded up to the next higher whole share. As of August 31, 2021 and 2020 there were 26,610,144 and 23,466,236 common shares issued and outstanding, respectively.

During the fiscal year ended August 31, 2021, the Company issued:

●	21,905 restricted shares of common stock to a non-U.S. person for cash proceeds of $92,000.

●	15,000 restricted shares of common stock as consideration for a Statement of Work Agreement with an independent contractor valued at $55,500. The fair value was determined based on the market price of the Company’s common stock on the date of grant.

●	50,000 restricted shares of common stock as consideration for a Consulting and Services Agreement valued at $192,500. The fair value was determined based on the market price of the Company’s common stock on the date of grant.

●	240,000 restricted shares of common stock as consideration for an Asset Purchase Agreement with a value of $876,000 based on the market price of the Company’s common stock of $3.65 per share on the date of grant.

●	957 shares of common stock to round fractional shares that would have been issued pursuant to the reverse stock split to the next highest whole share as a result of the Company’s 1-for-10 reverse stock split of our common stock, effective February 1, 2021. As a result of the reverse stock split, every 10 shares of issued and outstanding common stock were exchanged for one share of common stock, with any fractional shares being rounded up to the next whole share amount.

●	7,500 shares of common stock issued upon the exercise of stock options. The Company received the exercise price of $12,000 in cash.

●	100,000 restricted shares of common stock under the terms and conditions of a certain Letter of Engagement, dated July 31, 2020, as a result of the Company’s successful uplist to the Nasdaq Capital Markets. The fair value of the shares were $375,000 based on the market value of the Company’s stock on the date of grant.

●	9,913 shares of common stock under the Company’s 2021 Equity Incentive Plan and registered pursuant to the Company’s registration statement on Form S-8 (File No. 333-253289) for payment of legal services valued at $37,172.

F-25

●	2,388,050 shares of common stock, to accredited investors, under the terms and conditions of a Securities Purchase Agreement, dated April 9, 2021, in a registered direct offering for an agreed upon purchase price of $3.35 per share. The Company incurred offering cost of $764,388 associated with this offering. The shares were offered pursuant to an effective shelf registration statement on Form S-3 (File No. 333-254278), which was declared effective on March 22, 2021. The shares were issued on April 13. 2021.

●	189,796 restricted shares of common stock as consideration for a Share Exchange Agreement with the securities exchange valued at $430,837, or $2.27 per share. The fair value was determined based on the market price of the Company’s common stock on the date of grant. The shares were issued on May 24, 2021.

●	120,787 shares of common stock under the Company’s 2021 Equity Incentive Plan and registered pursuant to the Company’s registration statement on Form S-8 (File No. 333-253289) to three members of the Company’s Medical Advisory Board for payment of services valued at $215,000.

During the fiscal year ended August 31, 2020, the Company issued:

●	800,000 restricted shares of common stock as consideration for the Intellectual Property Asset Purchase Agreement with a value of $5,248,000 based on the closing share price of $6.56 on the Agreement date of execution.

●	96,558 restricted shares of common stock as consideration for the License Agreement Amendment No. 1 with a value of $386,231 based on the closing share price of $4.00 on the execution date of the Agreement Amendment No. 1.

●	15,091 restricted shares of common stock as consideration for payment in full of a related party loan debt with a value of CAD$304,321 (approximately $226,363 as of July 21, 2020) based on a per share price of $15.00.

●	100,000 restricted shares of common stock as consideration for general financial advisory, investment banking and digital marketing services valued at $340,000, The fair value was determined based on the market price of the Company’s common stock on the date of issuance.

●	50,000 S-8 shares from the Company’s 2018 Incentive Plan to an independent contractor as consideration for professional management consulting service valued at $250,000, The fair value was determined based on the market price of the Company’s common stock on the date of issuance.

●	35,437 restricted shares of common stock for cash proceeds of $113,399.

Common Stock to be Issued

In connection with the acquisition of Acenzia (See Note 15), the Company is obligated to issue 3,622,199 shares of the Company’s common stock.

Stock Options and Warrants

On September 8, 2015, the Company’s Board of Directors and stockholders holding a majority of the Company’s outstanding common stock approved the Novo Integrated Sciences, Inc. 2015 Incentive Compensation Plan (the “2015 Plan”), which authorizes the issuance of up to 500,000 shares of common stock to employees, officers, directors or independent consultants of the Company, provided that no person can be granted shares under the 2015 Plan for services related to raising capital or promotional activities. During fiscal years 2021 and 2020, the Company did not grant any awards under the 2015 Plan. The Company does not intend to issue any additional grants under the 2015 Plan.

F-26

On January 16, 2018, the Company’s Board of Directors and stockholders holding a majority of the Company’s outstanding common stock approved the Novo Integrated Sciences, Inc. 2018 Incentive Compensation Plan (the “2018 Plan”). Under the 2018 Plan, 1,000,000 shares of common stock are authorized for the grant of stock options and the issuance of restricted stock, stock appreciation rights, phantom stock and performance awards to officers, directors, employees and eligible consultants to the Company or its subsidiaries. As of August 31, 2021, the 2018 Plan has 864,900 shares available for award; however, the Company does not intend to issue any additional grants under the 2018 Plan.

On February 9, 2021, the Company’s Board of Directors and stockholders holding a majority of the Company’s outstanding common stock approved the Novo Integrated Sciences, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). Under the 2021 Plan, a total of 4,500,000 shares of common stock are authorized for issuance pursuant to the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares or other cash- or stock-based awards to officers, directors, employees and eligible consultants to the Company or its subsidiaries. Subject to adjustment as provided in the 2021 Plan, the maximum aggregate number of shares that may be issued under the 2021 Plan will be cumulatively increased on January 1, 2022 and on each subsequent January 1 through and including January 1, 2023, by a number of shares equal to the smaller of (i) 3% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) an amount determined by our Board of Directors. As of August 31, 2021, the 2021 Plan has 4,369,300 shares available for award.

The following is a summary of stock option/warrant activity:

			Weighted
		Weighted	Average
	Options/	Average	Remaining	Aggregate
	Warrants	Exercise	Contractual	Intrinsic
	Outstanding	Price	Life	Value
Outstanding, August 31, 2019	1,009,500	3.00	3.58	$1,141,500
Granted	775,000	3.00
Forfeited	-
Exercised	-
Outstanding, August 31, 2020	1,784,500	2.20	4.09	$3,173,800
Granted	2,460,650	3.36
Forfeited	-
Exercised	(7,500)	1.60
Outstanding, August 31, 2021	4,237,650	2.89	4.26	$218,240
Exercisable, August 31, 2021	4,207,400	$2.88	4.25	$218,240

The exercise price for options/warrants outstanding at August 31, 2021:

Outstanding		Exercisable
Number of		Number of
Options/	Exercise	Options/	Exercise
Warrants	Price	Warrants	Price
997,000	$1.60	997,000	$1.60
775,000	3.00	775,000	3.00
2,388,050	3.35	2,388,050	3.35
72,600	3.80	42,350	3.80
5,000	5.00	5,000	5.00
4,237,650		4,207,400

F-27

For options granted during fiscal year ended August 31, 2021 where the exercise price equaled the stock price at the date of the grant, the weighted-average fair value of such options was $3.76, and the weighted-average exercise price of such options was $3.80. No options were granted during fiscal year ended August 31, 2021 where the exercise price was less than the stock price at the date of grant or the exercise price was greater than the stock price at the date of grant.

For options granted during the fiscal year ended August 31, 2020 where the exercise price equaled the stock price at the date of the grant, the weighted-average fair value of such options was $2.92 and the weighted-average exercise price of such options/warrants was $3.00. No options were granted during the fiscal year ended August 31, 2020 where the exercise price was less than the stock price at the date of grant or the exercise price was greater than the stock price at the date of grant.

The fair value of the stock options is being amortized to stock option expense over the vesting period. The Company recorded stock option expense of $155,496 and $2,265,211 during the years ended August 31, 2021 and 2020, respectively. At August 31, 2021, the unamortized stock option expense was $111,068, which will be amortized to expense through January 2022.

The assumptions used in calculating the fair value of options granted using the Black-Scholes option-pricing model for options granted are as follows:

	Years Ended August 31,
	2021	2020

Risk-free interest rate	0.42%	0.21%
Expected life of the options	2.5 years	2.5 years
Expected volatility	268%	281%
Expected dividend yield	0%	0%

During the year ended August 31, 2020, the Company re-priced the exercise price of 449,500 options to $1.60 and extended the expiration date of 437,000 options by two years. The change in fair value between the options using the original terms and the options using the new expiration dates and exercise prices was $62,822 which has been recorded as expense in the accompanying consolidated statements of operations and comprehensive loss.

Note 14 – Income Taxes

The Company’s Canadian subsidiaries are subject to the income tax laws of the Province of Ontario and the country of Canada.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A full valuation allowance is established against all net deferred tax assets as of August 31, 2021 and 2020 based on estimates of recoverability. While the Company has optimistic plans for its business strategy, it determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to its ability to generate sufficient profits from its business model.

The current and deferred income tax expenses for the year ended August 31, 2021 and 2020 were $nil.

F-28

A reconciliation of the differences between the effective and statutory income tax rates are as follows:

Year Ended August 31, 2021
	Canada		United States		Total

Combined statutory tax rate		26.5%		27.0%

Pretax loss	$(1,102,559)		$(3,359,588)		$(4,462,147)

Expected income tax benefit	(292,178)	-26.5%	(907,089)	-27.0%	(1,199,267)
Stock based compensation	-	0.0%	278,281	8.3%	278,281
Change in valuation allowance	292,178	26.5%	628,808	18.7%	920,986
	$-	0.0%	$-	0.0%	$-	0.0%

Year Ended August 31, 2020
	Canada		United States		Total

Combined statutory tax rate		26.5%		27.0%

Pretax loss	$(232,991)		$(4,682,163)		$(4,915,154)

Expected income tax benefit	(61,743)	-26.5%	(1,264,184)	-27.0%	(1,325,927)
Stock based compensation	-	0.0%	787,869	16.8%	787,869
Change in valuation allowance	61,743	26.5%	476,315	10.2%	538,058
	$-	0.0%	$-	0.0%	$-	0.0%

At August 31, 2021 and 2020, the significant components of the deferred tax asset and liability are summarized below:

	2021	2020
Deferred tax asset:
Net operating loss carryforwards	$4,168,876	$2,913,805
Total deferred tax asset	4,168,876	2,913,805
Less: valuation allowance	(4,168,876)	(2,913,805)
Total deferred tax asset	-	-
Deferred tax liability:
Intangible assets	(1,500,372)	-
Total deferred tax liability	(1,500,372)	-
Net deferred tax liability	$(1,500,372)	$-

The valuation allowance for the years ended August 31, 2021 and 2020 increased by $1,255,071 and $787,060, respectively. The increase in 2021 and 2020 was the result of the Company generating additional net operating losses.

The Company has recorded as of August 31, 2021 and 2020 a valuation allowance of $4,168,876 and $2,913,805, respectively, as it believes that it is more likely than not that the deferred tax assets will not be realized in future years. Management has based its assessment on the Company’s lack of profitable operating history.

The Company conducts an analysis of its tax positions and has concluded that it has no uncertain tax positions as of August 31, 2021 and 2020.

F-29

As of August 31, 2021, the Company has net operating loss carry-forward of approximately $5,577,000 and $5,643,000 in the United States and Canada, respectively that begin to expire in 2030. The use of the net operating losses in the United States may be significantly limited due to Internal Revenue Code section 382. The 2020, 2019 and 2018 tax years are still subject to audit in the U.S. and reassessment in Canada.

Note 15 – Acquisitions

Acquisition of Assets

On December 11, 2020, the Company entered into that certain Asset Purchase Agreement by and between the Company and 2794512 Ontario Inc. (the “Seller”) (the “2794512 APA”), pursuant to which the Company agreed to purchase, and Seller agreed to sell, generic primary and sub-primary drug formulations (known as bioequivalence) of name brand pharmaceutical reference products related to usage as injectables, ophthalmic, and topical applications. Pursuant to the terms of the 2794512 APA, the purchase price is $876,000. As consideration for payment of the 2794512 APA, the Company issued 240,000 restricted shares of common stock based on the 30-day trading average of $3.65. The shares were issued on December 15, 2020.

Acquisition of Businesses

On May 24, 2021, the Company’s acquired PRO-DIP, LLC, to complement several of the Company’s growth initiatives (i) to build a health science related IP portfolio, and (ii) deliver wellness and preventative healthcare products to the marketplace. This acquisition was considered an acquisition of a business under ASC 805. From the period from the acquisition date to August 31, 2021, PRO-DIP LLC had revenues of $1,172 and a net loss of $106,706.

On May 28, 2021, the Company and NHL entered into a Share Exchange Agreement (the “ACZ SEA”) by and among the Company and NHL, on the one hand, and Acenzia Inc., Avec8 Holdings Inc., Ambour Holdings Inc., Indrajit Sinha, Grant Bourdeau and Derrick Bourdeau, on the other hand (collectively the “ACZ Shareholders”). On June 24, 2021, pursuant to the terms of the ACZ SEA, the acquisition of Acenzia by NHL closed. On October 22, 2021, the parties (i) set the final Purchase Price, as determined by the Post-Closing Purchase Price Adjustment, at a value of $14,162,795, and (ii) agreed to the issuance of that number of NHL Exchangeable Shares (as defined in the ACZ SEA) exchangeable into 3,622,199 restricted shares of Company common stock at an agreed upon price of $3.91 allotted for the ACZ Shareholders as provided for in the ACZ SEA. The price of the Company’s common stock on the closing date was $2.55; therefore the purchase price for accounting purposes was $9,236,607. The Company acquired Acenzia to complement several of the Company’s growth initiatives (i) to build a health science related IP portfolio, and (ii). acquire ownership interest in licensed and certified manufacturing and packaging facilities of health and wellness related products. This acquisition was considered an acquisition of a business under ASC 805. From the period from the acquisition date to August 31, 2021, Acenzia had revenues of $446,390 and a net loss of $549,666.

A summary of the purchase price allocation for Acenzia and PRO-DIP at fair value is below.

	Acenzia	PRO-DIP
Cash and cash equivalents	$3,738,171	$-
Accounts receivable	808,165	-
Inventory	195,518	9,050
Prepaid expenses and other current assets	3,594	-
Property and equipment	5,687,988	16,355
Intangible assets	6,227,000	455,752
Goodwill	8,726,949	-
Accounts payable and accrued expenses	(1,845,114)	-
Due to related party	(185,614)	-
Note payable	(12,534,593)	(40,320)
Deferred tax liability	(1,536,000)	-
Lease obligation	(49,457)	-
Purchase price	$9,236,607	$440,837

F-30

The purchase price was paid as follows:

	Acenzia	PRO-DIP
Cash	$-	$10,000
Issuance of common stock	-	430,837
Common stock to be issued	9,236,607	-
	$9,236,607	$440,837

The following are the unaudited pro forma results of operations for the years ended August 31, 2021 and 2020, as if Acenzia and PRO-DIP had been acquired on September 1, 2019. The pro forma results include estimates and assumptions which management believes are reasonable. However, pro forma results do include any anticipated cost savings or other effects of the planned integration of these entities, and are not necessarily indicative of the results that would have occurred if the business combination had been in effect on the dates indicated.

	Pro Forma Combined Financials (unaudited)
	Years Ended August 31,
	2021	2020
Sales	$12,860,406	$14,047,859
Cost of goods sold	8,231,486	8,420,513
Gross profit	4,628,920	5,627,346
Operating expenses	10,285,972	14,091,463
Loss from operations	(5,657,052)	(8,464,117)
Net loss	(6,335,783)	(9,421,409)
Loss per share	(0.22)	(0.35)

Note 16 – Commitments and Contingencies

Litigation

The Company is party to certain legal proceedings from time to time incidental to the conduct of its business. These proceedings could result in fines, penalties, compensatory or treble damages or non-monetary relief. The nature of legal proceedings is such that the Company cannot assure the outcome of any particular matter, and an unfavorable ruling or development could have a materially adverse effect on our consolidated financial position, results of operations and cash flows in the period in which a ruling or settlement occurs. However, based on information available to the Company’s management to date, the Company’s management does not expect that the outcome of any matter pending against the Company is likely to have a materially adverse effect on the Company’s consolidated financial position, results of operations, cash flows or liquidity.

Note 17 – Segment Reporting

ASC Topic 280, Segment Reporting, requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company has two reportable segments: healthcare services and product manufacturing and development.

F-31

The following tables summarize the Company’s segment information for the years ended August 31, 2021 and 2020:

	Years Ended August 31,
	2021	2020

Sales
Healthcare services	$8,857,693	$7,860,567
Product manufacturing and development	447,562	-
Corporate	-	-
	$9,305,255	$7,860,567

Gross profit
Healthcare services	$3,694,512	$3,058,372
Product manufacturing and development	128,486	-
Corporate	-	-
	$3,822,998	$3,058,372

Income (loss) from operations
Healthcare services	$(516,437)	$442,656
Product manufacturing and development	(580,523)	-
Corporate	(3,276,559)	(4,705,254)
	$(4,373,519)	$(4,262,598)

Depreciation and amortization
Healthcare services	$91,978	$75,726
Product manufacturing and development	203,459	-
Corporate	1,428,685	1,369,350
	$1,724,122	$1,445,076

Capital expenditures
Healthcare services	$216,284	$12,110
Product manufacturing and development	39,665	-
Corporate	-	-
	$255,949	$12,110

Interest expenses
Healthcare services	$89,154	$156,662
Product manufacturing and development	75,849	-
Corporate	-	-
	$165,003	$156,662

Net loss
Healthcare services	$(552,893)	$(232,991)
Product manufacturing and development	(656,372)	-
Corporate	(3,252,882)	(4,682,163)
	$(4,462,147)	$(4,915,154)

F-32

	As of August 31,
	2021	2020
Total assets
Healthcare services	$7,318,888	$7,607,820
Product manufacturing and development	21,427,285	-
Corporate	33,212,108	27,782,798
	$61,958,281	$35,390,618

Accounts receivable
Healthcare services	$953,919	$1,732,432
Product manufacturing and development	514,510	-
Corporate	-	-
	$1,468,429	$1,732,432
Intangible assets
Healthcare services	$-	$-
Product manufacturing and development	6,365,705	-
Corporate	26,070,763	26,623,448
	$32,436,468	$26,623,448

Goodwill
Healthcare services	$557,357	$636,942
Product manufacturing and development	8,524,522	-
Corporate	-	-
	$9,081,879	$636,942

All of the property and equipment except for $16,355 is held in Canada.

Note 18 – Subsequent Events

2021 Plan Option Grant

On October 1, 2021, the Company granted 48,000 options under the 2021 Plan at an exercise price of $1.87 per share. The options fully vested on the date of grant and expire on October 1, 2026.

MiTelemed+

On October 8, 2021, the Company and NHL completed a Joint Venture Agreement (the “MiTelemed+ JV”) with EK-Tech Solutions Inc. (“EK-Tech”) to establish the joint venture company MiTelemed+ Inc., an Ontario province Canada corporation (“MiTelemed+”), to operate, support, and expand access and functionality of EK-Tech’s enhanced proprietary Telehealth platform. At closing, EK-Tech contributed all intellectual property, source code, and core data of the iTelemed platform, valued at CAD$1,500,000, and NHL issued to EK-Tech, non-voting NHL Exchangeable Special Shares, free and clear of all liens and encumbrances, which are issued solely for the purpose of EK-Tech to exchange, for 185,000 restricted shares of Company’s common stock solely upon EK-Tech meeting terms and conditions for exchange of the NHL Exchangeable Special Shares as defined in the MiTelemed+ JV. The net profits and net losses of the JV will be split 50/50 between NHL and EK-Tech.

Terragenx Share Exchange

On November 17, 2021, the Company and NHL, a wholly owned subsidiary of the Company, entered into that certain Share Exchange Agreement (the “Terra SEA”), dated as of November 17, 2021, by and among the Company, NHL, Terragenx Inc. (“Terra”), TMS Inc. (“TMS”), Shawn Mullins, Claude Fournier, and The Coles Optimum Health and Vitality Trust (“COHV” and collectively with TMS, Mr. Mullins and Mr. Fournier, the “Terra Shareholders”). Collectively, the Terra Shareholders owned 91% of the outstanding shares of Terra (the “Terra Purchased Shares”).

F-33

Pursuant to the terms of the Terra SEA, NHL agreed to purchase from the Terra Shareholders, and the Terra Shareholders agreed to sell to NHL, the Terra Purchased Shares on the closing date, in exchange for payment by NHL of the purchase price (the “Purchase Price”) of CAD$500,000 (approximately $398,050) (the “Exchange”). The Purchase Price was to be paid with the issuance, by NHL to the Terra Shareholders, of certain non-voting NHL special shares exchangeable into restricted shares of the Company’s common stock (the “NHL Exchangeable Shares”). The total shares of Company common stock allotted in favor of the Terra Shareholders was calculated at a per share price of $3.35.

The Exchange closed on November 17, 2021. At the closing of the Exchange, (i) the Terra Shareholders transferred to NHL a total of 910 shares of Terra common stock, representing 91% of Terra’s outstanding shares, and (ii) a total of 100 NHL Exchangeable Shares were issued to the Terra Shareholders, which NHL Exchangeable Shares are exchangeable into a total of 118,821 restricted shares of the Company’s common stock. As a result of the Exchange, NHL has 91% ownership of Terra and full control of the Terra business.

Mullins Asset Purchase Agreement

On November 17, 2021, the Company entered into that certain Asset Purchase Agreement (the “Mullins APA”), dated as of November 17, 2021, by and between the Company and Terence Mullins. Pursuant to the terms of the Mullins APA, Mr. Mullins agreed to sell, and the Company agreed to purchase, all of Mr. Mullins’ right, title and interest in and to certain assets (the “Mullins IP Assets”), in exchange for a purchase price of CAD$2,500,000 (approximately $1,990,250) which is to be paid as follows:

(a)	CAD$2,000,000 (approximately $1,592,200) is to be issued or allotted to Mr. Mullins only after patent-pending status, in the U.S. or internationally, is designated for all Mullins IP Assets (the “Mullins IP Assets CAD$2m Shares”), as either restricted shares of Company common stock or NHL Exchangeable Shares, as determined by Mr. Mullins. Once issued or allotted, the Mullins IP Assets CAD $2m Shares will be held in escrow pending registration and approval for all Mullins IP Assets, and

(b)	CAD$500,000 (approximately $398,050) is to be issued in the form of 118,821 restricted shares of Company common stock, free and clear of all liens, pledges, encumbrances, charges, or known claims of any kind, nature, or description, upon closing of the Mullins APA

All shares issued or allotted under the terms and conditions of the Mullins APA are calculated at a value of $3.35 per share.

In addition, the Company will pay a royalty equal to 10% of net revenue (net profit) of all iodine related sales reported through the Company or any of its wholly owned subsidiaries for a period equal to the commercial validity of the intellectual property.

Jefferson Street Capital Stock Purchase Agreement & Secured Convertible Promissory Note

On November 17, 2021, the Company and Terra entered into that certain securities purchase agreement (the “Jefferson SPA”), dated as of November 17, 2021, by and among the Company, Terra and Jefferson Street Capital LLC (“Jefferson”). Pursuant to the terms of the Jefferson SPA, (i) the Company agreed to issue and sell to Jefferson the Jefferson Note (as hereinafter defined); (ii) the Company agreed to issue to Jefferson the Jefferson Warrant (as hereinafter defined); and (iii) the Company agreed to issue to Jefferson 1,000,000 restricted shares of Company common stock, as collateral on the Jefferson Note, which is being held by the escrow agent and subject to return to the Company upon full payment of the Jefferson Note; and (iv) Jefferson agreed to pay to the Company $750,000 (the “Jefferson Purchase Price”).

F-34

Pursuant to the terms of the Jefferson SPA, on November 17, 2021, Terra issued to Jefferson a secured convertible promissory note (the “Jefferson Note”) with a maturity date of May 17, 2022 (the “Maturity Date”), in the principal amount of $937,500. The Company acted as guarantor on the Jefferson Note. Pursuant to the terms of the Jefferson Note, Terra agreed to pay to Jefferson $937,500 (the “Principal Amount”), with a purchase price of $750,000 plus an original issue discount in the amount of $187,500 (the “OID”), and to pay interest on the Principal Amount at the rate of 1% per annum.

Any amount of principal, interest or other amount due on the Jefferson Note that is not paid when due will bear interest at the rate of the lesser of (i) 12%, or (b) the maximum rate allowed by law.

Jefferson may, at any time, convert all or any portion of the then outstanding and unpaid principal amount and interest into shares of the Company’s common stock at a conversion price of $3.35 per share. The Jefferson Note has a 4.99% equity blocker; provided, however, that the 4.99% equity blocker may be waived (up to 9.99%) by Jefferson, at Jefferson’s election, on not less than 61 days’ prior notice to the Company.

On November 17, 2021, Jefferson paid the Jefferson Purchase Price of $750,000 in exchange for the Jefferson Note. Terra intends to use the proceeds for the acquisition of the Mullins IP and thereafter for working capital and other general purposes.

Terra may prepay the Jefferson Note at any time in accordance with the terms of the Jefferson Note.

Except as related to the next transaction after the issue date of the Jefferson Note conducted on the Company’s behalf by the Maxim Group LLC, Terra and the Company agreed to pay to Jefferson on an accelerated basis, any outstanding Principal Amount of the Jefferson Note, along with all unpaid interest, and fees and penalties, if any, from the sources of capital below, at Jefferson’s discretion, it being acknowledged and agreed by Jefferson that the Company and Terra have the right to make bona fide payments to vendors with Company common stock:

●	At Jefferson’s option, 15% of the net cash proceeds of any future financings by the Company, Terra or any subsidiary, whether debt or equity, or any other financing proceeds such as cash advances, royalties or earn-out payments.
●	All net proceeds from any sale of assets of the Company, Terra or any subsidiaries other than sales of inventory in the ordinary course of business or receipt by the Company or any subsidiaries of any tax credits or collections pursuant to any settlement or judgement.
●	Net proceeds resulting from the sale of any assets outside of the ordinary course of business or securities in any subsidiary.

Jefferson Street Capital Common Stock Purchase Warrant

Also on November 17, 2021, pursuant to the terms of the Jefferson SPA, the Company issued to Jefferson a common stock purchase warrant (the “Jefferson Warrant”) for the purchase of 111,940 shares of the Company’s common stock. The per share exercise price under the Jefferson Warrant is, subject to adjustment as described therein, $3.35. The Jefferson Warrant is exercisable during the period commencing on November 17, 2021 and ending at 5:00 p.m., New York City time, on November 17, 2024.

Platinum Point Capital Stock Purchase Agreement & Secured Convertible Promissory Note

On November 17, 2021, the Company and Terra entered into that certain securities purchase agreement (the “Platinum SPA”), dated as of November 17, 2021, by and among the Company, Terra and Platinum Point Capital LLC (“Platinum”). Pursuant to the terms of the Platinum SPA, (i) the Company agreed to issue and sell to Platinum the Platinum Note (as hereinafter defined); (ii) the Company agreed to issue to Platinum the Platinum Warrant (as hereinafter defined); and (iii) the Company agreed to issue to Platinum 1,000,000 restricted shares of the Company common stock, as collateral on the Platinum Note, which is being held by the escrow agent and subject to return to the Company upon full payment of the Platinum Note; and (iv) Platinum agreed to pay to the Company $750,000 (the “Platinum Purchase Price”).

F-35

Pursuant to the terms of the Platinum SPA, on November 17, 2021, Terra issued to Platinum a secured convertible promissory note (the “Platinum Note”) with a maturity date of May 17, 2022 (the “Maturity Date”), in the principal amount of $937,500. The Company acted as guarantor on the Platinum Note. Pursuant to the terms of the Platinum Note, Terra agreed to pay to Platinum $937,500 (the “Platinum Principal Amount”), with a purchase price of $750,000 plus an original issue discount in the amount of $187,500 (the “OID”), and to pay interest on the Principal Amount at the rate of 1% per annum.

Any amount of principal, interest or other amount due on the Platinum Note that is not paid when due will bear interest at the rate of the lesser of (i) 12%, or (b) the maximum rate allowed by law.

Platinum may, at any time, convert all or any portion of the then outstanding and unpaid principal amount and interest into shares of the Company’s common stock at a conversion price of $3.35 per share. The Platinum Note has a 4.99% equity blocker; provided, however, that the 4.99% equity blocker may be waived (up to 9.99%) by Platinum, at Platinum’s election, on not less than 61 days’ prior notice to the Company.

On November 17, 2021, Platinum paid the Platinum Purchase Price of $750,000 in exchange for the Platinum Note. Terra intends to use the proceeds for the acquisition of the Mullins IP and thereafter for working capital and other general purposes.

Terra may prepay the Platinum Note at any time in accordance with the terms of the Platinum Note.

Except as related to the next transaction after the issue date of the Platinum Note conducted on the Company’s behalf by the Maxim Group LLC, Terra and the Company agreed to pay to Platinum on an accelerated basis, any outstanding Principal Amount of the Platinum Note, along with all unpaid interest, and fees and penalties, if any, from the sources of capital below, at Platinum’s discretion, it being acknowledged and agreed by Platinum that the Company and Terra have the right to make bona fide payments to vendors with Company common stock:

●	At Platinum’s option, 15% of the net cash proceeds of any future financings by the Company, Terra or any subsidiary, whether debt or equity, or any other financing proceeds such as cash advances, royalties or earn-out payments.
●	All net proceeds from any sale of assets of the Company, Terra or any subsidiaries other than sales of inventory in the ordinary course of business or receipt by the Company or any subsidiaries of any tax credits or collections pursuant to any settlement or judgement.
●	Net proceeds resulting from the sale of any assets outside of the ordinary course of business or securities in any subsidiary.

Platinum Point Capital Common Stock Purchase Warrant

Also on November 17, 2021, pursuant to the terms of the Platinum SPA, the Company issued to Platinum a common stock purchase warrant (the “Platinum Warrant”) for the purchase of 111,940 shares of the Company’s common stock. The per share exercise price under the Platinum Warrant is, subject to adjustment as described therein, $3.35. The Platinum Warrant is exercisable during the period commencing on November 17, 2021 and ending at 5:00 p.m., New York City time, on November 17, 2024.

December 2021 Registered Direct Offering

On December 14, 2021, the Company entered into a Securities Purchase Agreement with an accredited institutional investor (the “Purchaser”) pursuant to which the Company agreed to issue to the Purchaser and the Purchaser agreed to purchase (the “Purchase”), in a registered direct offering, (i) $16,666,666 aggregate principal amount of the Company’s senior secured convertible notes, which notes are convertible into shares of the Company’s common stock, under certain conditions (the “Notes”); and (ii) warrants to purchase up to 5,833,334 shares of the Company’s common stock (the “Warrants”). The securities, including up to 68,557,248 shares of common stock issuable upon conversion under the Notes and up to 5,833,334 shares of common stock issuable upon exercise of the Warrants, are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-254278), which was declared effective by the SEC on March 22, 2021. The Purchase closed on December 14, 2021.

The Notes have an original issue discount of 10%, resulting in gross proceeds to the Company of $15,000,000. The Notes bear interest of 5% per annum and mature on June 14, 2023, unless earlier converted or redeemed, subject to the right of the Purchaser to extend the date under certain circumstances. The Company will make monthly payments on the first business day of each month commencing on the calendar month immediately following the sixth month anniversary of the issuance of the Notes through June 14, 2023, the maturity date, consisting of an amortizing portion of the principal of each Note equal to $1,388,888 and accrued and unpaid interest and late charges on the Notes. All amounts due under the Notes are convertible at any time, in whole or in part, at the holder’s option, into common stock at the initial conversion price of $2.00, which conversion price is subject to certain adjustments; provided, however, that the Notes have a 9.99% equity blocker. If an event of default occurs, the holder may convert all, or any part, of the principal amount of a Note and all accrued and unpaid interest and late charge at an alternate conversion price, as described in the Notes. Subject to certain conditions, the Company has the right to redeem all, but not less than all, of the remaining principal amount of the Notes and all accrued and unpaid interest and late charges in cash at a price equal to 135% of the amount being redeemed.

The Warrants are exercisable at an exercise price of $2.00 per share and expire on the fourth year anniversary of December 14, 2021, the initial issuance date of the Warrants.

F-36

NOVO INTEGRATED SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of May 31, 2022 (unaudited) and August 31, 2021

	May 31,	August 31,
	2022	2021
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$12,677,446	$8,293,162
Accounts receivable, net	5,166,239	1,468,429
Inventory, net	645,063	339,385
Other receivables, current portion	1,209,137	814,157
Prepaid expenses and other current assets	380,800	218,376
Total current assets	20,078,685	11,133,509

Property and equipment, net	5,931,683	6,070,291
Intangible assets, net	32,192,858	32,029,499
Right-of-use assets, net	2,222,970	2,543,396
Other receivables, net of current portion	-	692,738
Goodwill	11,366,618	9,488,848
TOTAL ASSETS	$71,792,814	$61,958,281

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,621,719	$1,449,784
Accrued expenses	1,243,792	1,129,309
Accrued interest (including amounts to related parties)	961,823	366,280
Government loans and notes payable, current portion	5,260,056	4,485,649
Convertible notes payable, net of discount of $0	1,875,000	-
Contingent liability	750,860	-
Due to related parties	456,528	478,920
Finance lease liability, current portion	15,982	23,184
Operating lease liability, current portion	544,690	530,797
Total current liabilities	12,730,450	8,463,923

Debentures, related parties	981,337	982,205
Notes payable, net of current portion	158,645	5,133,604
Convertible notes payable, net of discount of $5,170,205	10,252,017	-
Finance lease liability, net of current portion	8,563	16,217
Operating lease liability, net of current portion	1,734,790	2,057,805
Deferred tax liability	1,499,045	1,500,372
TOTAL LIABILITIES	27,364,847	18,154,126

Commitments and contingencies	-	-

STOCKHOLDERS’ EQUITY
Novo Integrated Sciences, Inc.
Convertible preferred stock; $0.001 par value; 1,000,000 shares authorized; 0 and 0 shares issued and outstanding at May 31, 2022 and August 31, 2021, respectively
Common stock; $0.001 par value; 499,000,000 shares authorized; 30,659,073 and 26,610,144 shares issued and outstanding at May 31, 2022 and August 31, 2021, respectively	30,659	26,610
Additional paid-in capital	64,620,878	54,579,396
Common stock to be issued (4,308,591 and 3,622,199 shares at May 31, 2022 and August 31, 2021)	10,096,332	9,236,607
Other comprehensive income	1,015,993	991,077
Accumulated deficit	(31,391,082)	(20,969,274)
Total Novo Integrated Sciences, Inc. stockholders’ equity	44,372,780	43,864,416
Noncontrolling interest	55,187	(60,261)
Total stockholders’ equity	44,427,967	43,804,155
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$71,792,814	$61,958,281

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

F-37

NOVO INTEGRATED SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Three and Nine Months Ended May 31, 2022 and 2021 (unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$13,851,883	$2,380,974	$19,883,033	$6,612,374

Cost of revenues	11,443,001	1,100,516	14,991,331	3,769,020

Gross profit	2,408,882	1,280,458	4,891,702	2,843,354

Operating expenses:
Selling expenses	9,802	2,381	36,340	4,226
General and administrative expenses	3,601,826	1,680,049	9,542,443	5,324,768
Total operating expenses	3,611,628	1,682,430	9,578,783	5,328,994

Loss from operations	(1,202,746)	(401,972)	(4,687,081)	(2,485,640)

Non operating income (expense)
Interest income	8,355	8,402	25,233	25,265
Interest expense	(513,398)	(21,701)	(1,808,310)	(68,590)
Amortization of debt discount	(2,133,890)	-	(3,654,752)	-
Foreign currency transaction gains (losses)	97,654	-	(303,714)	-
Total other income (expense)	(2,541,279)	(13,299)	(5,741,543)	(43,325)

Loss before income taxes	(3,744,025)	(415,271)	(10,428,624)	(2,528,965)

Income tax expense	-	-	-	-

Net loss	$(3,744,025)	$(415,271)	$(10,428,624)	$(2,528,965)

Net income (loss) attributed to noncontrolling interest	66,029	(4,084)	(6,816)	(6,438)

Net loss attributed to Novo Integrated Sciences, Inc.	$(3,810,054)	$(411,187)	$(10,421,808)	$(2,522,527)

Comprehensive loss:
Net loss	(3,744,025)	(415,271)	(10,428,624)	(2,528,965)
Foreign currency translation gain	13,711	123,521	24,916	176,349
Comprehensive loss:	$(3,730,314)	$(291,750)	$(10,403,708)	$(2,352,616)

Weighted average common shares outstanding - basic and diluted	29,817,999	25,298,866	28,498,414	24,192,998

Net loss per common share - basic and diluted	$(0.13)	$(0.02)	$(0.37)	$(0.10)

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

F-38

NOVO INTEGRATED SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Three and Nine Months Ended May 31, 2022 and 2021 (unaudited)

							Total
			Additional	Common	Other		Novo
	Common Stock		Paid-in	Stock To	Comprehensive	Accumulated	Stockholders’	Noncontrolling	Total
	Shares	Amount	Capital	Be Issued	Income	Deficit	Equity	Interest	Equity
Balance, August 31, 2021	26,610,144	$26,610	$54,579,396	$9,236,607	$991,077	$(20,969,274)	$43,864,416	$(60,261)	$43,804,155

Common stock for services	35,000	35	64,715	-	-	-	64,750	-	64,750
Common stock issued as collateral and held in escrow	2,000,000	2,000	(2,000)	-	-	-	-	-	-
Common stock to be issued for purchase of Terragenx	-	-	-	983,925	-	-	983,925	97,311	1,081,236
Common stock to be issued for purchase of Mullin assets	-	-	-	188,925	-	-	188,925	-	188,925
Value of warrants issued with convertible notes	-	-	295,824	-	-	-	295,824	-	295,824
Fair value of stock options	-	-	154,135	-	-	-	154,135	-	154,135
Foreign currency translation loss	-	-	-	-	(103,533)	-	(103,533)	(855)	(104,388)
Net loss	-	-	-	-	-	(1,806,587)	(1,806,587)	(9,808)	(1,816,395)

Balance, November 30, 2021	28,645,144	28,645	55,092,070	10,409,457	887,544	(22,775,861)	43,641,855	26,387	43,668,242

Common stock for services	240,000	240	297,760	-	-	-	298,000	-	298,000
Value of warrants issued with convertible notes	-	-	5,257,466	-	-	-	5,257,466	-	5,257,466
Fair value of stock options	-	-	44,427	-	-	-	44,427	-	44,427
Foreign currency translation gain	-	-	-	-	114,738	-	114,738	355	115,093
Net loss	-	-	-	-	-	(4,805,167)	(4,805,167)	(63,037)	(4,868,204)

Balance, February 28, 2022	28,885,144	28,885	60,691,723	10,409,457	1,002,282	(27,581,028)	44,551,319	(36,295)	44,515,024

Common stock for services	125,000	125	313,875	-	-	-	314,000	-	314,000
Common stock for conversion of convertible notes	623,929	624	1,247,225	-	-	-	1,247,849	-	1,247,849
Common stock for acquisition	800,000	800	1,703,200	-	-	-	1,704,000	-	1,704,000
Common stock to be issued for acquisitions	-	-	-	260,625	-	-	260,625	25,402	286,027
Issuance of common stock to be issued	225,000	225	573,525	(573,750)	-	-	-	-	-
Fair value of stock options	-	-	91,330	-	-	-	91,330	-	91,330
Foreign currency translation gain	-	-	-	-	13,711	-	13,711	51	13,762
Net loss	-	-	-	-	-	(3,810,054)	(3,810,054)	66,029	(3,744,025)

Balance, May 31, 2022	30,659,073	$30,659	$64,620,878	$10,096,332	$1,015,993	$(31,391,082)	$44,372,780	$55,187	$44,427,967

Balance, August 31, 2020	23,466,236	$23,466	$44,905,454	$-	$1,199,696	$(16,507,127)	$29,621,489	$(49,859)	$29,571,630

Common stock issued for cash	21,905	22	91,978	-	-	-	92,000	-	92,000
Common stock issued for services	65,000	65	247,935	-	-	-	248,000	-	248,000
Foreign currency translation gain	-	-	-	-	10,596	-	10,596	(225)	10,371
Net loss	-	-	-	-	-	(771,470)	(771,470)	(1,633)	(773,103)

Balance, November 30, 2020	23,553,141	23,553	45,245,367	-	1,210,292	(17,278,597)	29,200,615	(51,717)	29,148,898

Exercise of stock options	7,500	8	11,992	-	-	-	12,000	-	12,000
Common stock issued for intellectual property	240,000	240	875,760	-	-	-	876,000	-	876,000
Common stock to be issued for services rendered	-	-	-	375,000	-	-	375,000	-	375,000
Rounding due to stock split	957	1	(1)	-	-	-	-	-	-
Fair value of vested stock options	-	-	22,215	-	-	-	22,215	-	22,215
Foreign currency translation gain	-	-	-	-	42,232	-	42,232	(965)	41,267
Net loss	-	-	-	-	-	(1,339,870)	(1,339,870)	(721)	(1,340,591)

Balance, February 28, 2021	23,801,598	23,802	46,155,333	375,000	1,252,524	(18,618,467)	29,188,192	(53,403)	29,134,789

Common stock for services	100,000	100	374,900	(375,000)	-	-	-	-	-
Common stock issued for acquisition	189,796	190	430,647	-	-	-	430,837	-	430,837
Common stock issued for services rendered	9,913	9	37,163	-	-	-	37,172	-	37,172
Common stock issued for cash, net of offering costs	2,388,050	2,388	7,233,192	-	-	-	7,235,580	-	7,235,580
Fair value of vested stock options	-	-	66,640	-	-	-	66,640	-	66,640
Foreign currency translation gain	-	-	-	-	123,521	-	123,521	(3,143)	120,378
Net loss	-	-	-	-	-	(411,187)	(411,187)	(4,084)	(415,271)

Balance, May 31, 2021	26,489,357	$26,489	$54,297,875	$-	$1,376,045	$(19,029,654)	$36,670,755	$(60,630)	$36,610,125

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

F-39

NOVO INTEGRATED SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended May 31, 2022 and 2021 (unaudited)

	Nine Months Ended
	May 31,	May 31,
	2022	2021
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,428,624)	$(2,528,965)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,349,434	1,118,925
Fair value of vested stock options	289,892	88,855
Common stock issued for services	676,750	660,172
Operating lease expense	418,188	467,864
Amortization of debt discount	3,654,752	-
Foreign currency transaction losses	303,714	-
Changes in operating assets and liabilities:
Accounts receivable	(3,650,069)	543,213
Inventory	(263,539)	-
Prepaid expenses and other current assets	(150,632)	(143,590)
Accounts payable	117,056	(97,659)
Accrued expenses	(68,871)	64,513
Accrued interest	598,904	7,455
Operating lease liability	(406,862)	(460,063)
Net cash used in operating activities	(6,559,907)	(279,280)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(190,973)	(201,369)
Cash acquired from (paid for) acquisition	57,489	(10,000)
Payment on other receivable	296,138	-
Amounts loaned for other receivables	-	(470,040)
Net cash provided by (used in) investing activities	162,654	(681,409)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments to related parties	(21,932)	(177,534)
Repayments of finance leases	(14,797)	-
Repayments of notes payable	(4,430,794)	-
Proceeds from the sale of common stock, net of offering costs	-	7,327,580
Proceeds from exercise of stock options	-	12,000
Proceeds from issuance of convertible notes, net	15,270,000	-
Net cash provided by financing activities	10,802,477	7,162,046

Effect of exchange rate changes on cash and cash equivalents	(20,940)	97,970

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,384,284	6,299,327

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,293,162	2,067,718

CASH AND CASH EQUIVALENTS, END OF PERIOD	$12,677,446	$8,367,045

CASH PAID FOR:
Interest	$1,294,912	$33,183
Income taxes	$-	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock to be issued for intangible assets	$188,925	$876,000
Common stock to be issued for acquisitions	$1,244,550	$-
Common stock issued for acquisition	$1,704,000	$430,837
Conversion of convertible notes payable and accrued interest to common stock	$1,247,849	$-

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

F-40

NOVO INTEGRATED SCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended May 31, 2022 and 2021 (unaudited)

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

Novo Integrated Sciences, Inc. (“Novo Integrated” or the “Company”) was incorporated in Delaware on November 27, 2000, under the name Turbine Truck Engines, Inc. On February 20, 2008, the Company was re-domiciled to the State of Nevada. Effective July 12, 2017, the Company’s name was changed to Novo Integrated Sciences, Inc. When used herein, the terms the “Company,” “we,” “us” and “our” refer to Novo Integrated and its consolidated subsidiaries.

The Company owns Canadian and U.S. subsidiaries which provide, or intend to provide, essential and differentiated solutions to the delivery of multidisciplinary primary care and related wellness products through the integration of medical technology, interconnectivity, advanced therapeutics, diagnostic solutions, unique personalized product offerings, and rehabilitative science.

We believe that “decentralizing” healthcare, through the integration of medical technology and interconnectivity, is an essential solution to the rapidly evolving fundamental transformation of how non-catastrophic healthcare is delivered now and how it will be delivered in the future. Specific to non-critical care, ongoing advancements in both medical technology and inter-connectivity are allowing for a shift of the patient/practitioner relationship to the patient’s home and away from on-site visits to primary medical centers with mass-services. This acceleration of “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizes the degradation of non-critical health conditions to critical conditions as well as allowing for more cost-effective and efficient healthcare distribution.

The Company’s decentralized healthcare business model is centered on three primary pillars to best support the transformation of non-catastrophic healthcare delivery to patients and consumers:

●	First Pillar – Service Networks: Deliver multidisciplinary primary care services through (i) an affiliate network of clinic facilities, (ii) small and micro footprint sized clinic facilities primarily located within the footprint of box-store commercial enterprises, (iii) clinic facilities operated through a franchise relationship with the Company, and (iv) corporate operated clinic facilities.

●	Second Pillar – Technology: Develop, deploy, and integrate sophisticated interconnected technology, interfacing the patient to the healthcare practitioner thus expanding the reach and availability of the Company’s services, beyond the traditional clinic location, to geographic areas not readily providing advanced, peripheral based healthcare services, including the patient’s home.

●	Third Pillar – Products: Develop and distribute effective, personalized health and wellness product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population. The Company’s science-first approach to product innovation further emphasizes our mandate to create and provide over-the-counter preventative and maintenance care solutions.

Innovation through science, combined with the integration of sophisticated, secure technology, assures Novo Integrated of continued cutting edge advancement in patient first platforms.

On April 25, 2017 (the “Effective Date”), we entered into a Share Exchange Agreement (the “Share Exchange Agreement”) by and between (i) Novo Integrated; (ii) Novo Healthnet Limited, a wholly owned subsidiary of the Company (“NHL”), (iii) ALMC-ASAP Holdings Inc. (“ALMC”); (iv) Michael Gaynor Family Trust (the “MGFT”); (v) 1218814 Ontario Inc. (“1218814”) and (vi) Michael Gaynor Physiotherapy Professional Corp. (“MGPP,” and together with ALMC, MGFT and 1218814, the “NHL Shareholders”). Pursuant to the terms of the Share Exchange Agreement, Novo Integrated agreed to acquire, from the NHL Shareholders, all of the shares of both common and preferred stock of NHL held by the NHL Shareholders in exchange for the issuance, by Novo Integrated to the NHL Shareholders, of Novo Integrated common stock such that following the closing of the Share Exchange Agreement, the NHL Shareholders would own 16,779,741 restricted shares of Novo Integrated common stock, representing 85% of the issued and outstanding Novo Integrated common stock, calculated including all granted and issued options or warrants to acquire Novo Integrated common stock as of the Effective Date, but to exclude shares of Novo Integrated common stock that are subject to a then-current Regulation S offering that was undertaken by Novo Integrated (the “Exchange”).

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On May 9, 2017, the Exchange closed and, as a result, NHL became a wholly owned subsidiary of Novo Integrated. The Exchange was accounted for as a reverse acquisition under the purchase method of accounting since NHL obtained control of Novo Integrated Sciences, Inc. Accordingly, the Exchange was recorded as a recapitalization of NHL, with NHL being treated as the continuing entity. The historical financial statements presented are the financial statements of NHL. The Share Exchange Agreement was treated as a recapitalization and not as a business combination; therefore, no pro forma information is disclosed. At the closing date of the Exchange, the net assets of the legal acquirer, Novo Integrated Sciences, Inc., were $6,904.

Reverse Stock Split

On February 1, 2021, the Company effected a 1-for-10 reverse stock split of our common stock. As a result of the reverse stock split, every 10 shares of issued and outstanding common stock were exchanged for one share of common stock, with any fractional shares being rounded up to the next higher whole share. Unless otherwise noted, the share and per share information in this report have been retroactively adjusted to give effect to the 1-for-10 reverse stock split.

Impact of COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. On March 17, 2020, as a result of COVID-19 pandemic having been reported throughout both Canada and the United States, certain national, provincial, state and local governmental authorities issued proclamations and/or directives aimed at minimizing the spread of COVID-19. Accordingly, on March 17, 2020, the Company closed all corporate clinics for all in-clinic non-essential services to protect the health and safety of its employees, partners, and patients. Commencing in May 2020, the Company was able to begin providing some services, and was fully operational again in June 2020. As of May 31, 2022, all corporate clinics were open and operational, with staffing shortages in some facilities due to ongoing COVID-19 residual impact, while following all mandated guidelines and protocols from Health Canada, the Ontario Ministry of Health, and the respective disciplines’ regulatory Colleges to ensure a safe treatment environment for our staff and clients, and our eldercare operations are fully operational. In addition, Acenzia Inc. (“Acenzia”), Terragenx Inc. (“Terragenx”), PRO-DIP, LLC (“PRO-DIP”), and Clinical Consultants International LLC (“CCI”), each of which is a wholly owned subsidiary of Novo Integrated, are open and fully operational, with staffing shortages due to ongoing COVID-19 residual impact, while following all local, state, provincial, and national guidelines and protocols related to minimizing the spread of the COVID-19 pandemic.

Canadian federal and provincial COVID-19 governmental proclamations and directives, including interprovincial travel restrictions, have presented unprecedented challenges to launching our Harvest Gold Farms and Kainai Cooperative joint ventures during the period ended May 31, 2022. The Company intends to commence pilot projects for each joint venture in the period ended August 31, 2022. These joint ventures relate to the development, management, and arrangement of medicinal farming projects involving industrial hemp for medicinal Cannabidiol (CBD) applications.

While all of the Company’s business units are operational at the time of this filing, any future impact of the COVID-19 pandemic on the Company’s operations remains unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including, but not limited to, (i) the duration of the COVID-19 outbreak and additional variants that may be identified, (ii) new information which may emerge concerning the severity of the COVID-19 pandemic, and (iii) any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced patient traffic, and reduced operations.

For more on the financial impact of COVID-19 on the Company, see “—Liquidity and Capital Resources—Financial Impact of COVID-19” of this quarterly report on Form 10-Q.

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Basis of Presentation

The accompanying unaudited condensed consolidated financial statements were prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. The information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company’s financial position, the results of its operations, and cash flows for the periods presented. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with U.S. GAAP were omitted pursuant to such rules and regulations.

The financial information contained in this report should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended August 31, 2021, that the Company filed on December 14, 2021. The results of operations for the nine months ended May 31, 2022 are not necessarily indicative of the results for the fiscal year ending August 31, 2022. The Company’s Canadian subsidiaries’ functional currency is the Canadian Dollar (“CAD”); however, the accompanying unaudited condensed consolidated financial statements were translated and presented in United States Dollars (“$” or “USD”).

Foreign Currency Translation

The accounts of the Company’s Canadian subsidiaries are maintained in CAD. The accounts of these subsidiaries are translated into USD in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) Topic 830, Foreign Currency Transaction, with the CAD as the functional currency. According to ASC Topic 830, all assets and liabilities are translated at the exchange rate on the balance sheet date, stockholders’ equity is translated at historical rates and statement of operations items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with ASC Topic 220, Comprehensive Income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the condensed consolidated statement of operations and comprehensive loss. The following table details the exchange rates used for the respective periods:

	May 31, 2022	May 31, 2021	August 31, 2021

Period end: CAD to USD exchange rate	$0.7910	$0.8284	$0.7917
Average period: CAD to USD exchange rate	$0.7897	$0.7834	$0.7885

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. This applies in particular to useful lives of non-current assets, impairment of non-current assets, allowance for doubtful receivables, allowance for slow moving and obsolete inventory, and valuation allowance for deferred tax assets. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

F-43

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and entities it controls including its wholly owned subsidiaries, NHL, Acenzia, Novomerica Health Group, Inc. (“NHG”), Novo Healthnet Rehab Limited, Novo Assessments Inc., PRO-DIP, a 91% controlling interest in Terragenx, a 50.1% controlling interest in 12858461 Canada Corp, an 80% controlling interest in Novo Healthnet Kemptville Centre, Inc., a Back on Track Physiotherapy and Health Centre clinic operated by NHL, Clinical Consultants International, LLC and a 70% controlling interest in Novo Earth Therapeutics Inc. (currently inactive).

An entity is controlled when the Company has the ability to direct the relevant activities of the entity, has exposure or rights to variable returns from its involvement with the entity, and is able to use its power over the entity to affect its returns from the entity.

Income or loss and each component of other comprehensive income (“OCI”) are attributed to the shareholders of the Company and to the noncontrolling interests. Total comprehensive loss is attributed to the shareholders of the Company and to the noncontrolling interests even if this results in the non-controlling interests having a deficit balance on consolidation.

Noncontrolling Interest

The Company follows FASB ASC Topic 810, Consolidation, which governs the accounting for and reporting of non-controlling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs be treated as a separate component of equity, not as a liability, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance.

The net income (loss) attributed to the NCI is separately designated in the accompanying condensed consolidated statements of operations and comprehensive loss.

Cash Equivalents

For the purpose of the condensed consolidated statements of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

Accounts receivable are recorded, net of allowance for doubtful accounts and sales returns. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentration, customer credit worthiness, current economic trends, and changes in customer payment patterns to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable and known bad debts are written off against the allowance for doubtful accounts when identified. As of May 31, 2022, and August 31, 2021, the allowance for uncollectible accounts receivable was $705,384 and $1,097,628, respectively.

Inventory

Inventories are valued at the lower of cost (determined by the first in, first out method) and net realizable value. Management compares the cost of inventories with the net realizable value and allowance is made for writing down their inventories to net realizable value, if lower. Inventory is segregated into three areas: raw materials, work-in-process and finished goods. The Company periodically assessed its inventory for slow moving and/or obsolete items and any change in the allowance is recorded in cost of revenue in the accompanying condensed consolidated statements of operations and comprehensive loss. If any are identified an appropriate allowance for those items is made and/or the items are deemed to be impaired. As of May 31, 2022 and August 31, 2021, the Company’s allowance for slow moving or obsolete inventory was $1,065,777 and $1,066,721, respectively.

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Other Receivables

Other receivables are recorded at cost and presented as current or long-term based on the terms of the agreements. Management reviews the collectability of other receivables and writes off the portion that is deemed to be uncollectible.

Property and Equipment

Property and equipment are stated at cost less depreciation and impairment. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the declining balance method for substantially all assets with estimated lives as follows:

Building	30 years
Leasehold improvements	5 years
Clinical equipment	5 years
Computer equipment	3 years
Office equipment	5 years
Furniture and fixtures	5 years

Leases

The Company applies the provisions of ASC Topic 842, Leases which requires lessees to recognize lease assets and lease liabilities on the balance sheet. The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company must discount lease payments based on an estimate of its incremental borrowing rate.

Long-Lived Assets

The Company applies the provisions of ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets, including right of use assets, used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair value is reduced for the cost of disposal. Based on its review at May 31, 2022, the Company believes there was no impairment of its long-lived assets.

Intangible Assets

The Company’s intangible assets are being amortized over their estimated useful lives as follows:

Land use rights	50 years (the lease period)
Software license	7 years
Intellectual property	7 years
Customer relationships	5 years
Brand names	7 years

The intangible assets with finite useful lives are reviewed for impairment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Based on its reviews at May 31, 2022, the Company believes there was no impairment of its intangible assets.

F-45

Right-of-use Assets

The Company’s right-of-use assets consist of leased assets recognized in accordance with ASC 842, Leases, which requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the condensed consolidated balance sheets and are expensed on a straight-line basis over the lease term in the condensed consolidated statements of operations and comprehensive loss. The Company determines the lease term by agreement with lessor. In cases where the lease does not provide an implicit interest rate, the Company uses the Company’s incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

Goodwill

Goodwill represents the excess of purchase price over the underlying net assets of businesses acquired. Under U.S. GAAP, goodwill is not amortized but is subject to annual impairment tests. The Company recorded goodwill related to its acquisition of APKA Health, Inc. during the fiscal year ended August 31, 2017, Executive Fitness Leaders during the fiscal year ended August 31, 2018, Action Plus Physiotherapy Rockland during the fiscal year ended August 31, 2019, Acenzia Inc. during fiscal year ended August 31, 2021 and 12858461 Canada Corp., Fairway Physiotherapy and Sports Injury Clinic, and Clinical Consultants International LLC during fiscal year ending August 31, 2022. Based on its review at May 31, 2022, the Company believes there was no impairment of its goodwill. As of August 31, 2021, the Company performed the required impairment reviews and determined that an impairment charge of $99,593 related to the goodwill for Executive Fitness Leaders was necessary. The impairment was determined based on the fair value of the acquired business, which was estimated based on a discounted cash flow valuation model and the projected future cash flows of the underlying business.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, accounts receivable, other receivables, accounts payable and due to related parties, the carrying amounts approximate their fair values due to their short-term maturities.

FASB ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the condensed consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization, low risk of counterparty default and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
●	Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic 480, Distinguishing Liabilities from Equity, and FASB ASC Topic 815, Derivatives and Hedging.

F-46

For certain financial instruments, the carrying amounts reported in the condensed consolidated balance sheets for cash and cash equivalents, accounts receivable, current portion of other receivables, and current liabilities, including accounts payable, current portion of notes payable, due to related parties, current portion of convertible notes payable and current portion of operating and finance lease liabilities, each qualify as a financial instrument, and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The carrying value of notes payable approximates their fair values due to current market rate on such debt.

As of May 31, 2022 and August 31, 2021, respectively, the Company did not identify any financial assets and liabilities required to be presented on the balance sheet at fair value.

Revenue Recognition

The Company’s revenue recognition reflects the updated accounting policies as per the requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”). As sales are and have been primarily from providing healthcare services, the Company has no significant post-delivery obligations.

Revenue from providing healthcare and healthcare related services and product sales are recognized under Topic 606 in a manner that reasonably reflects the delivery of its products and services to customers in return for expected consideration and includes the following elements:

●	executed contracts with the Company’s customers that it believes are legally enforceable;
●	identification of performance obligations in the respective contract;
●	determination of the transaction price for each performance obligation in the respective contract;
●	allocation the transaction price to each performance obligation; and
●	recognition of revenue only when the Company satisfies each performance obligation.

These five elements, as applied to the Company’s revenue category, are summarized below:

●	Healthcare and healthcare related services – gross service revenue is recorded in the accounting records at the time the services are provided (point-in-time) on an accrual basis at the provider’s established rates. The Company reserves a provision for contractual adjustment and discounts that are deducted from gross service revenue. The Company reports revenues net of any sales, use and value added taxes.
●	Product sales – revenue is recorded at the point of time of delivery

Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Unearned revenue is included with accrued expenses in the accompanying condensed consolidated balance sheets.

Sales returns and allowances were insignificant for the periods ended May 31, 2022 and 2021. The Company does not provide unconditional right of return, price protection or any other concessions to its customers.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

F-47

Stock-Based Compensation

The Company records stock-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. FASB ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the requisite service period. The Company recognizes in the condensed consolidated statements of operations and comprehensive loss the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. The calculations reflect the effects of the 1-for-10 reverse stock split that took place on February 1, 2021. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS assumes that all dilutive securities are converted. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were 10,624,849 and 1,849,600 options/warrants outstanding as of May 31, 2022 and 2021, respectively. In addition, at May 31, 2022, there were outstanding convertible notes that could convert into 8,270,812 shares of common stock and there were 4,308,591 shares of common stock to be issued. Due to the net loss incurred potentially dilutive instruments would be anti-dilutive. Accordingly, diluted loss per share is the same as basic loss for all periods presented.

Foreign Currency Transactions and Comprehensive Income

U.S. GAAP generally requires recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company’s Canadian subsidiaries is the CAD. Translation gains of $1,015,993 and $991,077 at May 31, 2022 and August 31, 2021, respectively, are classified as an item of other comprehensive income in the stockholders’ equity section of the condensed consolidated balance sheets.

Statement of Cash Flows

Cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rates. As a result, amounts related to assets and liabilities reported on the condensed consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the condensed consolidated balance sheets.

Segment Reporting

ASC Topic 280, Segment Reporting, requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the Company for making operating decisions and assessing performance. The Company determined it has two reportable segments. See Note 17.

Concentrations

At May 31, 2022, one customer accounted for approximately 40% of the accounts receivable balance. This same customer also accounted for approximately 70% and 50% of sales during the three and nine month periods ended May 31, 2022, respectively.

Reclassifications

Certain prior period amounts were reclassified to conform to the manner of presentation in the current period. These reclassifications had no effect on the net loss or shareholders’ equity.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was issued to improve financial reporting by requiring earlier recognition of credit losses on financing receivables and other financial assets in scope. The new standard represents significant changes to accounting for credit losses. Full lifetime expected credit losses will be recognized upon initial recognition of an asset in scope. The current incurred loss impairment model that recognizes losses when a probable threshold is met will be replaced with the expected credit loss impairment method without recognition threshold. The expected credit losses estimate will be based upon historical information, current conditions, and reasonable and supportable forecasts. This ASU as amended by ASU 2019-10, is effective for fiscal years beginning after December 15, 2022. The Company is currently evaluating the effect of this ASU on the Company’s condensed consolidated financial statements and related disclosures.

F-48

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes (ASC 740). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s condensed consolidated financial statements and related disclosures.

In May, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This update provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic. This update is effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the effect of this ASU on the Company’s condensed consolidated financial statements and related disclosures.

In August 2020, the FASB issued guidance that simplifies the accounting for debt with conversion options, revises the criteria for applying the derivative scope exception for contracts in an entity’s own equity, and improves the consistency for the calculation of earnings per share. The guidance is effective for annual reporting periods and interim periods within those annual reporting periods beginning after December 15, 2021.

In March 2020, the FASB issued guidance providing optional expedients and exceptions to account for the effects of reference rate reform to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued. The optional guidance, which became effective on March 12, 2020 and can be applied through December 21, 2022, has not impacted our condensed consolidated financial statements. The Company has various contracts that reference LIBOR and is assessing how this standard may be applied to specific contract modifications through December 31, 2022.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 3 – Related Party Transactions

Due to related parties

Amounts loaned to the Company by stockholders and officers of the Company are payable upon demand and unsecured. At May 31, 2022 and August 31, 2021, the amount due to related parties was $456,528 and $478,920, respectively. At May 31, 2022, $384,723 was non-interest bearing, $22,763 bears interest at 6% per annum, and $49,042 bears interest at 13.75% per annum. At August 31, 2021, $407,052 was non-interest bearing, $22,783 bears interest at 6% per annum, and $49,085 bears interest at 13.75% per annum.

F-49

Note 4 – Accounts Receivables, net

Accounts receivables, net at May 31, 2022 and August 31, 2021 consisted of the following:

	May 31,	August 31,
	2022	2021
Trade receivables	$5,739,193	$2,411,499
Amounts earned but not billed	132,430	154,558
	5,871,623	2,566,057
Allowance for doubtful accounts	(705,384)	(1,097,628)
Accounts receivable, net	$5,166,239	$1,468,429

Note 5 – Inventory

Inventory at May 31, 2022 and August 31, 2021 consisted of the following:

	May 31,	August 31,
	2022	2021
Raw materials	$1,162,067	$1,017,566
Work in process	144,500	144,628
Finished Goods	404,273	243,912
	1,710,840	1,406,106
Allowance for slow moving and obsolete inventory	(1,065,777)	(1,066,721)
Inventory, net	$645,063	$339,385

Note 6 – Other Receivables

Other receivables at May 31, 2022 and August 31, 2021 consisted of the following:

	May 31,	August 31,
	2022	2021

Notes receivable dated April 1, 2015 and amended on May 23, 2017; accrued interest at 8% per annum; secured by certain assets; due March 1, 2019. (repaid during fiscal year 2022)	$-	$296,888
Advance to corporation; accrues interest at 12% per annum; unsecured; due January 31, 2023, as amended	79,100	79,170
Advance to corporation; accrues interest at 10% per annum after the first 60 days; unsecured; due May 1, 2023, as amended	225,924	225,924
Advance to corporation; accrues interest at 12% per annum; secured by property and other assets of debtor; due August 1, 2022, as amended	508,613	509,063
Advance to corporation; accrues interest at 10% per annum; secured by assets of debtor; due September 1, 2022, as amended	395,500	395,850
Total other receivables	1,209,137	1,506,895
Current portion	(1,209,137)	(814,157)
Long-term portion	$-	$692,738

F-50

Note 7 – Property and Equipment

Property and equipment at May 31, 2022 and August 31, 2021 consisted of the following:

	May 31,	August 31,
	2022	2021
Land	$474,600	$475,020
Building	3,559,500	3,562,650
Leasehold improvements	861,188	691,318
Clinical equipment	1,973,582	1,875,537
Computer equipment	27,116	24,679
Office equipment	49,842	46,510
Furniture and fixtures	40,983	41,019
	6,986,811	6,716,733
Accumulated depreciation	(1,055,128)	(646,442)
Total	$5,931,683	$6,070,291

Depreciation expense for the nine months ended May 31, 2022 and 2021 was $408,589 and $57,840, respectively.

Certain property and equipment have been used to secure notes payable (See Note 10).

Note 8 – Intangible Assets

Intangible assets at May 31, 2022 and August 31, 2021 consisted of the following:

	May 31,	August 31,
	2022	2021
Land use rights	$21,600,000	$21,600,000
Software license	1,144,798	1,144,798
Intellectual property	11,495,963	9,388,065
Customer relationships	786,608	787,304
Brand names	2,064,115	2,065,941
	37,091,484	34,986,108
Accumulated amortization	(4,898,626)	(2,956,609)
Total	$32,192,858	$32,029,499

Amortization expense for the nine months ended May 31, 2022 and 2021 was $1,940,845 and $1,061,085, respectively.

Expected amortization expense of intangible assets over the next 5 years and thereafter is as follows:

Twelve Months Ending May 31,
2023	$2,690,018
2024	2,690,018
2025	2,690,018
2026	2,662,926
2027	2,115,863
Thereafter	19,344,015
Total	$32,192,858

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Note 9 – Accrued Expenses

Accrued expenses at May 31, 2022 and August 31, 2021 consisted of the following:

	May 31,	August 31,
	2022	2021
Accrued liabilities	$1,023,005	$811,660
Accrued payroll	182,231	279,018
Unearned revenue	38,556	38,631
	$1,243,792	$1,129,309

Note 10 – Government Loans and Notes Payable

Notes payable at May 31, 2022 and August 31, 2021 consisted of the following:

	May 31,	August 31,
	2022	2021
Government loans issued under the Government of Canada’s Canada Emergency Business Account (“CEBA”) program (A).	94,920	63,336

Note payable to the Small Business Administration (“SBA”). The note bears interest at 3.75% per annum, requires monthly payments of $190 and is due 30 years from the date of issuance, and is secured by certain equipment of PRO-DIP.	40,320	40,320

Note payable dated December 3, 2019; accrues interest at 3% per annum; secured by land, building and personal property; due June 30, 2022. (On June 30, 2022, paid in full, see Note 18.)	5,252,749	5,069,858

Note payable dated December 3, 2018; accrues interest at 4.53% per annum; unsecured; annual payments of approximately $4,000; due December 31, 2028	30,712	30,739

Note payable dated June 24, 2021; accrues interest at 9% per annum; secured by real property of Acenzia; lender at its sole discretion may require monthly principal payments of $950,000 after December 24, 2021; any unpaid principal and interest due on June 24, 2022. This note was repaid during the nine months ended May 31, 2022.	-	4,415,000
Total government loans and notes payable	5,418,701	9,619,253
Less current portion	(5,260,056)	(4,485,649)
Long-term portion	$158,645	$5,133,604

(A)	The Government of Canada launched CEBA loan to ensure that small businesses have access to the capital that they need during the current challenges faced due to the COVID-19 virus. The Company obtained CAD$80,000 loan (US$63,280 at May 31, 2022), which is unsecured, non-interest bearing and due on or before December 31, 2023. If the loan amount is paid on or before December 31, 2023, 25% of the loan will be forgiven (“Early Payment Credit”). In the event that the Company does not repay 75% of such term debt on or before December 31, 2023, the Early Payment Credit will not apply. In addition, with acquisition of Terragenx, the Company acquired a CEBA loan in the amount of CAD$60,000 net of CAD$20,000 repayment (US$31,640 at May 31, 2022) under the same terms.

F-52

Government Subsidy

In 2020, the Government of Canada announced the Canada Emergency Wage Subsidy (“CEWS”) for Canadian employers whose businesses were affected by the COVID-19 pandemic. The CEWS provides a subsidy of up to 75% of eligible employees’ employment insurable remuneration, subject to certain criteria. Accordingly, the Company applied for the CEWS to the extent it met the requirements to receive the subsidy and during the nine months ended May 31, 2021, recorded a total of approximately $731,000 in government subsidies as a reduction to the associated wage costs recorded in cost of revenues and general and administrative expenses in the condensed consolidated statement of operations and comprehensive loss. During the nine months ended May 31, 2022, the Company did not receive any wage subsidies.

Future scheduled maturities of outstanding government loans and notes payable are as follows:

Twelve Months Ending May 31,
2023	$5,260,056
2024	99,822
2025	5,343
2026	5,790
2027	6,244
Thereafter	41,446
Total	$5,418,701

Note 11 – Convertible Notes Payable

Novo Integrated

On December 14, 2021, Novo Integrated issued two convertible notes payable for a total of $16,666,666 (the “$16.66m+ convertible notes”) with each note having a face amount of $8,333,333. The $16.66m+ convertible notes accrue interest at 5% per annum and are due on June 14, 2023. The $16.66m+ convertible notes are secured by all assets of the Company. The $16.66m+ convertible notes are convertible at the option of the note holders to convert into shares of the Company’s common stock at $2.00 per share.

In connection with the $16.66m+ convertible notes, the Company issued the note holders warrants to purchase a total of 5,833,334 shares of the Company’s common stock at a price of $2.00 per share. The warrants expire on December 14, 2025. The Company first determined the value of the $16.66m+ convertible notes and the fair value of the detachable warrants issued in connection with this transaction. The estimated value of the warrants of $7,680,156 was determined using the Black-Scholes option pricing model with the following assumptions:

●	Expected life of 4.0 years;
●	Volatility of 275%;
●	Dividend yield of 0%; and
●	Risk free interest rate of 1.23%

The face amount of the $16.66m+ convertible notes of $16,666,666 was proportionately allocated to the $16.66m+ convertible notes and the warrants in the amount of $11,409,200 and $5,257,466, respectively. The amount allocated to the warrants of $5,257,466 was recorded as a discount to the convertible note and as additional paid in capital. The $16.66m+ convertible notes contained an original issue discount totaling $1,666,666 and the Company also incurred $1,140,000 in loan fees in connection with the $16.66m+ convertible notes. The combined total discount is $8,064,132 and will be amortized over the life of the $16.66m+ convertible notes. During the nine months ended May 31, 2022, the Company amortized $2,893,927 of the debt discount and as May 31, 2022, the unamortized debt discount was $5,170,205.

During the three months ended May 31, 2022, an aggregate of $1,244,444 in principal and an aggregate of $3,405 in accrued interest were converted into 623,929 shares of common stock issued to the $16.66m+ convertible note holders.

F-53

Terragenx

On November 17, 2021, Terragenx, a 91% owned subsidiary of the Company, issued two convertible notes payable for a total of $1,875,000 (the “$1.875m convertible notes”) with each note having a face amount of $937,500. The $1.875m convertible notes accrue interest at 1% per annum and were due on May 17, 2022. (See Note 18). The $1.875m convertible notes are secured by all assets of the Company. The $1.875m convertible notes are convertible at the option of the note holders to convert into shares of the Company’s common stock at $3.35 per share.

In connection with the $1.875m convertible notes, the Company issued the note holders warrants to purchase a total of 223,880 shares of the Company’s common stock at a price of $3.35 per share. The warrants expire on November 17, 2024. The Company first determined the value of the $1.875m convertible notes and the fair value of the detachable warrants issued in connection with this transaction. The estimated value of the warrants of $351,240 and was determined using the Black-Scholes option pricing model with the following assumptions:

●	Expected life of 3.0 years;
●	Volatility of 300%;
●	Dividend yield of 0%; and
●	Risk free interest rate of 0.85%

The face amount of the $1.875m convertible notes of $1,875,000 was proportionately allocated to the $1.875m convertible notes and the warrants in the amount of $1,579,176 and $295,824, respectively. The amount allocated to the warrants of $295,824 was recorded as a discount to the $1.875m convertible notes and as additional paid in capital. The $1.875m convertible notes contained an original issue discount totaling $375,000 and the Company also incurred $90,000 in loan fees in connection with these $1.875m convertible notes. The combined total discount is $760,824 and will be amortized over the life of the $1.875m convertible notes. During the nine months ended May 31, 2022, the Company amortized $760,824 of the debt discount and as May 31, 2022, the unamortized debt discount was $0.

Note 12 – Debentures, Related Parties

On September 30, 2013, the Company issued five debentures totaling CAD$6,402,512 (approximately $6,225,163 on September 30, 2013) in connection with the acquisition of certain business assets. The holders of the debentures are current stockholders, officers and/or affiliates of the Company. The debentures are secured by all the assets of the Company, accrue interest at 8% per annum and were originally due on September 30, 2016. On December 2, 2017, the debenture holders agreed to extend the due date to September 30, 2019. On September 27, 2019, the debenture holders agreed to extend the due date to September 30, 2021. On November 2, 2021, the debenture holders agreed to extend the due date to December 1, 2023.

On January 31, 2018, the debenture holders converted 75% of the debenture value of $3,894,809 plus accrued interest of $414,965 into 1,047,588 shares of the Company’s common stock. The per share price used for the conversion of each debenture was $4.11 which was determined as the average price of the five (5) trading days immediately preceding the date of conversion with a 10% premium added to the calculated per share price.

On July 21, 2020, the Company made a partial repayment of a debenture due to a related party of $267,768.

At May 31, 2022 and August 31, 2021, the amount of debentures outstanding was $981,337 and $982,205, respectively.

Note 13 – Leases

Operating leases

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company discounts lease payments based on an estimate of its incremental borrowing rate.

F-54

The Company leases its corporate office space and certain facilities under long-term operating leases expiring through fiscal year 2028.

The table below presents the lease related assets and liabilities recorded on the Company’s condensed consolidated balance sheets as of May 31, 2022 and August 31, 2021:

		May 31,	August 31,
		2022	2021
	Classification on Balance Sheet
Assets
Operating lease assets	Operating lease right of use assets	$2,222,970	$2,543,396
Total lease assets		$2,222,970	$2,543,396

Liabilities
Current liabilities
Operating lease liability	Current operating lease liability	$544,690	$530,797
Noncurrent liabilities
Operating lease liability	Long-term operating lease liability	1,734,790	2,057,805
Total lease liability		$2,279,480	$2,588,602

Future minimum operating lease payments are as follows:

Twelve Months Ending May 31,
2023	$707,309
2024	491,435
2025	406,221
2026	379,585
2027	378,902
Thereafter	464,438
Total payments	2,827,890
Amount representing interest	(548,410)
Lease obligation, net	2,279,480
Less lease obligation, current portion	(544,690)
Lease obligation, long-term portion	$1,734,790

During the nine months ended May 31, 2022, the Company entered into new lease obligation of $100,711.

The lease expense for the nine months ended May 31, 2022 and 2021 was $567,772 and $629,029, respectively. The cash paid under operating leases for the nine months ended May 31, 2022 and 2021 was $556,445 and $621,228, respectively. At May 31, 2022, the weighted average remaining lease terms were 5.55 years and the weighted average discount rate was 8%.

Finance Leases

The Company leases certain equipment under lease contracts that are accounted for as finance leases. If the contracts meet the criteria for a finance lease, the related equipment underlying the lease contract is capitalized and amortized over its estimated useful life. If the cost of the equipment is not available, the Company calculates the cost by taking the present value of the lease payments using an implicit borrowing rate of 5%.

F-55

The net book value of equipment under finance leases included in property and equipment on the accompanying condensed consolidated balance sheets at May 31, 2022 and August 31, 2021 is as follows:

	May 31,	August 31,
	2022	2021

Cost	$209,457	$209,457
Accumulated amortization	(178,383)	(136,491)
Net book value	$31,074	$72,966

Future minimum finance lease payments are as follows:

Twelve Months Ending May 31,
2023	$16,631
2024	8,092
Total payments	24,723
Amount representing interest	(178)
Lease obligation, net	24,545
Less lease obligation, current portion	(15,982)
Lease obligation, long-term portion	$8,563

Note 14 – Stockholders’ Equity

Convertible Preferred Stock

The Company has authorized 1,000,000 shares of $0.001 par value convertible preferred stock. At May 31, 2022 and August 31, 2021, there were 0 and 0 convertible preferred shares issued and outstanding, respectively.

Common Stock

The Company has authorized 499,000,000 shares of $0.001 par value common stock. On February 1, 2021, the Company effected a 1-for-10 reverse stock split of our common stock. As a result of the reverse stock split, every 10 shares of issued and outstanding common stock were exchanged for one share of common stock, with any fractional shares being rounded up to the next higher whole share. At May 31, 2022 and August 31, 2021, there were 30,659,073 and 26,610,144 common shares issued and outstanding, respectively.

During the nine months ended May 31, 2022, the Company issued:

●	35,000 restricted shares of common stock as consideration for a Consulting and Services Agreement valued at $64,750. The fair value was determined based on the market price of the Company’s common stock on the date of grant. The shares were issued on September 16, 2021.

●	2,000,000 restricted shares of common stock as collateral to be held in escrow pursuant to the terms and conditions provided for in a certain Securities Purchase Agreement, Pledge and Security Agreement, Secured Convertible Promissory Note, and Escrow Agreement, all dated November 17, 2021 to which the Company is a guarantor for that certain senior secured convertible promissory note in the principal amount of up to $1,875,000. The shares were issued on November 23, 2021. The Company value these shares at $0 since they are being held in escrow and will only be released to the convertible note holders upon certain conditions, including default on the notes.

●	50,000 restricted shares of common stock as consideration for a Consulting Agreement valued at $65,500. The fair value was determined based on the market price of the Company’s common stock on the date of grant. The shares were issued on December 20, 2021.

F-56

●

25,000 restricted shares of common stock as consideration for an Independent Contractor Agreement valued at $30,000. The fair value was determined based on the market price of the Company’s common stock on the date of grant. The shares were issued on January 24, 2022.

●	65,000 restricted shares of common stock as consideration for an Independent Contractor Agreement valued at $78,000. The fair value was determined based on the market price of the Company’s common stock on the date of grant. The shares were issued on January 24, 2022.

●	50,000 restricted shares of common stock as consideration for a Consulting Agreement valued at $60,000. The fair value was determined based on the market price of the Company’s common stock on the date of grant. The shares were issued on January 24, 2022.

●	50,000 restricted shares of common stock as consideration for a Consulting Agreement valued at $64,500. The fair value was determined based on the market price of the Company’s common stock on the date of grant. The shares were issued on February 24, 2022.

●	50,000 restricted shares of common stock as consideration for an Independent Contractor Agreement valued at $138,000. The fair value was determined based on the market price of the Company’s common stock on the date of grant. The shares were issued on March 18, 2022.

●	25,000 restricted shares of common stock as consideration for an Independent Contractor Agreement valued at $69,000. The fair value was determined based on the market price of the Company’s common stock on the date of grant. The shares were issued on March 18, 2022.

●	800,000 restricted shares of common stock as consideration for a Membership Interest Purchase Agreement valued at $1,704,000. The fair value was determined based on the market price of the Company’s common stock on the date of grant. The shares were issued on April 7, 2022.

●	50,000 restricted shares of common stock as consideration for a Consulting Agreement valued at $107,000. The fair value was determined based on the market price of the Company’s common stock on the date of grant. The shares were issued on May 2, 2022.

●	225,000 restricted shares of common stock issued for NHL Exchangeable Shares under the terms and conditions of a Share Exchange Agreement which closed on June 24, 2021. The fair value was determined based on the market price of the Company’s common stock on the date of closing. The shares were issued on May 11, 2022.

●	623,929 shares of common stock as consideration for payment of an aggregate principal amount of $1,244,444 and an aggregate accrued interest amount of $3,405 on the $16.66m+ convertible notes. The shares were issued on various dates during the three months ended May 31, 2022.

Stock Options

On September 8, 2015, the Company’s Board of Directors and stockholders holding a majority of the Company’s outstanding common stock approved the Novo Integrated Sciences, Inc. 2015 Incentive Compensation Plan (the “2015 Plan”), which authorized the issuance of up to 500,000 shares of common stock to employees, officers, directors or independent consultants of the Company, provided that no person can be granted shares under the 2015 Plan for services related to raising capital or promotional activities. During fiscal years 2020 and 2019, the Company did not grant any awards under the 2015 Plan. The Company does not intend to issue any additional grants under the 2015 Plan.

F-57

On January 16, 2018, the Company’s Board of Directors and stockholders holding a majority of the Company’s outstanding common stock approved the Novo Integrated Sciences, Inc. 2018 Incentive Compensation Plan (the “2018 Plan”). Under the 2018 Plan, 1,000,000 shares of common stock are authorized for the grant of stock options and the issuance of restricted stock, stock appreciation rights, phantom stock and performance awards to officers, directors, employees and eligible consultants to the Company or its subsidiaries. As of May 31, 2022, the 2018 Plan had 864,900 shares available for award; however, the Company does not intend to issue any additional grants under the 2018 Plan.

On February 9, 2021, the Company’s Board of Directors and stockholders holding a majority of the Company’s outstanding common stock approved the Novo Integrated Sciences, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). Under the 2021 Plan, a total of 4,500,000 shares of common stock are authorized for issuance pursuant to the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares or other cash- or stock-based awards to officers, directors, employees and eligible consultants to the Company or its subsidiaries. Subject to adjustment as provided in the 2021 Plan, the maximum aggregate number of shares that may be issued under the 2021 Plan is eligible to be cumulatively increased on January 1, 2022 and on each subsequent January 1 through and including January 1, 2023, by a number of shares equal to the smaller of (i) 3% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) an amount determined by our Board of Directors. The Company chose not to cumulatively increase the shares authorized for issuance under the 2021 Plan effective January 1, 2022. As of May 31, 2022, the 2021 Plan had 4,039,315 shares available for award.

The following is a summary of stock options activity:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Life	Value
Outstanding, August 31, 2021	1,849,600	2.29	3.14	$218,240
Granted	329,985	1.41
Forfeited	-
Exercised	-
Outstanding, May 31, 2022	2,179,585	2.16	2.74	$658,069
Exercisable, May 31, 2022	1,968,096	$2.25	2.52	$505,797

The exercise price for stock options outstanding at May 31, 2022:

Outstanding		Exercisable
Number of	Exercise	Number of	Exercise
Options	Price	Options	Price
281,985	$1.33	70,496	$1.33
997,000	1.60	997,000	1.60
48,000	1.87	48,000	1.87
775,000	3.00	775,000	3.00
72,600	3.80	72,600	3.80
5,000	5.00	5,000	5.00
2,179,585		1,968,096

For options granted during the nine months ended May 31, 2022 where the exercise price equaled the stock price at the date of the grant, the weighted-average fair value of such options was $1.37, and the weighted-average exercise price of such options was $1.41. No options were granted during the nine months ended May 31, 2022 where the exercise price was less than the stock price at the date of grant or the exercise price was greater than the stock price at the date of grant.

For options granted during the nine months ended May 31, 2021 where the exercise price equaled the stock price at the date of the grant, the weighted-average fair value of such options was $3.76, and the weighted-average exercise price of such options was $3.80. No options were granted during the nine months ended May 31, 2021 where the exercise price was less than the stock price at the date of grant or the exercise price was greater than the stock price at the date of grant.

The fair value of the stock options is being amortized to stock option expense over the vesting period. The Company recorded stock option expense of $289,892 and $88,855 during the nine months ended May 31, 2022 and 2021, respectively. At May 31, 2022, the unamortized stock option expense was $273,991, which will be amortized into expense through February 2023.

F-58

The assumptions used in calculating the fair value of options granted using the Black-Scholes option-pricing model for options granted are as follows for the options granted during the nine months ended May 31, 2022 and 2021:

	2022	2021

Risk-free interest rate	0.93 to 1.89%	0.42%
Expected life of the options	2.5 years	2.5 years
Expected volatility	281%	268%
Expected dividend yield	0%	0%

Warrants

The following is a summary of warrant activity:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Warrants	Exercise	Contractual	Intrinsic
	Outstanding	Price	Life	Value
Outstanding, August 31, 2021	2,388,050	3.35	5.12	$-
Granted	6,057,214	2.05
Forfeited	-
Exercised	-
Outstanding, May 31, 2022	8,445,264	2.42	3.75	$291,667
Exercisable, May 31, 2022	8,445,264	$2.42	3.75	$291,667

The exercise price for warrants outstanding at May 31, 2022:

Outstanding and Exercisable
Number of	Exercise
Warrants	Price
5,833,334	$2.00
2,611,930	3.35
8,445,264

Note 15 – Commitments and Contingencies

Litigation

The Company is party to certain legal proceedings from time-to-time incidental to the conduct of its business. These proceedings could result in fines, penalties, compensatory or treble damages or non-monetary relief. The nature of legal proceedings is such that the Company cannot assure the outcome of any particular matter, and an unfavorable ruling or development could have a materially adverse effect on our condensed consolidated financial position, results of operations and cash flows in the period in which a ruling or settlement occurs. However, based on information available to the Company’s management to date, the Company’s management does not expect that the outcome of any matter pending against the Company is likely to have a materially adverse effect on the Company’s unaudited condensed consolidated financial position as of May 31, 2022, results of operations, cash flows or liquidity of the Company.

F-59

Note 16 – Acquisitions

Terragenx

On November 17, 2021, the Company and NHL, a wholly owned subsidiary of the Company, entered into that certain Share Exchange Agreement (the “Terra SEA”), dated as of November 17, 2021, by and among the Company, NHL, Terragenx Inc. (“Terra”), TMS Inc. (“TMS”), Shawn Mullins, Claude Fournier, and The Coles Optimum Health and Vitality Trust (“COHV” and collectively with TMS, Mr. Mullins and Mr. Fournier, the “Terra Shareholders”). Collectively, the Terra Shareholders owned 91% of the outstanding shares of Terra (the “Terra Purchased Shares”).

Pursuant to the terms of the Terra SEA, NHL agreed to purchase from the Terra Shareholders, and the Terra Shareholders agreed to sell to NHL, the Terra Purchased Shares on the closing date, in exchange for payment by NHL of the purchase price (the “Purchase Price”) of CAD$500,000 (approximately $398,050) (the “Exchange”). The Purchase Price was to be paid with the issuance, by NHL to the Terra Shareholders, of certain non-voting NHL special shares exchangeable into restricted shares of the Company’s common stock (the “NHL Exchangeable Shares”). The total shares of Company common stock allotted in favor of the Terra Shareholders was calculated at a per share price of $3.35.

The Exchange closed on November 17, 2021. At the closing of the Exchange, (i) the Terra Shareholders transferred to NHL a total of 910 shares of Terra common stock, representing 91% of Terra’s outstanding shares, and (ii) a total of 100 NHL Exchangeable Shares were issued to the Terra Shareholders, which NHL Exchangeable Shares are exchangeable into a total of 118,821 restricted shares of the Company’s common stock. As a result of the Exchange, NHL has 91% ownership of Terra and full control of the Terra business.

In addition, the Company will issue 500,000 shares of the Company’s common stock to Terry Mullins as part of an employment agreement that is considered part of the purchase price. The price of the Company’s common stock on the closing date was $1.59; therefore the purchase price for accounting purposes was $983,925. The Company acquired Terragenx to complement several of the Company’s growth initiatives including (i) to build a health science related IP portfolio, and (ii) through either acquisition, internal development, or third-party licensing distribute effective, personalized health and wellness product solutions allowing for the customization of patient preventative care remedies and over-the-counter preventative and maintenance care solutions. This acquisition was considered an acquisition of a business under ASC 805. From the date of acquisition until May 31, 2022, Terragenx had revenues of $1,521,348 and a net loss of $115,427.

The business combination accounting is not yet complete and the amounts assigned to assets acquired and liabilities assumed are provisional. Therefore, this may result in future adjustments to the provisional amounts as information is obtained about facts and circumstances that existed at the acquisition date. A summary of the preliminary purchase price allocation at fair value is below.

Cash and cash equivalents	$29,291
Inventory	42,273
Prepaid expenses and other current assets	398
Property and equipment	66,759
Intangible assets	1,179,361
Accounts payable and accrued expenses	(189,080)
CEBA loan	(47,766)
Minority interest	(97,311)
Purchase price	$983,925

The purchase price was paid as follows:

Cash	$-
Common stock to be issued	983,925
$983,925

The purchase of Terragenx was not considered significant for accounting purposes; therefore, pro forma financial statements are not presented.

F-60

Mullins Asset Purchase Agreement

On November 17, 2021, the Company entered into that certain Asset Purchase Agreement (the “Mullins APA”), dated as of November 17, 2021, by and between the Company and Terence Mullins. Pursuant to the terms of the Mullins APA, Mr. Mullins agreed to sell, and the Company agreed to purchase, all of Mr. Mullins’ right, title and interest in and to certain assets (the “Mullins IP Assets”), in exchange for a purchase price of CAD$2,500,000 (approximately $1,990,250) which is to be paid as follows:

(a)	CAD$2,000,000 (approximately $1,592,200) is to be issued or allotted to Mr. Mullins only after patent-pending status, in the U.S. or internationally, is designated for all Mullins IP Assets (the “Mullins IP Assets CAD$2m Shares”), as either restricted shares of Company common stock or NHL Exchangeable Shares, as determined by Mr. Mullins. Once issued or allotted, the Mullins IP Assets CAD $2m Shares will be held in escrow pending registration and approval for all Mullins IP Assets, and

(b)	CAD$500,000 (approximately $398,050) is to be issued in the form of 118,821 restricted shares of Company common stock, free and clear of all liens, pledges, encumbrances, charges, or known claims of any kind, nature, or description, upon closing of the Mullins APA

All shares issued or allotted under the terms and conditions of the Mullins APA are calculated at a value of $3.35 per share. The price of the Company’s common stock on the closing date was $1.59; therefore the purchase price for assets acquired (Intellectual property) by the payment of item (a) above was $755,701 and item (b) above was $188,925. The purchase price for item (a) above has been recorded as a contingent liability at fair value in the accompanying unaudited condensed consolidated balance sheets since the conditions for payment have not been met as of May 31, 2022. The amounts assigned to assets acquired are provisional. Therefore, this may result in future adjustments to the provisional amounts as information is obtained about facts and circumstances that existed at the acquisition date.

In addition, the Company will pay a royalty equal to 10% of net revenue (net profit) of all iodine related sales reported through the Company or any of its wholly owned subsidiaries for a period equal to the commercial validity of the intellectual property.

MiTelemed+

On October 8, 2021, the Company and NHL completed a Joint Venture Agreement (the “MiTelemed+ JV”) with EK-Tech Solutions Inc. (“EK-Tech”) to establish the joint venture company MiTelemed+ Inc., an Ontario province Canada corporation (“MiTelemed+”), to operate, support, and expand access and functionality of EK-Tech’s enhanced proprietary Telehealth platform. At closing, EK-Tech contributed all intellectual property, source code, and core data of the iTelemed platform, valued at CAD$1,500,000, and NHL issued to EK-Tech, non-voting NHL Exchangeable Special Shares, free and clear of all liens and encumbrances, which are issued solely for the purpose of EK-Tech to exchange, for 185,000 restricted shares of Company’s common stock solely upon EK-Tech meeting terms and conditions for exchange of the NHL Exchangeable Special Shares as defined in the MiTelemed+ JV. The net profits and net losses of the JV will be split 50/50 between NHL and EK-Tech. As of May 31, 2022, the terms and conditions for the exchange of the NHL Exchangeable Special Shares had not been met.

Share Exchange Agreement to Acquire 50.1% of 12858461 Canada Corp.

On March 1, 2022, the Company and NHL completed a Share Exchange Agreement (the “1285 SEA”) with 12858461 Canada Corp. (“1285”), a Canada federal corporation in the business of providing clinic-based physiotherapy and related ancillary services and products, and Prashant A. Jani, a Canadian citizen and sole shareholder of 1285 (the “1285 Shareholder”), to acquire 50.1% ownership of 1285 for a purchase price of $68,000 (the “1285 Purchase Price”) paid with the issuance, by NHL to the 1285 Shareholder, of certain non-voting NHL Exchangeable Special Shares which can only be utilized for the purpose of exchange into an allotment of 17,000 restricted shares of the Company’s common stock (the “Parent 1285 SEA Shares”) at the determination of the 1285 Shareholder. The number of Parent 1285 SEA Shares was calculated by dividing the 1285 Purchase Price by $4.00 per share.

F-61

This acquisition was considered an acquisition of a business under ASC 805. From the date of acquisition until May 31, 2022, 1285 had revenues of $54,414 and a net income of $15,999.

The business combination accounting is not yet complete and the amounts assigned to assets acquired and liabilities assumed are provisional. Therefore, this may result in future adjustments to the provisional amounts as information is obtained about facts and circumstances that existed at the acquisition date. A summary of the preliminary purchase price allocation at fair value is below.

Cash and cash equivalents	$7,629
Accounts receivable	2,754
Property and equipment	8,813
Goodwill	31,705
Minority interest	(25,401)
Purchase price	$25,500

The purchase price was paid as follows:

Cash	$-
Common stock to be issued	25,500
$25,500

The purchase of 1285 was not considered significant for accounting purposes; therefore, pro forma financial statements are not presented.

Asset Purchase Agreement with Poling Taddeo Hovius Physiotherapy Professional Corp., operating as Fairway Physiotherapy and Sports Injury Clinic

On March 1, 2022, the Company and NHL completed an Asset Purchase Agreement (the “PTHPC APA”) with Poling Taddeo Hovius Physiotherapy Professional Corp. (“PTHPC”), operating a clinic-based physiotherapy, rehabilitative, and related ancillary services and products business known as Fairway Physiotherapy and Sports Injury Clinic (“FAIR”), and Jason Taddeo, a Canadian citizen and the sole shareholder of PTHPC (the “PTHPC Shareholder”), Under the terms and conditions of the PTHPC APA, PTHPC agreed to sell, assign and transfer to NHL, free and clear of all encumbrances, other than permitted encumbrances, and NHL agreed to purchase from PTHPC all of PTHPC’s right, title and interest in and to all of its assets related to FAIR and the FAIR Business, with the exception of certain limited exclusions, and the rights, privileges, claims and properties of any kind whatsoever that are related thereto, whether owned or leased, real or personal, tangible or intangible, of every kind and description and wheresoever situated. Under the terms and conditions of the PTHPC APA, the purchase price is $627,000 (the “FAIR Purchase Price”) paid with the issuance, by NHL to the PTHPC Shareholder, of certain non-voting NHL Exchangeable Special Shares which can only be utilized for the purpose of exchange into an allotment of 156,750 restricted shares of the Company’s common stock (the “Parent PTHPC APA Shares”) at the determination of the PTHPC Shareholder. The number of Parent PTHPC APA Shares was calculated by dividing the FAIR Purchase Price by $4.00 per share.

This acquisition was considered an acquisition of a business under ASC 805. From the date of acquisition until May 31, 2022, PTHPC had revenues of $118,742 and a net loss of $17,619.

The business combination accounting is not yet complete and the amounts assigned to assets acquired and liabilities assumed are provisional. Therefore, this may result in future adjustments to the provisional amounts as information is obtained about facts and circumstances that existed at the acquisition date. A summary of the preliminary purchase price allocation at fair value is below.

Cash and cash equivalents	$18,383
Accounts receivable	44,289
Prepaid expenses and other current assets	11,292
Property and equipment	9,475
Goodwill	151,686
Purchase price	$235,125

F-62

The purchase price was paid as follows:

Cash	$-
Common stock to be issued	235,125
$235,125

The purchase of PTHPC was not considered significant for accounting purposes; therefore, pro forma financial statements are not presented.

Membership Interest Purchase Agreement with Clinical Consultants International LLC

On March 17, 2022, the Company entered into a Membership Interest Purchase Agreement (the “CCI Agreement”) by and among the Company, CCI, each of the members of CCI (the “CCI Members”), and Dr. Joseph Chalil as the representative of the CCI Members.

Pursuant to the terms of the CCI Agreement, the parties agreed to enter into a business combination transaction (the “CCI Acquisition”), pursuant to which, among other things, the CCI Members will sell and assign to the Company all of their membership interests of CCI, in exchange for a total of 800,000 restricted shares of the Company’s common stock (the “Exchange Shares”). The Exchange Shares will be apportioned among the Members pro rata based on their respective membership interest ownership percentage of CCI. Following the closing of the CCI Acquisition (the “Closing”), the Company will own 100% of the issued and outstanding membership interests of CCI, and the CCI Members or their designees will collectively own 800,000 restricted shares of the Company’s common stock. The restricted shares were issued on April 7, 2022.

This acquisition was considered an acquisition of a business under ASC 805. From the date of acquisition until May 31, 2022, CCI had revenues of $0 and a net loss of $717.

The business combination accounting is not yet complete and the amounts assigned to assets acquired and liabilities assumed are provisional. Therefore, this may result in future adjustments to the provisional amounts as information is obtained about facts and circumstances that existed at the acquisition date. A summary of the preliminary purchase price allocation at fair value is below.

Cash and cash equivalents	$2,186
Goodwill	1,701,814
Purchase price	$1,704,000

The purchase price was paid as follows:

Cash	$-
Common stock	1,704,000
$1,704,000

The purchase of CCI was not considered significant for accounting purposes; therefore, pro forma financial statements are not presented.

F-63

Note 17 – Segment Reporting

ASC Topic 280, Segment Reporting, requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the Company for making operating decisions and assessing performance. The Company has two reportable segments: healthcare services and product sales.

The following tables summarize the Company’s segment information for the three and nine months ended May 31, 2022 and 2021:

	Three Months Ended May 31,		Nine Months Ended May 31,
	2022	2021	2022	2021
Sales
Healthcare services	$2,199,889	$2,380,974	$6,253,089	$6,612,374
Product sales	11,651,994	-	13,629,944	-
Corporate	-	-	-	-
	$13,851,883	$2,380,974	$19,883,033	$6,612,374

Gross profit
Healthcare services	$939,542	$1,280,458	$2,499,608	$2,843,354
Product sales	1,469,340	-	2,392,094	-
Corporate	-	-	-	-
	$2,408,882	$1,280,458	$4,891,702	$2,843,354

Income (loss) from operations
Healthcare services	$(239,981)	$255,129	$(616,303)	$(99,454)
Product sales	336,348	-	(509,342)	-
Corporate	(1,299,113)	(657,101)	(3,561,436)	(2,386,186)
	$(1,202,746)	$(401,972)	$(4,687,081)	$(2,485,640)

Depreciation and amortization
Healthcare services	$249,831	$13,902	$393,942	$57,840
Product sales	266,166	-	852,692	-
Corporate	367,600	367,600	1,102,800	1,061,085
	$881,597	$381,502	$2,349,434	$1,118,925

Capital expenditures
Healthcare services	$-	$200,751	$175,418	$201,369
Product sales	-	-	15,555	-
Corporate	-	-	-	-
	$-	$200,751	$190,973	$201,369

Interest expenses
Healthcare services	$14,532	$21,701	$54,686	$68,590
Product sales	94,765	-	1,067,211	-
Corporate	404,101	-	686,413	-
	$513,398	$21,701	$1,808,310	$68,590

Net loss
Healthcare services	$(252,122)	$235,867	$(663,646)	$(160,492)
Product sales	(21,153)	-	(2,641,091)	-
Corporate	(3,470,750)	(651,138)	(7,123,887)	(2,368,473)
	$(3,744,025)	$(415,271)	$(10,428,624)	$(2,528,965)

F-64

	As of	As of
	May 31,	August 31,
	2022	2021
Total assets
Healthcare services	$6,491,538	$7,318,888
Product sales	24,830,711	21,427,285
Corporate	40,470,565	33,212,108
	$71,792,814	$61,958,281
Accounts receivable
Healthcare services	$815,833	$953,919
Product sales	1,764,474	514,510
Corporate	2,585,932	-
	$5,166,239	$1,468,429
Intangible assets
Healthcare services	$-	$-
Product sales	7,224,895	5,958,736
Corporate	24,967,963	26,070,763
	$32,192,858	$32,029,499
Goodwill
Healthcare services	$741,209	$557,357
Product sales	8,923,595	8,931,491
Corporate	1,701,814	-
	$11,366,618	$9,488,848

Note 18 – Subsequent Events

Promissory Notes Payment

On June 1, 2022, the Company paid the balance owed on one of two Terragenx $1.875 million convertible notes for an aggregate payment of $948,874, including all principal and interest owed.

Promissory Notes Payment and Extension

On June 1, 2022, the Company made a partial payment on principal and interest owed on one of two Terragenx $1.875 million convertible notes for a payment of $192,188. On June 1, 2022, the Company and the note holder agreed to extend the maturity date to November 29, 2022 with a principal amount face value of $937,500 and interest rate that shall accrue at a rate equal to one percent per annum.

Promissory Note Amortization Payment

On June 14, 2022, the Company made a cash payment in the aggregate amount of $1,391,589 for the monthly Amortization Payment pursuant to the terms and conditions of the $16.66m+ convertible notes.

Dalcourt and Gaynor Board of Directors Compensation

On June 29, 2022, the Board granted Pierre Dalcourt 250,000 shares of common stock pursuant to the Novo Integrated Sciences, Inc. 2021 Equity Incentive Plan registered on a Form S-8 filed by the Company with the Securities and Exchange Commission on February 19, 2021 (Commission File No. 333-253289 (the “2021 Plan”) as consideration for over 5-years of service to the Board without having received compensation.

F-65

On June 29, 2022, the Board granted Michael Gaynor 50,000 shares of common stock pursuant to the 2021 Plan as consideration for over 5-years of service to the Board without having received compensation.

BOD and Committee Changes

Effective June 30, 2022, Robert Oliva, Michael Gaynor and Pierre Dalcourt resigned as members of the Board of Directors. Also, effective June 30, 2022, (i) Sarfaraz Ali was appointed as a member of the Board of Directors; (ii) the size of the Board of Directors was reduced from seven to five members. The Board of Directors has undertaken a review of Mr. Ali’s independence and determined that Mr. Ali does not have a material relationship with the Company that could compromise his ability to exercise independent judgment in carrying out his responsibilities and that Mr. Ali is “independent” as that term is defined under the listing standards of The Nasdaq Stock Market LLC. As a result, effective June 30, 2022, following the aforementioned Board changes, a majority of the Company’s Board of Directors is independent. As compensation for Mr. Ali’s services as a director, it is expected that the Board will grant to Mr. Ali common stock with a fair market value of $75,000. As of June 30, 2022, the Board consists of the following 5 members:

Robert Mattacchione

Christopher David

Alex Flesias

Michael Pope

Sarfaraz Ali

Effective June 30, 2022, the Board of Directors appointed Mr. Ali to serve as a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. As of June 30, 2022, the Board committee chairs and members are as follows:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Michael Pope	Chair	Member	Member
Sarfaraz Ali	Member	Chair	Member
Alex Flesias	Member	Member	Chair

Promissory Note Payment

On June 30, 2022, the Company paid the balance owed on an Acenzia promissory note for an aggregate payment of $5,300,000, including all principal and interest owed.

Restricted Stock Issuance for Independent Contractor Agreement

On July 5, 2022, the Company issued 50,000 restricted shares of common stock as consideration for an Independent Contractor Agreement.

Promissory Note Conversion

On December 14, 2021, the Company issued to certain accredited institutional investors senior secured convertible notes, which notes are convertible into shares of the Company’s common stock, under certain conditions. On July 12, 2022, a note holder converted $25,000 in principal and $143 in interest of these notes resulting in the issuance, by the Company, of 12,572 shares of common stock to the noteholder. The shares were issued on July 13, 2022.

F-66

Up to 4,000,000 Units, each consisting of

One Share of Common Stock or One Pre-Funded

Warrant to Purchase One Share of Common Stock

One Three-Year Warrant to Purchase One Share of Common Stock

One Five-Year Warrant to Purchase One Share of Common Stock

NOVO INTEGRATED SCIENCES, INC.

PROSPECTUS

Maxim Group LLC

October 13, 2022